Exhibit 15 (b)
Annual Report to shareholders for 2008

See attachment.
Note: The Annual Report to Shareholders for 2008 (except for the omitted portions thereof identified in the following sentence) is furnished hereby as an exhibit to the Securities and Exchange Commission for information only. The Annual Report to Shareholders is not filed except for such specific portions that are expressly incorporated by reference in this Report on Form 20-F. Furthermore, the Sustainability performance on pages 180 through 191 of the Annual Report to Shareholders 2008, the International Financial Reporting Standards (IFRS) information, including the financial statements and related notes on pages 192 through 243 of the Annual Report to Shareholders 2008, and the unconsolidated Company financial statements, including the notes thereto, also prepared on the basis of IFRS, on pages 244 through 249 of the Annual Report to Shareholders, have been omitted from the version of such Report being furnished as an exhibit to this Report on Form 20-F. The IFRS information, Sustainability performance and Company financial statements have been omitted because Philips’ primary consolidated accounts were prepared in accordance with accounting principles generally accepted in the United States and Philips is not required to include in this Report on Form 20-F the IFRS information, Sustainability performance and Company financial statements.

Annual Report 2008
Financial, social and environmental performance

2008 Welcome to the Philips Annual Report
... their needs drive our actions
At Philips, we seek to improve people’s lives with timely innovations that enhance their health and well-being. We want to help people live a healthy, fulfilled life.
Our health and well-being focus also extends beyond the individual, reflecting a commitment to the sustainability of our communities, our societies, our world.
This report
Simplifying our external annual reporting in order to better meet the needs of our stakeholders, this year’s Annual Report covers both our financial and our social and environmental performance in a single volume. This reflects the fact that sustainability is no mere adjunct to, but rather embedded in the very fabric of our business operations. Our Annual Report 2008 will also be the last to be based on both US GAAP (Generally Accepted Accounting Principles in the United States) and IFRS (International Financial Reporting Standards): as of 2009 we will apply IFRS only.
www.philips.com/annualreport2008
We care about our performance
We remain tightly focused on our financial and sustainability performance.

We care about our customers’ needs
We integrate technology and design into people-centric solutions based on fundamental end-user insights and the brand promise of “sense and simplicity”.
We care about global challenges
We believe we can make a difference in enabling efficient energy use and in making healthcare available and affordable – turning global challenges into business opportunities.
We care about our people, our planet and our partners
Improving the quality of life of people inside and outside our company, as well as the quality of the world we live in, is vital if we are to realize our ambitions for sustainable growth.

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Performance highlights
The year’s performance at a glance
Message from the President
Gerard Kleisterlee looks to the challenges and opportunities ahead
Our group performance
Analysis of our 2008 performance fi nancial, social and environmental
www.philips.com/annualreport2008
This Annual Report is available online — in dynamic interactive form — at the address above. Key financial data are available as Excel downloads. The Report can also be downloaded in full or per chapter in PDF.

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements

Contents

6	Performance highlights
8	Message from the President
14	Who we are
18	We care about
18	The global healthcare challenge
22	Helping consumers to enjoy a healthy lifestyle
26	The energy efficiency imperative
30	Capturing opportunities in emerging markets
34	Our people, our planet, our partners
42	Our group performance
42	Management discussion and analysis
56	Liquidity and capital resources
62	Sustainability
68	Proposed distribution to shareholders
69	Outlook
70	Our sector performance
72	Healthcare
78	Consumer Lifestyle
84	Lighting
90	Innovation & Emerging Businesses
93	Group Management & Services
94	Risk management
110	Our leadership
114	Supervisory Board report
Performance statements
123	Notes overview
124	US GAAP financial statements
180	Sustainability performance
192	IFRS financial statements
244	Company financial statements
250	Reconciliation of non-US GAAP information
254	Corporate governance
262	Ten-year overview
266	Investor information
Please refer to page 44 for more information about forward-looking statements, third-party market share data, fair value information, US GAAP basis of preparation, use of non-US GAAP information, statutory financial statements and management report, and revisions and reclassifi cations.
Statutory financial statements and management report
The chapters IFRS financial statements and Company financial statements contain the statutory financial statements. The introduction to the chapter IFRS financial statements sets out which parts of this Annual Report form the management report within the meaning of Section 2:391 of the Dutch Civil Code (and related Decrees).

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Performance highlights
Financial table

all amounts in millions of euros unless otherwise stated	2006	1)	2007	1)	2008
Sales		26,682	26,793		26,385
EBITA2)		1,383	2,054		931
as a % of sales		5.2	7.7		3.5
EBIT		1,198	1,841		317
as a % of sales		4.5	6.9		1.2
Financial income and expenses		28	2,613		(225)
Results relating to equity- accounted investees		(157)	763		19
Income (loss) from continuing operations		899	4,593		(178)
Income (loss) from discontinued operations		4,482	(433)		(8)
Net income (loss) per common share in euros		5,381	4,160		(186)
- basic		4.58	3.83		(0.19)
- diluted		4.55	3.79		(0.19)
Net operating capital2)		8,473	10,529		14,867
Free cash flows2)		(358)	821		773
Stockholders’ equity		22,963	21,642		16,243
Net debt : group equity ratio2)		(10):110	(32):132		3:97
Employees at December 313)		121,732	123,801		121,398

1)	Revised to reflect immaterial adjustments of intercompany profit eliminations on inventories in the Healthcare sector

2)	For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information

3)	Includes discontinued operations 6,640 at December 31, 2006 and 5,703 at December 31, 2007

4)	Comprises of Western Europe, North America, Japan, Korea, Israel, Australia and New Zealand

5)	Comprises of Asia Pacific (excluding Japan, Korea, Australia and New Zealand), Latin America, Central & Eastern Europe, Middle East and Africa

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€ 773 million
free cash flow
12%
comparable sales growth for Healthcare in emerging markets
€ 0.70
per share proposed distribution to shareholders in 2009
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Message from the President
Dear stakeholder
2008 was not exactly the year of progress that you and I had envisaged for Philips 12 months ago. Our company’s transformation over the last few years has definitely produced a balanced, stronger and more resilient set of businesses active in the field of health and well-being, and these continued to improve their position in the market in 2008. But the acceleration of the economic downturn in the course of the year, particularly in the fourth quarter, took an increasing toll on several of our businesses that are sensitive to early cycle effects, especially those with direct or indirect consumer market exposure, requiring us to take decisive action.
Nevertheless there has been progress on several fronts. With the successful integration of the two largest acquisitions in Philips’ history — Respironics and Genlyte — more than 50% of our revenue is generated from businesses with global leadership positions; up from less than 40% in 2007. And a steady 31% of our sales continues to come from emerging markets. All that supported by a quality brand that gained 8% in value in 2008 alone and a workforce reaching high-performance benchmark engagement levels.
Performance
The increased strength and resilience of our business portfolio was particularly evident in Healthcare, which, in a very challenging operating environment, achieved excellent results — higher comparable sales and an improvement in underlying EBITA — and is on the way to becoming our largest sector.
The strong downturn in the latter part of 2008 affected the Group’s top line, particularly at Consumer Lifestyle and in our OEM businesses in Lighting, partly offset by continued healthy growth at Healthcare, leading to a moderate overall sales decline of 2.7%.
EBITA was down on 2007, largely due to a decline in sales-driven earnings at Consumer Lifestyle and Lighting, as well as an asbestos-related settlement charge. We also extended and accelerated the restructuring and change programs across our Healthcare, Consumer Lifestyle and Lighting sectors, further impacting EBITA. These programs are on track to deliver cost savings of approximately EUR 400 million on an annual basis, with effect from the second half of 2009.
We also moved quickly to extend our cash management initiatives, including rigorous management of working capital. This enabled us to end the year with a robust balance sheet supported by strong operating cash flows of almost EUR 1.5 billion.
Furthermore, we continued with the responsible sell-down of our non-core financial holdings by divesting our final holding in TSMC, as well as further reducing our stake in LG Display. The economic malaise affected the market value of our remaining financial stakes, causing us to write down EUR 1.4 billion on the value of our current financial holdings.
The road ahead
We remain fully committed to our primary financial objective of doubling EBITA per share, and will continue to drive forward our plans in this respect. However, the rapid and severe deterioration in the business environment means we no longer expect to be able to realize this goal in 2010.
We remain fully committed to our primary financial objective — to double EBITA per share
For the mature markets in Western Europe and the US — and most emerging markets — we foresee very difficult conditions throughout 2009. Nonetheless, I firmly believe that the overall strength of our business portfolio, coupled with our strong balance sheet and tight focus on cost and cash management, will enable us to weather the current turmoil and make the most of the economic upturn when it comes.
69%
Employee Engagement Index
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"We care about people's needs. We want to help people enjoy a better quality of life by focusing on their health and well-being. And this automatically implies helping to build a sustainable society."

Gerard Kleisterlee, President

+8%

brand value

55%

of our businesses have an industry-leading Net Promoter Score on a comparable basis

We turn global challenges into business opportunities

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Return to shareholders
We completed EUR 3.3 billion of the current EUR 5 billion share repurchase program announced in December 2007. However, in view of the risks and opportunities presented by the economic downturn and the turbulence on the financial markets, we decided that the most responsible course of action was to stop the share repurchase program until further notice and to maintain our financial flexibility.
In common with many in our peer group, our share price followed the downward trend of the market in 2008. Disappointing as this is, I remain confident that when better economic times return our share price will respond to reflect the intrinsic quality of our health and well-being portfolio.
At our General Meeting of Shareholders in March 2008 we increased the dividend for the fourth year in a row. We are proposing to the upcoming General Meeting of Shareholders to make a distribution of EUR 0.70 per common share — equal to last year’s dividend — resulting in an increased yield (as of December 31, 2008) of 5.1% for shareholders.
How did we do against our Management Agenda 2008?
Let me update you on how we performed on the objectives we set ourselves last year.
Integrate and leverage recent acquisitions, delivering anticipated return on investment
The two main integration processes concerned Respironics in our Healthcare sector and Genlyte in Lighting. Both contributed positively to sales and earnings, in line with expectation.
... positive contribution from integrated acquisitions ...
The acquisition of leading North American luminaire manufacturer Genlyte not only gives us the leading position in the US market for professional lighting applications, but also makes us the only player with a truly global platform for its lighting applications and solutions.
The acquisition of Respironics — a leading US-based global provider of innovative respiratory and sleep therapy solutions for hospital and home use — is part of our strategy to create a global leadership position in the fast-growing home healthcare solutions market. In December, we further solidified this position with the acquisition of the aerosol therapy business of Medel SpA in Italy. The hospital activities of Respironics are now part of our integrated offering of Clinical Care Solutions, and we are well on our way with the creation of an integrated approach to sleep care involving our Lifestyle sector.
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Take decisive steps to structurally deal with unsatisfactory EBITA margins in Connected Displays (Television)
In North America we entered into a five-year minimum brand licensing agreement with Funai Electric Company of Japan, under which Funai will assume responsibility for all Philips-branded consumer television activities in the United States and Canada. Toward the end of the year this agreement was extended, adding audio-video categories in the US and TV and audio-video categories in Mexico.
... decisive action to address profitability ...
We drove further portfolio reductions around the world, for instance in Australia, New Zealand and South Africa, and announced our withdrawal from plasma-based TVs. We also signed a letter of intent regarding our PC Monitors business, creating a brand licensing agreement with TPV Technology for the global distribution and marketing of IT Display products.
Given the current economic turmoil, we will continue to evaluate whether more action is required in 2009. Going forward, we have a solid TV business — with leadership positions in selected geographic markets — that is driven by innovation and margin rather than volume.
Improve productivity as a driver for margin expansion
Our progress on this point was limited as our efficiency programs were mitigated by lower earnings in our operational sectors due to the economic downturn. The restructuring and change programs across our sectors will put us in a stronger position, but productivity remains a key focus point for management.
Step up resource investment in developing markets to accelerate growth in excess of 2x GDP
In 2008, we further increased our talent, marketing and R&D investments towards the emerging markets. In addition, we made a number of acquisitions in Brazil, China and India, designed to strengthen our position in healthcare in emerging markets.
... emerging market sales growth of 12% and 8% in Healthcare and Lighting respectively ...
Excluding Television, which we manage for margin instead of volume, our sales growth in emerging markets amounted to 6%, approximately in line with the latest 2x world GDP growth estimates. I am particularly pleased with the way our Healthcare and Lighting businesses weathered the economic downturn, with comparable sales growth of 12% and 8% respectively in the emerging markets for the year.
Increase innovation focus in support of Philips’ growth ambition
In 2008, sales of innovative products — i.e. products introduced within the last year (for B2C products) or three years (for B2B products) — amounted to 58% of total sales, again up 2 percentage points and more than double the 2003 level, but still not giving us the amount of new business we are looking for.
In difficult economic times like these, innovation is more crucial than ever to provide a competitive edge. In 2009 we will therefore — notwithstanding our focus on cash management — sustain our spending levels on R&D and marketing, while intensifying our efforts to increase the speed and productivity of innovation.
Sustainability continues to be a key driver of innovation. Sales of Green Products rose to 23% of overall sales, up from 20% in 2007, representing an important, growing part of our revenue stream. Our investment in Green Innovations amounted to over EUR 280 million in 2008, on track for a cumulative amount of EUR 1 billion to be invested by 2012.
Continue to drive a culture of superior customer experience
Ensuring a superior customer experience is absolutely crucial to the realization of our ambitions. The Net Promoter Score (NPS) is our single key metric of customer experience. NPS measures the answer to one simple question: “How likely is it that you would recommend this company/product to a friend or colleague?” Compared to 2007, we achieved NPS leadership in an additional 4% of our businesses on a comparable basis. During 2008, we also expanded the NPS measurement to now cover all our strategic areas, and at present 47% of our key businesses have industry-leading scores. Especially notable is our strong performance in the emerging markets such as Brazil, Russia, India and China. We are still committed to reach our 2010 NPS target and to this end we will drive customer experience improvement and execute strategic moves to continue to secure leading NPS positions.
We also realized 8% growth of our total brand value in the annual ranking of the top-100 global brands compiled by Interbrand — the fifth increase in a row. In 2004, when we launched our “sense and simplicity” brand campaign, Philips’ total brand value was USD 4.4 billion. This has steadily increased to a total value of USD 8.3 billion in 2008. Such consistent improvement clearly illustrates that our “sense and simplicity” brand promise, founded on deep, validated insights into customer and end-user needs, continues to resonate with customers.
23%
of sales came from Green Products
58%
of sales came from innovative products introduced in the last three years
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Bring employee engagement to high-performance benchmark
I am very pleased to report that we have made significant advances in Employee Engagement — our measure of the progress of our people initiatives.
... strong progress in employee engagement ...
The results of our 2008 survey exceeded expectations. Our overall Philips score leaped from 64% to 69% favorable — two points above our target for the year, and closing in on the high-performance benchmark. Our People Leadership Index, which measures the effectiveness of our leaders in engaging people, also rose by five points to a score of 69%.
‘because health and well-being matters to people’
People’s needs remain the starting point for everything we do. By tracking trends in society and obtaining deep insights into the issues confronting people in their daily lives, we are able to identify opportunities and develop innovative solutions that are easy to access and relevant to people’s needs and aspirations.
Philips must continue to stand for “sense and simplicity”. That is what our customers should experience, each and every day, in dealing with us. Now more than ever, we need to redouble efforts to fully understand our customers and markets, so that we can identify and compete boldly — and successfully — for new opportunities as they arise.
... further grow Philips as the leading brand in health and well-being ...
We aim to further grow Philips as the leading brand in the health and well-being market space. Health and well-being is a theme that is becoming increasingly relevant for society around the world, and it will be a major driver of growth when the financial and economic turbulence has subsided. It is also the glue that bonds our businesses within Healthcare, Consumer Lifestyle and Lighting.
Our Healthcare sector is a great example of how we are building growth-orientated businesses with strong leadership positions in both clinical and home healthcare, as well as a growing presence in emerging markets.
In Consumer Lifestyle, we are focusing the business on innovative lifestyle solutions for personal well-being. We will continue to build upon existing market-leading positions based on differentiation and profitability, rather than scale. In addition, we will enter new, higher-margin value spaces with a particular focus on platforms such as healthy living, personal care and home life.
In Lighting, we have established leading positions in fast-growing areas such as LEDs and energy-efficient lighting with a segment-based marketing approach. Our task now is to strengthen our global leadership by driving the transition to application-based solutions to fuel future growth. Our strong IP position across the solid-state lighting value chain — and the licensing opportunities it brings — will further reinforce this leadership.
... continue to embed sustainability throughout our operations ...
We will also continue to embed sustainability throughout our operations. Moving to this integrated financial, social and environmental annual report clearly illustrates this unified approach.
Staying the course
We are convinced that the strategic choices we have made are the right ones. Our goals are ambitious and they have become more challenging with the deterioration in the macro-economic climate. However, these difficult times call at most for a change of tactic, not a change of strategy.
Therefore, our Management Agenda 2009 is all about staying the course through this downturn. Its three themes — Drive performance, Accelerate change and Implement strategy — reflect the current reality, where the prime focus will be on managing cash flow and cost, while continuing to capture opportunities to strengthen our position in the market. Pursuing these goals — with a heightened sense of urgency — will ensure the long-term health, growth and profitability of our company. We have the strategy, portfolio, financial strength and talent to succeed.
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Final thoughts
I would like to thank our employees, including our many new employees from our acquisitions, for their hard work over the past 12 months. Time and again, they have demonstrated the resilience and drive to rise to a challenge. And I know I can count on their continued dedication and effort in the face of this latest hurdle.
I would also like to thank our other stakeholders, and in particular our customers, for the loyalty and confidence they have shown toward us in 2008.
Finally, on behalf of my colleagues on the Board of Management, let me thank our shareholders for their continued support in these difficult times. We remain wholly committed to increasing the value of the company.

Gerard Kleisterlee
President
Management Agenda 2009
Drive performance
•	Relentlessly manage cash

•	Proactively align cost structure with market conditions and increase productivity

•	Manage risks and opportunities in a balanced way to strengthen our market positions
Accelerate change
•	Organize around customers and markets, thereby improving Net Promoter Score

•	Increase Employee Engagement to high-performance level and implement ‘Leading to Win’

•	Accelerate sector transformation programs
Implement strategy
•	Further build the brand in the Health and Well-being space

•	Continue to re-allocate resources to growth opportunities and emerging markets, including selective mergers and acquisitions

•	Increase revenue derived from leadership positions
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Our company
Our company was founded in Eindhoven (Netherlands) in 1891 by Anton and Gerard Philips to manufacture incandescent lamps and other electrical products. Ever since then, our innovations have been making people’s lives simpler, more enjoyable and more productive.
Based on a deep understanding of what people really need and want, and delivering on our promise of simplicity, we empower our customers — both healthcare and lighting professionals and end-consumers — with solutions that are advanced, yet designed around them and easy to experience.
We see exciting opportunities in both mature and emerging markets and apply our competence in marketing, design and technology to capture value from major economic, social and demographic trends, for example the growing demand for better healthcare at lower cost, consumer empowerment, the rise of emerging markets and the need for energy efficiency.
At the same time, we are committed to enhancing economic prosperity, environmental quality and social equity wherever we operate.
Our mission
We improve the quality of people’s lives through the timely introduction of meaningful innovations.
Our vision
In a world where complexity increasingly touches every aspect of our daily lives, we will lead in bringing sense and simplicity to people.
Our brand promise
We empower people to benefit from innovation by delivering on our brand promise of “sense and simplicity”. This brand promise encapsulates our commitment to deliver solutions that are advanced, easy to use, and designed around the needs of all our users.
Our organization
Headquartered in Amsterdam, Netherlands
•	Healthcare

•	Consumer Lifestyle

•	Lighting
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Our strategy
Through our strategy, we aim to fuel growth by making Philips the leading brand in health and well-being. Our strategy further positions Philips as a market-driven, people-centric company with a structure that reflects the needs of its customer base, while also increasing shareholder value.
Our ways of working
1
We are a people-centric company that organizes around customers and markets
2
We invest in a strong brand and consistently deliver on our brand promise of “sense and simplicity”, in our actions, products and services
3
We deliver innovation by investing in world-class strengths in end-user insights, technology, design and superior supplier networks
4
We develop our people’s leadership, talent and engagement and align ourselves with high-performance benchmarks
5
We invest in high-growth and profitable businesses and emerging geographies to achieve market leadership positions
6
We are committed to sustainability and focus on making the difference in efficient energy use
7
We drive operational excellence and quality to best-in-class levels, allowing us the above-mentioned strategic investments in our businesses
Vision 2010
On December 4, 2008, we confirmed that we continue to execute on our Vision 2010 strategy. However, given the current economic environment, the financial targets set as part of Vision 2010 are not expected to be met by the end of 2010, as originally planned, due to the continuing economic slowdown and resulting declining demand in key markets. We remain fully committed to our strategy, and will update the market on the realization of our financial objectives when economic visibility improves.
Our ambitions
Our financial targets
•	Double EBITA per common share from 2007 level

•	Group EBITA margin of 10-11% Sector EBITA targets: Healthcare 15-17% Consumer Lifestyle 8-10% Lighting 12-14%

•	Comparable sales growth of 6% average per year

•	Return on invested capital of 12-13%
Our EcoVision4 targets
over the period 2007 — 2012
•	Double revenues from Green Products to 30% of total sales

•	Double investment in Green Innovations to a cumulative EUR 1 billion

•	Improve our operational energy efficiency by 25% and reduce CO2 emissions by 25%
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Philips Annual Report 2008      17

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The global healthcare challenge
Healthcare is one of the most pressing issues of our time. The global population is aging and there are more and more people living with chronic disease. This is causing costs to continue to rise and increasing the demand for advanced healthcare, particularly in developing countries.
At Philips we see these challenges as opportunities. We focus on the needs of patients and their care providers throughout the care cycle, wherever that care occurs. And we apply our insights and innovation to improve healthcare quality and reduce cost.
For some patients, this means faster, more accurate diagnosis and greater comfort and satisfaction, for others access to healthcare for the first time. For care providers, it means improved patient care and more time to focus on disease management.
“We work to simplify and improve healthcare for people’’
“Our people-focused approach brings meaningful innovation to simplify healthcare and to give people the best care possible. This includes new ways to empower patients to manage their own health for more independent living at home.”
Steve Rusckowski, CEO Philips Healthcare
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9 billion

World population is likely to surpass this figure by 2050

We are strengthening our position in emerging markets

By 2050 there are likely to be 2 billion people aged 60 or older

Surveillance
Prevention
Screening
Diagnosis
Treatment
Management

Our solutions span the entire cycle of care, from the hospital to the home

€ 8 trillion

Global healthcare costs set to increase to this level with projected population rise

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$100 billion
economic impact of sleep disorders in the US
Sleep well, live well
Recognizing the importance of a good night’s rest, the 19th century philosopher Ralph Waldo Emerson wrote, “Health is the first muse, and sleep is the condition to produce it.” Today’s medical science proves him right.
Research in recent years has shown that those who suffer from the sleep disorder Obstructive Sleep Apnea (OSA) — characterized by the repeated cessation of breathing during sleep — are at possible increased risk of high blood pressure, heart disease and heart attack, stroke, diabetes as well as fatigue-related motor vehicle and work accidents.
“I was depressed so I talked to my doctor”.
One woman’s story
Denise, a 55 year-old former bank employee from the United States, didn’t know anything about OSA, but she did know that her heavy snoring drove her husband of 35 years to sleep in the guest room. Loud snoring may be a sign of sleep apnea, which can be a life-threatening condition.
“I was depressed so I talked to my doctor,” she explains. “He prescribed anti-depressants, which didn’t help at all.” That’s when doctors suggested an overnight sleep study. The results were startling. “They told me I had stopped breathing 46 times an hour while I was asleep!” This caused low blood oxygen levels, which meant her heart had to work harder, and Denise felt sleepy during the day.
Sleep therapy
That all changed when Denise began using Philips Respironics’ continuous positive airway pressure (CPAP) therapy when she sleeps. The CPAP machine and mask for her face increase air pressure in Denise’s throat so that her airway does not collapse when she breathes in.
Philips Respironics’ products are designed to be simple to use and natural and easy to live with - providing Denise with the essential treatment she needs, and allowing her and her husband, Russ, a restful night’s sleep.
Home Healthcare
It is estimated that in the United States alone there are 18-20 million sufferers of moderate or severe OSA, of which only 15-20% have been diagnosed. Our acquisition of Respironics is a significant step in strengthening our Home Healthcare business, giving us a leading position in the fast-growing areas of sleep management, respiratory care and non-invasive ventilation.
Left: Obstructive Sleep Apnea
Right: normal breathing
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Designed for emerging markets
Our series of new portable, compact patient monitors provides a reliable and affordable means to observe and care for patients. Introduced in India, the new Philips SureSigns VM3 is the first Philips patient monitor designed for emerging markets.
Rapidly changing healthcare services
With a growing per capita income and the adoption of new lifestyles, healthcare services in India are rapidly changing. To meet the increasing demand for quality care, people in urban areas have seen the construction of new, state-of-the-art hospitals and associated satellite facilities, while others are increasingly seeking care at smaller nursing homes and clinics. This has fueled demand for healthcare equipment including patient monitors. Our objective is to garner a market share of 40% by 2010 through our diverse range of patient monitoring equipment.
Access to more affordable equipment
High-end patient monitors are out of reach for many small to mid-sized clinics, forcing doctors and nurses to decide upon treatment only based on visible symptoms. Sometimes this means they must wait for a patient’s condition to deteriorate before changing treatment. With access to more affordable patient monitoring equipment, clinicians are able to observe a patient’s vital signs and make more informed, timely decisions about patient care.
Versatile, cost-effective solutions
In 2008, Philips introduced the latest additions to its HD ultrasound family of products, the Philips HD7 and Philips HD15.
The HD7 was introduced to Europe in March at the European Congress of Radiology (ECR) in Vienna. It draws upon an array of features and capabilities available on high-end Philips systems and puts them into an affordable, mobile unit that is well-suited for a wide variety of clinical settings.
“Now it no longer requires a major investment for a medical office, clinic or small hospital to get the same kind of key capabilities, performance features and high-definition imaging found in higher-priced ultrasound systems.”
Anne LeGrand, senior vice president, Ultrasound, Philips Healthcare
Developed with clinicians in mind, the ergonomic, easy-to-use system can meet the demands for high-volume use in a wide range of clinical applications.
Superb imaging and workflow performance in a cost-effective system
The Philips HD15 ultrasound system is a new platform designed to deliver an advanced level of image clarity and broad application support for everyday use in small hospitals, clinics and private practices.
The system may be used as a primary system for some users, particularly those in emerging markets who require a feature-rich system but may not need all of the features of a high-end ultrasound solution.
>450
products and services offered in over 100 countries
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Helping consumers to enjoy a healthy lifestyle
“The design of our products and services reflects the fact that consumer choices are increasingly driven by emotional and social factors rather than simply functionality.”
Andrea Ragnetti, CEO Philips Consumer Lifestyle
The pursuit of personal well-being is a universal trend — we all want to feel and look our best, and to enjoy a healthy life balance. This trend also represents a significant and fast-growing segment of total global consumer spend.
Our Consumer Lifestyle sector illustrates Philips’ evolution from a technology business to one that improves the quality of people’s lives by focusing on their health and well-being.
Starting from validated consumer insights, and guided by our brand promise of “sense and simplicity”, we offer consumers lifestyle experiences that are enjoyable and fulfilling.
“We focus on consumer experiences”
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18

awards at 2008 CES in Las Vegas

We address consumers' needs in terms of healthy living, personal care and home life

>1,000,000

whole fruit juicers sold

>50

design awards in 2008

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Wide awake — the natural way
Sleep can play a positive role in consumers’ lifestyles, and in enhancing well-being in particular. “We can all identify with the benefit of a good night’s sleep, but also the ‘feel good’ factor of waking naturally, feeling refreshed,” says Ena Voute, leader of the Beauty & Vita-Light category within Consumer Lifestyle. “We took this as the starting point for developing the Philips Wake-up Light, which is designed to gently wake the body the way nature intended — with light.”
Most of us know that getting a good night’s sleep is a good thing, but we now know a lot more about the benefits of enabling the kind of sleep pattern nature intended us to have.
Half an hour before the required wake-up time, the Wake-up Light switches on with a very low level of light intensity, gradually increasing it over the following 30 minutes to simulate the rising sun. A choice of ambient noises — like bird song — can add to the experience, as well as more conventional early morning stimuli, like a conventional alarm or radio.
“Most people will agree that being woken abruptly — especially during winter, when it’s cold and dark outside — is not a pleasant way to come-to in the morning,” notes Ena. “We know that light stimulates the senses, energizing the body and helping in making us feel less lethargic. The Wake-up Light gently prepares the body for waking. As a result, you not only feel refreshed but also more alert.”
Founded on fact
Philips’ own insights have been underpinned by scientific research, which has revealed more about the ‘natural’ clock within us all. “Our ancestors would sleep according to the availability of natural light,” says Ena. “The introduction of artificial light changed that, as people were effectively able to control sunrise and sunset themselves. However, research has made direct links between sleep cycles and other physiological factors, such as our metabolism, blood pressure, cardiovascular system, and the release of stress hormones.”
Before launching the Wake-up Light, Philips applied a rigorous process of consumer validation to underpin the insight behind the product. Consumer testing resulted in extremely positive feedback. “I have more energy and get up without any stress,” wrote one consumer.
“My boyfriend and I noticed that, since we have the Wake up Light, we have more energy throughout the day. Our productivity is higher and we feel that our daily rhythm is smoother.”
Following the success of its first-generation Wake-up Light, Philips introduced a new model in 2008. “Nine out of ten customers who bought our first model said they found it a more pleasant method of waking than traditional alarms on clocks, radios or mobile phones,” says Christophe Melle, Consumer Marketing Director for Vita-Light. “These results were highly encouraging, and also gave us a lot of positive end-user experience to draw on in developing our second-generation model.”
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SimplicityLabs — a virtual lab for people-focused innovation
In August 2008, Philips Research presented its new online research environment — SimplicityLabs. This virtual environment allows people worldwide to experiment with new software-based product concepts in the comfort of their own homes. An extension of Philips’ consumer-focused research, SimplicityLabs enables Philips Research to harness end-user feedback at a very early stage in the innovation process and validate new concepts in a way that is fast, efficient and cost-effective.
“What’s new about SimplicityLabs is that people can join in the experiments at any time, from anywhere. We expect this will boost take-up rates and provide faster and richer consumer feedback in the early phases of product concept development.”
This feedback is both explicit (people fill in a questionnaire about the concept) and implicit (the system records how people actually interact with the mock-up or prototype). “Once we’ve gathered and interpreted this data, we can make all the improvements necessary to turn the online product concept into a real, consumer-focused product that, we expect, people will love,” says Fred Boekhorst, Senior Vice-President Philips Research and Program Manager Lifestyle.
The next step in ‘experience’ research
Like Philips Research’s ExperienceLab, SimplicityLabs places the consumer at the very heart of the innovation process. “In the longer term, we expect SimplicityLabs will make a significant contribution to steering our innovation process and to ensuring that products in our portfolio are based on existing, wide-ranging consumer needs,” says Boekhorst.
One million and counting
Our conscious decision to make people’s needs the starting point for everything we do is clearly resonating with consumers, as evidenced by the fact that — supported by our Healthy living initiative — we sold our one millionth whole-fruit juicer in 2008.
With this product, we took a fundamental insight — that parents the world over want their children to get all the nutritional goodness they need — and applied our development and design competence to produce an innovative solution that fulfilled this universal aspiration.
Fantastically healthy
There is nothing more delicious and healthy than freshly squeezed juice — it is one of the staples of a healthy breakfast and a great way to enjoy the delicious taste of fruit and vegetables. Drinking juice also cleanses, flushes, alkalizes and revitalizes the body. But juicing can often be messy and ineffective — and rather than an ideal way to get your recommended daily allowance of vital vitamins and minerals, it can become a hassle and a chore.
The Philips Juicer changes this forever. With its powerful motor, this innovative appliance can instantly turn any fruit or vegetable — chopped or whole — into juice, with no pips or unwanted pulp.
#1
power toothbrush recommended by dental professionals — Philips Sonicare
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"Our aim now is to be recognized as the true front-runner in innovation, both in conventional and solid-state lighting. And to make people aware of the savings they can make by switching to new, more energy-efficient solutions that offer even better quality light."

Rudy Provoost, CEO Philips Lighting

19%

of global electricity consumption used for lighting

Our LED-based solutions – for streets, home, hospitality, shops, offices and city beautification – create atmospheres that simply make life better, always in an energy-efficient way.

46 million

energy-saving lamps distributed free by British Gas to 11 million UK households

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The energy efficiency imperative
Global climate change and rising energy costs – these are major issues that people really care about. At Philips, we embraced the energy challenge early on, seeing it as a business opportunity that could benefit society at large.
With lighting, for instance, accounting for 19% of all electricity consumed throughout the world, we can make a significant impact. As the global market leader, we are committed to meeting people’s lighting needs by promoting and supplying energy-efficient and sustainable solutions and applications based on innovative new technologies, such as solid-state lighting.
“It’s a simple switch ...
with benefits all round”
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>3.5 million
people pledge to change to energy-efficient lighting via our website
Partnering for sustainability
In 2008, Philips and UK-based Gazeley Ltd announced a partnership agreement under which they will join forces to realize the most sustainable warehouse facilities by applying state-of-the-art energy-efficient lighting solutions.
Gazeley is a global provider of sustainable logistics space. It is committed to delivering environmental initiatives as part of its standard specification, at no extra cost to its customers.
“...working with Philips will enable us to significantly reduce our global footprint ...”
Significant benefits
By applying Philips’ energy-efficient lighting solutions across its operations, Gazeley will cut energy consumption and CO2 emissions by up to 45% and reduce waste by as much as 83%. This will also yield cost-reduction benefits for occupiers — thanks to lower energy bills and the need for less maintenance activity — while the superior light quality will provide employees with a more pleasant working environment.
Smaller footprint, lower costs
At the signing of the partnership agreement, Jonathan Fenton-Jones, Global Procurement & Sustainability Director for Gazeley commented: “This partnership marks a major step forward in our strategy to deliver cutting-edge sustainability standards to our customers worldwide. To be able to work with a recognized partner such as Philips, which is at the forefront of environmental change, is an important business development for Gazeley and will enable us to significantly reduce our global footprint whilst providing customers with increased operational cost savings.”
Sustainable energy solutions for Africa
In 2008, Philips and the Dutch Government signed a public/private partnership agreement, which will see the development of a new generation of sustainable — solar-powered — lighting solutions for Sub-Saharan Africa.
Entitled ‘Sustainable Energy Solutions for Africa’ (SESA), this project is linked to the UN Millennium Development Goals. It aims to provide 10 million people in Sub-Saharan Africa with affordable, appropriate and sustainable energy solutions — for lighting, cooking and water purification — by 2015.
A brighter future
Today an estimated 500 million Africans live without electricity. For them, night-time means either darkness or the flickering light of a candle or kerosene lamp. However, very few can afford the kerosene they need. As a result, at sundown life simply comes to a halt for hundreds of millions of people.
Lighting solutions like our solar-powered Solar Uday lantern and self-powered Dynamo Multi LED flashlight can really make a difference. The Solar Uday, for example, is cheaper to run than kerosene lamps and provides far more and higher quality light. It is also safer, as there is no fire risk, and better for health, as smoke is avoided.
There are economic and social benefits to being able to undertake activities in the evening hours. And these products also offer an environmental benefit, as they use a sustainable natural commodity — sunlight or manpower — to generate electricity.
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Lighting the National – dramatic impact
Philips and the National Theatre in London are some 20 months into a five-year lighting partnership program to replace the landmark venue’s lighting scheme with a state-of-the-art dynamic and energy efficient design.
...offering Londoners and visitors the chance to see world-class theatre, whilst lowering the carbon impact...
Londoners and tourists have already seen a dramatic enhancement of the exterior of the iconic Thames-side building. Our LED lighting solution provides an endless color palette with which to paint the building, creating a spectacular and welcoming aura. New, smaller light fittings will help maintain the architectural integrity of the Grade 2 listed building.
Easy on the eye, easy on the environment
In addition to the immediate visual enhancements, upon completion Philips’ lighting technology will deliver a 70% reduction in the energy needed to illuminate the building’s iconic ‘flytowers’ and ultimately an estimated £100,000 annual saving for the National Theatre!
After the initial phase concentrating on the exterior, the focus switched to the interior and backstage areas of the theater. The public areas front-of-house have been fitted with lower-energy, higher-efficiency fittings. Here, the National Theatre believes this has reduced their lighting electricity consumption by more than 130,000 kWh every year! Similar fittings have been installed in the vast corridors, workshops and rehearsal rooms.
The Mayor of London at the time of the announcement of the partnership, Ken Livingstone, said: “Tackling climate change doesn’t mean we have to stop enjoying ourselves, but it does mean that every sector of London life has to consider its impact on global warming. The work the National Theatre and Philips are doing is the perfect example of the kind of leadership we need right across London, continuing to offer Londoners and visitors the chance to see world-class theater, whilst lowering its carbon impact.”
Lasting contribution
The partnership between Philips and the National Theatre is not a ‘fit and forget’ operation. As Philips introduces new lighting technology, improvements will be installed to deliver ever-greater energy savings and further enhance the environment for everyone coming into contact with one of London’s most recognizable buildings.
“This partnership will enable us to spend more on putting on plays and performances and less on electricity and maintenance. It’s an investment that would be justified on economic grounds, but it’s hard for arts organizations to find the money. Thanks to this partnership we can do so. We are immensely grateful for Philips’ far-sighted approach.”
Nick Starr, Executive Director of the National Theatre
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27%
of global GDP generated in emerging markets in 2008

#1
in DVD and MP3/4 players in Latin America

We are stepping up resource investment in emerging markets to accelerate growth

20%
estimated retail market share in India with the Intelligent Water Purifier

31%
of sales from emerging markets

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Capturing opportunities in emerging markets
“Through our technology, know-how, products and services, we are capturing growth opportunities by providing sustainable solutions to the challenges and needs of people in emerging markets.”
Gottfried Dutiné, Member of the Board of Management
Within the emerging markets there is a fast-growing middle class, but also the majority of the world population who live on less than $2 a day. For both groups, smart products and solutions tailored to their needs can really improve their lives.
We have a long-established presence, strong brand awareness and a large workforce in the emerging economies. Together with our increasing resource investment, this gives us the home-grown insights needed to produce appropriate and relevant solutions. We have developed innovative technologies and approaches to address particular healthcare and lighting issues, for instance our SureSigns patient monitors and Uday solar-powered lanterns. And we provide market-specific consumer products in response to unique customer needs. For example, the rice cooker range for the Asian market, the water purifier for India and the Maté kettle in countries such as Brazil and Argentina.
“THE potential is tremendous”
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€1.6 billion
invested in R&D in 2008
Addressing indoor air quality
While the effects of outdoor air pollution have been well documented, relatively little attention has been paid to the quality of indoor air. Figures released by the World Health Organization in 2007 claimed that in a number of countries — including several emerging economies — indoor air pollution is responsible for a total of 1.2 million deaths a year. Children, WHO noted, were impacted even more than adults in succumbing to acute respiratory conditions attributed to indoor air pollution.
These alarming statistics played a significant part in the creation of Philips’ new Water & Air category.
“More than 70% of consumers feel that the air quality will impact their long-term health,” says Sridhar Kumaraswamy, the Water & Air category leader. “This same research also indicated that about half of households are not satisfied with their indoor air quality. We have chosen to address its provision with a very market-specific approach for our Clean Air Systems range, based on different priorities in each market.”
European air quality under threat
Philips’ insight has shown that Europeans are mostly concerned about the amount of dust and especially allergens in indoor air. “55% say they have a problem with it, even though only 5% of European households own an air cleaner,” says Sridhar. Europe’s growing city populations — two-thirds of Europeans will be city dwellers by 2050 — are being increasingly exposed to a whole range of pollutants, from harmful gases, viruses and bacteria, to fine dust, pollen and cooking waste. The design and construction of modern homes is also less effective in dispersing indoor pollutants.
“With more people than ever before living in cities in both the developed world and in emerging markets, there is greater concern about the impact city living has on health and well-being.”
Emerging markets facing environmental challenges
In emerging markets like China, the situation is somewhat different: “People living in China’s cities face the same indoor air pollution issues as anywhere else — like dust, chemical emissions, pollen, tobacco smoke, bacteria and viruses,” says Sridhar. “However, the expanding economy has created additional environmental challenges as a result of things like construction projects and increased car ownership.”
Awareness of domestic air quality in China is growing, and interest in buying an air cleaner is high (around 85% of households). In China, Philips has focused on addressing family health with its Clean Air Systems. “In a big city like Shanghai,” notes Sridhar, “people might be inhaling over 50 million particles with every breath. Since children breathe even more air than adults — up to twice as much — they will inhale even higher levels of airborne contaminants. So, every breath that a child takes, at home and outdoors, can affect his or her growth and development.”
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Providing a sustainable healthcare infrastructure
2008 marked the completion of the installation phase of a six-year program to modernize the healthcare infrastructure of the Republic of Zambia. Part of the Dutch government’s ORET international development initiative, the project has seen substantial improvements made to 71 hospitals across the country. It also has included the training of over 200 local hospital staff, creating a sustainable skills base to ensure a brighter future for the provision of healthcare in the country.
The EUR 25 million project included the installation and maintenance of diagnostic imaging equipment including mobile X-ray, fluoroscopy, ultrasound scanners, operating theaters and dental treatment systems. Funding was provided by the Dutch and Zambian governments, each contributing 50% of the project’s costs.
Working with partners
With overall responsibility for project implementation, we partnered with education provider Fontys to train a local workforce of radiologists, laboratory technicians, nurses, midwives and other medical staff. We partnered with Simed, a provider of turnkey healthcare solutions, to provide surgical and dental solutions for the project.
We will continue to maintain the equipment we installed, and with Fontys we have implemented a train-the-trainer program to ensure that the project’s benefits continue to be realized for years to come.
Healthy people, healthy living, healthy planet
At the Philips Simplicity Event 2008 held on Moscow’s Red Square, Philips unveiled a range of innovative concepts addressing people’s need to be healthy and to live a healthy lifestyle while maintaining a sustainable environment.
The concepts presented at this fourth edition focused on the responsible domestic use of resources, harnessing renewable energy and the responsible consumption of goods.
Ongoing co-creation
The simplicity-led design concepts are not intended for introduction to the market in exactly the form seen at the Event. Instead, as part of our innovation enrichment strategy, they exist to promote dialogue, to allow people to experience our ideas, to trigger reactions, and to ‘test the water’ for potential products.
“The Simplicity Event brings into sharp focus the positive impact that Philips can have on people’s lives — on their health, environment, security and sense of well-being.”
Geert van Kuyck, Chief Marketing Officer
All are technologically viable within a three- to five-year time frame and are designed to address the needs and aspirations of people and society.
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Our people, our planet, our partners
“We work to improve the health and well-being of people inside and outside our company, as well as the quality of the world we live in.”
Gerard Kleisterlee, President
We do this both through what we do — the products and services we bring to the market — as well as the way we work: engaging our employees; focusing our social investment in communities on education in energy efficiency and healthy lifestyles; reducing the environmental impact of our products and processes; and driving sustainability throughout our supply chain.
We develop our people’s talents and encourage them to make the most of themselves both at work and in their personal lives.
With a set of measurable targets, we are driving revenues from Green Products, increasing investment in Green Innovations, and raising the energy efficiency of our operations. Green Product development and innovation also means reducing the chemical content of our products and designing them more effectively for collection and recycling.
And we consider our suppliers as partners in our sustainability initiatives, taking care of the environment and of workers’ lives.
“It’s about all of us and the environment”
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121,000
Philips employees focus on improving people’s lives through timely innovations
Engaging for success
Engaged people with a winning spirit are essential if we are to achieve our growth ambitions. Our aim is to develop our business further by creating products that improve people’s lives. At the same time, we believe in improving our own people’s lives by creating a fulfilling and exciting work environment.
We believe engagement is about creating an inclusive and high-energy working environment.
Empowering people
We are committed to enabling our people to grow, empowering them to be creative in a culture of trust and confidence. That’s why we continue to focus on boosting engagement and improving talent development.
At Philips, we believe engagement is about creating an inclusive and high-energy working environment, where all employees are aligned and energized to contribute to our business success. An engaged workforce delivers a competitive advantage — our people are highly motivated to give their best every day.
Our engagement process
Engagement can be stimulated but it cannot be mandated. Getting there is a journey and — like every journey — to reach our destination we need a road map. Our engagement process is just that a foundation for a road map that allows us to check where we are and where we are headed.
On a regular basis, we measure where we are in our engagement journey. Through the Engagement Survey, we ask our employees to give confidential feedback on 44 items. This enables us to continually strive for even higher levels of employee satisfaction and loyalty as well as referral to and pride in the company.
Taking action
Results are distributed throughout the organization, and teams are encouraged to get together to talk about the results in ‘Deep Dive’ sessions. Strengths and weaknesses are discussed in an open and honest dialogue; the root causes of any issues that have arisen from the survey are addressed and corrective actions put in place.
Action can be taken at various levels — company, sector, country, function, business, team and even at individual manager level.
Responsible restructuring
In 2008 the global economy took an unforeseen, unprecedented downturn. Unfortunately this has necessitated job cuts throughout the entire Philips organization. In this regard we follow one principle: we first inform and consult works councils and employees before making public announcements on specific programs and details on a case by case basis. As a people-centric organization we are doing everything within our power to support those affected with the utmost responsibility and respect. This includes looking for alternative employment within the company for colleagues who face being laid off, providing social plans where applicable, organizing work-to-work trajectories and assigning outplacement coaches. These measures may vary depending on local work conditions and regulations.
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Diversity and inclusion initiative evolves
We recognize and appreciate the wide variety of people who work for us. Each individual is unique, with his or her own background, culture, characteristics, skills and ambitions. Our customers are equally unique, and thanks to our diversity we can better understand them and meet their needs.
Achieving our target for 2008, women now comprise nearly 10% of executives across the company. That’s more than double the figure of 5% in 2005. Next we want to increase that number to 15% by 2012. Further, we want to get more talented local people into key positions in our growth markets.
Understanding female customers
Since it was founded in 2004 our women’s network, WINergy, has focused on support and mentoring. WINergy’s scope expanded in 2008 as the network took steps to evolve into an in-house consultancy to reach out to female customers.
Thanks to our diversity we can better understand our customers and meet their needs.
Women representing our sectors and various functional areas attended workshops in the Netherlands and the United States to learn more about our end-users. Now marketers can reach out to WINergy members to help them generate consumer insights during the product creation process.
GLBT
We have been working with a GLBT (gay, lesbian, bisexual and transgender) focus group to decide if we should create a network, and if so what kind of activities we should develop on behalf of and driven by our GLBT community. We have established Philips Pride, our network for gays and lesbians. Additionally, we joined the Company Pride Platform in 2008 with a number of other multinational companies and co-sponsored its annual conference in Amsterdam.
Philips General Business Principles
The Philips General Business Principles (GBP) are defined to ensure integrity and transparency in our activities and to our stakeholders. Our work on business ethics is dynamic, featuring ongoing communications and updates of our GBP Directives.
Increasing awareness
We launched a communications program to strengthen employees’ awareness of the principles, as well as their importance and how they underpin business integrity. Targeting all employees, the program consists of modules that enable sector and regional leaders to deliver the message, illustrating managerial commitment at the local level. The communications package features a range of tools — from simple e-mails and printed media to online messaging including intranet videos.
Our work on business ethics is dynamic.
A thorough updating process
Our mid-2008 update of the GBP Directives is based on many factors. It takes into account experience gained with the previous GBP Directives, trends in legislation and society, and developments in major codes of conduct like the Electronics Industry Code of Conduct. Also included are demands of key accounts and business ethics issues that experience shows require further elaboration into concrete directives to ensure adequate compliance.
15%
women executives by 2012
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Reducing our environmental footprint
We continuously work on improving the environmental performance of our products across their entire lifespan by investing in EcoDesign, green technologies and measures to further reduce our environmental footprint.
We make these investments because we recognize the importance of considering, as architect and designer William McDonough says, “all children, all species, for all time.” We believe that our products will not only become increasingly environmentally friendly but also even more useful and attractive for our customers.
The global warming challenge
Climate change has been recognized globally as one of the most serious human-made threats to our civilization. Today, however, as author George Monbiot puts it, the risk is not that climate change is not a subject of debate anymore but rather that we keep on talking.
Commitment and action is required by all parts of society including authorities, business and consumers. In Tokyo in July 2008, the G8 leaders pledged “to move to a carbon-free society” through cutting global emissions by 50% in 2050.
At Philips we are convinced that we can contribute to the required transition to a low-carbon world, not only with environmentally sound products, services and technologies, but also by actively seeking the dialogue with all stakeholders including our customers and suppliers.
With the launch of our latest EcoVision program in 2007, we have therefore committed to reduce CO2 emissions with a sharp focus on energy-efficient products, green innovation and energy efficient day-to-day operations.
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EcoVision4
Green Products
We use the Philips Green logo to identify an increasing number of our Green Products, making it simple for our customers and end-users to make responsible choices.
With increasing concern about the impact of CO2 emissions on the climate, we will continue to ensure that our products offer superior energy efficiency. We also remain committed to giving our full attention to all relevant environmental and social dimensions, including the chemical content of products and reliable as well as effective collection and recycling.
In 1994 we were at the forefront when we developed procedures for Environmentally Conscious Product Design — what we call EcoDesign. To support this process, we introduced our Green Focal Areas (shown far right) in 1998.
Today Green Products represent a significant share of our revenues in all of the markets we serve.
Green Innovations
Sustainability is recognized as a strategic driver for innovation at Philips. With our commitment to Green Innovations we are looking at today and tomorrow — what we can simply categorize as now (roadmap development), soon (adjacencies, which can also be outside the scope of our current portfolio) and later (breakaway innovations). Our research portfolio is regularly reviewed from a sustainability angle to ensure that we are on track to deliver on our EcoVision commitments.
Operational energy efficiency
Focusing on operational energy efficiency is not only essential to reduce our greenhouse-gas emissions, including CO2, it also drives overall efficiency and savings.
In this context we have identified a number of strategic initiatives driven by dedicated teams to further strengthen the energy efficiency of our operations and reduce our greenhouse-gas emissions including CO2. All initiatives are sponsored by senior executives and progress is closely monitored.
Examples include systematic energy scans at our manufacturing sites globally, Green IT, Green Logistics, Green Facility management and Green Supply Chain. While some of these initiatives may primarily have a financial impact, others engage our employees, influencing them to make simple switches that have a big impact, and some, like the examples below, offer both.
We have identified a number of strategic initiatives to further strengthen the energy efficiency of our operations and reduce our greenhouse-gas emissions.
Our Green IT initiative addresses our use of computers and accompanying peripherals, as well as IT infrastructure. Elements of the project include providing employees with green computing tips and allowing them to submit their ideas, as well as encouraging them to be energy educators. Green IT power scan results are published weekly, illustrating the declining percentage of PCs online at night in each region.
To reduce business travel, we have introduced a new video-conferencing system available via the intranet that is as easy as face-to-face and is available for virtual team-gatherings around the world.
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Product stewardshipm
With a deep understanding that our influence on the environmental performance of our products does not end at the time of sale, we are committed to continuously improve their ecological impact throughout their lifespan. We believe that this also will make our products truly better, creating value for people, the planet and the company.
Cradle to Cradle
Our engineers, marketers and designers are inspired by the concept of Cradle to Cradle. This paradigm encourages a mindset shift from ‘being less bad’ to ‘doing good’ for the environment. It sets a vision of a world based on renewable energy, full of materials continually recycled and applied with safety and health in mind.
For Philips, the ongoing exploration of Cradle to Cradle means the search for innovative products, processes and services that use materials and energy effectively. Eight project teams from Consumer Lifestyle have conducted feasibility studies, and pilots are now in progress.
We featured the Circle of Life at our Simplicity Day Event in Moscow. This concept for delivering responsible goods invites people to co-create and make choices based on the entire chain of the product’s life, including the phases before purchase and after disposal.
We are committed to manage our collection and recycling initiatives to continuously advance in this area.
Collection and recycling
Society increasingly expects companies to take action for products at their end-of-life. In areas where regulation is in place, such as Europe or the United States, people look to companies to step up their efforts to increase collection ratios. Similar expectations are surfacing in countries where legislation is still in development.
To do just that, we are working to:
•	minimize environmental impact through EcoDesign of our products, which includes design for recycling

•	support the development of legislation to create a level playing field, also enabling collection and recycling of old products whose brand has disappeared from the market

•	drive expansion of collection and recycling services, for example by starting up voluntary activities in India and Brazil in 2008

•	drive the development of environmentally friendly recycling systems and technologies with sufficient economies of scale

•	support the education of consumers on the subject of collection and recycling, and communicating clearly and consistently to all stakeholders.
Chemical content of products
The European REACH legislation is concerned with the Registration, Evaluation, Authorization and Restriction of Chemical substances. Underpinned by the precautionary principle, the aim of REACH is to further improve the protection of human health and the environment through the better and earlier identification of certain chemical substances.
To ensure compliance and no interruption in the supply flow, we have asked our chemicals suppliers to pre-register chemicals supplied to us. The limited number of chemicals that we produce ourselves have been pre-registered with the European Chemicals Agency (ECHA). Additionally, we have requested information on relevant chemicals from our component or finished products suppliers.
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Supplier sustainability
We believe achieving a sustainable supply base is a matter of taking care of workers’ lives and the environment. As a member company of the Electronic Industry Citizenship Coalition (EICC) we share the organization’s goal to improve conditions in the electronics supply chain.
Our approach
The Philips Supplier Sustainability Program is built on five pillars. We clearly set out our requirements, build understanding and agreement, and monitor identified risk suppliers through audits, nearly 60% of which are now conducted by specialized external auditing bodies. We work with suppliers to resolve issues quickly and engage stakeholders in the chain.
We seek constructive dialogue and the opportunity to engage in specific projects with all relevant stakeholders in the chain.
To determine where to focus our efforts, we have developed an approach based on a risk profile related to spend, country of production, business risk and type of supplier relationship. In 2008, the integration of new acquisitions included training their Supply Management staff and then analyzing their supply bases with regard to sustainability risk. Where risk has been identified we conduct awareness training with suppliers to prepare for third-party audits.
Resolving issues quickly is a key component of our approach. Corrective action plans are agreed upon within one month of an audit. One of our sustainability officers follows up monthly and will escalate the issue to the responsible purchasing manager as necessary to ensure zero-tolerance issues are resolved within three months. In this way all zero-tolerances from 2007 and those from the first three quarters of 2008 have been resolved.
With three years of audit experience we have developed a list of topics that need to be addressed with our suppliers. Continual conformance audits show that a multi-year approach to training and auditing is essential to engrain sustainability in the supply chain.
Sustainable NPR procurement and supply
As part of our ongoing efforts to minimize our environmental impacts, as well as meet our EcoVision4 targets, our commodity teams have a number of projects under way. These projects include the previously mentioned Green Supply Chain initiative, as well as continuing sustainable procurement in marketing and sales.
Working with stakeholders
We seek constructive dialogue and the opportunity to engage in specific projects with all relevant stakeholders in the chain. Much of this work is done via the EICC and bilateral meetings with investors and NGOs. One example is a project in Dongguan, China, focusing on working hours, which is the most frequent labor issue found during audits. We believe that cooperation with the EICC and local governments is the only way to truly achieve sustainable change.
Philips is also an active member of other EICC working groups to resolve specific issues at industry level, including the Global e-Sustainability Initiative on the health and well-being of people working in the mining industry.
Philips Annual Report 2008     41

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance Management discussion and analysis

Sales per sector in emerging markets
20%
2008 23%
Free cash flow
2007 € 821 million
2008 € 773 million

"2008 was an extremely challenging year, especially the second half, with a macro-economic decline on a scale not seen for decades. Nevertheless, for the full year our top line decreased only slightly, with a steady 31% of sales coming from emerging markets, while many of our businesses continue to hold global leadership positions. We ended 2008 with a strong balance sheet supported by robust operating cash flows, and we remain fully committed to prudent and effective cash management in the coming year."

Pierre-Jean Sivignon, Chief Financial Officer

42 Philips Annual Report 2008

42     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Management discussion and analysis
Management summary
The year 2008...
•	2008 was impacted by the most globally significant economic downturn in many years. For Philips, this led to a 3% decline in comparable sales and lower earnings. In response, we proactively expanded and accelerated restructuring programs across all sectors and stepped up our focus on costs and cash management.
•	2008 was nevertheless a year of strategic progress. We continued the reshaping of our portfolio by investing EUR 5.3 billion in high-growth, high-margin businesses such as Respironics and Genlyte, and divesting unprofitable activities such as Television in North America and non-core businesses such as Set-Top Boxes and PC Monitors.
•	Healthcare sales grew by 6% on a comparable basis; all businesses contributed to this growth. Lighting achieved 3% comparable sales growth, driven by energy-efficient lighting solutions. Consumer Lifestyle sales on a comparable basis, declined 8% compared to 2007, reflecting the severe economic downturn in consumer markets in the second half of 2008.
•	Emerging markets remained a major focal point and delivered 4% comparable growth in 2008 — with Healthcare and Lighting growing by 12% and 8% respectively. Additionally, we announced and/or finalized five strategic Healthcare acquisitions in China, Brazil and India.
•	EBIT included EUR 1.1 billion of charges related to restructuring and change programs across all sectors (EUR 520 million), an asbestos-related settlement charge (EUR 239 million), a non-cash goodwill impairment charge for Lumileds (EUR 232 million) and acquisition-related charges, mainly in Healthcare and Lighting (EUR 146 million), which were partially offset by EUR 164 million of gains on the sale of businesses and real estate.
Key data
in millions of euros unless otherwise stated

	20061)	20071)	2008
Sales	26,682	26,793	26,385
EBITA2)	1,383	2,054	931
as a % of sales	5.2	7.7	3.5
EBIT	1,198	1,841	317
as a % of sales	4.5	6.9	1.2
Financial income and expenses	28	2,613	(225)
Income tax expense	(166)	(619)	(286)
Results of equity-accounted investees	(157)	763	19
Minority interests	(4)	(5)	(3)
Income (loss) from continuing operations	899	4,593	(178)
Income (loss) from discontinued operations	4,482	(433)	(8)
Net income (loss)	5,381	4,160	(186)
Per common share — basic	4.58	3.83	(0.19)
Per common share — diluted	4.55	3.79	(0.19)

Net operating capital (NOC)2)	8,473	10,529	14,867
Cash flows before financing activities	(2,472)	5,449	(1,606)
Employees (FTEs)	121,732	123,801	121,398
of which discontinued operations	6,640	5,703	—

1)	Revised to reflect immaterial adjustments of intercompany profit eliminations on inventories

2)	For a reconciliation to the most directly comparable US GAAP measures, see Reconciliation of non-US GAAP information that begins on page 250 of this Annual Report
•	We generated strong cash flows from operations of EUR 1,495 million despite lower earnings, driven by rigorous working capital management. In addition, in March we structurally refinanced our debt — prior to the collapse of the financial markets — providing Philips with a strong balance sheet and a solid liquidity position to help weather the turbulent economic situation.
•	We reduced our shareholding in LG Display and sold our remaining stake in TSMC, generating EUR 2.5 billion in cash proceeds and realizing a gain of just under EUR 1.2 billion. The economic downturn led us to take a non-cash value adjustment of EUR 1.4 billion on the majority of our remaining financial holdings.
•	We completed EUR 3.3 billion of the EUR 5 billion share buy-back program announced in 2007, which was subsequently stopped in January 2009 until further notice. Additionally, we returned EUR 720 million to shareholders in the form of our annual dividend payment.
Philips Annual Report 2008     43

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Management discussion and analysis
Forward-looking statements
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, in particular the Outlook section of the chapter Our group performance in this Annual Report. Examples of forward-looking statements include statements made about our strategy, estimates of sales growth, future EBITA and future developments in our organic business. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.
These factors include, but are not limited to, domestic and global economic and business conditions, particularly in light of the ongoing recessionary condition prevailing in many markets, the successful implementation of our strategy and our ability to realize the benefits of this strategy, our ability to develop and market new products, changes in legislation, legal claims, changes in exchange and interest rates, changes in tax rates, pension costs, raw materials and employee costs, our ability to identify and complete successful acquisitions and to integrate those acquisitions into our business, our ability to successfully exit certain businesses or restructure our operations, the rate of technological changes, political, economic and other developments in countries where Philips operates, industry consolidation and competition. As a result, Philips’ actual future results may differ materially from the plans, goals and expectations set forth in such forward-looking statements. For a discussion of factors that could cause future results to differ from such forward-looking statements, see also the chapter Risk management.
Third-party market share data
Statements regarding market share, including those regarding Philips’ competitive position, contained in this document are based on outside sources such as specialized research institutes, industry and dealer panels in combination with management estimates. Where full-year information regarding 2008 is not yet available to Philips, those statements may also be based on estimates and projections prepared by outside sources or management. Rankings are based on sales unless otherwise stated.
Fair value information
In presenting the Philips Group’s financial position, fair values are used for the measurement of various items in accordance with the applicable accounting standards. These fair values are based on market prices, where available, and are obtained from sources that are deemed to be reliable. Readers are cautioned that these values are subject to changes over time and are only valid at the balance sheet date. When an observable market value does not exist, fair values are estimated using valuation models, which we believe are appropriate for their purpose. They require management to make significant assumptions with respect to future developments which are inherently uncertain and may therefore deviate from actual developments. Critical assumptions used are disclosed in the financial statements. In certain cases, independent valuations are obtained to support management’s determination of fair values.
US GAAP basis of presentation
The financial information included in this document is based on US GAAP, unless otherwise indicated. As used in this document, the term EBIT has the same meaning as Income from operations (IFO).
Use of non-US GAAP information
In presenting and discussing the Philips Group’s financial position, operating results and cash flows, management uses certain non-US GAAP financial measures like: comparable growth; EBITA; NOC; net debt (cash); free cash flow; and cash flow before financing activities. These non-US GAAP financial measures should not be viewed in isolation as alternatives to the equivalent US GAAP measures.
Further information on non-US GAAP information and a reconciliation of such measures to the most directly comparable US GAAP measures can be found in the chapter Reconciliation of non-US GAAP information.
Statutory financial statements and management report The chapters IFRS financial statements and Company financial statements contain the statutory financial statements. The introduction to the chapter IFRS financial statements sets out which parts of this Annual Report form the management report within the meaning of Section 2:391 of the Dutch Civil Code (and related Decrees).
Revision and reclassifications
Philips has revised prior-year financials to reflect immaterial adjustments of intercompany profit eliminations on inventories in the Healthcare sector. Philips has determined that those adjustments were not material for each of the individual prior years. Further information is provided in the chapter Significant accounting policies in the section Revisions and reclassifications.
As of January 1, 2008, Philips’ activities are organized on a sector basis, with each operating sector — Healthcare, Consumer Lifestyle and Lighting — being responsible for the management of its businesses worldwide. The Healthcare sector brings together the former Medical Systems division and Home Healthcare Solutions (formerly Consumer Healthcare Solutions) which has been transferred from Innovation & Emerging Businesses. The former Consumer Electronics and Domestic Appliances and Personal Care divisions have been integrated in the Consumer Lifestyle sector. In addition, key financials of the segment Television, part of the sector Consumer Lifestyle, have been disclosed separately. As a consequence of the aforementioned, prior-year financials have been restated.
Analyses of 2007 compared to 2006
The analysis of the 2007 financial results compared to 2006, and the discussion of the critical accounting policies, have not been included in this Annual Report. These sections are included in Philips’ Form 20-F for the financial year 2008, which is filed electronically with the US Securities and Exchange Commission.
44     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Sales
In percentage terms, the composition of sales growth in 2008, compared to 2007, was as shown in the table on the right.
Group sales totaled EUR 26,385 million in 2008, a 2% decline compared to 2007. Adjusted for unfavorable currency effects of 3% and a positive net impact from portfolio changes, mainly due to the acquisition of Genlyte and Respironics, comparable sales were 3% lower than 2007. Excluding the Television business — which we manage for margin rather than scale — Group comparable sales were in line with 2007.
The decline in comparable sales was mainly due to the severe economic downturn, particularly in the consumer markets. This was predominantly felt within Consumer Lifestyle, which reported an 8% decline in comparable sales, led by a 12% sales decrease at Television, as well as lower sales in Audio & Video Multimedia and Peripherals & Accessories.
This decline was partly tempered by 6% comparable sales growth at Healthcare, with higher sales visible in emerging markets and across all businesses, notably Customer Services, Clinical Care Systems, and Healthcare Informatics and Patient Monitoring. Additionally, Lighting saw a 3% comparable sales increase, mainly attributable to strong growth in energy-efficient lighting solutions, partly offset by lower sales in OEM automotive and consumer-related lighting markets.
Sales growth composition 2008 versus 2007
in %

	com-		consoli-
	parable	currency	dation	nominal
	growth	effects	changes	growth
Healthcare	5.6	(4.5)	14.1	15.2
Consumer Lifestyle	(8.5)	(2.7)	(5.2)	(16.4)
Lighting	2.6	(3.8)	17.8	16.6
I&EB	(26.6)	(0.9)	(9.6)	(37.1)
GM&S	(24.2)	(0.5)	—	(24.7)
Philips Group	(2.7)	(3.3)	4.5	(1.5)
Sales, EBIT and EBITA 2008
in millions of euros unless otherwise stated

	sales	EBIT	%	EBITA1)%
Healthcare	7,649	638	8.3	863	11.3
Consumer Lifestyle	11,145	265	2.4	281	2.5
Lighting	7,106	165	2.3	538	7.6
I&EB	337	(226)	(67.1)	(226)	(67.1)
GM&S	148	(525)	—	(525)	—
Philips Group	26,385	317	1.2	931	3.5
Sales, EBIT and EBITA 20072)
in millions of euros unless otherwise stated

	sales	EBIT	%	EBITA1)%
Healthcare	6,638	713	10.7	862	13.0
Consumer Lifestyle	13,330	832	6.2	848	6.4
Lighting	6,093	675	11.1	722	11.9
I&EB	535	(82)	(15.3)	(81)	(15.1)
GM&S	197	(297)	—	(297)	—
Philips Group	26,793	1,841	6.9	2,054	7.7

1)	For a reconciliation to the most directly comparable US GAAP measures, see Reconciliation of non-US GAAP information that begins on page 250 of this Annual Report

2)	Revised to reflect immaterial adjustments of intercompany profit eliminations on inventories
Philips Annual Report 2008     45

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Management discussion and analysis
‘Natural’ office lighting
Philips DayWave is the first LED-based luminaire for functional office lighting. Incorporating cool and warm-white LEDs and an innovative optical system, this graceful, curving fixture has been specifically conceived to create a more natural, inspiring ambience, in order to enhance staff well-being and performance. Subtle variations and nuances of light level and tone create an effect more in tune with people’s natural rhythms, contributing to their feeling of well-being.
“No other form could better express the flexibility of LED technology.”
Architectenkrant, April 2008, issue 216
Earnings
In 2008, Philips’ gross margin was EUR 8,495 million, or 32.2% of sales, compared to EUR 9,223 million, or 34.4% of sales, in 2007. Adjusted for the 2008 asbestos-related settlement charge of EUR 239 million, gross margin declined from 34.4% of sales to 33.1%. The majority of this decline was due to EUR 275 million restructuring and asset impairment charges, attributable to most sectors.
Selling expenses increased from EUR 4,980 million in 2007 to EUR 5,501 million in 2008, largely due to additional acquisition-related selling expenses at Healthcare and Lighting, as well as EUR 154 million of restructuring charges across all sectors. These increases were partly offset by lower selling expenses at Group Management & Services. As a percentage of sales, selling expenses increased from 18.6% in 2007 to 20.8% in 2008, mainly due to the aforementioned restructuring charges and the impact of lower sales at Consumer Lifestyle.
General and administrative expenses amounted to EUR 1,016 million, an increase of EUR 97 million compared to 2007, mainly due to EUR 51 million of restructuring charges, primarily within Lighting and Consumer Lifestyle, and higher costs in Consumer Lifestyle. As a percentage of sales, G&A expenses increased from 3.4% in 2007 to 3.9% in 2008, largely due to the lower sales in Consumer Lifestyle and higher restructuring charges across most sectors.
Research and development costs declined slightly from EUR 1,629 million in 2007 to EUR 1,622 million in 2008 as EUR 40 million of restructuring charges and higher spend in Lighting and Healthcare were offset by lower expenditures at Consumer Lifestyle. At 6.1% of sales, 2008 R&D expenditures were in line with 2007.
The overview on the previous page shows sales, EBIT and EBITA according to the 2008 sector classification.
In 2008, EBIT declined by EUR 1,524 million compared to 2007, to EUR 317 million, or 1.2% of sales. EBIT included a EUR 232 million non-cash goodwill impairment for Lumileds as well as EUR 15 million write-off of acquired in-process R&D charges. EBIT and EBITA were both impacted by EUR 520 million restructuring charges and EUR 131 million of acquisition-related charges, as well as a EUR 239 million asbestos-related settlement charge. 2007 included EUR 37 million of restructuring charges and EUR 41 million of acquisition-related charges.
Adjusted for the aforementioned charges, EBITA declined from 8.0% of sales to 6.9% in 2008, largely due to lower sales at Consumer Lifestyle and lower license income at Innovation & Emerging Businesses.
46     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Healthcare’s EBITA of EUR 863 million was in line with 2007 and included EUR 69 million of restructuring charges and EUR 90 million of acquisition-related costs, partially offset by a EUR 45 million gain on the sale of Philips Speech Recognition Services. In 2007, acquisition-related charges were EUR 11 million. As a percentage of sales, EBITA declined from 13.0% in 2007 to 11.3% in 2008. However, adjusted for the aforementioned items, EBITA profitability was 12.8% in relation to sales, broadly in line with 2007.
Consumer Lifestyle’s EBITA declined from EUR 848 million in 2007 to EUR 281 million in 2008, largely due to lower sales-driven earnings in all businesses except Health & Wellness and Domestic Appliances, deteriorating margins within Television, and restructuring charges of EUR 195 million. The sector’s 2008 EBITA included a EUR 63 million gain on the sale of the Set-Top Boxes activity.
EBITA at Lighting declined from EUR 722 million, or 11.9% of sales, in 2007 to EUR 538 million, or 7.6% of sales, in 2008. Additional earnings from acquisitions were offset by EUR 221 million of restructuring charges, EUR 41 million of acquisition-related charges and margin compression in mature markets. In 2007, restructuring and acquisition-related charges were EUR 55 million.
The EBITA loss at Innovation & Emerging Businesses amounted to EUR 226 million, compared to a loss of EUR 81 million in 2007. The decline was mainly due to EUR 81 million lower license income, EUR 18 million restructuring charges at Assembléon, a EUR 13 million loss on the sale of the High Tech Plastics — Optics business, and higher investments in the Healthcare and Lighting & Cleantech incubator activities.
EBITA at Group Management and Services declined EUR 228 million in 2008 to a loss of EUR 525 million, mainly due to a EUR 239 million asbestos-related settlement charge. Adjusted for this settlement, GM&S costs saw a year-on-year decline due to lower brand campaign spending.
For further information regarding the performance of the sectors, see the Our sector performance chapter, starting on page 70 of this Annual Report.
Pensions
The net periodic pension costs of defined-benefit pension plans amounted to EUR 10 million in 2008 compared to EUR 27 million in 2007. The payments to defined-contribution pension plans amounted to EUR 96 million, EUR 12 million higher than in 2007, largely due to acquisitions and a gradual shift from defined-benefit to defined-contribution pension plans.
Restructuring and impairment charges
in millions of euros

	2006	2007	2008
Restructuring:
Healthcare	14	1	68
Consumer Lifestyle	25	8	171
Lighting	43	24	132
I&EB	—	1	18
GM&S	—	4	17
Reduction of excess provisions	(5)	(5)	(2)
Total restructuring	77	33	404
Asset impairment:
Healthcare	—	—	1
Consumer Lifestyle	—	—	24
Lighting	5	4	91
I&EB	—	—	—
GM&S	—	—	—
Total asset impairment	5	4	116
Goodwill impairment:
Lighting	—	—	234
Total goodwill impairment	—	—	234
Total restructuring and impairment	82	37	754
Restructuring and impairment charges
In 2008, EBIT included net charges totaling EUR 520 million for restructuring and related asset impairments. Besides the annual goodwill impairment tests for Philips, due to the economic circumstances, trigger-based impairment tests were performed in the latter half of the year, resulting in goodwill impairment charges of EUR 234 million, mainly related to Lumileds.
The most significant restructuring projects in 2008 were related to Lighting, Consumer Lifestyle and Healthcare. Restructuring projects in Lighting — aimed at further increasing organizational effectiveness and reducing the fixed cost base — mainly centered on Lamps (principally North America and Poland), Professional Luminaires (notably Germany), Special Lighting Applications (primarily the Netherlands and Belgium), Automotive (mainly Korea and Germany) and Lighting Electronics (primarily the Netherlands).
Consumer Lifestyle’s restructuring projects were concentrated on the integration of the former Domestic Appliances and Consumer Electronics businesses, the exit of Television from North America, restructuring of the Television factory in Juarez (Mexico) and restructuring charges taken to re-align the European industrial footprint. Healthcare restructuring projects — undertaken to reduce operating costs and simplify the organization — spanned many locations, including sites in Hamburg (Germany), Helsinki (Finland) and Andover (USA).
Philips Annual Report 2008     47

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Management discussion and analysis
Financial income and expenses
in millions of euros

	2006	2007	2008
Interest expense (net)	(189)	(43)	(106)
Sale of securities	—	2,549	1,197
Value adjustments on securities	(77)	(36)	(1,296)
Other	294	143	(20)
	28	2,613	(225)
Sale of securities
in millions of euros

	2006	2007	2008
Gain on sale of TSMC shares	—	2,528	1,082
Gain on sale of LG Display shares	—	—	83
Gain on sale of D&M shares	—	—	16
Gain on sale of Nuance shares	—	31	—
Loss on sale of JDS Uniphase shares	—	(10)	—
Others	—	—	16
	—	2,549	1,197
Value adjustments on securities
in millions of euros

	2006	2007	2008
NXP	—	—	(599)
LG Display	—	—	(596)
TPO Display	(77)	—	(71)
Pace Micro Technology	—	—	(30)
JDS Uniphase	—	(36)	—
	(77)	(36)	(1,296)
Results of equity-accounted investees
in millions of euros

	2006	2007	2008
Company’s participation in income (loss)	(180)	271	81
Results on sale of shares	79	514	(2)
Gains arising from dilution effects	14	—	12
Investment impairment and guarantee charges	(70)	(22)	(72)
	(157)	763	19
Other restructuring projects included the restructuring of Assembléon within Innovation & Emerging Businesses and smaller projects at Group & Management Services.
The most significant restructuring projects in 2007 were related to the Lighting sector and consisted mainly of the exit from the fluorescent lamp-based LCD backlighting business and several projects in the Lamps business.
For further details of restructuring charges, see note 4 of the US GAAP financial statements.
Financial income and expenses
A breakdown of the financial income and expenses is shown in the table on the left.
The net interest expense in 2008 was EUR 63 million higher than in 2007, mainly as a result of the lower average cash position of the Group, partly offset by lower interest costs on derivatives related to the hedging of Philips’ foreign currency funding positions.
In 2008, a total gain of EUR 1,197 million was recognized on the sale of stakes, mainly in TSMC, LG Display and D&M Holdings. Also, a EUR 23 million cash dividend was received from TSMC. However, these gains were more than offset by non-cash value adjustments amounting to EUR 1,296 million, notably for NXP and LG Display, as well as a EUR 37 million loss related to the revaluation of the convertible bond received from TPV Technology.
2007 included a gain of EUR 2,549 million on the sale of shares in TSMC, Nuance and JDS Uniphase, as well as a EUR 128 million cash dividend from TSMC and a EUR 12 million gain related to the revaluation of the convertible bond received from TPV Technology, partly offset by a EUR 36 million value adjustment of JDS Uniphase.
Income taxes
Income taxes amounted to EUR 286 million, compared to EUR 619 million in 2007.
The tax burden in 2008 corresponded to an effective tax rate of 311% on pre-tax income, compared to 14% in 2007. The 2008 effective tax rate was affected by non-deductible impairment and value adjustments, increased valuation allowances, higher provisions for uncertain tax positions and foreign withholding taxes for which a credit could not be realized. These were partially offset by non-taxable gains resulting from the sale of securities.
48     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
For 2009, the effective tax rate excluding non-taxable items is expected to be around 30%.
For further information, please refer to note 6 of the US GAAP financial statements.
Results of equity-accounted investees
The results relating to equity-accounted investees declined by EUR 744 million in 2008 to EUR 19 million.
Philips’ participation in the net income of equity-accounted investees declined from EUR 271 million in 2007 to EUR 81 million in 2008, which included EUR 66 million from earnings at LG Display. These earnings were partly offset by a EUR 59 million non-cash value adjustment on the equity stake in TPV Technology.
During 2008, as a result of the reduction in both Philips’ shareholding and the number of Philips board members, Philips lost significant influence, and LG Display was accounted for as an available-for-sale security instead of an equity investment.
In 2007, the EUR 514 million proceeds from the sale of shares were mainly due to the EUR 508 million non-taxable gain on the sale of a 13% stake in LG Display. The proceeds from the sale of stakes in 2008 were recorded under Financial income and expenses.
Minority interests
The share of minority interests in companies within the income of the Group reduced income by EUR 3 million in 2008, compared to EUR 5 million in 2007.
Discontinued operations
Philips reports the results of Semiconductors and the MedQuist business separately as discontinued operations. Consequently, the related results, including transaction gains and losses, are shown separately in the financial statements under Discontinued operations.
The loss from discontinued operations of EUR 8 million in 2008 was mainly due to final results related to MedQuist, which was sold in 2008 to CBAY Inc.
The power to do more
Every day, radiologists and cardiologists are asked to do more in less time, meeting heightened expectations across a wider range of patients and conditions. Philips brings much-needed simplicity to this complex process. The latest innovation in computed tomography, Philips Brilliance iCT offers an impressive combination of speed, power and coverage to improve image quality while incorporating the latest dose-reduction technology.
In 2007, discontinued operations recorded a loss of EUR 433 million, primarily attributable to a EUR 360 million impairment charge for MedQuist, taking into account EUR 325 million in cumulative foreign currency translation differences, which had previously been accumulated under equity since the date of the acquisition in 2000. In addition, a EUR 43 million loss related to the 2006 sale of a majority stake in the Semiconductors division was recognized, mainly due to pension settlements.
Net income
Income from continuing operations declined from EUR 4,593 million in 2007 to a loss of EUR 178 million in 2008. The decline was attributable to lower EBIT in 2008 and lower results in financial income and expenses.
Net income for the Group including discontinued operations amounted to a loss of EUR 186 million, or EUR 0.19 per common share, in 2008, compared to a profit of EUR 4,160 million, or EUR 3.83 per common share, in 2007.
Philips Annual Report 2008     49

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Management discussion and analysis
Saving energy with style
Our new range of sleek, stylish kettles is designed to help you reduce energy consumption by boiling only the water you actually need. The water-level indicators clearly show when the kettle has just enough water for either one or two cups, enabling you to cut your kettle’s energy usage by up to 66% (boiling 250 ml. vs. 1 liter each time).
Acquisitions and divestments
In 2008, Philips continued its journey to become a health and well-being company by investing in high-growth, high-margin businesses that are leaders in their respective fields. In line with this vision, Philips acquired, or announced the intention to acquire, 10 strategic companies during the year while divesting several non-core, or unprofitable, business interests. This further increased the proportion of overall sales generated by businesses leading in their markets and increased sales in emerging markets.
Acquisitions
Within Healthcare, we acquired nine notable companies. In February, Philips acquired VISICU, a clinical IT system maker which enables critical-care medical staff to actively monitor patients in hospital intensive care units (ICUs) from remote locations. In March, we acquired Respironics in what is the company’s largest acquisition to date. Respironics is a global leader in the treatment of Obstructive Sleep Apnea (OSA), and its acquisition has helped form a solid foundation for the Home Healthcare Solutions business. Furthermore, TOMCAT and Medel SpA were acquired later in 2008, complementing our Healthcare IT and Home Healthcare Solutions businesses respectively. Additionally, within emerging markets, five strategic acquisitions were made and/or announced: Dixtal Biomédica e Tecnologia in Brazil; Shenzhen Goldway in China; within India, Alpha X-Ray Technologies was acquired while the intention to acquire Meditronics was announced; and in an acquisition related to the Medel acquisition, Philips acquired a strategically important manufacturing facility in Guangdong, China for nebulizer compressor systems.
Within Lighting, Philips completed the acquisition of North American luminaires company Genlyte, a leader in the North American construction luminaires market. This has further solidified Philips’ position as the global leader in lighting, with touch-points across the entire global value chain.
In 2008, acquisitions led to integration and purchase accounting charges totaling EUR 146 million, of which EUR 131 million impacted EBITA. Within the operating sectors, Healthcare incurred charges totaling EUR 95 million, of which EUR 90 million impacted EBITA, and Lighting incurred EUR 51 million of charges, EUR 41 million of which impacted EBITA.
In 2007, acquisitions led to integration and purchase accounting charges totaling EUR 54 million, EUR 41 million of which impacted EBITA, primarily at Lighting and Healthcare.
Divestments
In 2008, Philips also sold, or decided to sell, several non-core business interests. These divestments included the sale of the Set-Top Boxes and Connectivity Solutions activities; the brand license agreement with respect to the North America television, audio and video businesses; the sale of Philips Speech Recognition Services (PSRS); the divestment of High Tech Plastic – Optics; the sale of Philips’ approximate 70% ownership stake in MedQuist; and a brand licensing agreement, expected to close in the first half of 2009, with regard to the PC Monitors and digital signage business.
In total, net gains from the sale of businesses amounted to EUR 106 million in 2008. There were no significant net proceeds from the sale of businesses in 2007.
50     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Performance by market cluster
Philips monitors its performance on a geographical axis based on the following market clusters:
•	Key emerging markets, including China, India, and Latin America
•	Other emerging markets, including emerging markets in Central and Eastern Europe, Russia, Ukraine and Central Asia, the Middle East and Africa, Turkey and ASEAN zone
•	Mature markets, including Western Europe, North America, Japan, Korea, Israel, Australia, and New Zealand.
In 2008, sales declined 3% comparably as growth in key emerging markets, and relatively stable sales in other emerging markets were more than offset by a decline in mature markets, largely as a result of the economic downturn in the second half of the year in Western Europe and North America. Overall, emerging markets grew 4% on a comparable basis and accounted for 31% of total sales in 2008, a slight increase over 2007.
Key emerging markets saw single-digit sales growth, mainly attributable to double-digit growth in India (principally Healthcare and Lighting) and Latin America (largely Healthcare and Consumer Lifestyle), as well as single-digit growth in China.
Other emerging markets’ comparable sales in 2008 were broadly in line with 2007, as solid growth in Lighting and Healthcare was partially offset by a decline in Consumer Lifestyle, mainly due to Television.
The comparatively lower sales in mature markets were largely due to lower Consumer Lifestyle sales within Western Europe, mainly Television, which more than offset growth in both Healthcare and Lighting. In North America, lower comparable sales were mainly seen in Consumer Lifestyle and Lighting, partially offset by sales growth at Healthcare, particularly in Imaging Systems and Healthcare Informatics and Patient Monitoring.
EBITA in key emerging markets improved EUR 7 million compared to 2007. However, this was more than offset by a EUR 965 million decline in mature markets, mainly due to lower sales-driven earnings and higher restructuring charges in Consumer Lifestyle. In addition, a EUR 239 million asbestos-related settlement charge was recorded in North America. Other emerging markets were also EUR 165 million below 2007, mainly due to lower sales-driven earnings within Consumer Lifestyle.
EBITA per market cluster1)
in millions of euros

	20062)	20072)	2008
Western Europe	953	1,281	439
North America	20	304	233
Other mature markets	32	41	(11)
Total mature markets	1,005	1,626	661
Key emerging markets	125	209	216
Other emerging markets	253	219	54
	1,383	2,054	931
EBIT per market cluster
in millions of euros

	20062)	20072)	2008
Western Europe	944	1,215	414
North America	(154)	160	(288)
Other mature markets	32	41	(11)
Total mature markets	822	1,416	115
Key emerging markets	123	206	209
Other emerging markets	253	219	(7)
	1,198	1,841	317

1)	For a reconciliation to the most directly comparable US GAAP measures, see Reconciliation of non-US GAAP information that begins on page 250 of this Annual Report

2)	Revised to reflect immaterial adjustments of intercompany profit eliminations on inventories
Philips Annual Report 2008     51

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Management discussion and analysis
Research and development expenditures per sector 1)2)
in millions of euros

	2006	2007	2008
Healthcare	572	592	642
Consumer Lifestyle	553	492	407
Lighting	269	276	305
I&EB	265	269	268
Philips Group	1,659	1,629	1,622

1)	Includes the write-off of acquired in-process research and development of EUR 15 million in 2008 (2007: EUR 13 million, 2006: EUR 33 million)

2)	Total R&D expenditures include costs related to external contract research, accounting for 3%, 5% and 3% of the Company’s R&D expenditures for the years 2006, 2007 and 2008, respectively.
Performance by key function
Marketing
Philips’ brand promise of “sense and simplicity” continues to drive innovation and customer experience across all customer touch-points. As a result, in 2008 Philips again achieved significant growth in its total brand value. Interbrand reported an estimated value of USD 8.3 billion, an 8% increase over 2007. The Interbrand measurement also confirmed the important role the Philips brand continues to play in the purchase decision of customers across Philips businesses.
In 2008, total worldwide Philips marketing expenses as percentage of sales were 3.6%, just below the 2007 level, largely as a result of the planned ramp-down of the now largely complete global brand campaign. Investments in this campaign declined by EUR 47 million in 2008 to EUR 64 million. On a geographic basis, Philips is shifting a significant portion of its commercial investment from mature to higher- growth markets, while also increasing the focus and effectiveness of these investments.
As part of the 2008/9 marketing campaign, Philips is running a major advertising and thought leadership program on health and well-being issues with ‘A Level’ media owners such as CNN, CNBC, FT and The Economist Group. The ultimate aim is to become the brand of first choice among influencers, professionals and consumers, a brand which stands for “sense and simplicity” in the area of health and well-being.
Developing solutions and products based on best- in-class insight into the real needs and wants of our customer and consumers is increasingly becoming a competitive advantage for Philips. Over half of our value propositions score above industry benchmarks, with over 30% rated in the top 20% of all products in their class, giving us confidence that our final solutions will be highly competitive in the marketplace.
52     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Research & development
The ability of our Research & Development teams to create innovative, meaningful products and solutions for customers is a critical driver of Philips’ competitiveness in its markets. Through substantial R&D investments, Philips has created a vast knowledge and intellectual property base. Early involvement of customers in new technologies, as well as in product and business concepts, ensures deep insight into their needs — the foundation for our innovations. Starting in 2009, in an effort to generate more profitable growth and new product and market development from our R&D investments, Philips will redirect EUR 250 million of innovation spending from mature to emerging market areas. The redirection of innovation is guided by the newly-formed Philips Innovation board, chaired by Philips’ CEO, and the Company’s chief officers of Technology, Strategy, Marketing and Design.
In 2008, Philips’ investment in R&D activities amounted to EUR 1,622 million (6.1% of sales), compared with EUR 1,629 million (6.1% of sales) in 2007. Higher expenditures at Healthcare and Lighting were fully offset by lower expenditures at Consumer Lifestyle. Also, investments in innovative technologies increased in areas such as energy-efficient and solid-state lighting solutions as well as in the areas of health and wellness. These increases were offset by lower expenditures in more mature technologies, such as lamps and television.
Healthcare R&D expenditures increased in 2008, mainly due to the acquisition of Respironics. Lighting’s expenditures were also above 2007 as a result of the acquisition of Genlyte and higher investments in energy-efficient and solid-state lighting solutions. The lower R&D expenditures within Consumer Lifestyle were mainly due to lower expenditures in maturing product categories, such as Television. Furthermore, R&D investments at Innovation & Emerging Businesses were on par with 2007, as higher investments in the Incubator activities were offset by lower external contract research.
Philips’ strong innovation pipeline contributed positively to the Company’s sales in 2008, as 58% of Group sales came from newly introduced products — products introduced within the last year (for B2C products) or three years (for B2B products). Compared to last year, a 2% improvement was seen thanks to above-average contributions from Healthcare and Consumer Lifestyle. Philips aims to maintain its new-product-to-sales ratio above 50%, while at the same time focusing on the profitability of new products and reallocating innovation spend more towards new business creation.
Meeting the needs of the city
UrbanLine is a flexible, energy-efficient LED urban lighting solution that delivers a visually comfortable white light for the residential outdoor market. Urban-Line enables energy savings of up to 50% compared with conventional street lighting solutions — thanks to efficient LED technology and smart street lighting optics — while preventing light pollution. The longer-life LEDs also reduce maintenance costs.
In 2008, Amsterdam became the first major city to install UrbanLine — along the path outside the town hall/Muziektheater opera house.
Philips Annual Report 2008     53

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Management discussion and analysis
Employees per sector
in FTEs at year-end

	2006	2007	2008
Healthcare	27,223	29,191	35,551
Consumer Lifestyle	24,419	23,397	17,346
Lighting	47,739	54,323	57,166
I&EB	8,832	5,888	5,324
GM&S	6,879	5,299	6,011
	115,092	118,098	121,398
Discontinued operations	6,640	5,703	—
	121,732	123,801	121,398
Supply management
The Supply Management function has been designed to create value for Philips by leveraging the scale of the company, thereby creating a single point of management and accountability for our supply base.
Our approach in turbulent markets
Given the turbulent global economic climate in 2008, proactive risk management and mitigation strategies aimed at ensuring continuity of supply and competitiveness of sourcing were essential. Initiatives included enhanced monitoring of the financial stability of the key supplier base and, where necessary, early intervention to reduce Philips’ exposure.
Supply Management also assisted in managing the sourcing risk through a pro-active approach towards key and sole source suppliers, as well as supporting sector-specific initiatives such as a dual-sourcing strategy for LCD panels and electronic manufacturing services (EMS) in the Consumer Lifestyle sector.
Additionally, Supply Management teams protected Philips from significant raw material price fluctuations in 2008, mainly through the use of forward commodity contracts. Also, 2008 saw progress towards further outsourcing of bill-of-material (BOM) spending: over 50% of Philips’ BOM spending is now outsourced, albeit to a smaller, but more focused, number of suppliers.
Our supplier network
The Global Supplier Rating System (GSRS) was further deployed in 2008, providing structured measurement of supplier performance and rigorous tracking of improvement actions. GSRS covered 85% of Philips’ total spend in 2008. Key supplier scores improved 9% in the year to reach a solid overall rating of 78%.
In 2008, Philips continued to develop the Partners for Growth strategic supplier network, bringing together its top 30 suppliers to identify and exploit joint business opportunities. This initiative was combined with our supplier sustainability initiative, which ensures mandatory auditing of all suppliers with spend above EUR 100,000 in risk areas. This involves tracking all sustainability issues in risk areas and, where necessary, a highly accelerated resolution of identified issues.
54     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Employment
Excluding discontinued operations (MedQuist in 2007), the total number of employees of the Philips Group was 121,398 at the end of 2008, compared to 118,098 at the end of 2007. Approximately 47% were employed in the Lighting sector, due to the still relatively strong vertical integration in this business. Some 29% were employed in the Healthcare sector and approximately 14% of the workforce was employed in the Consumer Lifestyle sector.
The main increase in employee numbers in 2008 was due to acquisitions, which added 12,673 employees. The main acquisition-related increases were within Healthcare (mainly Respironics) and Lighting (Genlyte).
This increase was partially reduced by the divestments in Consumer Lifestyle, primarily the North America television activities and the sale of Set-Top Boxes. Additionally, restructuring and business optimization projects resulted in personnel reductions across all sectors, mainly within Consumer Lifestyle and Lighting.
Approximately 58% of Philips’ workforce is located in mature markets, with 42% in emerging markets. In 2008, the number of employees in mature markets increased, largely as a result of the Genlyte and Respironics acquisitions. This increase was partly offset by restructuring programs across all sectors. Key emerging markets saw a reduction in employee numbers as additional headcount from the Healthcare acquisitions in China, India and Brazil was offset by the divestment of HTP Optics, the sale of the Television factory in Juarez (Mexico) and a reduction of employees due to lower factory production. The employee decrease in other emerging markets was largely due to low year-end production volumes in Hungary and the Lamps and Lighting Electronics factory in Poland.
Sales per employee decreased from EUR 224,000 in 2007 to EUR 209,000 in 2008, affected by 3% unfavorable currency movements compared to 2007.
Adjusted for the 3% adverse foreign currency impact in 2008, sales per employee declined 4%, largely due to Consumer Lifestyle, caused by a sharp decline in sales in the second half of the year, as well as Healthcare and Innovation & Emerging Businesses. The decline was partly mitigated by increases in Lighting and Group Management & Services.
Employees per market cluster
in FTEs at year-end

	2006	2007	2008
Western Europe	39,722	40,244	37,452
North America	22,169	21,682	31,336
Other mature markets	1,831	1,850	1,633
Total mature markets	63,722	63,776	70,421
Key emerging markets	31,893	33,377	32,084
Other emerging markets	19,477	20,945	18,893
	115,092	118,098	121,398
Discontinued operations	6,640	5,703	—
	121,732	123,801	121,398
Employment
in FTEs

	2006	2007	2008
Position at beginning of year	159,226	121,732	123,801
Consolidation changes:
- new consolidations	4,834	6,654	12,673
- deconsolidations	(44,085)	(3,535)	(1,571)
Comparable change	1,757	(1,050)	(13,505)
Position at year-end	121,732	123,801	121,398
of which:
continuing operations	115,092	118,098	121,398
discontinued operations	6,640	5,703	—
Philips Annual Report 2008     55

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Liquadity and capital resources
Condensed consolidated cash flow statements
in millions of euros

	2006	2007	2008
Cash flows from operating activities:
Net income (loss)	5,381	4,160	(186)
(Income) loss from discontinued operations	(4,482)	433	8
Adjustments to reconcile net income to net cash provided by operating activities	(569)	(3,074)	1,673
Net cash provided by operating activities	330	1,519	1,495
Net cash (used for) provided by investing activities	(2,802)	3,930	(3,101)
Cash flows before financing activities	5,449	(1,606)
Net cash used for financing activities	(3,715)	(2,368)	(3,575)
Cash (used for) provided by continuing operations	(6,187)	3,081	(5,181)
Net cash provided by (used for) discontinued operations	7,114	(115)	(37)
Effect of changes in exchange rates on cash and cash equivalents	(197)	(112)	(39)
Total change in cash and cash equivalents	730	2,854	(5,257)
Cash and cash equivalents at the beginning of year	5,293	6,023	8,877
Less cash and cash equivalents at the end of year — discontinued operations	137	108	—
Cash and cash equivalents at the end of year — continuing operations	5,886	8,769	3,620
Please refer to the consolidated statements of cash flows which are part of the chapter US GAAP financial statements.
Liquidity and capital resources
Cash flows provided by continuing operations
Condensed consolidated statements of cash flows for the years ended December 31, 2006, 2007 and 2008 are presented on the left.
Cash flows from operating activities
Net cash from operating activities amounted to EUR 1,495 million in 2008, slightly lower than the EUR 1,519 million cash flows generated in 2007. A decline in sales-driven earnings in Consumer Lifestyle was largely offset by lower working capital requirements in most sectors and the positive cash contributions from acquisitions.
Cash flows from investing activities
Cash flows from investing activities were an outflow of EUR 3,101 million in 2008, due to EUR 5,316 million cash used for acquisitions and EUR 722 million used for net capital expenditures, partly offset by EUR 2,937 million of inflows received mainly from the sale of other non-current financial assets (mainly TSMC).
2007 cash flows from investing activities amounted to an inflow of EUR 3,930 million as a result of EUR 6,130 million of proceeds, mainly from the sale of other non-current financial assets (notably TSMC) and businesses (notably LG Display), partly offset by cash used for acquisitions (EUR 1,502 million) and net capital expenditures (EUR 698 million).
Net capital expenditures
Net capital expenditures totaled EUR 722 million in 2008, EUR 24 million higher than in 2007, mainly due to acquisition-driven investment increases in Healthcare, as well as higher investments in solid-state lighting at Lighting. These higher investments were partly offset by higher proceeds from the sale of real estate within Group Management & Services.
56     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Acquisitions
In 2008, a total of EUR 5,316 million cash was used for acquisitions, mainly for Respironics (EUR 3,196 million), Genlyte (EUR 1,805 million) and VISICU (EUR 198 million).
In 2007, cash disbursements amounting to EUR 1,502 million were used for acquisitions, notably for PLI (EUR 561 million) and Color Kinetics (EUR 515 million), as well as for DLO, Health Watch, TIR Systems, Raytel Cardiac Services and Emergin.
Divestments and derivatives
Cash proceeds of EUR 1,831 million and EUR 37 million were received from the final sale of stakes in TSMC and D&M Holdings respectively. Additionally, the sale of shares in LG Display generated EUR 670 million cash. The maturing of derivatives led to a net cash inflow of EUR 337 million.
In 2007, EUR 4,105 million in cash was received from the sale of other non-current financial assets, primarily related to TSMC, while EUR 1,640 million cash was generated by the sale of interests in businesses, including the sale of 46.4 million shares in LG Display. The maturing of currency hedges led to a net cash inflow of EUR 385 million.
Cash flows from financing activities
Net cash used for financing activities in 2008 was EUR 3,575 million. The impact of changes in debt was an increase of EUR 380 million, including the issuance of EUR 2,053 million of bonds, offset by bond repayments amounting to EUR 1,691 million. Also, Philips’ shareholders were paid EUR 720 million in the form of a dividend payment. Additionally, net cash outflows for share repurchases totaled EUR 3,257 million. This included a total of EUR 3,298 million related to the repurchases of shares for cancellation. The cash outflows were partially offset by a net cash inflow of EUR 41 million due to the exercise of stock options.
In 2007, net cash used for financing activities totaled EUR 2,368 million. The impact of changes in debt was a reduction of EUR 281 million, including a EUR 113 million repayment of long-term bank borrowings. Furthermore, Philips’ shareholders were paid EUR 659 million as a dividend payment. Net cash outflows for share repurchases totaled EUR 1,448 million. This included EUR 810 million related to hedging of obligations under the long-term employee incentive and employee stock purchase programs and a total of EUR 823 million related to the repurchases of the shares for cancellation. These cash outflows were partially offset by a net cash inflow of EUR 161 million due to the exercise of stock options.
Condensed consolidated balance sheet information
in millions of euros

	2006	2007	2008
Intangible assets	5,536	6,289	11,676
Property, plant and equipment	3,084	3,180	3,484
Inventories	2,834	3,146	3,371
Receivables	9,651	9,500	9,275
Accounts payable and other liabilities	(8,129)	(7,799)	(8,625)
Provisions	(3,281)	(3,089)	(3,969)
Other non-current financial assets	8,055	3,183	1,331
Equity-accounted investees	2,974	1,886	284
Assets of discontinued operations	431	333	—
Liabilities of discontinued operations	(169)	(157)	—
	20,986	16,472	16,827

Cash and cash equivalents	5,886	8,769	3,620
Debt	(3,869)	(3,557)	(4,158)
Net cash (debt)	2,017	5,212	(538)
Minority interests	(40)	(42)	(46)
Stockholders’ equity	(22,963)	(21,642)	(16,243)
	(20,986)	(16,472)	(16,827)
Please refer to the consolidated balance sheets for 2007 and 2008 which are part of the chapter US GAAP financial statements.
Changes in debt
in millions of euros

	2006	2007	2008
New borrowings	(106)	(29)	(2,088)
Repayments	543	310	1,708
Consolidation and currency effects	181	31	(221)
Total changes in debt	618	312	(601)
Cash flows from discontinued operations
In 2008, EUR 37 million cash was used by discontinued operations, the majority of which related to tax payments in connection with the 2006 sale of Philips’ majority stake in the Semiconductors business.
In 2007, EUR 115 million cash was used by discontinued operations, the majority of which was due to tax payments related to the Semiconductors business and operating cash flows of MedQuist in 2007.
Financing
Consolidated balance sheet information for the years 2008, 2007 and 2006 is presented above.
Philips Annual Report 2008     57

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Liquidity and capitla resources

1)	Includes the sale of stakes in mainly TSMC and LG Display

2)	For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information

3)	Includes the acquisitions of mainly Respironics, Genlyte and VISICU
Cash and cash equivalents
In 2008, cash and cash equivalents declined by EUR 5,149 million to EUR 3,620 million at year-end. The share buyback program led to a cash outflow of EUR 3,298 million while a dividend of EUR 720 million was paid. Furthermore, cash outflows for acquisitions were EUR 5,316 million, partially compensated by EUR 2,600 million in cash proceeds from divestments. In addition, cash flow from operations amounted to EUR 1,495 million, partly offset by unfavorable currency changes within cash and cash equivalents of EUR 39 million.
In 2007, cash and cash equivalents increased by EUR 2,883 million to EUR 8,769 million at the end of the year. The share buyback program led to a cash outflow of EUR 1,609 million. Furthermore a dividend of EUR 659 million was paid. Cash outflows for acquisitions amounted to EUR 1,502 million, partially offset by cash proceeds received from divestments of EUR 5,745 million. The cash flows from operations amounted to EUR 1,519 million, partly compensated by an unfavorable impact from currency changes of EUR 112 million which impacted cash and cash equivalents.
Debt position
Total debt outstanding at the end of 2008 was EUR 4,158 million, compared with EUR 3,557 million at the end of 2007.
In 2008, total debt increased by EUR 601 million. During the year, Philips repaid EUR 1,691 million of bonds. Repayments under capital leases amounted to EUR 28 million, while EUR 5 million was used to reduce other long-term debt. These reductions were more than offset by new borrowings which totaled EUR 2,088 million.
In March, Philips issued EUR 2,053 million of corporate bonds, thereby significantly extending the overall maturity profile. New borrowings under capital leases totaled EUR 31 million in the year. Other changes resulting from consolidation and currency effects led to an increase of EUR 221 million.
In 2007, total debt decreased by EUR 312 million. Philips repaid EUR 113 million of bank facilities; repayments under capital leases amounted to EUR 24 million; and EUR 15 million resulted from reductions in other long-term debt. Repayments under short-term debt totaled EUR 158 million. New borrowings totaled EUR 29 million. Other changes resulting from consolidation and currency effects led to a reduction of EUR 31 million.
Long-term debt as a proportion of the total debt stood at 83% at the end of 2008 with average remaining term of 10.9 years, compared to 34% at the end of 2007.
Net debt to group equity
Philips ended 2008 in a net debt position (cash and cash equivalents, net of debt) of EUR 538 million, compared to a net cash position of EUR 5,212 million at the end of 2007.
58     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Stockholders’ equity
Stockholders’ equity declined by EUR 5,399 million in 2008 to EUR 16,243 million at December 31, 2008. The decrease was mainly attributable to share repurchase programs for capital reduction purposes, as well as the hedging of long-term incentive and employee stock purchase programs, reducing equity by EUR 3,298 million. The dividend payment to shareholders in 2008 further reduced equity by EUR 720 million. Additionally a EUR 1,539 million decrease related to total changes in comprehensive income, net of tax. The decrease was partially offset by EUR 158 million related to re-issuance of treasury stock and share-based compensation plans.
Stockholder’s equity decreased by EUR 1,321 million in 2007 to EUR 21,642 million at December 31, 2007. Share repurchase programs for capital reduction purposes and the hedging of long-term incentive and employee stock purchase programs resulted in a EUR 1,633 million reduction of equity. The dividend payment to shareholders in 2007 further reduced equity by EUR 659 million. The decrease was partially offset by EUR 305 million related to re-issuance of treasury stock and share-based compensation plans and a further EUR 666 million increase, related to total changes in comprehensive income, net of tax.
The number of outstanding common shares of Royal Philips Electronics at December 31, 2008, was 923 million (2007: 1,065 million).
At the end of 2008, the Company held 47.6 million shares in treasury to cover the future delivery of shares. This was in connection with the 65.5 million rights outstanding at the end of 2008 under the Company’s long-term incentive plan and convertible personnel debentures. At the end of 2008, the Company held 1.9 million shares for cancellation.
At the end of 2007, the Company held 52.1 million shares in treasury to cover the future delivery of shares. This was in connection with the 61.4 million rights outstanding at year-end 2007 under the Company’s long-term incentive plans and convertible personnel debentures. At the end of 2007, the Company held 25.8 million shares for cancellation. Treasury shares are accounted for as a reduction of stockholders’ equity.
Liquidity position
in millions of euros

	2006	2007	2008
Cash and cash equivalents	5,886	8,769	3,620
Trading securities	192	—	—
Commited revolving credit facility / CP program	1,898	1,698	2,274
Short-term debt	(863)	(2,345)	(717)
Short-term available liquidity	7,113	8,122	5,177
Available-for-sale securities at market value	6,529	1,776	599
Main listed investments in equity- accounted investees at market value	2,803	2,688	60
Long-term debt	(3,006)	(1,212)	(3,441)
Net available liquidity resources	13,439	11,374	2,395

1)	Stockholders’ equity and minority interests

2)	For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
Liquidity position
Including the company’s net debt (cash) position (cash and cash equivalents, net of debt), listed available for-sale securities, listed equity-accounted investees, as well as its USD 2.5 billion commercial paper program supported by the revolving credit facility, the company had access to net available liquidity resources of EUR 2,395 million as of December 31, 2008, compared to EUR 11,374 million one year earlier.
The fair value of the Company’s listed available-for-sale securities, based on quoted market prices at December 31, 2008, amounted to EUR 599 million, of which EUR 558 million related to LG Display and EUR 29 million related to Pace Micro Technology.
Philips Annual Report 2008     59

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about....	42 Our group performance Liquidity and Capital resources
Lighting the road ahead in Asia
Philips officially opened its Automotive Lighting Application Center at the Philips Innovation Campus in Shanghai, China. This center studies local needs in automotive lighting to provide customized support and speed up the introduction of the latest lighting technologies into the fast-growing local markets.
The Company has a lock-up period associated with the sale of shares in Pace Micro Technology that expires on April 21, 2009. The sale of TSMC shares contributed the majority of the decrease in available-for-sale securities.
Philips’ shareholdings in its main listed equity-accounted investees had a fair value of EUR 60 million based on quoted market prices at December 31, 2008, and consisted primarily of the Company’s holdings in TPV Technology. The Company transferred LG Display from equity-accounted investees to available-for-sale securities effective March 1, 2008 as Philips was no longer able to exercise significant influence. The decline in the value of LG Display holding was due to the sale of 24 million shares, as well as the sharp decline in the stock price in 2008.
Philips has a USD 2.5 billion commercial paper program, under which it can issue commercial paper up to 364 days in tenor, both in the US and in Europe, in any major freely convertible currency. There is a panel of banks, in Europe and in the US, which service the program. When Philips wants to fund through the commercial paper program, it contacts the panel of banks. The interest is at market rates prevailing at the time of issuance of the commercial paper. There is no collateral requirement in the commercial paper program. Also, there are no limitations on Philips’ use of the program, save for market considerations, such as that the commercial paper market itself is not open.
If this were to be the case, Philips’ USD 2.5 billion committed revolving credit facilities could act as back-up for short-term financing requirements that normally would be satisfied through the commercial paper program. The USD 2.5 billion revolving credit facility does not have a material adverse change clause, has no financial covenants and does not have credit-rating-related acceleration possibilities. The revolving credit facility is allocated among 26 banks headquartered in Organization for Economic Co-operation and Development (OECD) countries. As of December 31, 2008, Philips did not have any commercial paper outstanding.
In addition to the USD 2.5 billion revolving credit facility, Philips has a EUR 500 million standby roll-over loan agreement in place. The availability of EUR 450 million out of this EUR 500 million is committed until April 29, 2010. As of December 31, 2008, Philips did not have any loans outstanding under these facilities.
As of December 31, 2008 Philips had an undrawn committed bilateral loan of EUR 250 million in place which was fully drawn in January 2009.
Outstanding long-term bonds, including the ones issued in March 2008, do not have a material adverse change clause, financial covenants nor credit-rating-related acceleration possibilities.
As at December 31, 2008, Philips had total cash and cash equivalents of EUR 3,620 million; Philips pools cash from subsidiaries to the extent legally and economically feasible. Cash in subsidiaries is not necessarily freely available for alternative uses due to possible legal or economic restrictions. The amount of cash not immediately available is not considered material for Philips to meet its cash obligations. Philips had a total debt position of EUR 4,158 million at year-end 2008.
Contractual cash obligations, other cash commitments and guarantees
Contractual cash obligations
Presented opposite is a summary of the Group’s contractual cash obligations and commitments at December 31, 2008
Philips has no material commitments for capital expenditures.
Philips has a number of commercial agreements, such as supply agreements, which provide that certain penalties may be charged to the company if the company does not fulfill its commitments.
60     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
The table on the right excludes any potential uncertain income tax liabilities that may become payable upon examination of the Group’s income tax returns by taxing authorities. Such amounts and periods of payment cannot be reliably estimated. Refer to note 6 of the notes to the Group financial statements for further explanation of the Group’s uncertain tax positions.
Other cash commitments
Under the terms of a proposed Plan of Reorganization filed by a US subsidiary of the Company — which is subject to Court approval — an amount of USD 900 million (EUR 639 million) would be required to be contributed to an Asbestos Personal Injury Trust. EUR 121 million is currently held in a restricted trust account and will be used in the settlement of this contingent obligation. For further information with respect to this and other contingent liabilities, refer to note 27 of the US GAAP financial statements.
The Company and its subsidiaries sponsor pension plans in many countries in accordance with legal requirements, customs and the local situation in the countries involved. Additionally, certain postretirement benefits are provided in certain countries. Refer to notes 20 and 21 of the notes to the Group financial statements for a discussion of the plans and expected cash outflows.
The Company announced the acceleration of restructuring and change programs across all sectors in 2008, which is expected to lead to a cash payment amounting to EUR 235 million in 2009. For further information, refer to note 4 of the notes to the Group financial statements.
A distribution for 2009 of EUR 0.70 per common share will be proposed to the 2009 Annual General Meeting of Shareholders. Assuming the distribution is approved, it is expected to amount to approximately EUR 646 million.
In light of current economic environment, in January 2009, Philips has stopped the EUR 5 billion share buy-back program until futher notice.
Guarantees
Guarantees issued or modified after December 31, 2003, having characteristics defined in FASB Interpretation No. 45 ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others’ (FIN 45), are measured at fair value and recognized on the balance sheet. At the end of 2008, the total fair value of guarantees recognized by the company was EUR 10 million.
Contractual cash obligations at December 31, 20083)
in millions of euros

	payments due by period
		less
		than 1	1-3	3-5	after 5
	total	year	years	years	years
Long-term debt1)	3,437	127	1,027	456	1,827
Finance lease obligations1)	135	4	68	17	46
Short-term debt1)	586	586	—	—	—

Operating leases1)	715	171	229	137	178
Interest on debt2)	2,533	209	391	278	1,655

	7,406	1,097	1,715	888	3,706

1)	Short-term debt, long-term debt and capital lease obligations are included in the Company’s consolidated balance sheet; please refer to note 23, note 24 and note 26 of the US GAAP financial statements

2)	Approximately 24% of the debt bears interest at a variable rate. Interest on debt has been estimated based upon average rates in 2008.

3)	For further details about uncertain tax positions, amounting to EUR 559 million, see note 6 of the US GAAP financial statements.
Expiration per period 2008
in millions of euros

	Total	less
	amounts	than 1	1-5	after 5
	committed	year	years	years
Business-related guarantees	443	205	78	160
Credit-related guarantees	42	18	7	17
	485	223	85	177
Expiration per period 2007
in millions of euros

	total	less
	amounts	than 1	1-5	after 5
	committed	year	years	years
Business-related guarantees	432	142	95	195
Credit-related guarantees	45	5	16	24
	477	147	111	219
Guarantees issued before December 31, 2003, and not modified afterwards, and guarantees issued after December 31, 2003, which do not have characteristics defined in FIN 45, remain off-balance sheet.
Philips’ policy is to provide only guarantees and other letters of support, in writing. Philips does not stand by other forms of support. The above table outlines the total outstanding off-balance sheet credit-related guarantees and business-related guarantees provided by Philips for the benefit of unconsolidated companies and third parties as at December 31, 2008.
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Low energy consumption
Our focus on sustainability has resulted in our PowerSave feature in all our MRI systems. Not only does this save energy, but the customer saves substantially on energy costs compared with competitors. With smart power management our MRI systems only consume energy when really needed. Key to achieving this is making the right choices in power amplifier technology.
The Achieva 1.5T product line reduces energy consumption by 28% and offers a life cycle assessment improvement of about 10% compared to its predecessor.
Sustainability
Management summary
In 2008 we made progress against our Sustainability Management Agenda, focusing on:
•	driving the implementation of our EcoVision programs

•	strengthening the energy-efficient and Green Product approach at both Healthcare and Consumer Lifestyle, leveraging the experience of our Lighting sector

•	making our supply chain fully compliant with the Electronic Industry Code of Conduct standard, and

•	continuing to engage employees on energy efficiency and carbon footprint awareness.
We also focused on achieving the targets defined by our Key Performance Indicators, which are set yearly to track our progress on the major issues regarding sustainability. These KPIs include targets related to our EcoVision4 program; diversity and inclusion; engagement; health and safety; supplier performance and communication.
Results are detailed on the following pages.
EcoVision III
Our EcoVision III environmental action program began in 2006 and will run through 2009. EcoVision III calls for improvements in all major environmental parameters in manufacturing, compared to the base year 2005.
EcoVision III covers the contributors to climate change (energy, PFCs and other greenhouse gases), water, waste and a selection of the most relevant restricted and hazardous substances. For nine out of the 13 defined parameters, we realized or exceeded the reduction targets by year-end 2008. To achieve the defined targets in the four remaining parameters — one restricted and three hazardous substances — we will work to realize further reductions in 2009. However, due to certain production processes, for some parameters it may not be possible to achieve the stated targets.
62     Philips Annual Report 2008

70 Our sector performance	94 Risk Management	110 Our leadership	114 Supervisory Board report	122 Performance statements
EcoVision4
With our latest environmental action program, EcoVision4, we have committed to:
•	generate 30% of total revenues from Green Products by 2012, compared with 15% in 2006

•	double our investment in Green Innovations to a cumulative EUR 1 billion, and

•	further increase the energy efficiency of our operations by 25% by 2012, as well as reduce our total operational carbon footprint by 25%, both compared with the base year of 2007.
Results for each target are highlighted on the following pages.
Green Product sales
Sales from Green Products increased 12.5% in 2008, contributing significantly to the total revenue stream. As a percentage of the Group total, Green Product sales rose to 22.6%, up from 19.8% in 2007. Excluding the major acquisitions in 2008 (Genlyte and Respironics), the percentage increased to 24.9%.
Consumer Lifestyle contributed most to the overall increase with the introduction of 61 Green Products in 2008. Further progress was also achieved in the Lighting sector, where the share of Green Products increased.
Overall, improvements have been predominantly realized in our energy efficiency Green Focal Area.
Green Innovations
In 2008 Philips invested approximately EUR 282 million in Green Innovations — the Research & Development spend related to the development of new generations of Green Products and breakthrough Green Technologies.
Philips Healthcare innovation projects consider all of the Green Focal Areas and aim to reduce total life cycle impact. In particular the sector focuses on reducing energy consumption, weight and hazardous substances.
Consumer Lifestyle’s investment in Green Innovations is dedicated to the development of new Green Products, focusing on further enhancing energy efficiency and on closing material loops.
The Lighting sector accounts for more than half of the total spend on Green Innovations. The focus is on developing new energy-efficient lighting solutions, further enhancing current Green Products and driving toward technological breakthroughs, such as solid-state lighting.
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Reducing our operational carbon footprint
Our Roosendaal facility is the first Philips location in the Netherlands to run completely on green electricity from renewable sources. The lamps produced at Roosendaal are mainly Green Products — energy-efficient solutions that reduce energy costs and CO2 emissions.
In 2008 the facility started an ‘adoption plan’, donating energy-efficient lighting to all primary schools in the town. That cut their electricity consumption annually by an average of 18% and stopped 33 tons of CO2 from entering the atmosphere. The project involved more than 100 employees, 26 schools and more than 9,500 lamps.
Within Corporate Technologies, Philips Research invested approximately EUR 41 million, spread over Green Innovation projects focused on meeting global challenges related to water, air, waste and energy.
Operational energy efficiency
In absolute terms, total CO2 emissions in 2008 remained virtually flat at 2.1 million tons CO2 equivalents, mainly due to the major acquisitions (Genlyte and Respironics). Without these additions, the footprint would have decreased by nearly 5%. CO2 emissions from manufacturing increased 2% in absolute terms, but decreased 4% on a comparable basis (excluding the acquisitions). We doubled the percentage of electricity purchased from renewable sources and optimized production. Because we reduced facility space, CO2 emissions from non- industrial operations (offices, warehouses, etc.) decreased 7% in absolute terms, and 15% on a comparable basis.
CO2 emissions related to business travel decreased 8% in absolute terms and 11% on a comparable basis, due to our strict air travel policy, strong promotion of videoconferencing and our green lease car policy. CO2 emissions from distribution increased 6% nominally and 1% on a comparable basis. Half of these emissions are attributable to air transport, which was up 1% nominally but down 2% on a comparable basis. Sea transport increased 19%, due to various reasons like a targeted shift from air to sea transport, new acquisitions and shipments moving into our scope definition. Road transport increased 2%, but decreased 7% on a comparable basis, among other things due to improved truck utilization.
64     Philips Annual Report 2008

70 Our sector performance	94 Risk Management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Social performance
Employee engagement
In 2008, 90% of our employees took the Engagement Survey. The Employee Engagement Index — the single measure of the overall level of employee engagement at Philips — rose to 69% in 2008, from 64% in the previous year.
Equally important is the insight we gained into ways we can improve. For example, employees’ confidence in the company’s future decreased. To reverse this we are placing emphasis on connecting all of our people with the long-term ambition of Philips.
Diversity and inclusion
We reached our diversity and inclusion target for 2008, significantly increasing the percentage of women in executive positions. Women now comprise nearly 10% of executives across the global Philips organization — double the figure of 5% in 2005.
In 2008 the percentage of women in the top potential pool reached 23%, up from 20% in 2007.
Further, the percentage of executives from Asia Pacific stood at 8% at year-end 2008, versus 7% the previous year. The percentage of top potentials from Asia Pacific was 14%, a decrease from 16% in 2007.
Developing our people
With nearly 10,000 employees participating in programs in our Core Curriculum during 2008, enrollment decreased compared with 12,000 the previous year. Functional Core Curricula enrollment was some 7,600 in 2008, a slight decrease from 8,000 in 2007.
In 2008, our Inspire program for high potentials facilitated the completion of seven project assignments, and seven more are expected to be completed during the first quarter of 2009. Top potentials in the Octagon program completed eight projects.
Even in the face of the economic downturn, participation in our curriculum of internal and external programs for executives remained at the same levels as 2007. Approximately 9% of executives and top potentials attended external business school programs.
In 2008, 13 new executives went through the executive induction program for newly hired or recently appointed executives.
Talent creating value
At Philips we all work together to achieve our goal of providing meaningful solutions to human needs. It is therefore crucial that we communicate properly among ourselves and that everyone is given full opportunity to use their individual talents.
We believe it is important that employees feel part of a team, experience that their ideas and suggestions count, develop themselves and know diverse perspectives are valued.
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Switching to a brighter world
The EcoClassic 50 is the first ever energy-saving lamp purposely designed to suit decorative fixtures where existing energy savers could not be used. The lamp starts instantly, is dimmable and comes in a retrofit design, which means that consumers can use the halogen energy savers in all traditional lamp sockets.
Importantly, the EcoClassic 50 combines high-quality light with a 50% energy saving.
General Business Principles
In 2008 a total of 361 complaints were raised, compared with 389 in 2007; 392 in 2006; and 318 in 2005.
All alleged GBP violations (and the status of the investigations) are considered by the Board of Management and the Audit Committee of the Supervisory Board, which assess any possible impact on Philips’ businesses and compliance with applicable laws.
There was a sharp rise in the number of complaints relating to the general commitment towards employees principle (GBP 4.0). To a large extent these originated from employees of a number of recently acquired companies, where the pre-acquisition style of management was in many respects inconsistent with the underlying principles of business conduct defined in the Philips GBP.
In 2008 the GBP most associated with alleged violations was again GBP 4.3 (Equal and fair treatment). As in the previous two years, almost half of all reported complaints related to this principle.
Business integrity issues
With regard to reporting of the typical business integrity issues, the number of complaints remained fairly stable in 2008 compared to 2007.
Use and protection of assets
After having been the second most frequent GBP complaint received in 2007 at 15.5% of the total, there was a sharp fall in the number of complaints relating to GBP 6.1 (Use and protection of assets), with only 7.7% in 2008. A lot of attention has been devoted to this issue, both in recent editions of the GBP directives and the latest corporate IT directives.
Supply management
The number of complaints relating to supply management was virtually the same in 2008 and 2007. Only eight complaints were lodged in 2008 in the GBP Complaints database as alleged violations of GBP 5 (Commitment to Suppliers and Business Partners), compared with nine in 2007.
Breakdown of alleged violations GBP
as a % of total

	2005	2006	2007	2008
1 General commitment	4.3	7.2	7.0	5.2
2 Commitment to customers		1.2	0.7	1.9
3 Commitment to shareholders		0.3
4 Commitment to employees	48.1	58.8	55.8	62.9
5 Commitment to suppliers and business partners	8.9	5.7	2.3	2.2
6 Assets and information	24.2	15.6	17.0	9.9
7 Business integrity	13.7	10.9	17.2	16.3
8 Observance of the General Business Principles	0.8	0.3		1.6
	100	100	100	100
Health and safety
In 2008 we recorded 650 Lost Workday Injuries cases, occupational injury cases where the injured person is unable to work the day after the injury. This is an 18% decrease compared with 2007. The rate of Lost Workday Injuries also decreased substantially to 0.68 per 100 FTEs, compared with 0.81 in 2007.
Reductions were particularly realized in the Lighting sector, which initiated a dedicated action program two years ago to drive down injury levels. Consumer Lifestyle also achieved a lower injury rate.
66     Philips Annual Report 2008

70 Our sector performance	94 Risk Management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Supplier performance
We continued to drive progress in our Supplier Sustainability Involvement Program in 2008. A total of 572 audits of Bill of Material (BOM) and non-product related (NPR) identified risk suppliers were carried out in 2008, comprised of:
•	244 initial audits of new suppliers, including those from acquisitions, new sites or spend growth exceeding EUR 100,000

•	33 continual conformance audits at suppliers audited in 2005, and

•	295 resolution audits focusing on zero-tolerance issues (for example: child labor, continual seven-day work weeks, immediate life-threatening situations, slave labor conditions and banned substances).
The majority (80%) of BOM-related audits were conducted in China, where the vast majority of non-compliances (89%) were found.
2008 supplier audit results
The most frequently identified issues coming out of the 277 initial and continual conformance audits were as follows:
•	Zero-tolerance — emergency preparedness (blocked fire exits); occupational safety (immediate threat to health and safety); working conditions (exposure to hazardous substances); working hours (continual seven-day work weeks); and lack of environmental permits.

•	Limited-tolerance — improper handling/processing of chemical waste; working hours (above legal limits/60 hours a week); wages and benefits (below minimum wages and absence of legal overtime payment); environmental performance objectives do not meet legal requirements; lack of industrial hygiene (lack of personal protective equipment); occupational injury and illness (no medical treatment facility).
Increased speed of resolution
During 2008 we focused on resolving zero-tolerance issues, leading to a 60% improvement in resolution speed. During the last four months of the year all zero-tolerance issues were resolved within 105 days, down significantly from the average resolution time of 250 days in 2007. At year-end there were no zero-tolerance issues older than three months.
The most frequently identified zero-tolerance issues related to occupational health and safety risks and continual seven-day work weeks. Health and safety issues can be resolved quickly. Dealing with working hours often entails installing extra shifts with additional personnel, which can take at least a month.
Where no improvement could be established, 25 suppliers were phased out.
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6 Performance highlights	8 Message from the President	14 Who we are	18 We care about	42 Our group performance Sustainability
Proposed distribution to shareholders
Pursuant to article 34 of the articles of association of Royal Philips Electronics, a dividend will first be declared on preference shares out of net income. The remainder of the net income, after reservations made with the approval of the Supervisory Board, shall be available for distribution to holders of common shares subject to shareholder approval after year-end. As of December 31, 2008, the issued share capital consists only of common shares; no preference shares have been issued. Article 33 of the articles of association of Royal Philips Electronics gives the Board of Management the power to determine what portion of the net income shall be retained by way of reserve, subject to the approval of the Supervisory Board.
Pursuant to article 35 of the articles of association of Royal Philips Electronics, a proposal will be submitted to the 2009 Annual General Meeting of Shareholders to declare a distribution in cash of EUR 0.70 per common share from the retained earnings. Such distribution is expected to result in a payment of EUR 646 million.
In 2008, a dividend was paid of EUR 0.70 per common share (EUR 720 million) in respect of the financial year 2007. The remainder of the net income for the financial year 2007 has been retained by way of reserve.
The balance sheet presented in this report, as part of the Company financial statements for the period ended December 31, 2008, is before appropriation of the result for the financial year 2008.
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70 Our sector performance	94 Risk Management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Outlook
Our fourth-quarter results confirm the expectation we expressed early December that the short-term economic outlook is worsening and that 2009 is likely to be a very challenging year. Construction and automotive markets look set to remain contracted and the latest consumer confidence numbers — also in most emerging markets — leave little room for optimism. Although Healthcare has been less directly affected by the economic downturn, the limited availability of capital financing in North America is expected to continue for the foreseeable future.
Anticipating this environment, we proactively extended our restructuring plans and sharpened our cash management initiatives last year to further drive down (fixed) costs and ensure we start this year with a strong balance sheet position. In line with our prudent financial management, we will stop the share repurchase program until further notice. During 2009, we will continue to closely manage our businesses relative to both the market and the competition.
We are confident that this stringent approach to cost and cash management, together with our strong brand and our balanced portfolio of leading businesses, will enable us to weather the current economic turmoil and will result in an even stronger company able to deliver on its targets once economic conditions recover.
Amsterdam, February 23, 2009
Board of Management
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Our sector performance
Imaging Systems • Clinical Care Systems • Healthcare Informatics and Patient Monitoring • Home Healthcare Solutions • Customer Services
Television • Shaving & Beauty • Audio & Video Multimedia • Domestic Appliances • Health & Wellness · Peripherals & Accessories
Lamps • Professional Luminaires • Consumer Luminaires • Lighting Electronics • Automotive • Special Lighting Applications • Solid-State Lighting Components & Modules
Innovation & Emerging Businesses
Research • Intellectual Property & Standards • Applied Technologies • Healthcare, Lifestyle and Lighting & Cleantech Incubators • New Venture Integration • Design
Group Management & Sevices
Corporate center • Countries and regions • Global service units • Shared service centers • Pensions
70     Philips Annual Report 2008

70 Our sector performance	94 Risk Management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Our structure
Koninklijke Philips Electronics N.V. (the ‘Company’) is the parent company of the Philips Group (‘Philips’ or the ‘Group’). Its shares are listed on the stock markets of Euronext Amsterdam and the New York Stock Exchange. The management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board.
Philips’ activities in the field of health and well-being are organized on a sector basis, with each operating sector — Healthcare, Consumer Lifestyle and Lighting — being responsible for the management of its businesses worldwide.
The Company aims, through the Innovation & Emerging Businesses sector, to invest in projects that are not currently part of the operating sectors, but which will lead to additional organic growth or create value through future spin-offs.
The Group Management & Services sector provides the sectors with support through shared service centers. Furthermore, country management supports the creation of value, connecting Philips with key stakeholders, especially our employees, customers, government and society. This sector also includes the global service units, pensions and global brand campaign activities.
At the end of 2008, Philips had approximately 155 production sites in 29 countries, sales and service outlets in approximately 100 countries, and some 121,000 employees.
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6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
A helping hand
Designed to meet the needs of cardiologists for clear diagnostic data at the bedside, our new Philips CX50 CompactXtreme handheld ultrasound system combines the image quality expected of a premium full-size system with the convenience of portability. The CX50 system also offers significant environmental benefits: 10% less packaging weight, 22% improvement in system weight, 31% less operating power and 30% reduction in impact over the life cycle.
Healthcare
→ Healthcare challenges present major opportunities

→ Addressing care cycles — cardiology, oncology and women’s health

→ Home healthcare a core part of our healthcare strategy

→ Acquisition and integration of Respironics

→ Strengthened presence in emerging markets
The future of healthcare is one of the most pressing global issues of our time. Around the globe, societies are facing the growing reality and burden of increasing and in some cases aging populations, as well as the upward spiraling costs of keeping us in good health. Worldwide, many more people live longer with chronic disease — such as cardiovascular diseases, cancer, diabetes — than in the past. Aging and unhealthy lifestyles are also contributing to the rise of chronic diseases, putting even more pressure on our healthcare systems. At the same time, we are facing a global and growing deficit of healthcare professionals.
These challenges present us with an enormous opportunity. We focus our business on addressing the evolving needs of the healthcare market by developing innovative products and technologies that contribute to improved healthcare, at lower cost, around the world.
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70 Our sector performance Healthcare	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Healthcare landscape
The global healthcare market is dynamic and growing. Over the past three decades, the healthcare industry has grown faster than Western world GDP, and has also experienced high rates of growth in emerging markets such as China and India. Rising healthcare costs present a major challenge to society. The industry is looking to address this through continued innovation, both in traditional care settings and also in the field of home healthcare. This approach will not only help to reduce the burden on health systems, but will also help to provide a more comforting and therapeutic environment for patient care.
The healthcare market is not, however, immune from developments in the macro-economic environment. The recent global downturn has had a significant impact on the healthcare industry. Hospitals and other healthcare providers are struggling with reimbursement pressures and reduced direct government spending due to budgetary constraints. At the same time, tighter credit markets have resulted in greater scrutiny on capital purchases. These rapidly changing market dynamics adversely affected us and our competitors in 2008 and will continue to have an impact in 2009. In North America, for example, the availability of capital financing is expected to remain limited for the foreseeable future.
How we make a difference
Philips’ distinctive approach to healthcare starts by looking beyond the technology to the people — patients and care providers — and the medical problems they face. By gaining deep insights into how patients and clinicians experience healthcare, we are able to identify market and clinical needs. In response, we can develop more intuitive, more affordable, and in the end better technology solutions to help take some of the complexity out of healthcare. This results in better diagnosis, more appropriate treatment planning, faster patient recovery and long-term health. We try to simplify healthcare through combining our clinical expertise with human insights to develop meaningful innovations that ultimately help to improve the quality of people’s lives.
With a growing presence in cardiology, oncology, and women’s health, we focus on the fundamental health problems with which people are confronted, such as congestive heart failure, lung and breast cancers and coronary artery disease. Our focus is to deliver value across the complete cycle of care: from disease prevention to screening and diagnosis through to treatment, monitoring and health management. Philips is dedicated to making an impact wherever care happens, within the hospital - critical care, emergency care and surgery - and, as importantly, in the home.
The high-growth sector of home healthcare is a core part of Philips’ healthcare strategy. Philips Home Healthcare Solutions provides innovative products and services for the home that connect patients to their healthcare providers and support individuals at risk in the home through better awareness, diagnosis, treatment, monitoring, and management of their conditions. We provide solutions that improve the quality of life for aging adults, for people with chronic illnesses and for their caregivers, by enabling healthier, independent living at home.
About Philips Healthcare
Philips is one of the top-tier players in the healthcare technology market (based on sales) alongside General Electric (GE) and Siemens. Our new Healthcare sector brings together our former Medical Systems division and our growing Home Healthcare Solutions business. Consolidating these businesses, combined with additional acquisitions of complementary, high-growth healthcare companies, has created a Healthcare sector with sales in 2008 of more than EUR 7.6 billion. It has also created global leadership positions in areas such as cardiac care, acute care and home healthcare.
#1
provider of personal emergency response services in the US
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6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Peace of mind
Philips Lifeline — part of Philips’ growing home healthcare activities — is the leading medical alert system in North America. It supports independent living for seniors and the chronically ill by giving them and their care givers peace of mind.
Lifeline’s Medication Management System is a simple-to-use solution that helps address forgetfulness and confusion, which are among the top reasons seniors do not adhere to their medication routine. The system helps to ensure that the correct medication is taken at the right time, reducing the risk of under- or over-dosing.
Philips Healthcare’s current activities are organized across five businesses:
•	Imaging Systems — x-ray, computed tomography (CT), magnetic resonance (MR) imaging, and nuclear medicine imaging equipment

•	Clinical Care Systems — ultrasound imaging, hospital respiratory systems, cardiac care systems and children’s medical ventures

•	Home Healthcare Solutions — sleep management and respiratory care, medical alert services, remote cardiac services, remote patient management

•	Healthcare Informatics and Patient Monitoring — healthcare informatics, patient monitoring systems and image management services

•	Customer Services — consultancy, clinical services, education, equipment financing, asset management and equipment maintenance and repair.
We are continually striving to improve the organizational structure of our Healthcare businesses, particularly in light of the current economic climate. In late 2008, we set forth a plan to help reduce complexity in the organization, streamlining the management structure and increasing our speed of execution. This will position us for a stronger future as we pursue our ambitious strategic targets.
Products and services are sold to healthcare providers around the world, including academic, enterprise and stand-alone institutions, clinics, physicians, home healthcare agencies and consumer retailers. Marketing, sales and service channels are mainly direct.
The United States is the largest healthcare market, currently representing close to 50% of the global market, followed by Japan and Germany.
The healthcare market is subject to some seasonality as a relatively large proportion of revenue is recognized in the fourth quarter (on a calendar basis), mainly reflecting public/governmental budget spending.
Philips Healthcare employs approximately 36,000 employees worldwide.
With regard to sourcing, please refer to the section Supply management on page 54 of this Annual Report.
Progress against targets
The Annual Report 2007 set out a number of key targets for Philips Healthcare in 2008. The advances made in addressing these are outlined below.
Extract value from acquisitions through successful integration
In 2008, Philips took a significant step in strengthening its Home Healthcare Solutions business by acquiring Respironics, a provider of innovative respiratory and sleep therapy solutions for hospital and home use. This acquisition, the largest in Philips’ history, gives us a leading position in the fast-growing areas of sleep management, respiratory care and non-invasive ventilation. The integration process will continue in 2009, yet we have already been able to extract value, e.g. in the form of positive contributions to sales and earnings.
Philips also finalized the acquisition of VISICU Inc., a provider of remote critical care monitoring, in 2008, as well as acquiring Northern Ireland-based TOMCAT Systems Ltd., a company that offers a software solution to collect and aggregate data relating to cardiac care. Leveraging the TOMCAT platform, the Philips Cardiovascular Information System launched in the fourth quarter of 2008 helps hospitals achieve a high standard of patient care throughout the cardiovascular care continuum.
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70 Our sector performance Healthcare	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Expand presence in emerging markets
In 2008, Philips strengthened its presence in emerging markets by acquiring the following businesses: India-based Alpha X-Ray Technologies, a leading manufacturer of cardiovascular X-Ray systems targeting the economy segment of the Indian market; Brazil-based Dixtal Biomédica e Tecnologia, a manufacturer of in-hospital patient monitoring, anesthesia, ventilation equipment and electrocardiographs (ECG) as well as other sensors for vital sign measurements; and Chinese patient monitoring company Shenzhen Goldway, Inc., which brings a strong portfolio of economy- and mid-range patient monitors. Toward the end of the year, Philips announced the acquisition of India-based Meditronics, a leading manufacturer of general X-ray systems for the economy segment in India.
Cultivate leadership talent and recognize and reward top talent
In 2008, we further strengthened our focus on developing key leadership talent within Philips Healthcare. We have achieved our objective to identify and attract more than 30 new ‘top potentials’ to our talent pool. We also continued to enable personal development through stretch assignments and broadening experiences (86% of all moves of top potentials in 2008 were to a new function, new business or new country). In addition, Healthcare launched the new career compass which transparently lays out the career paths for our key leadership talent depending on a choice to grow in either a functional area or develop on a general management track.
We have also achieved our 2008 target of having 15% of the Philips Healthcare executive pool comprised of females, up from 9% in 2004 when this goal was set. Furthermore, we have strengthened our focus on talent inflow and leadership development in our emerging markets, which will be one of the main focus areas to successfully enable our growth plans.
Healthcare also continued year-over-year improvement in employee engagement and leadership. Employee engagement improved to 67% favorable, from 64% in 2007, only three points off the external benchmark for high-performing companies. Our index measuring the leadership effectiveness of managers — as perceived by employees — also showed another year of strong improvement with 68% favorable, up five points from 2007.
Children’s hospital of the future
In 2008 Disney Children’s Hospital at Florida Hospital announced its intention to be a model for patient experience that is truly dedicated to the well-being of children. One of the keystones of this visionary plan is the creation of a dedicated children’s emergency department, the first of its kind in the United States to feature Ambient Experience Design solutions from Philips.
Areas throughout the department will incorporate captivating and comforting lighting and design elements to provide calming, positive assurances to young patients and their families. Patient treatment rooms will offer animation selections on the ceiling accompanied by soft lighting and music, allowing ‘escapes’ to areas such as the beach or mountains.
Deliver on care cycle solutions from the hospital to the home
Cardiology
Philips’ cardiology solutions help simplify diagnosis, treatment and monitoring of a range of cardiac conditions. We simplify and reduce time to treatment for heart-attack victims, with innovative, time-saving offerings that span from discovery — whether in the field by a paramedic or in the emergency department by a clinician — to treatment in the catheterization lab. With our advanced 16-lead ECG, unique 3D ultrasound visualization, vivid computed tomography (CT) scans, and IT workflow solutions we provide efficient and timely triage for chronic cardiac patients. And by enabling surgeons to view live 3D ultrasound scans of the beating heart, we assist in procedure planning and help reduce the need for invasive valve replacement.
15
years in a row leadership in ultrasound service
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Our multi-purpose catheterization labs provide advanced solutions for a wide range of minimally-invasive procedures, ranging from balloon angioplasty and stenting to structural heart repair and electrophysiology. Lastly, our remote monitoring tools and services make it possible to monitor and support chronic cardiac patients in the convenience of their own homes.
Oncology
One of the areas of focus for our Oncology segment is colorectal cancer, one of the leading causes of death globally. Death from colorectal cancer can largely be prevented; however, the central issue is that too few patients receive screening. In the US, optical colonoscopy is an approved and reimbursed procedure recommended for anyone over the age of 50, but since it is such an invasive procedure, only about one-third of people who are eligible actually have it done. Leveraging computed tomography (CT) for virtual colonoscopy, Philips is seeking to make this procedure accurate and patient-friendly, with a goal to increase screening participation. A more comfortable exam for patients, virtual colonoscopy avoids the need for sedation - meaning patients can return to work immediately after the procedure.
Women’s health
Philips is committed to developing technologies to enhance solutions for women’s specific conditions and diseases, such as breast cancer. Breast imaging, for example, benefits from a multi-modality approach. Clinicians are increasingly relying on multiple imaging technologies to screen for, diagnose and treat breast cancer. In addition to unveiling a new MRI scanner, the Achieva 3.0T TX, in 2008 Philips showcased its comprehensive portfolio of Breast Health solutions, including MammoDiagnost DR, iU22 Breast Ultrasound, MR Elite Breast and GEMINI TF Big Bore PET/CT.
Key data
 in millions of euros

	20061)	20071)	2008
Sales	6,562	6,638	7,649

Sales growth
% increase, nominal	9	1	15
% increase, comparable	8	4	6

EBITA	857	862	863
as a % of sales	13.1	13.0	11.3

EBIT	713	713	638
as a % of sales	10.9	10.7	8.3
Net operating capital (NOC)	4,699	4,802	8,830
Cash flows before financing activities	(1,003)	236	(2,418)
Employees (FTEs)	27,223	29,191	35,551

1)	Revised to reflect immaterial adjustments of intercompany profit eliminations on inventories.
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
2008 financial performance
In 2008, sales amounted to EUR 7,649 million, 15% higher than in 2007 on a nominal basis, largely thanks to the contributions from acquired companies, notably Respironics. Excluding the 14% positive impact of portfolio changes and the 5% unfavorable impact of currency effects, comparable sales grew 6%. All businesses showed positive growth, led by solid sales growth in Customer Services, Clinical Care Systems, and Healthcare Informatics and Patient Monitoring. Higher sales within Imaging Systems were supported by X-Ray and Nuclear Medicine, partly tempered by lower sales at Computed Tomography. Green Product sales amounted to EUR 1,527 million in 2008, up from EUR 1,452 million in 2007, representing 20% of sector sales.
Geographically, double-digit comparable sales growth was achieved in the key emerging markets, notably in China and Latin America, driven by growth in all businesses. Also, single-digit sales growth was recognized in the mature markets, across all businesses, notably Imaging Systems and Clinical Care Systems.
EBITA of EUR 863 million, or 11.3% of sales, was in line with 2007 earnings of EUR 862 million. Earnings included EUR 90 million of acquisition-related charges and EUR 69 million of restructuring charges, which were partly offset by a EUR 45 million gain on the sale of Philips Speech Recognition Systems. EBITA also included additional income from Respironics and higher earnings at Clinical Care Systems and Healthcare Informatics and Patient Monitoring, partly offset by lower earnings at Imaging Systems.
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Compared to 2007, EBIT declined EUR 75 million to EUR 638 million.
Cash flow before financing activities included net payments totaling EUR 3,456 million, mainly for the acquisitions of Respironics, VISICU, TOMCAT, Dixtal Biomédica, Shenzhen Goldway, Medel SpA and Alpha X-Ray Technologies. In 2007, acquisition-related outflows amounted to EUR 245 million, mainly for the acquisitions of Health Watch, Raytel Cardiac Services, Emergin and VMI Sistemas Medicos. Excluding these acquisition-related outflows, cash flow before financing activities was EUR 557 million higher than in 2007, largely thanks to improved working capital requirements, notably lower inventory.
Regulatory requirements
Philips Healthcare is subject to extensive regulation. It strives for full compliance with regulatory product approval and quality system requirements in every market it serves by addressing specific terms and conditions of local ministry of health or federal regulatory authorities, including agencies like the US FDA, EU Competent Authorities and Japanese MLHW. Environmental and sustainability requirements like the European Union’s Waste from Electrical and Electronic Equipment (WEEE) and Restriction of Hazardous Substances (RoHS) directives are met with comprehensive EcoDesign and manufacturing programs to reduce the use of hazardous materials.
Strategy and 2009 objectives
Philips Healthcare will play an important role in the realization of Philips’ strategic ambitions. For 2009 and beyond, Healthcare has put in place a number of specific value-creating initiatives which it will drive via the axes Drive performance, Accelerate change and Implement strategy:
•	Improve margins through acceleration of operational improvements
•	Grow faster than our markets through investments in key market segments
•	Deliver value to our customers and shareholders by effective integration of acquisitions
•	Enhance engagement of our workforce.
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Simply sensational
In 2008, Philips extended its highly successful Senseo range of coffee machines with the introduction of the Senseo Latte Select, which offers delicious coffee specialties made with fresh frothed milk. Consumers can choose from Cappuccino, Latte Macchiato, Café Latte and regular black Senseo coffee – all at the touch of a button.
Consumer Lifestyle
→	Consumer markets heavily impacted by downturn

→	Integration of former CE and DAP

→	Refocused approach to Television based on differentiation

→	Market and customer-driven portfolio choices
Today’s consumers want to enjoy a healthy life balance – to look and feel good, and to benefit emotionally from rich, pleasurable technology experiences, both at home and on the move.
The pursuit of personal health and well-being is a universal trend. It represents a significant proportion of the total global consumer spend and the broad consumer lifestyle market in particular, which is itself nearly three times larger than the market for our existing consumer businesses. It is creating a market in both developed and emerging economies, is growing at a faster pace than the overall consumer goods market, and therefore represents a formidable platform for sustainable growth.
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Consumer Lifestyle
Lifestyle retail landscape
The lifestyle retail landscape continues to evolve, with Brazil, China and India emerging as major retail markets and retailers driving their expansion, both into new geographies, as well as into the online segment.
Our new Consumer Lifestyle sector, launched on January 1, 2008, reflects Philips’ evolution from a technology business to one that focuses on people’s health and well-being. Through the application of design and validated consumer insight, we develop innovative solutions that help to fulfill people’s lifestyle needs and desires.
Clearly, markets around the world – both mature and emerging – were hit hard by the steep downturn in the second half of the year, with its sharp decline in consumer confidence and consumer spending, a situation that is expected to continue in 2009. This had a heavy impact on our Consumer Lifestyle sector. Now more than ever, focus, flexibility and differentiation remain key to gaining and maintaining market leadership.
About Philips Consumer Lifestyle
The Philips Consumer Lifestyle sector was launched following the integration of the former Domestic Appliances & Personal Care and Consumer Electronics divisions. The sector is organized around its markets, customers and consumers, with its businesses focused on value creation through category development, and its functions concentrating on value delivery through operational excellence, albeit with a lower fixed-cost base. A delayered management structure has increased the span of control of the sector’s leadership, creating greater employee empowerment to help drive Consumer Lifestyle forward.
The market-driven approach is applied with particular emphasis at local level, enabling the sales organizations to operate with shorter lines of communication with the sector’s six businesses. This also promotes customer- centricity in day-to-day operations. The grouping of local sales activities within three sales ‘clusters’ – Western Europe & North America, Growth (including the emerging markets of China, India, Russia, Latin America, Poland, Turkey and Ukraine) and International – with each cluster defined by the individual market characteristics, enables Consumer Lifestyle to address a variety of dynamics in both its mature and emerging markets.
In 2008 the sector consisted of the following areas of business:
•	Television – experience television (including the new Aurea II, Ambilight and ultra-thin Essence TV ranges), lifestyle television, professional and business display solutions

•	Shaving & Beauty – electric shavers, female depilation appliances, haircare and male grooming products, vitality solutions (including the Wake-Up light)

•	Audio & Video Multimedia – home and portable audio and video entertainment, including Blu-ray Disc playback, MP3 and MP4 players, and docking stations for portable entertainment devices

•	Domestic Appliances – kitchen appliances, floor care, garment care, water and air purifiers, beverage appliances

•	Health & Wellness – oral healthcare, mother and childcare, relationship care

•	Peripherals & Accessories – mobility accessories (including headphones, portable audio accessories), remote controls, PC peripherals, digital picture frames, audio and video communications (including DECT and VoIP digital cordless phones).
We also partner with leading companies from other fields, such as Sara Lee/Douwe Egberts, Nivea Beiersdorf and Swarovski, in order to deliver customer-focused appliance/consumable combinations.
Consumer Lifestyle has continued its business with international key accounts, particularly in emerging markets. The introduction of ‘flagship’ online stores for Consumer Lifestyle products has added a key touch-point to the consumer brand experience.
With our extensive product portfolio, we are able to service traditional and emerging distribution channels, e.g. general retailers, electronic retailers, mass merchants, retail specialists, online retailers, and distributors/ wholesalers. We offer a broad range of products from high to low price/value quartiles, necessitating a diverse distribution model that includes mass merchants, retail chains, independents and small specialty stores often represented by buying groups.
Under normal economic conditions, the Consumer Lifestyle business experiences seasonality, with higher sales in the fourth quarter resulting from the holiday sales.
>20
million
Senseo coffee
makers sold
since 2001
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Director’s cut
During IFA 2008, Philips introduced the compact CinemaOne home theater system, the world’s first cinema-proportioned LCD television. With its 56” screen shaped in the 21:9 aspect ratio, Cinema 21:9 lets you enjoy movies as you would in the cinema and just as the director intended. Ambilight technology combines with the on-screen action to completely immerse you in the movie and deliver an uncompromised and absorbing cinematic viewing experience never before available in the home.
Consumer Lifestyle employs approximately 17,000 people worldwide – down by some 6,000 compared with 2007 following the integration of the former CE and DAP businesses and subsequent rebalancing of the portfolio and industrial footprint. Our global sales and service organization embraces more than 50 mature and emerging markets. In addition, we operate manufacturing and business creation organizations in the Netherlands, France, Belgium, Austria, Hungary, Singapore, Argentina, Brazil and China.
Consumer Lifestyle strives for full compliance with relevant regulatory requirements, including the European Union’s WEEE (Waste from Electrical and Electronic Equipment) directive.
With regard to sourcing, please refer to the section Supply management on page 54 of this Annual Report.
Transformation program
Throughout 2008, Consumer Lifestyle has undergone a process of integration and optimization. This has involved ‘right-sizing’ the two complementary business operations from the start of the year into one that is focused on profitability and business stability with synergies and lower fixed costs. Within this framework, the sector has applied itself to making focused choices on the categories and markets in which it operates in order to create a stronger and more profitable foundation for growth.
The sector has also placed particular emphasis on ensuring the right product/market combinations exist across its portfolio, making bold choices in many markets regarding which categories to pursue and grow. For example, Television has shifted from a business based on scale to one driven by differentiation, especially in its channel/market mix. Traditional world-class competences in areas like picture quality and technical performance have been maintained, while additional focus has been placed on differentiated design and experiences.
Across many of our businesses, we tightened our focus in Europe and North America, while expanding our presence in emerging markets like Brazil, India, China and Russia. Within the North American market, Philips entered into a five-year minimum brand licensing agreement with Funai Electric Company of Japan, under which Funai will assume responsibility for all Philips-branded consumer television activities in the United States and Canada. Toward the end of the year this agreement was extended, adding audio-video categories in the US and TV and audio-video categories in Mexico. Consumer Lifestyle took a similar approach to its PC monitors and digital signage business, IT Displays, entering into a brand licensing agreement with TPV Technology Ltd for the global distribution and marketing of products in these categories. This transaction is expected to be completed in the first quarter of 2009.
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Consumer Lifestyle
Progress against targets
The Annual Report 2007 set out a number of key targets for Philips Consumer Lifestyle in 2008. The advances made in addressing these are outlined below.
Leverage post-integration synergies
Best practices from the former Domestic Appliances & Personal Care and Consumer Electronics divisions have been implemented across the new Consumer Lifestyle sector. Marketing expertise from the previous DAP organization, for example, has been applied in the higher-volume electronics categories, and the supply chain competences of CE have been leveraged across the sector.
Open up new value spaces
Consumer Lifestyle’s application of insight and innovation has helped it open up new and emerging value spaces. With the stronger focus on consumer health and well- being, categories such as the Sonicare oral healthcare and Philips-Avent mother and child ranges have already given Consumer Lifestyle a foothold in this area. With the 2007 launch of the Water & Air category, the sector started to focus on new opportunities. In this category, the Philips brand is applied to the very basic necessities of life in emerging and mature markets where the provision of clean drinking water or purer indoor air can improve the quality of life. In 2008 the Relationship Care category was created as a platform to address a different aspect of well-being and initially, in particular, the intimate needs and interests of committed couples in the 35 to 55-year age group.
Create a unified, engaged and high-performance organization
Consumer Lifestyle brought together highly engaged employees from the former DAP and CE organizations. Integration-related communications focused on driving a single-sector mindset, an initiative running in step with the operational transition of activities into the new sector.
The sector has focused strongly on creating the right kind of empowered leadership to take it forward, with an increased span of control and greater diversity in terms of both gender and nationality. Consumer Lifestyle has recorded an increase in employee engagement levels related to its leadership, with the Philips Leadership Index – reflecting leadership effectiveness and engagement capabilities – rising by 4% over the year.
Whiter, healthier teeth
Consumer Lifestyle strengthened the scope of its health and well-being portfolio for consumers with several key product launches, such as the new Philips Sonicare HealthyWhite whitening toothbrush in Europe. This rechargeable sonic toothbrush lets the natural whiteness of your teeth shine through.
Maximize our structure to be fully market-driven
Consumer Lifestyle’s structure – in particular, its clustered sales organization – has reinforced the sector’s market-driven approach, both geographically and in terms of applying consumer insight, relevant innovation and design to drive positions of strength, such as its Shaving & Beauty, Domestic Appliances and Peripherals & Accessories businesses.
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Key data
in millions of euros

	2006	2007	2008
Sales	13,108	13,330	11,145
of which Television	6,559	6,270	4,980
Sales growth
% increase (decrease), nominal	4	2	(16)
% increase (decrease), comparable	6	4	(8)
Sales growth excl. Television
% increase (decrease), nominal	–	8	(13)
% increase (decrease), comparable	(3)	10	(6)
EBITA	692	848	281
of which Television	155	(68)	(413)
as a % of sales	5.3	6.4	2.5
EBIT	683	832	265
of which Television	155	(68)	(413)
as a % of sales	5.2	6.2	2.4
Net operating capital (NOC)	910	890	728
of which Television	(185)	(255)	(245)
Cash flows before financing activities	(39)	772	253
of which Television	207	(41)	(489)
Employees (FTEs) 24,419		23,397	17,346
of which Television	7,262	6,855	4,943
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
2008 financial performance
2008 presented very challenging market conditions for Consumer Lifestyle. Sales amounted to EUR 11,145 million, a nominal decline of 16% compared to 2007. Adjusted for unfavorable currency effects of 3% and portfolio changes, mainly the divestment of Television in North America and the sale of the Set-Top Boxes and Mobile Phones businesses, comparable sales declined by 8%.
Year-on-year declines were seen in all businesses, except for 4% comparable growth in Domestic Appliances and Health & Wellness. Television and Audio & Video Multimedia suffered comparable double-digit declines. Green Product sales totaled 1,478 million in 2008, a nominal increase of 41% compared to 2007, amounting to 13% of sector sales.
From a geographical perspective, Western Europe and North America, which account for more than half of the sector’s sales, were heavily impacted by the economic downturn as well as by selective portfolio and margin management. Sales growth was strong in the key emerging markets, led by double-digit growth in Brazil. Growth in Asia was driven by solid double-digit growth across the countries in most businesses, mostly offset by a decline in Television. European emerging markets declined 14%.
EBITA as a percentage of sales decreased from 6.4% in 2007 to 2.5% in 2008, due to declines in nearly all businesses, mainly as a result of lower sales. EBITA was impacted by EUR 195 million of restructuring charges, partially offset by the EUR 63 million gain on the sale of Set-Top Boxes.
EBIT declined from EUR 832 million (6.2% of sales) in 2007 to EUR 265 million (2.4% of sales) in 2008.
Net operating capital was reduced by EUR 162 million at the end of 2008 and amounted to EUR 728 million.
Cash flows before financing activities declined from EUR 772 million in 2007 to an inflow of EUR 253 million, primarily driven by lower earnings.
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Consumer Lifestyle
Strategy and 2009 objectives
Philips Consumer Lifestyle will play an important role in the realization of Philips’ strategic ambitions. For 2009 and beyond, Consumer Lifestyle has put in place a number of specific value-creating initiatives which it will drive via the axes Drive performance, Accelerate change and Implement strategy:
•	Further optimize the business portfolio to focus on higher growth, higher-margin product categories and to build on global and regional leadership positions

•	Selectively strengthen the portfolio through opening up new values spaces, including pursuing external opportunities such as strategic acquisitions and alliances

•	Focus on geographic areas – in particular emerging markets – with the highest return on marketing investment

•	Increase effectiveness and investment in advertising and promotion as well as research and development

•	Maintain rigorous cost and organizational discipline, measured against external and internal benchmarks.
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EcoMoods consumer luminaries
The Philips EcoMoods luminaire range allows people to save energy without compromising their personal taste. With EcoMoods the lights and fittings are chic and elegant, with a contemporary feel, providing warm and welcoming light that can be tailored to any mood. A variety of ceiling, wall and floor fittings offers endless possibilities to complement any room in any home.
EcoMoods is a product of Philips’ business group Consumer Luminaires, which grew out of PLI, the leading European home luminaires company acquired in 2007.
Lighting
→	Transition to energy-efficient lighting, solid-state lighting and applications

→	Slowdown in automotive and construction sectors

→	Acquisition and integration of Genlyte

→	Major transformation program

→	Strengthened position in emerging markets
Around the world, people are increasingly concerned about the effects of climate change and rising energy costs. In many countries a substantial body of ‘green’ legislation is imminent, if not already in place – much of which has a direct impact on the future of lighting. Indeed, the European Union has decided to phase out incandescent lamps by 2012, in line with our December 2006 appeal to accelerate the switch to energy-efficient solutions. Understanding these imperatives and addressing these challenges presents us with a tremendous opportunity to help shape the future of lighting on a global scale.
Lighting accounts for 19% of global electricity consumption. Innovative lighting solutions can realistically reduce the energy consumption of today’s installed base by at least 40% (and even up to 70%, e.g. in offices), while also improving the quality of the light. We can play a significant role in encouraging and enabling the switch to energy-efficient lighting and helping combat climate change.
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Lighting
Lighting landscape
Overall, we see three main transitions that will affect the lighting industry in the years to come. The first is from incandescent lamps to energy-efficient light sources. Rising energy prices and increased awareness of climate change are creating a greater demand for energy-saving lighting. As a result, the market for innovative, efficient and sustainable lighting solutions is growing.
The second transition is the move from traditional vacuum-based technologies to solid-state lighting technology. Solid-state or LED lighting is the most significant development in lighting since the invention of electric light well over a century ago. Offering unprecedented freedom in terms of color, dynamics, miniaturization, architectural integration and energy efficiency, solid-state lighting is opening up exciting new possibilities.
The third transition is from the bulb and components as the point of value creation in the lighting industry to applications and solutions. Lighting expertise based on end-user insights is integrated into the application, system or solution. Increasingly, these applications and solutions will include controls, and so a key differentiator in the future will be the innovative strength to create systems and solutions that are truly customer-centric.
Like other industries, however, the lighting industry is not immune to macro-economic developments. The slowdown in the automotive and construction sectors, tighter availability of credit and weaker spending on public infrastructure projects had an impact in 2008 and the continuation of these trends in 2009 could slow the above transitions for us and many of the players in the industry.
Solutions for people’s needs
Philips Lighting is dedicated to improving people’s lives through the introduction of innovative and energy-efficient solutions or applications for lighting. Our approach is based on obtaining direct input both from customers and from end-users/consumers. Through a segment-based approach, we can assess customer needs in a targeted way, track changes over time and define new insights that fuel our innovation process and ultimately increase the success rate of new propositions introduced onto the market.
We aim to be the true front-runner in design-led, market- and consumer-driven innovation – both in conventional lighting and in solid-state lighting – while continuing to contribute to responsible energy use and sustainable growth.
Elegance meets efficiency
Offering up to 80% energy saving compared with standard dichroic low-wattage halogen lamps and incandescent spot lamps and 45,000 hours of high-quality light, the Philips MASTER LED range opens up a whole new world of spot and general lighting solutions. The energy efficiency and long lifetime of LEDs have now been applied to meet the need for a long-lasting, cost-efficient lamp in functional applications. MASTER LED particularly benefits hospitality and retail sector owners and managers who want to reduce the energy consumption of their hotels, restaurants and clubs but will not compromise on perceived quality of light.
About Philips Lighting
Philips Lighting is the global market leader, with recognized expertise in the development, manufacturing and application of innovative lighting solutions. We have pioneered many of the key breakthroughs in lighting over the past 100 years, laying the basis for our current position.
We address people’s lighting needs across a full range of environments. Indoors, we offer specialized lighting solutions for homes, shops, offices, schools, hotels, factories and hospitals. Outdoors, we provide lighting for public spaces, residential areas and sports arenas. We also meet people’s needs on the road, by providing safe lighting for traffic (car lights and street lighting) and elsewhere. In addition, we address people’s desire for light-inspired experiences through architectural projects. Finally, we offer specific applications of lighting in specialized areas, such as horticulture, refrigeration lighting and signage, as well as heating, air and water purification, and healthcare.
1 in 3
cars worldwide uses Philips automotive lighting
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Win-win in Lesotho
In 2008 Philips announced plans to participate in a joint venture to set up a manufacturing facility, as well as a recycling plant, for energy-saving Compact Fluorescent Lamp integrated (CFLi) light bulbs in Lesotho, Southern Africa. The facility will be set up jointly with CEF, a company that focuses on opportunities in the energy sector in the region, and Karebo Systems, a company specialized in energy efficiency programs in the lighting and energy sectors. With this joint venture Philips will be able to help stimulate economic growth while accelerating the uptake of energy-efficient light bulbs in general.
“In our efforts to significantly reduce energy consumption in South Africa, switching to energy-efficient lighting is the quickest and easiest way to make a significant contribution. With Philips’ expertise in this field, we bring the high-quality energy-saving light bulbs this country desperately needs,” says Peter Kgame, managing director of Karebo Systems.
In short, our lighting business spans the entire lighting value chain – from lighting sources, electronics and controls to full applications and solutions via the following businesses:
•	Lamps: incandescent, halogen, (compact) fluorescent, high-intensity discharge

•	Consumer Luminaires: functional, decorative, lifestyle, scene-setting

•	Professional Luminaires: city beautification, road lighting, sports lighting, office lighting, shop/hospitality lighting, industry lighting

•	Lighting Electronics and Controls: electronic gear, electromagnetic gear, controls

•	Automotive Lighting: car headlights, car signaling, interior

•	Special Lighting Applications: projection, entertainment, purification, comfort heating, light & health

•	Solid-State Lighting components: LUXEON, SnapLED, SuperFlux

•	Solid-State Lighting modules: modules, retrofits, new applications
Our customers are mainly in the professional market. The Lamps business conducts its sales and marketing activities through the wholesale, OEM and consumer channels, the latter also being used by our Consumer Luminaires business. Professional Luminaires is organized in a Trade business (commodity products) and a Project solutions business (project luminaires and solutions). For the latter, the main focus is on specifiers, lighting designers, architects and urban planners. Automotive Lighting is organized in two businesses: OEM and After- market. Lighting Electronics and Controls, Special Lighting Applications and Solid-State Lighting components and modules conduct their sales and marketing through both the OEM and wholesale channels.
Regarding competition, our current global structure is centered on our Lamps and Luminaires businesses. The lamps industry is highly consolidated, with GE and Siemens/Osram as key competitors. The luminaires industry is more fragmented. Our competition varies per region and per segment. Our lighting electronics business and our automotive lighting business are again more consolidated businesses. Chinese companies are entering Western markets with energy-saving solutions, and there are a range of companies active in the transition to solid-state lighting as well as in the transition to applications and solutions.
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Lighting
Driving transformation
As we are the market leader in both solid-state lighting and energy-efficient solutions, the radical changes in the lighting industry give us ample opportunities to shape our own future. Our acquisition of Genlyte, completed in 2008, is particularly important in strengthening our position in professional luminaires and in the North American lighting market. Following our recent acquisitions, we are well positioned across the entire solid-state lighting value chain.
Furthermore, we implemented a major transformation program in 2008. This has helped streamline the organization, simplify the structure, and shape our Lighting sector around future opportunities. It has involved reducing complexity as well as reallocating and reinvesting resources in R&D and marketing, with a stronger emphasis on the application side of the business as well as on emerging markets. It has also helped us accelerate the shift from traditional technologies to energy-efficient and solid-state lighting technologies, as well as to project sales.
Philips Lighting has manufacturing facilities in some 25 countries in all regions of the world and sales organizations in more than 60. Commercial activities in other countries are handled via dealers working with our International Sales organization. Lighting has approximately 57,000 employees worldwide.
Lighting strives for full compliance with relevant regulatory requirements, including the European Union’s WEEE (Waste from Electrical and Electronic Equipment) and RoHS (Restriction of Hazardous Substances) directives.
With regard to sourcing, please refer to the section Supply management on page 54 of this Annual Report.
Progress against targets
In the 2007 Annual Report, Lighting identified a number of key objectives for 2008. The progress made in addressing these is discussed below.
Emerging markets and energy-efficient lighting
In 2008 we continued to strengthen our position in emerging markets, with double-digit comparable sales growth. Among a large number of high-profile projects in emerging markets, we provided a state-of-the-art lighting solution for the major bridge in Sao Paulo, Brazil, reducing energy consumption by 53%. In the SESA (Sustainable Energy Solutions for Africa) project, we partnered with the UN and national governments on a renewable energy for lighting project for 14 countries in Sub-Saharan Africa.
Philips to create Guanajuato ‘City of Light’
Philips in Mexico has signed an agreement with the Government of Guanajuato City to turn this UNESCO World Heritage site into ‘Guanajuato – Ciudad Luz’ (City of Light). The plan will be implemented in collaboration with a multidisciplinary team (government, urbanists, designers, architects, technicians, etc) coordinated by Philips.
This first city lighting masterplan to be deployed in Latin America will bring many benefits to Guanajuato – enhancing the architecture, monuments, churches, streets and plazas, making the public and decorative lighting energy-efficient, increasing safety and boosting tourism.
We have continued strongly promoting our Green value propositions and the enhanced energy savings that are possible through our systems approach and renovation focus. Energy-efficient lighting now accounts for over 53% of Lighting sales, excluding the acquired Partners in Lighting International (PLI) and Genlyte, up from just under 50% in 2007.
System solutions – professional and consumer luminaries
We have continued expanding in the direction of system solutions, especially incorporating solid-state lighting. We completed the acquisition of Genlyte, a leader in the North American professional luminaires market, in early 2008. Integration is well under way and significant synergies are being realized. The integration of PLI (acquired in 2007) is on schedule; its activities are being expanded outside Europe and it has launched major new LED-based product ranges for the home. Our other major recent acquisition, Color Kinetics, the solid-state lighting solutions company also acquired in 2007, has been fully embedded and leveraged across the value chain.
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This systems approach, building on the strong position we have gained in luminaires following our recent acquisitions, is illustrated by new lighting solutions we have introduced in 2008 in all our application segments, such as shops, offices, homes, streets and hospitality.
Leadership bench
Our 2008 People Leadership Index, which measures the effectiveness of our leaders in engaging and managing people, showed a major improvement from 63% to 71%. We have increased our annual recruitment of ‘top potentials’ to 24 (up 20%).
Excellence and learning
Our 2008 Employee Engagement score also showed a significant improvement – from 64% to 72% – surpassing our benchmark index and reflecting our efforts to build a winning culture in our organization. And more than 40% of our employees are learning and developing their competences in our Quality Improvement Competition.
Streamline ways of working
The transformation program outlined above reinforced our segment marketing approach and strengthened our customer focus. We have significantly simplified the way we are organized by setting up regional commercial organizations covering the whole product portfolio. Both our sourcing and supply chain functions now have global transparency and harmonized ways of working, which has enabled us to offset a major part of the commodity price inflation in 2008.
Key data
in millions of euros

	2006	2007	2008
Sales	5,466	6,093	7,106
Sales growth
% increase, nominal	14	11	17
% increase, comparable	8	6	3
EBITA	608	722	538
as a % of sales	11.1	11.9	7.6
EBIT	577	675	165
as a % of sales	10.6	11.1	2.3
Net operating capital (NOC)	2,527	3,886	5,648
Cash flows before	451	(648)	(1,139)
financing activities
Employees (FTEs)	47,739	54,323	57,166
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
2008 financial performance
Sales in 2008 grew by 17% in nominal terms, mainly supported by the acquired companies: Genlyte and Color Kinetics. Adjusted for portfolio changes of 18% and unfavorable currency effects of 4%, comparable sales grew by 3% compared to 2007. This growth was driven by continued sales growth in energy-efficient lighting solutions, notably within the Lamps and Professional Luminaires businesses. Sales were broadly in line with 2007 in the remaining businesses as a result of the deteriorating economic climate in the latter part of 2008 within the automotive, consumer and construction industries. Green sales grew by 12% in 2008 compared to 2007, reaching EUR 2,970 million. This growth was supported by increased sales of solid-state lighting applications, which grew by 6% to EUR 470 million, as well as innovative product design and strong growth in application-based solutions.
Geographically, comparable sales in the mature markets slightly declined compared to 2007, as higher sales in energy-efficient lighting solutions were more than offset by the deteriorating economic climate in the automotive, consumer and construction segments in North America and Western Europe. Emerging market sales increased 8%, with growth in all businesses except Special Lighting Applications, led by strong double-digit sales growth in India, Eastern Europe and the ASEAN countries.
EBITA of EUR 538 million, or 7.6% of sales, declined EUR 184 million compared to 2007 and included EUR 221 million restructuring charges and EUR 41 million of acquisition-related charges. 2008 earnings were also impacted by margin compression in mature markets as a result of slowing demand, particularly
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Lighting
in the automotive and construction segments, partly offset by positive contributions from acquisitions. 2007 included EUR 55 million of restructuring and acquisition-related charges.
EBIT amounted to EUR 165 million, compared to EUR 675 million in 2007. In 2008, a EUR 232 million non-cash goodwill impairment charge for Lumileds was recorded, primarily due to weaker demand in the automotive, displays and mobile phone segments.
Cash flow before financing activities included cash disbursements of EUR 1,826 million, mainly related to the acquisition of Genlyte, whereas in 2007 acquisition- related disbursements amounted to EUR 1,162 million, mainly in connection with the acquisitions of PLI and Color Kinetics. Excluding these acquisition-related payments, cash flow before financing activities increased by EUR 173 million compared to 2007 thanks to improved working capital requirements. Net capital expenditures increased by EUR 54 million compared to 2007, largely due to higher investments in solid-state lighting solutions.
Strategy and 2009 objectives
Philips Lighting will play an important role in the realization of Philips’ strategic ambitions. For 2009 and beyond, Lighting has put in place a number of specific value-creating initiatives which it will drive via the axes
Drive performance, Accelerate change and Implement strategy.
The five value drivers that we believe will strengthen our competitive advantage and help safeguard our leading position in lighting are:
•	growth – driven by acquisitions, Green value propositions, innovative solutions, LEDs/solid-state lighting and emerging markets

•	segment leadership – by driving the development of our market segments through channels and multi-stakeholder partnerships

•	brand franchise – by leveraging category management and our brand equity

•	new business models – by creating new ways of working and new forms of revenue generation

•	intellectual property – in particular by developing the solid-state lighting market through a dedicated IP licensing program.
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LED IP licensing to accelerate market development
In 2008, Philips introduced a patent licensing program for LED-based luminaires used in the general illumination, architectural and theatrical markets and also concluded a patent licensing agreement with Osram for key LED technology. Both events are next steps in making basic Philips LED intellectual property broadly available to the industry, accelerating the development of the LED-based lighting market.
Innovation & Emerging Business
Introduction
The Innovation and Emerging Businesses sector is designed to stimulate growth by leveraging Philips’ brand, technology and intellectual property (IP) base. Through this sector, Philips invests in innovation and new business activities that are not currently part of the operating sectors, but which have potential to create additional organic growth or value through future spin-offs. The sector comprises Corporate Technologies, Corporate Investments, New Venture Integration and Philips Design.
Corporate Technologies
Corporate Technologies feeds the innovation pipeline, enabling its business partners – principally the three Philips operating sectors – to create new business options through new technologies, venturing and intellectual property development, to improve time-to-market efficiency and to increase innovation effectiveness via focused research and development activities. Corporate Technologies encompasses Philips Corporate Research, the Philips Incubators, Philips Intellectual Property & Standards (IP&S), the Philips Innovation Campus as well as Philips Applied Technologies. In total, Corporate Technologies employs about 4,100 professionals around the globe.
Corporate Technologies actively participates in ‘open innovation’ through relationships with academic and industrial partners, as well as via European and regional projects, in order to improve innovation efficiency and share the related financial exposure. The High Tech Campus in Eindhoven, the Philips Innovation Campus in Bangalore India, Research Shanghai China and InnoHub are prime examples of eco-systems enabling open innovation.
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Philips Research is a key innovation partner for Philips’ business sectors. It has three main roles. Firstly, it creates new technologies that help to spur the growth of the Philips businesses. Secondly, it develops unique IP, which will enable longer-term business and creates standardization opportunities for Philips. Lastly, it sets up ventures that can grow into new adjacent businesses for the sectors.
In 2008, Research started to develop a novel ultrasound- based drug delivery technology that could potentially increase the effectiveness of chemotherapy treatment and reduce its side effects. Research is also working on, among other things, improved water purification technology for home use. It is compact, powerful and cost-effective, bringing clean, safe drinking water within everyone’s reach.
Philips has established three corporate venturing organizations: the Healthcare, Lifestyle and Lighting & Cleantech Incubators. The main purpose of venturing is to create strategic growth opportunities for Philips. In some cases spin-out or technology licensing will be considered. In 2008, Philips, together with Prime Technology Ventures (PTV III), arranged for the spin-out of five technology companies from the Incubators: amBX, Civolution, Intrinsic-ID, priv-ID and Serious Toys.
Philips IP&S proactively pursues the creation of new intellectual property. Its portfolio currently consists of about 55,000 patent rights, 33,000 trademarks, 49,000 design rights and 2,600 domain name registrations. Philips filed approximately 1,640 patents in 2008. Over the past five years Philips has reshaped its intellectual property portfolio in line with its new strategic focus on health and well-being. Philips believes its business as a whole is not materially dependent on any particular patent or license, or any particular group of patents and licenses.
Philips Applied Technologies supports customers both inside and outside Philips through new technologies, new business ideas, consultancy and new product introduction services. In 2008, it announced the commercial roll-out of the Ambient Experience for Hospitality concept, with the first implementation by the citizenM hotel chain, in Amsterdam – which went on to win the European Hotel Design Award as the most innovative hotel of 2008.
Localized delivery of cancer drugs
Philips is developing an ultrasound-based drug delivery technology designed to increase the effectiveness and reduce the side effects of chemotherapy treatment for certain types of cancer. The system proposes the use of drug-loaded ‘microbubbles’, no larger than red blood cells, which can be injected into the bloodstream, tracked via ultrasound imaging, and then ruptured by a focused ultrasound pulse to release their drug payload when they reach the desired spot. Because the drugs would only be released at the site of the diseased tissue, the patient’s total body exposure to them could be limited.
Corporate Investments
The remaining business within Corporate Investments – Assembléon – is a wholly owned subsidiary that develops, assembles, markets and distributes a diverse range of surface-mount technology placement equipment.
In line with Philips’ strategy to reduce its portfolio of non-core, strategically unaligned activities, the High Tech Plastics – Optics business was sold to Triumph Pan-Pacific in 2008.
New Venture Integration
The New Venture Integration group became fully operational in 2008 and focuses on the integration of newly acquired companies across all sectors.
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Philips Design
Philips Design is one of the longest-established design organizations of its kind in the world. It is headquartered in Eindhoven, Netherlands, with eight branch studios in Europe, the USA and Asia Pacific. Its creative force of some 550 professionals – representing more than 30 nationalities – embraces disciplines as diverse as psychology, cultural sociology, anthropology and trend research, in addition to the more conventional design-related skills.
Philips Design’s people-centric design approach, known as High Design, is human-focused and research-based, and uses a deep understanding of people’s needs as the starting point for the design process. It also provides the framework for taking these insights and translating them into imaginative yet feasible solutions.
2008 financial performance
In 2008, EBITA amounted to a loss of EUR 226 million, compared to a loss of EUR 81 million in 2007, which included a EUR 6 million gain on the sale of TASS. The higher loss was mainly due to EUR 18 million restructuring charges at Assembléon, a EUR 13 million loss from the sale of High Tech Plastics – Optics, as well as higher investments in the Lighting & Cleantech and Healthcare Incubator activities and lower income from an intellectual property transaction in 2007.
Cash flow before financing activities improved by EUR 38 million to an outflow of EUR 126 million, largely thanks to higher license income receipts and lower net capital expenditures, partly offset by lower proceeds from the sale of businesses.
Key data
in millions of euros

	2006	2007	2008
Sales	1,379	535	337

Sales growth
% decrease, nominal	(28)	(61)	(37)
% increase (decrease), comparable	(9)	38	(27)

EBITA Corporate Technologies	(91)	(76)	(172)

EBITA Corporate Investments/ Other	16	(5)	(54)

EBITA	(75)	(81)	(226)
as a % of sales	(5.4)	(15.1)	(67.1)

EBIT	(76)	(82)	(226)
as a % of sales	(5.5)	(15.3)	(67.1)

Net operating capital (NOC)	128	246	153

Cash flows before financing activities	(49)	(164)	(126)

Employees (FTEs)	8,832	5,888	5,324
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
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Group Management & Services
2008 financial performance
The sector Group Management & Services comprises the activities of the corporate center including Philips’ global management and sustainability programs, as well as country and regional overhead costs, and costs of pension and other postretirement benefit plans. Additionally, the global service units such as Philips General Purchasing, real estate, and shared financial services are reported in this sector.
In 2008, the EBITA of corporate & regional overheads was EUR 15 million lower than 2007, mainly due to higher restructuring charges.
Brand campaign investments in 2008 were EUR 47 million lower than 2007 due to lower spending and higher cost reduction initiatives.
The EBITA of service units, pensions, and other was impacted by a EUR 239 million asbestos-related settlement charge and higher restructuring costs. Pension and other postretirement benefit costs were in line with 2007.
Cash flows before financing activities resulted in a EUR 1,824 million inflow in 2008, compared to an inflow of EUR 5,253 million in 2007. 2008 included cash receipts related to the sale of shares in TSMC (EUR 1,831 million) and LG Display (EUR 670 million) whereas 2007 saw EUR 5.4 billion of cash proceeds from the sale of TSMC and LG Display.
Key data
in millions of euros

	2006	2007	2008
Sales	167	197	148

Sales growth
% increase (decrease), nominal	23	18	(25)
% increase (decrease), comparable	14	31	(24)

EBITA Corporate & regional costs	(226)	(156)	(171)

EBITA Brand campaign	(126)	(111)	(64)

EBITA Services Units Pensions, Other	(347)	(30)	(290)

EBITA	(699)	(297)	(525)

EBIT	(699)	(297)	(525)

Net operating capital (NOC)	209	705	(492)

Cash flows before financing activities	(1,832)	5,253	1,824

Employees (FTEs)	6,879	5,299	6,011
For a reconciliation to the most directly comparable US GAAP measures, see the chapter Reconciliation of non-US GAAP information
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Risk Management
Introduction
The following sections present an overview of Philips’ approach to risk management and business control and a description of the nature and the extent of its exposure to risks. Philips recognizes different risk categories, namely Strategic risks, Market risks, Operational risks, Compliance risks, and Financial risks. These are further described in the section Risk categories and factors of this Annual Report. The risk overview highlights the main risks that may hinder Philips in achieving its strategic objectives. The risk overview may, however, not include all the risks that may ultimately affect Philips. Some risks not yet known to Philips, or currently believed not to be material, could later turn out to have a major impact on Philips’ businesses, objectives, revenues, income, assets, liquidity or capital resources.
All oral and written forward-looking statements made on or after the date of this Annual Report and attributable to Philips are expressly qualified in their entirety by the factors described in the cautionary statement on forward-looking statements that begins on page 44 of this Annual Report and the risk factors described in the section below entitled Risk categories and factors.
Our approach to risk management and business control
Risk management forms an integral part of business management. The company’s risk and control policy is designed to provide reasonable assurance that objectives are met by integrating management control into the daily operations, by ensuring compliance with legal requirements and by safeguarding the integrity of the company’s financial reporting and its related disclosures. It makes management responsible for identifying the critical business risks and for the implementation of fit-for-purpose risk responses. Philips’ risk management approach is embedded in the areas of corporate governance, Philips Business Control Framework and Philips General Business Principles, and in the actual periodic business planning and review cycles.
Corporate governance
Corporate governance is the system by which a company is directed and controlled. Philips believes that good corporate governance is a critical factor in achieving business success. Good corporate governance derives from, amongst other things, solid internal controls and high ethical standards. Risk management is a well-established part of Philips’ corporate governance structure.
The quality of Philips’ systems of business controls and the findings of internal and external audits are reported to and discussed in the Audit Committee of the Supervisory Board. Internal auditors monitor the quality of the business controls through risk-based operational audits, inspections of financial reporting controls and compliance audits. Audit committees at corporate and sector levels meet on a quarterly basis to address weaknesses in the business control infrastructure as reported by the auditors or revealed by self-assessments, and to take corrective action where necessary. These audit committees are also involved in determining the desired company-wide internal audit coverage as approved by the Audit Committee of the Supervisory Board. An in-depth description of Philips’ corporate governance structure can be found in the chapter Corporate governance that begins on page 254 of this Annual Report.
Philips Business Control Framework
The Philips Business Control Framework (BCF), derived from the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework on internal control, sets the standard for risk management and business control in Philips. The objectives of the BCF are to maintain integrated management control of the company’s operations, in order to ensure integrity of the financial reporting, as well as compliance with laws and regulations.
Philips has reviewed and further strengthened the fundamentals of its BCF over recent years. The first of these developments was the drive to harmonize enterprise resource planning systems, with SAP as the leading standard, enabling Philips to replace time-consuming manual controls with embedded, automated controls. Thereafter, Philips introduced a program to systematically certify the critical IT systems against an internal control standard which is based on the generally accepted standard Control Objectives for Information and related Technology.
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Furthermore, as part of BCF, Philips implemented a global standard for internal control over financial reporting (ICS). The ICS together with Philips’ established accounting procedures are designed to provide reasonable assurance that assets are safeguarded, that the books and records properly reflect transactions necessary to permit preparation of financial statements, that policies and procedures are carried out by qualified personnel, and that published financial statements are properly prepared and do not contain any material misstatements. ICS has been deployed in all main reporting units, where business process owners perform an extensive number of controls, document the results each quarter, and take corrective action where necessary. ICS supports sector and functional management in a quarterly cycle of assessment and monitoring of its control environment. Findings of management’s evaluation are reported to the Board of Management.
As part of the Annual Report process, management’s accountability for business controls is enforced through the formal issuance of a Statement on Business Controls and a Letter of Representation by sector and functional management to the Board of Management. Any deficiencies noted in design and operating effectiveness of controls over financial reporting which were not completely remediated are evaluated at year-end by the Board of Management. The Board of Management’s report, including its conclusions, regarding the effectiveness of its internal control over US GAAP financial reporting, can be found in the chapter US GAAP financial statements of this Annual Report as required by section 404 of the US Sarbanes-Oxley Act.
Philips General Business Principles
The Philips General Business Principles (GBP) govern Philips’ business decisions and actions throughout the world, applying equally to corporate actions and the behavior of individual employees. They incorporate the fundamental principles within Philips for doing business. The intention of the GBP is to ensure compliance with laws and regulations, as well as with Philips’ norms and values.
The GBP are available in most of the local languages and are an integral part of the labor contracts in virtually all countries where Philips has business activities. Responsibility for compliance with the principles rests primarily with the management of each business. Every country organization and each main production site has a compliance officer. Confirmation of compliance with the GBP is an integral part of the annual Statement on Business Controls that has to be issued by the management of each business unit. The GBP incorporate a whistleblower policy, standardized complaint reporting and a formal escalation procedure.
The global implementation of the One Philips Ethics hotline ensures that alleged violations are registered and dealt with consistently within one company-wide system.
To drive the practical deployment of the GBP, a set of directives has been published, which are applicable to all employees. There are also separate directives which apply to specific categories of employees, e.g. the Supply Management Code of Ethics and Financial Code of Ethics (www.philips.com/gbp). In 2008, an updated and extended version of the GBP directives was approved and adopted, reflecting ongoing developments in codes of conduct and business integrity legislation. New elements in this edition include: a completely new GBP directive on anti-trust, an extensive update of the GBP directive on protection of information and use of information and communication assets, and a number of changes
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designed to further clarify the existing GBP directives. To ensure compliance with the highest standards of transparency and accountability by all employees performing important financial functions, the Financial Code of Ethics contains, amongst other things, standards to promote honest and ethical conduct, as well as full, accurate and timely disclosure procedures in order to avoid conflicts of interest. Philips did not grant any waivers of the Financial Code of Ethics in 2008.
In order to further strengthen the employees’ awareness of the existence and importance of the Philips GBP, and the new GBP directives in particular, an internal communications program tailored to the respective businesses was developed in 2008.
To ensure that GBP compliance officers are better able to carry out their compliance function, their roles and responsibilities profile and its organizational embedding were clarified further in 2008. In particular, a more clearly structured procedure for appointment (responsibilities and authority, hierarchical structure and organizational mandate/independence) was implemented. Furthermore, the functional job assessment of compliance officers is now mandatorily included in their annual People Performance Management appraisal.
To reinforce awareness of the need for compliance with the GBP, a web-based GBP training tool has been rolled out throughout the Group in 22 different languages, covering more than 95% of the employees with on-line access. In the course of 2008 an updated version of this web-based training was developed, which will be rolled out in 2009. The new GBP directives are an important part of this web-based training.
In 2008, the global train-the-trainer program for compliance awareness was expanded with regional/ area tailor-made GBP training programs for compliance officers (which also provide for an annual refresher). In addition, a GBP e-Learning tool for middle and senior management was developed and rolled out in 2008.
Risk categories and factors
Taking risks is an inherent part of entrepreneurial behavior. A structured risk management process encourages management to take risks in a controlled manner. Philips has a structured risk management process that recognizes different risk categories, namely Strategic, Market, Operational, Compliance and Financial risks.
Strategic risks comprise threats and opportunities that influence Philips’ strategic ambitions. The Market risks cover the effect that changes in the market may have on Philips. Risks related to areas such as economic and political developments are likely to affect all market participants in a similar manner. Operational risks include adverse unexpected developments resulting from internal processes, people and systems, or from external events that are linked to the actual running of each business (examples are solution and product creation, and supply chain management). Compliance risks cover unanticipated failures to enact, or comply with, appropriate policies and procedures. Within the area of Financial risks, Philips identifies risks related to Treasury, Pensions, Legal and Fiscal.
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Philips describes the risk factors within each risk category in order of expected significance to give stakeholders an insight into which risks it considers more prominent than others at present. Describing risk factors in their order of expected significance within each risk category does not mean that any risk factor may not have a material and adverse impact on Philips’ business, strategic objectives, revenues, income, assets, liquidity or capital resources. Furthermore, a risk factor described after other risk factors may ultimately prove to have more significant adverse consequences than a more prominent risk factor. Over time Philips may change its view as to the relative significance of each risk factor. Philips does not order the risk categories themselves in order of importance.
Strategic risks
Failure to deliver the Philips strategy may adversely affect results and negatively impact shareholder value. Through its strategy, Philips aims to achieve profitable growth. Philips’ inability to transform this strategy into action and to meet the financial targets as planned, may cause its share price to drop.
Philips may be unable to adapt swiftly to changes in industry or market circumstances, which could have a material adverse impact on its financial condition and results.
Paradigmatic shifts in the industry or market, like the transition from traditional lighting to energy-saving and LED lighting, may drastically change the business environment. If Philips is unable to recognize these changes in good time, or is too inflexible to rapidly adjust its business models, growth ambitions and financial results could be affected materially.
Philips performs cost-cutting initiatives, including streamlining product portfolios, capacity adjustments and headcount reduction. These measures impact its results, and any future contribution of these measures to its profitability will be influenced by actual savings achieved and by its ability to sustain these ongoing efforts.
Acquisitions could expose Philips to integration risks and challenge management in continuing to reduce the complexity of the company.
Philips has recently completed acquisitions, and may continue to do so in the future, exposing Philips to integration risks in areas such as sales and service force integration, logistics, regulatory compliance, information technology and finance. Integration difficulties and complexity may adversely impact the realization of an increased contribution from acquisitions. Philips may incur significant acquisition, administrative and other costs in connection with these transactions, including costs related to the integration of acquired businesses.
Furthermore, organizational simplification and resulting cost savings may be difficult to achieve. Acquisitions may also lead to a substantial increase in long-lived assets, including goodwill. Write-downs of these assets due to unforeseen business developments may materially and adversely affect Philips’ earnings, particularly in Healthcare and Lighting which have significant amounts of intangible assets.
Philips’ inability to secure and retain intellectual property rights for products, whilst maintaining overall competitiveness, could have a material adverse effect on its results.
Philips is dependent on its ability to obtain and retain licenses and other intellectual property (IP) rights covering its products and its design and manufacturing processes. The IP portfolio results from an extensive patenting process that could be influenced by, amongst other things, innovation. The value of the IP portfolio is dependent on the successful promotion and market acceptance of standards developed or co-developed by Philips. This is particularly applicable for Consumer Lifestyle where third-party licenses are important and a loss or impairment could negatively impact Philips’ results.
Philips’ ongoing investments in the “sense and simplicity” brand campaign, with a focus on simplifying the interaction with its customers, translating awareness into preference and improving its international brand recognition, could have less impact than anticipated. Philips has made large investments in the reshaping of the Group into a more market-driven company focusing on delivering advanced and easy-to-use products and easy relationships with Philips for its customers. The brand promise of “sense and simplicity” is important for both external and internal development. If Philips fails to deliver on its “sense and simplicity” concept, its growth opportunities may be hampered, which could have a material adverse effect on Philips’ revenue and income.
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Market risks
As Philips’ business is global, its operations are exposed to economic and political developments in countries across the world that could adversely impact its revenues and income.
Philips’ business environment is influenced by economic conditions globally and in individual countries where Philips conducts business. During 2008, the capital and credit markets experienced extended volatility and disruption that have reached unprecedented levels and have negatively impacted both consumer borrowing and spending and economic growth globally. If these levels of market volatility and disruption continue or worsen, or the current global economic downturn continues to worsen, Philips’ revenues, results of operations, and financial condition may continue to be affected materially and adversely. For example, the current tightening of credit in the financial markets may make it more difficult for Philips’ customers to obtain financing and as a result, they may modify, delay or cancel plans to purchase Philips’ products and services or a slowdown in the automobile and construction industry could impact the results of our Lighting sector. All Philips’ sectors are affected by these market conditions.
Numerous other factors, such as fluctuation of energy and raw material prices as well as global political conflicts, including the Middle East and other regions, could continue to impact macroeconomic factors and the international capital and credit markets. Economic and political uncertainty may have a material adverse impact on Philips’ financial condition or results of operations and can also make Philips’ budgeting and forecasting more difficult.
Philips may encounter difficulty in planning and managing operations due to unfavorable political factors, including unexpected legal or regulatory changes such as foreign exchange import or export controls, nationalization of assets or restrictions on the repatriation of returns from foreign investments and the lack of adequate infrastructure. As emerging markets are becoming increasingly important in Philips’ operations, the above-mentioned risks are also expected to grow and could have an adverse impact on Philips’ financial condition and operating results.
Philips’ overall performance in the coming years is dependent on realizing its growth ambitions in emerging markets.
Emerging markets are becoming increasingly important in the global market. In addition, Asia is an important production, sourcing and design center for Philips.
Philips faces strong competition to attract the best talent in tight labor markets and intense competition from local companies as well as other global players for market share in emerging markets. Philips needs to be part of the growth of emerging markets, invest in local talents, understand developments in end-user preferences and localize the portfolio in order to stay competitive. If Philips fails to achieve this, its growth ambition and financial results could be affected materially.
Philips is exposed to markets with high complexity, and is facing continued competition.
Philips continually faces competitive challenges such as speed of innovation, fast-moving market trends, rapid technological change, evolving standards, shortening product life cycles, the cyclical nature of certain sectors and price erosion. Earnings improvement is highly exposed to these increased competitive challenges, which requires margin management through measures such as price management, cost reduction and/or efficiency increase.
Philips produces consumer products that compete against products sold by an increasing number of competitors on the basis of many factors including price. Therefore, Philips must continue to develop superior technology, anticipate consumer tastes and continue to rapidly develop attractive products that appeal to changing and increasingly diverse consumer preferences. In the Consumer Lifestyle sector, Philips faces increasingly intense pricing pressure and shorter product cycles in a variety of consumer product categories. If Philips is unable to effectively anticipate and counter the price erosion that frequently accompanies its products, or if the average selling prices of Philips’ products decrease faster than it is able to reduce its manufacturing costs, Philips’ gross margins will decrease and its results of operations and financial condition may be negatively impacted materially.
Philips is exposed to governmental investigations and legal proceedings with regard to increased scrutiny of possible anti-competitive market practices. Philips is facing increased scrutiny of possible anti-competitive market practices by national and European authorities, especially in product segments where Philips has significant market shares. For example, Philips and certain of its (former) affiliates are involved in investigations by competition law authorities in several jurisdictions into possible anti-competitive activities in the Cathode-Ray Tubes, or CRT, industry and are engaged in litigation in this respect. Philips’ financial position and results could be materially affected by an adverse final outcome of these investigations and litigation, as well as any potential claims in this respect. Furthermore, increased scrutiny may hamper planned growth opportunities provided by potential acquisitions.
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Philips’ global presence exposes the company to regional and local regulatory rules which may interfere with the realization of business opportunities and investments in the countries in which Philips operates.
Philips has established subsidiaries in over 60 countries. These subsidiaries are exposed to changes in governmental regulations and unfavorable political developments, which may limit the realization of business opportunities or impair Philips’ local investments. An increased focus on medical and health care increases the exposure to highly regulated markets, where obtaining clearances or approvals for new products is of great importance, and the dependency on the funding available for healthcare systems. In addition, changes in reimbursement policies may affect spending on healthcare.
Operational risks
Failure to achieve improvements in Philips’ solution and product creation process and/or increased speed in innovation-to-market may hamper Philips’ profitable growth ambitions.
Further improvements in Philips’ solution and product creation process, ensuring timely delivery of new solutions and products at lower cost and upgrading of customer service levels to create sustainable competitive advantages, are important in realizing Philips’ profitable growth ambitions. The emergence of new low-cost players, particularly in Asia, further underlines the importance of improvements in the product creation process. The success of new solution and product creation, however, depends on a number of factors, including timely and successful completion of development efforts, market acceptance, Philips’s ability to manage the risks associated with new products and production ramp-up issues, the availability of products in appropriate quantities and costs to meet anticipated demand, and the risk that new products and services may have quality or other defects in the early stages of introduction. Accordingly, Philips cannot determine in advance the ultimate effect that new solutions and product creations will have on its financial condition and operating results. If Philips fails to accelerate its innovation-to-market processes and fails to ensure that end-user insights are fully captured and translated into solution and product creations that improve product mix and consequently contribution, it may face an erosion of its market share and competitiveness.
If Philips is unable to ensure effective supply chain management, it may be unable to sustain its competitiveness in its markets.
Philips is continuing the process of creating a leaner supply base with fewer suppliers, while maintaining dual sourcing strategies where possible. This strategy strongly supports close cooperation with suppliers to enhance, amongst others, time to market and quality. In addition, Philips is continuing its initiatives to reduce assets through outsourcing. These processes may result in increased dependency. Although Philips works closely with its suppliers to avoid supply-related problems, there can be no assurance that it will not encounter supply problems in the future or that it will be able to replace a supplier that is not able to meet its demand. Shortages or delays could materially harm its business. Philips maintains a regular review of its strategic and critical suppliers to assess financial stability.
Philips’ supply chain is also exposed to fluctuations in energy and raw material prices. In recent times, commodities such as oil have been subject to volatile markets and subject to significant price increases from time to time. If Philips is not able to compensate for or pass on its increased costs to customers, such price increases could have a material adverse impact on its financial results.
Most of Philips’ activities are conducted outside of the Netherlands, and international operations bring challenges. For example, production and procurement of products and parts in Asian countries are increasing, and this creates a risk that production and shipping of products and parts could be interrupted by a natural disaster in that region.
A setback in global account management could hamper expected growth.
Integral global key account management is important for maintaining a sustainable competitive advantage. An example of this is the provision of category management solutions to key retailers for supporting consumers in their decision-making. A setback in the management of international key retail accounts could hamper growth and damage Philips’ reputation and brand image.
Due to the fact that Philips is dependent on its personnel for leadership and specialized skills, the loss of its ability to attract and retain such personnel would have an adverse effect on its business. The retention of talented employees in sales and marketing, research and development, finance and general management, as well as of highly specialized technical personnel, especially in transferring technologies to low-cost countries, is critical to Philips’ success. The loss of specialized skills could also result in business interruptions.
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Diversity in information technology (IT) could result in ineffective or inefficient business management. IT outsourcing and off-shoring strategies could result in complexities in service delivery and contract management. Furthermore, we observe a global increase in IT security threats and higher levels of professionalism in computer crime, posing a risk to the confidentiality, availability and integrity of data and information.
Philips is engaged in a continuous drive to create a more open, standardized and, consequently, more cost-effective IT landscape. This is leading to an approach involving further outsourcing, off-shoring, commoditization and ongoing reduction in the number of IT systems. The global increase in security threats and higher levels of professionalism in computer crime have raised the Company’s awareness of the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access. The integration of new companies and successful outsourcing of business processes are highly dependent on secure and well- controlled IT systems.
Warranty and product liability claims against Philips could cause Philips to incur significant costs and affect Philips’ results as well as its reputation and relationships with key customers.
Philips is from time to time subject to warranty and product liability claims with regard to product performance and effects. Philips could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated or actual legal proceedings relating to such claims. In addition to potential losses arising from claims and related legal proceedings, product liability claims could affect Philips’ reputation and its relationships with key customers, both customers for end products and customers that use Philips’ products in their production process. As a result, product liability claims could materially impact Philips’ financial position and results.
Any damage to Philips’ reputation could have an adverse effect on its businesses.
Philips is exposed to developments which could affect its reputation. Such developments could be of an environmental or social nature, or related to individual behavior of employees.
Compliance risks
Exposure to non-compliance with general business principles.
Philips’ attempts to realize its growth targets could expose it to the risk of non-compliance with Philips General Business Principles. This risk is heightened in emerging markets as corporate governance systems, including information structures and the monitoring of ethical standards, are less developed in emerging markets compared to mature markets. Examples include commission payments to third parties, remuneration payments to agents, distributors, commissioners and the like (‘Agents’), or the acceptance of gifts, which may be considered in some markets to be normal local business practice.
Reliability of reporting and disclosures, and safeguarding of assets.
The reliability of reporting is important in ensuring that management decisions for steering the businesses and managing both top-line and bottom-line growth are based on top-quality data. Flaws in internal control systems could adversely affect the financial position and results and hamper expected growth.
The correctness of disclosures provides investors and other market professionals with significant information for a better understanding of Philips’ businesses. Imperfections or lack of clarity in the disclosures could create market uncertainty regarding the reliability of the data presented and may have a negative impact on the Philips share price.
Compliance procedures have been adopted by management to ensure that the use of resources is consistent with laws, regulations and policies, and that resources are safeguarded against waste, loss and misuse. Ineffective compliance procedures relating to the safeguarding of assets could have an adverse effect on the financial results.
Non-compliance with data privacy and product security laws.
Philips’ brand image and reputation will be adversely impacted by non-compliance with the various (patient) data privacy and (medical) product security laws. Privacy and product security issues may arise with respect to remote access or monitoring of patient data or loss of data on customers’ systems.
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Financial risks
Philips is exposed to a variety of treasury risks including liquidity risk, currency risk, interest rate risk, equity price risk, commodity price risk, credit risk, country risk and other insurable risk. During 2008 Philips re-financed a significant proportion of its long-term debt commitments, thereby significantly extending the overall maturity profile of its funding. Furthermore, additional credit lines were arranged to act as additional back-up for the liquidity needs of the group. Nevertheless, if further negative developments impact the global liquidity markets this may affect the ability to raise or re-finance debt in the capital markets, or could also lead to significant increases in the cost of such borrowing in the future. Expected or actual downgrades by rating agencies may increase our cost of borrowing, may reduce our potential investor base and may negatively affect our businesses.
Philips is a global company and as a direct result the financial results of the group may be impacted through currency fluctuations. The majority of the currency risk to which Philips is exposed relates to transaction exposure within the business of on-balance and forecast foreign currency purchases or sales and translation exposure of foreign currency denominated financing positions.
Philips is also exposed to interest rate risk particularly in relation to its long-term debt position; this risk can take the form of either fair value or cash flow risk. Failure to effectively hedge this risk can impact Philips’ financial results.
Philips is exposed to equity price risk through holdings in publicly listed and other companies. A downturn in equity markets can materially impact the realizable value of such securities and can lead to material financial losses and impairment charges for the Group.
Credit risk of counterparties that have outstanding payment obligations creates exposure for Philips, particularly in relation to accounts receivable and liquid assets and insurance contracts with financial counterparties. A default by counterparties in such transactions can have a material and adverse effect on Philips’ financial condition.
For further analysis, please refer to the section Details of treasury risks that begins on page 102 of this Annual Report.
Philips has defined-benefit pension plans in a number of countries. The funded status and the cost of maintaining these plans are influenced by financial market and demographic developments, creating volatility in Philips’ financials.
The majority of employees in Europe and North America are covered by defined-benefit pension plans. The accounting for defined-benefit pension plans requires management to determine discount rates, expected rates of compensation and expected returns on plan assets. Changes in these variables can have a significant impact on the projected benefit obligations and net periodic pension costs. A negative performance of the financial markets could have a material impact on funding requirements and net periodic pension costs and also affect the value of certain financial assets or liabilities of the company.
For further analysis of pension-related exposure to changes in financial markets, please refer to the section Details of pension risks that begins on page 106 of this Annual Report and for quantitative and qualitative disclosure of pensions, please refer to note 20.
Legal proceedings covering a range of matters are pending in various jurisdictions against Philips and its current and former group companies. Due to the uncertainty inherent in legal proceedings, it is difficult materially to predict the final outcome. Adverse outcomes might impact Philips’ financial position and results.
Philips, including a certain number of its current and former group companies, is involved in legal proceedings relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. Since the ultimate outcome of asserted claims and proceedings, or the impact of any claims that may be asserted in the future, cannot be predicted with certainty, Philips’ financial position and results of operations could be affected materially by adverse outcomes.
Please refer to note 27 for additional disclosure relating to specific legal proceedings.
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Estimated transaction exposure and related hedges
in millions of euros

	maturity 0-60 days		maturity over 60 days
	exposure	hedges	exposure	hedges
Receivables

USD vs AED	14	(10)	44	(23)
USD vs CNY	15	(14)	48	(20)
GBP vs EUR	23	(12)	53	(27)
PLN vs EUR	40	(27)	105	(38)
USD vs EUR	298	(361)	1,021	(1,161)
EUR vs GBP	8	(5)	46	(24)
EUR vs USD	145	(78)	561	(265)
JPY vs EUR	22	(34)	51	(95)

Payables

USD vs CAD	(20)	19	(36)	25
PLN vs EUR	(44)	27	(235)	100
USD vs EUR	(518)	309	(899)	537
EUR vs GBP	(20)	19	(98)	87
MXN vs USD	(14)	12	(68)	48
MYR vs USD	(10)	6	(63)	32
The first currency displayed is the exposure that is being hedged followed by the functional currency of the hedging entity.
Philips is exposed to a number of different fiscal uncertainties which could have a significant impact on local tax results.
Philips is exposed to a number of different tax uncertainties which could result in double taxation, penalties and interest payments. These include, amongst others, transfer pricing uncertainties on internal cross-border deliveries of goods and services, tax uncertainties related to acquisitions and divestments, tax uncertainties related to the use of tax credits and permanent establishments, and tax uncertainties due to losses carried forward and tax credits carried forward. Those uncertainties may have a significant impact on local tax results.
For further details, please refer to the section Details of fiscal risks that begins on page 108 of this Annual Report
Details of treasury risks
Philips is, as mentioned before, exposed to several types of financial risk. This section further analyzes financial risks. Philips does not purchase or hold derivative instruments for speculative purposes. Information regarding financial instruments is included in note 36 and note 69.
This Treasury section up to Other insurable risks forms an integral part of the IFRS financial statements.
Liquidity risk
The rating of the Company’s debt by major rating services may improve or deteriorate. As a result, Philips’ borrowing capacity may be influenced and its financing costs may fluctuate. Philips has various sources to mitigate the liquidity risk for the group, including EUR 3,620 million in cash and cash equivalents, a USD 2,500 million Commercial Paper Program, and a USD 2,500 million committed revolving facility that could serve as back-up for short-term financing requirements that would normally be satisfied through the Commercial Paper Program. Additionally EUR 659 million of investments in its available-for-sale securities and listed equity-accounted investees (market value at December 31, 2008) are available. Furthermore, Philips has a EUR 500 million standby roll-over loan agreement in place, with EUR 450 million of the EUR 500 million committed until May 2010. As of December 31, 2008 Philips did not have any loans outstanding under these facilities.
In addition, as of December 31, 2008 Philips has an undrawn committed bilateral loan of EUR 250 million in place which will be fully drawn in January 2009.
Currency risk
Currency fluctuations may impact Philips’ financial results. Philips is exposed to currency risk in the following areas:
•	Transaction exposures, such as forecasted sales and purchases and on-balance-sheet receivables/payables resulting from such transactions;

•	Translation exposure of net income in foreign entities;

•	Translation exposure of foreign-currency intercompany and external debt and deposits;

•	Translation exposure of equity invested in consolidated foreign entities;

•	Exposure to equity interests in non-functional-currency equity-accounted investees and available-for-sale investments.
It is Philips’ policy that significant transaction exposures are hedged by the businesses. Accordingly, all businesses are required to identify and measure their exposures resulting from material transactions denominated in currencies other than their own functional currency. Philips’ policy generally requires committed foreign currency exposures to be fully hedged using forwards. Anticipated transactions may be hedged using forwards or options or a combination thereof. The hedge tenor varies per business and is
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a function of the ability to forecast cash flows and the way in which the businesses can adapt to changed levels of foreign-currency exchange rates. As a result, hedging activities may not eliminate all currency risks for these transaction exposures. Generally, the maximum tenor of these hedges is 18 months.
The table on the opposite page outlines the estimated nominal value in millions of euros for transaction exposure and related hedges for Philips’ most significant currency exposures as of December 31, 2008. The derivatives related to transactions are, for hedge accounting purposes, split into hedges of on-balance-sheet accounts receivable/payable and forecasted sales and purchases. Changes in the value of on-balance-sheet foreign-currency accounts receivable/payable, as well as the changes in the fair value of the hedges related to these exposures, are reported in the income statement under cost of sales. Hedges related to forecasted transactions are accounted for as cash flow hedges. The results from such hedges are deferred in other comprehensive income within equity to the extent that the hedge is effective. Currently, a loss of EUR 17 million is deferred in equity as a result of these hedges. The result deferred in equity will mostly be released to earnings during 2009 at the time when the related hedged transactions affect the income statement. During 2008, a net loss of EUR 3 million was recorded in the income statement as a result of ineffectiveness of transaction hedges.
The total net fair value of hedges related to transaction exposure as of December 31, 2008 was an unrealized loss of EUR 21 million. An instantaneous 10% increase in the value of the euro against all currencies would lead to an increase in the value of the derivatives of EUR 26 million, including a EUR 12 million increase related to deals of the euro against the pound sterling, a EUR 10 million increase related to deals of the euro against the Japanese yen and a EUR 3 million increase related to deals of the euro against the US dollar. This EUR 26 million includes a loss of EUR 11 million that would impact the income statement, which is offset by an equal and opposite effect on the underlying accounts receivable and payable, and a gain of EUR 37 million that would be recognized in equity to the extent that the cash flow hedges are effective. The net change in value in other derivatives would be an increase of EUR 1 million.
The change in fair value of the hedges of transactions in the case of a 10% appreciation in the euro for deals of the euro against the US dollar and the euro against the pound sterling has been further broken down in the above tables.
Sensitivity to a 10% increase in euro versus USD
in millions of euros

	maturity 0-12	maturity > 12
	months	months
Change in fair value of forwards	—	2
Change in fair value of options	1	—
Sensitivity to a 10% increase in euro versus GBP
in millions of euros

	maturity 0-12	maturity > 12
	months	months
Change in fair value of forwards	11	1
Philips does not hedge the translation exposure of net income in foreign entities.
Foreign exchange exposure also arises as a result of inter-company loans and deposits. Where the Company enters into such arrangements the financing is generally provided in the functional currency of the subsidiary entity. The currency of the Company’s external funding and liquid assets is matched with the required financing of subsidiaries either directly through external foreign currency loans and deposits, or synthetically by using foreign exchange derivatives. In certain cases where group companies may also have external foreign currency debt or liquid assets, these exposures are also hedged through the use of foreign exchange derivatives. Changes in the fair value of hedges related to this translation exposure are recognized within financial income and expenses in the income statement and are largely offset by the revaluation of the hedged items. The total net fair value of these derivatives as of December 31, 2008, was an unrealized loss of EUR 216 million. An instantaneous 10% increase in the value of the euro against all currencies would lead to an increase in the value of the derivatives of EUR 339 million, including a EUR 318 million increase due to the US dollar.
Translation exposure of equity invested in consolidated foreign entities is partially hedged. If a hedge is entered into, it is accounted for as a net investment hedge. As at December 31, 2008, Philips had no outstanding derivatives accounted for as net investment hedges. During 2008, Philips recorded a gain of EUR 11 million in other comprehensive income under currency translation differences as a result of net investment hedges.
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Philips does not currently hedge the foreign exchange exposure arising from equity interests in non-functional currency equity-accounted investees and available-for-sale financial assets.
Interest rate risk
Philips has outstanding debt of EUR 4,158 million, which creates an inherent interest rate risk. Failure to effectively hedge this risk could negatively impact financial results. At year-end, Philips held EUR 3,620 million in cash and cash equivalents and had total long-term debt of EUR 3,441 million and total short-term debt of EUR 717 million. At December 31, 2008, Philips had a ratio of fixed-rate long-term debt to total outstanding debt of approximately 76%, compared to 34% one year earlier.
A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2008, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt would increase by approximately EUR 208 million. If there was an increase of 1% in long-term interest rates, this would reduce the market value of the long-term debt by approximately EUR 207 million.
If interest rates were to increase instantaneously by 1% from their level of December 31, 2008, with all other variables held constant, the annualized net interest expense would increase by approximately EUR 24 million. This impact is based on the outstanding net debt position at December 31, 2008.
Equity price risk
Philips is a shareholder in several publicly listed companies, including LG Display and TPV Technology Ltd. As a result, Philips is exposed to potential financial loss through movements in the share prices. The aggregate equity price exposure of publicly listed investments in its main available-for-sale securities, trading securities and listed equity-accounted investees amounted to approximately EUR 659 million at year-end 2008 (2007: EUR 4,464 million including shares that were sold during 2008). Philips also holds options on the shares of TPV through a convertible bond issued to Philips in September 2005, the face value of the bond being the USD equivalent of EUR 149 million and the fair value of the option at year-end EUR 10 million. Furthermore, Philips also holds options on the shares of CBay through a convertible bond issued to Philips in August 2008, the face value of the bond being the USD equivalent of EUR 65 million and the fair value of the option at year-end less than EUR 1 million. Philips does not hold derivatives in its own stock or in the above-mentioned listed companies except for the embedded derivatives in the convertible bond already mentioned.
Philips is also a shareholder in several privately is owned companies including NXP. As a result, Philips is exposed to potential value adjustments.
Commodity price risk
Philips is a purchaser of certain base metals, precious metals and energy. Philips hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that Philips enters into are accounted for as cash flow hedges to offset forecasted purchases. Currently, a loss of EUR 11 million is deferred in equity as a result of these hedges. A 10% increase in the market price of all commodities as at December 31, 2008, would increase the fair value of the derivatives by EUR 1 million.
Credit risk
Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform their payment obligations as contracted. Credit risk is present within Philips trade receivables. To reduce exposure to credit risk, Philips performs ongoing evaluations of the financial condition of its customers and adjusts payment terms and credit limits when appropriate.
Philips invests available cash and cash equivalents with various financial institutions and is exposed to credit risk with these counterparties. Philips is also exposed to credit risks in the event of non-performance by counterparties with respect to financial derivative instruments.
Philips actively manages concentration risk and on a daily basis measures the potential loss under certain stress scenarios, should a financial counterparty default. These worst-case scenario losses are monitored and limited by the company. As of December 31, 2008 Philips had credit risk exceeding EUR 25 million with the following number of counterparties:
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Credit risk with number of counterparties

	25-100	100-500	500-2,000
	million	million	million
AAA-rated governments	—	1	1
AAA-rated government banks	—	1	1
AAA-rated bank counterparties	—	—	1
AA-rated bank counterparties	1	—	—
A-rated bank counterparties	3	1	—
The company does not enter into any financial derivative instruments to protect against default by financial counterparties. However, where possible the company requires all financial counterparties with whom it deals in derivative transactions to complete legally enforceable netting agreements under an International Swap Dealers Association master agreement or otherwise prior to trading, and whenever possible, to have a strong credit rating from Standard & Poor’s and Moody’s Investor Services. Philips also regularly monitors the development of credit default swap prices of its financial counterparties. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings or with governments or government-backed institutions.
Country risk
Philips is exposed to country risk by the very nature of running a global business. Country risk is the risk that political, legal, or economic developments in a single country could adversely impact our performance. The country risk per country is defined as the sum of the equity of all subsidiaries and associated companies in country cross-border transactions, such as intercompany loans, accounts receivable from third parties and intercompany accounts receivable. The country risk is monitored on a regular basis.
As of December 31, 2008, the company had country risk exposure in the Netherlands of EUR 9 billion and in the United States of EUR 10 billion. Other countries exceeding EUR 1 billion but less than EUR 5 billion included Belgium and China (including Hong Kong). Countries where the risk exceeded EUR 200 million but was less than EUR 1 billion included Germany, Korea, United Kingdom, Russia, Poland, France, Canada, Austria, Japan, Taiwan and Italy . The degree of risk of a country is taken into account when new investments are considered. The company does not, however, use financial derivative instruments to hedge country risk.
Other insurable risks
Philips is covered for a range of different kinds of losses by global insurance policies in the areas of property damage, business interruption, general and product liability, transport, directors’ and officers’ liability, employment practice liability, fraud, and aviation product liability.
To lower exposures and to avoid potential losses, Philips has a worldwide Risk Engineering program in place. The main focus in this program is on property damage and business interruption risks, which also include interdependencies. Philips sites, and also a limited number of sites of key suppliers, are inspected on a regular basis by the Risk Engineering personnel of the insurer. Inspections are carried out against predefined Risk Engineering standards which are agreed between Philips and the insurers. Recommendations are made in a Risk Management report and are reviewed centrally. This is the basis for decision-making by the local management of the business as to which recommendations will be implemented. For all policies, deductibles are in place, which vary from EUR 250,000 to EUR 500,000 per occurrence and this variance is designed to differentiate between the existing risk categories within Philips. Above this first layer of working deductibles, Philips operates its own re-insurance captive, which during 2008 retained EUR 2.5 million per occurrence for the property damage and business interruption losses and EUR 5 million in the aggregate per year. For general and product liability claims, the captive retained EUR 1.5 million per claim and EUR 6 million in the aggregate. New contracts were signed on December 31, 2008 for the coming year, whereby the reinsurance captive retentions remained unchanged.
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Figure 1
Figure 2
Figure 3
Figure 4
Details of pension risks
This section further analyzes the pension exposure and possible risks thereof.
Pension-related exposure to changes in financial markets
With pension obligations in more than thirty countries, Philips has devoted considerable attention and resources to ensuring disclosure, awareness and control of the resulting exposures.
Depending on the investment policies and the membership composition of the respective pension funds, developments in financial markets and changes in life expectancy may have significant effects on the Funded Status and net periodic pension costs (NPPC) of Philips’ pension plans. To monitor their exposure to the respective risk factors, Philips uses a stochastic model that covers approximately 95% of the company’s total pension liabilities and contains separate modules for Germany, the Netherlands, the UK and the US. Amongst other things, it allows both sensitivity analysis and stochastic simulations of the pension accounting figures of Philips.
Sensitivity analysis
An indication of Philips’ risk exposures can be obtained by a sensitivity analysis of the Funded Status and NPPC for the above-mentioned countries. The bar charts in figures 1 and 2 show the sensitivities of the Funded Status to changes in equity valuations, interest rates, inflation expectations and longevity. Figures 3 and 4 show the same sensitivities for the NPPC. The risk numbers show the extent to which the Funded Status and NPPC deviate from their (expected) levels as per year-end 2009 if equity price levels, interest rates, inflation and longevity deviate one standard deviation from their (expected) values at the end of 2009.
The aggregate Funded Status is particularly sensitive to changes in inflation expectations. This is attributable to the inflation sensitivity of the projected pension obligations (PBO) for the Netherlands, which is not matched by inflation-sensitive assets. The sensitivity to changes in equity valuations is also dominated by the sensitivity in the Netherlands, even though in relative terms there is a bigger exposure in the US. There is no sensitivity to equity prices left in Germany, where equity holdings were swapped for cash and fixed income assets in 2008 in anticipation of the implementation of a liability-driven investment (LDI) strategy in 2009.
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The aggregate Funded Status is least sensitive to interest rate risk. This relaect the LDI strategies in the Netherlands and the UK and the relatively large fixed income allocations in Germany. The biggest sensitivity to interest rates exists in the US plan. This is attributable to the interest rate mismatch between its assets and liabilities. The overall sensitivity to longevity is comparable to the sensitivity to equity prices. The Dutch fund contributes most, which is due to its size.
The aggregate NPPC is particularly sensitive to changes in interest rates and inflation expectations. This can be explained by the interest and inflation sensitivity of NPPC in the Netherlands. NPPC is less sensitive to changes in equity valuations and longevity. Due to its absolute exposure to equities, the biggest sensitivity to equities still exists in the Netherlands. The biggest sensitivity to longevity also exists in the Netherlands.
Stochastic analysis
The sensitivities described above reflect the impacts of separate changes in equity prices, interest rates, etc. As such changes are unlikely to happen simultaneously, a simple summation of the above-mentioned sensitivities would overestimate the total risk exposure. The difference between the total risk and that summation represents the so-called diversification effect. It results from the less than perfect (or even negative) correlation between the respective risk factors. The diversification effect may be captured by a stochastic analysis, i.e. by analyzing the outcomes of a large number of simulations.
These simulations are based on the volatility of and correlations between the respective risk factors over the past 30 years. The bar charts on the right show the maximum deviations from the expected aggregate Funded Status as per year-end 2008 and year-end 2009, and the expected NPPC for 2009 and 2010, if the 5% worst possible outcomes are excluded. These “Funded-Status-at-Risk” and “NPPC-at-Risk” measures are based on the valuations of plan assets and liabilities on December 31, 2007 and December 31, 2008, respectively, and may therefore be seen as indicators of the risks on these same dates. Figure 5 shows both the contribution of the separate risk factors and the diversification effect. Contrary to figures 1 and 2, it excludes the impact of longevity risk, but it includes the impact of credit risk (for 2008 only) and foreign exchange risk. Figures 6 and 7 show both the contributions of the risk exposures in the four biggest pension countries and the diversification between them.
Figure 5
Figure 6
Figure 7
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The differences between the first and second bars in figures 5, 6 and 7 reflect plan changes, changes in assumptions for discounting future liabilities and changes in financial market conditions during 2008.
The Funded-Status-at-Risk has decreased compared to 2007. The additional steps taken during 2008 in the Netherlands and the US to fully implement their new investment strategies have led to lower contributions of interest rate and equity risk. The contribution of equity risk has also decreased due to the lower absolute exposure that resulted from negative market returns in 2008. Nevertheless, equity risk is still a major source of risk. It results from the relatively large strategic allocation to equities in the US and the large absolute exposure to equities in the Dutch fund. The contribution of interest rate risk results from the remaining interest rate mismatch between assets and liabilities. Both in absolute and relative terms, it is biggest in the US. Credit risk results mainly from the mismatch between the credit spread risk exposure of (the discount rate curve used for valuing) liabilities and the credit exposure of assets (through defaults, downgrades and changing credit spreads). The Dutch fund contributes most to inflation risk, due to its size and its indexation policy. Foreign exchange risk has increased compared to 2007, as the increased deficits in the UK and especially the US lead to higher translation risks. The diversification effect is largely attributable to the positive correlation between inflation and interest rates and the negative correlation between bonds and equities.
The Dutch fund still contributes most to NPPC-at-Risk. This is a reflection of its size.
Details of fiscal risks
Philips is, as mentioned before, exposed to fiscal uncertainties. This section further describes this exposure. Please refer to note 6 and note 42 for additional disclosure relating to income taxes.
Transfer pricing uncertainties
Philips has issued transfer pricing directives, which are in accordance with guidelines of the Organization of Economic Co-operation and Development. As transfer pricing has a cross-border effect, the focus of local tax authorities on implemented transfer pricing procedures in a country may have an impact on results in another country. In order to mitigate the transfer pricing uncertainties, audits are executed on a regular basis to safeguard the correct implementation of the transfer pricing directives.
Tax uncertainties on general service agreements and specific allocation contracts
Due to the centralization of certain activities in a limited number of countries (such as research and development, centralized IT, and corporate functions and head office), costs are also centralized. As a consequence, for tax reasons these costs and/or revenues must be allocated to the beneficiaries, i.e. the various Philips entities. For that purpose, apart from specific allocation contracts for costs and revenues, general service agreements (GSAs) are signed with a large number of entities. Tax authorities review the implementation of GSAs, apply benefit tests for particular countries or audit the use of tax credits attached to GSAs and royalty payments, and may reject the implemented procedures. Furthermore, buy in/out situations in the case of (de)mergers could affect the tax allocation of GSAs between countries. The same applies to the specific allocation contracts.
Tax uncertainties due to disentanglements and acquisitions
When a subsidiary of Philips is disentangled, or a new company is acquired, related tax uncertainties arise. Philips creates merger and acquisition (M&A) teams for these disentanglements or acquisitions. These teams consist of specialists from various corporate functions and are formed, amongst other things, to identify hidden tax uncertainties that could subsequently surface when companies are acquired and to avoid tax claims related to disentangled entities. These tax uncertainties are investigated and assessed to mitigate tax uncertainties in the future as much as possible. Several tax uncertainties may surface from M&A activities. Examples of uncertainties are: applicability of the participation exemption, allocation issues, and non-deductibility of parts of the purchase price.
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Tax uncertainties due to permanent establishments

In countries where Philips starts new operations, the issue of permanent establishment may arise. This is due to the fact that when operations in new countries are led from other countries, there is a risk that tax claims will arise in the new country as well as in the initial country. Philips assesses these uncertainties before the new activities are started in a particular country.
Tax uncertainties of losses carried forward and tax credits carried forward
The value of the losses carried forward is not only subject to having sufficient profits available within the loss-carried-forward period, but also subject to having sufficient profits within the foreseeable future in the case of losses carried forward with an indefinite carry-forward period. Valuation allowances of deferred tax asset positions are in place where considered necessary. There is no absolute assurance that all (net) tax losses and tax credits carried forward can be realized as this is dependent on estimated future taxable profits.
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Our leadership
Board of Management
The Board of Management operates under the chairmanship of the President/Chief Executive Officer. The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of Koninklijke Philips Electronics N.V. (the ‘Company’), the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical purposes, adopted a division of responsibilities reflecting the functional and business areas monitored and reviewed by the individual members. In accordance with the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Rules of Procedure of the Board of Management are published on the Company’s website (www.philips.com/investor).
Corporate governance
A full description of the Company’s corporate governance structure is published in the chapter Corporate governance of this Annual Report.
Gerard Kleisterlee
1946, Dutch
President/Chief Executive Officer (CEO) and Chairman of the Board of Management and the Group Management Committee President/CEO and Chairman of the Board of Management since April 2001, member of the Board of Management since April 2000 and member of the Group Management Committee since January 1999
Corporate responsibilities: Communications, Internal Audit, Legal/Compliance/GBP, Human Resources Management, Marketing, Technology Management
Pierre-Jean Sivignon
1956, French
Executive Vice-President and Chief Financial Officer (CFO) CFO and member of the Board of Management and the Group Management Committee since June 2005
Corporate responsibilities: Control, Treasury, Fiscal, Mergers & Acquisitions, Investor Relations, Information Technology, Pensions, Real Estate, Corporate Investments, Supply Management, New Venture Integration
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Gottfried Dutiné
1952, German
Executive Vice-President
Member of the Board of Management since April 2002 and member of the Group Management Committee since February 2002
Corporate responsibilities: Areas and Countries, Government Relations, Strategic Initiatives, Emerging Markets
Andrea Ragnetti
1960, Italian
Executive Vice-President and Chief Executive Officer of Philips Consumer Lifestyle
Member of the Board of Management since April 2006, member of the Group Management Committee since January 2003 and CEO of Consumer Lifestyle since 2008
Corporate responsibilities: Consumer Lifestyle Sector, Design
Rudy Provoost
1959, Belgian
Executive Vice-President and Chief Executive Officer of Philips Lighting
Member of the Board of Management since April 2006, member of the Group Management Committee since August 2003 and CEO of Philips Lighting since April 2008
Corporate responsibilities: Lighting Sector, Sales Leadership Board, Sustainability
Steve Rusckowski
1957, American
Executive Vice-President and Chief Executive Officer of Philips Healthcare
Member of the Board of Management since April 2007 and CEO of Philips Healthcare since November 2006
Corporate responsibilities: Healthcare Sector
Philips Annual Report 2008       111

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Group Management Committee
The Group Management Committee consists of the members of the Board of Management and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board.
Rick Harwig
1949, Dutch
Member of the GMC and Chief Technology Officer since April 2006
Corporate responsibilities: Technology Management, Research, Applied Technologies, Incubators, Intellectual Property & Standards. Molecular Diagnostics, PIC Bangalore
Gerard Ruizendaal
1958, Dutch
Member of the GMC since February 2007 and Chief Strategy Officer since May 2005
Corporate responsibilities: Strategy & Alliances and Business Development
Maarten de Vries
1962, Dutch
Member of the GMC and Chief Information Officer since September 2007 and Global Head of Purchasing since September 2008
Corporate responsibilities: Information Technology, Purchasing
Hayko Kroese
1955, Dutch
Member of the GMC since February 2007; responsible for Human Resources Management since 2007
Corporate responsibilities: Human Resources Management
Eric Coutinho
1951, Dutch
Member of the GMC since February 2007, Secretary to the Board of Management and Chief Legal Officer since May 2006
Corporate responsibilities: Legal, Company Secretary, Company Manual, General Business Principles
112      Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Supervisory Board
The Supervisory Board supervises the policies of the executive management (the Board of Management) and the general course of affairs of Philips and advises the executive management thereon. The Supervisory Board, in the two-tier corporate structure under Dutch law, is a separate and independent body from the Board of Management. The Rules of Procedure of the Supervisory Board are published on the Company’s website.
For more details on the activities of the Supervisory Board, see the chapter Supervisory Board report of this Annual Report.
C.J.A. van Lede
1942, Dutch**
Member of the Supervisory Board since 2003; second term expires in 2011
Former Chairman of the Board of Management of Akzo Nobel and currently Chairman of the Supervisory Board of Heineken, member of the Boards of AirFrance/KLM, Sara Lee Corporation, Air Liquide, member of the Board of Directors of INSEAD and Senior Advisor JP Morgan Plc
J.J. Schiro
1946, American* ***
Member of the Supervisory Board since 2005; first term expires in 2009
CEO of Zurich Financial Services and Chairman of the Group Management Board. Also serves on various boards of private and listed companies including PepsiCo as Chairman of the Audit Committee and member of the Supervisory Board
J-M. Hessels
1942, Dutch** ***
Chairman
Member of the Supervisory Board since 1999; third term expires in 2011
Former CEO of Royal Vendex KBB and currently Chairman of the Board of NYSE Euronext Inc. member of the Supervisory Board of Heineken
J.M. Thompson
1942, Canadian** ***
Vice-Chairman and Secretary Member of the Supervisory Board since 2003; second term expires in 2011
Former Vice-Chairman of the Board of Directors of IBM, and director of Hertz and Robert Mondavi; currently Chairman of the Board of Toronto Dominion Bank and a Director of Thomson Reuters Corporation
H. von Prondzynski
1949, German*
Member of the Supervisory Board since 2007; first term expires in 2011
Former member of the Corporate Executive Committee of the F. Hofmann-La Roche Group and former CEO of Roche Diagnostics, currently member of the Supervisory Board of Qiagen and Epigenomics and chairman of BB Medtech AG
Sir Richard Greenbury
1936, British**
Member of the Supervisory Board since 1998; third term expires in 2010
Former Chairman and CEO of Marks & Spencer and former Director of Lloyds TSB, British Gas, ICI, Zeneca and Electronics Boutique Plc
E. Kist
1944, Dutch*
Member of the Supervisory Board since 2004; second term expires in 2012
Former Chairman of the Executive Board of ING Group and currently member of the Supervisory Boards of the Dutch Central Bank, DSM, Moody’s Investor Service and Stage Entertainment
Prof. K.A.L.M. van Miert
1942, Belgian*
Member of the Supervisory Board since 2000; third term expires in 2012
Former Vice-President of the European Commission and former President of Nyenrode University, member of the Supervisory Boards of RWE, Agfa Gevaert, De Persgroep, Munich Re, Anglo American, Vivendi Universal, Sibelco and Solvay and member of the Advisory Board of Goldman Sachs, Uni-Credito and Eli Lilly
Wong Ngit Liong
1941, Singaporean
Member of the Supervisory Board since 2005; first term expires in 2009
Chairman and CEO of the Venture Group of companies. Also a board member of DBS Bank and DBS Group Holdings Ltd, Chairman of the National University of Singapore Board of Trustee, and a member of the Research Innovation and Enterprise Council

* Member of the Audit Committee

** Member of the Remuneration Committee

*** Member of the Corporate Governance and Nomination & Selection Committee
Philips Annual Report 2008      113

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Supervisory Board report
General
The supervision of the policies and actions of the executive management (the ‘Board of Management’) of Koninklijke Philips Electronics N.V. (the ‘Company’) is entrusted to the Supervisory Board, which, in the two-tier corporate structure under Dutch law, is a separate body and fully independent of the Board of Management. This independence is also reflected in the requirement that members of the Supervisory Board be neither a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent under the applicable US standards and pursuant to the Dutch Corporate Governance Code of December 9, 2003 (the ‘Dutch Corporate Governance Code’).
While retaining overall responsibility, the Supervisory Board assigns certain of its tasks to three permanent committees: the Corporate Governance and Nomination & Selection Committee, the Remuneration Committee and the Audit Committee. The separate reports of these committees are part of this report and are published below. The members (of the committees) of the Supervisory Board are listed in the chapter Our leadership that begins on page 110 of this Annual Report.
For further information on the Company’s corporate governance structure and a more detailed description of the duties and functioning of the Supervisory Board see the chapter Corporate governance that begins on page 254 of this Annual Report.
Activities of the Supervisory Board
During 2008 the Supervisory Board devoted considerable time to discussing the Company’s strategy. In particular the performance and integration of recent acquisitions, such as Genlyte and Respironics, and the economic situation and impact thereof on Philips and Vision 2010 were discussed extensively. The Supervisory Board also discussed the capital and financing structure of the Philips Group and approved the sale of some or all of the Company’s remaining shares in TSMC and LG Display. In June the strategy of the Company and the sectors, including various risks and opportunities scenarios, were discussed during a one and a half day meeting.
Other discussion topics included:
•	financial performance of the Philips Group and the sectors

•	status of merger and acquisition projects

•	rebranding of products of acquired companies

•	management agenda of the Board of Management and especially the steps taken to deal with the unsatisfactory EBITA margins in the TV business

•	remuneration policy

•	management development and succession planning

•	evaluation of the Board of Management and its members

•	geographic performance and growth opportunities in Emerging Markets and particularly the shift of resources from mature to emerging markets

•	the shift of R&D spend from existing product categories to new product categories

•	the situation and improvement measures at some businesses that did not perform according to plan

•	the results of the Employee Engagement Score and the implementation and impact of the Net Promoter Score

•	financial scenarios for 2009

•	the situation at Philips Pension Fund in the Netherlands

•	restructuring in various sectors

•	the system of internal business controls and risk management

•	the investigations into possible anticompetitive activities in the CRT industry.
The Supervisory Board visited Lighting and Healthcare to further familiarize itself with the business and the respective management teams. Also, the yearly Corporate Research Exhibition was visited, at which event the latest technological projects and inventions of the Company are presented. The members spent two days in Boston/ Andover where they discussed the Philips businesses in the United States of America and visited, amongst others, the head office of Healthcare and attended presentations of various businesses, including the recently acquired business of Respironics, Colour Kinetics, Genlyte, Emergin and VISICU. Finally, several members of the Supervisory Board also attended external training programs, which are often dedicated to specific topics.
114      Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Composition and evaluation of the Supervisory Board
The Supervisory Board currently consists of nine members. The Supervisory Board aims for an appropriate combination of knowledge and experience among its members in relation to the global and multi-product character of Philips’ businesses. Consequently the Supervisory Board aims for an appropriate level of experience in marketing, technological, manufacturing, financial, economic, social and legal aspects of international business and government and public administration. The full profile is described in the chapter Corporate governance. Members are appointed for fixed terms of four years and may be re-appointed for two additional four-year terms.
All members of the Supervisory Board completed a questionnaire to verify compliance in 2008 with applicable corporate governance rules and the Rules of Procedure of the Supervisory Board. The Chairman of the Supervisory Board discussed the functioning of the Supervisory Board and its members in private discussions with all members. He shared common themes and conclusions in a private session of the Supervisory Board; items discussed include the follow-up to the evaluation regarding 2007, the composition and competencies of the Board, the set-up and content of meetings and meeting materials. In the same meeting the relationship with the Board of Management was discussed. The three committees of the Supervisory Board reviewed their charters and their functioning and reported thereon to the full Supervisory Board.
Report of the Corporate Governance and Nomination and Selection Committee
The Corporate Governance and Nomination & Selection Committee currently consists of three members. In line with the New York Stock Exchange listing rules and other developments in the field of corporate governance, the committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate.
As in prior years, the committee discussed developments in the area of corporate governance and legislative changes as well as further steps the Company could take to improve its corporate governance structure. It also discussed possible agenda items for the upcoming 2009 General Meeting of Shareholders.
Meetings 2008
•	Six regular meetings were held in 2008.

•	All members were frequently present at the regular meetings of the Supervisory Board. Four members could not attend one or two regular meetings due to agenda conflicts. In 2008, one meeting took place by means of a conference call to discuss a specific matter.

•	The Audit Committee met nine times.

•	The Remuneration Committee met six times.

•	The Corporate Governance and Nomination & Selection Committee met four times.
Changes Supervisory Board and committees 2008
•	Messrs Kist and Van Miert have been reappointed as members of the Supervisory Board.

•	Mr Hessels has succeeded Mr De Kleuver as Chairman of the Supervisory Board.

•	Mr Schweitzer has resigned as a member of the Supervisory Board.

•	Mr Kist has succeeded Mr Hessels as Chairman of the Audit Committee.

•	Mr Von Prondzynski has become a member of the Audit Committee.

•	Mr Schiro has become a member of the Corporate Governance Nomination & Selection Committee.
(Re)appointments Supervisory Board 2009
•	It is proposed to reappoint Mr Schiro.1)

•	Mr Wong has expressed his wish to relinquish his position as a member of the Supervisory Board.2)

1)	Subject to approval by the General Meeting of Shareholders

2)	As from the closing of the 2009 General Meeting of Shareholders
Changes Board of Management and Group Management Committee 2008
•	Mr Van Deursen has retired as a member of the Board of Management.

•	Mr Hartert and Mrs Kux have resigned as members of the Group Management Committee.
(Re)appointments Board of Management 2009
•	It is proposed to reappoint Mr Sivignon.1)

1)	Subject to approval by the General Meeting of Shareholders
Remuneration 20081)
in euros per year

	Chairman	Member
Supervisory Board	110,000	65,000
Audit Committee	15,000	10,000
Remuneration Committee	12,500	8,000
Corporate Governance and Nomination & Selection Committee	12,500	6,000
Fee for intercontinental traveling per trip	3,000	3,000

1)	Details are disclosed in note 34 Information on remuneration
Philips Annual Report 2008  115

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
In accordance with its charter, the Corporate Governance and Nomination & Selection Committee consulted in 2008 with the President/CEO and other members of the Board of Management on the appointment or reappointment of candidates to fill current and future vacancies on the Board of Management and the Group Management Committee, prepared decisions and advised the Supervisory Board on the candidates for appointment, and supervised the policy of the Board of Management on the selection criteria and appointment procedures for Philips’ senior management.
The committee devoted specific attention to the composition and diversity of the Supervisory Board and the search for a female member with knowledge of the healthcare industry.
Report of the Remuneration Committee
The Remuneration Committee, currently consisting of four members, is responsible for preparing decisions of the Supervisory Board on the remuneration of individual members of the Board of Management and the Group Management Committee. In performing its duties and responsibilities the Remuneration Committee is assisted by a remuneration expert acting on the basis of a protocol ensuring that the expert acts on the instructions of the Remuneration Committee and on an independent basis in which conflicts of interest are avoided. The Remuneration Committee’s tasks are laid down in the Charter of the Remuneration Committee that forms part of the Rules of Procedure of the Supervisory Board. Currently, no member of the Remuneration Committee is a member of the management board of another listed company.
General remuneration policy
The objective of the remuneration policy for members of the Board of Management is in line with that for Philips executives throughout the Philips Group: to focus on improving the performance of the company and enhancing the value of the Philips Group, to motivate and retain them, and to be able to attract highly qualified executives, when required.
For the Board of Management, Philips benchmarks with companies in the general industry in Europe and aims at the median market position.
In order to link executive remuneration to the company’s performance, the remuneration package includes a significant variable part in the form of an annual cash incentive and a long-term incentive in the form of restricted share rights and stock options.
Scenario analyses are conducted annually and serve as an input for the review of the remuneration policy.
Contracts of employment
Members of the Board of Management have a 4-year contract of employment with the Company.
Contract terms for current members1)

end of term
G.J. Kleisterlee	April 1, 2011
P-J. Sivignon	June 15, 2009
G.H.A. Dutiné	April 1, 2011
R.S. Provoost	April 1, 2010
A. Ragnetti	April 1, 2010
S.H. Rusckowski	April 1, 2011

1)	Reference date for board membership is December 31, 2008
The main elements of the contracts are made public no later than the date of the notice calling the General Meeting of Shareholders where the appointment of the member of the Board of Management will be proposed.
The severance payment is set at a maximum of one year’s salary, or in case this is ‘manifestly unreasonable’ for a member of the Board of Management in his first appointment period, the amount shall not exceed twice the annual salary.
Information on the individual remuneration of the members of the Board of Management is shown in the tables below as well as in the tables in note 34.
116 Philips Annual Report      2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Remuneration costs
The tables below give an overview of the costs incurred by the Company in the financial year in relation to the remuneration of the Board of Management. Costs related to stock option and restricted share rights grants are taken by the Company over a number of years. As a consequence, the costs mentioned below in the columns stock options and restricted share rights are the accounting cost of multi-year grants given to board members during their board membership.
Remuneration costs Board of Management 20081)
in euros

		realized
		annual		stock	restricted	pension		other
	base salary	incentive2)		options	share rights	costs		compensation
G.J. Kleisterlee	1,100,000	490,512		491,878	645,155	(314,893	)3)	324,346
P-J. Sivignon	687,500	217,386		326,729	382,268	250,951		8,738
G.H.A. Dutiné	618,750	200,664		284,446	365,531	192,153		135,673
R.S. Provoost	620,000	247,607		265,791	343,011	192,003		26,406
A. Ragnetti	613,750	329,571		255,997	338,156	202,281		37,665
S.H. Rusckowski	620,000	103,164	4)	177,629	307,685	235,852		66,356

1)	Reference date for board membership is December 31, 2008

2)	Annual incentive amount paid relates to performance in the previous year

3)	No further accrual of pension benefits after having reached the age of 60 in September 2006, leading to a negative cost

4)	Pay-out related to period April 1 — December 31, 2007
Remuneration costs Board of Management 20071)
in euros

		realized
		annual		stock	restricted	pension		other
	base salary	incentive2)		options	share rights	costs		compensation
G.J. Kleisterlee	1,087,500	1,186,618		467,467	612,844	(323,687	)3)	304,047
P-J. Sivignon	637,500	508,550		284,166	373,969	243,940		25,218
G.H.A. Dutiné	587,500	513,691		284,033	354,526	192,549		140,116
R.S. Provoost	562,500	335,551	4)	184,050	295,059	176,867		22,007
A. Ragnetti	531,250	354,893	4)	174,256	284,860	178,611		37,031
S.H. Rusckowski5)	431,250	—		93,489	209,370	184,633		137,741

1)	Reference date for board membership is December 31, 2008

2)	Annual incentive paid relates to performance in the previous year

3)	No further accrual of pension benefits after having reached the age of 60 in September 2006, leading to a negative cost

4)	Pay-out related to period April 1 — December 31, 2006

5)	All amounts mentioned relate to the period of board membership (April 1 — December 31, 2007), therefore no amount is mentioned under annual incentive
Remuneration costs Board of Management 20061)
in euros

		realized
		annual		stock	restricted	pension		other
	base salary	incentive2)		options	share rights	costs		compensation
G.J. Kleisterlee	1,042,500	1,500,560	3)	415,054	409,106	(52,145	)4)	300,064
P-J. Sivignon	568,750	519,191	3)5)	163,797	247,408	224,481		60,671
G.H.A. Dutiné	540,750	433,998		271,824	264,427	194,309		99,373
R.S. Provoost6)	393,750	—		73,319	124,835	138,802		34,632
A. Ragnetti6)	356,250	—		65,974	112,329	121,358		13,971
S.H. Rusckowski7)	—	—		—	—	—		—

1)	Reference date for board membership is December 31, 2008

2)	The annual incentive paid relates to performance in the previous year

3)	The annual incentive amount mentioned includes the special payment made in relation to the divestment of the Semiconductors division

4)	No further accrual of pension benefits after having reached the age of 60 in September 2006, leading to a negative cost

5)	Pay-out related to period June 15 — December 31, 2005

6)	All amounts mentioned relate to period of board membership (April 1 — December 31, 2006), therefore no amount mentioned under annual incentive

7)	Date of appointment as member of the Board of Management April 1, 2007, therefore no amounts mentioned
Philips Annual Report 2008     117

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Base salary
In 2008 base salaries have been increased in line with the policy, with the exception of the President/CEO for whom the salary is fixed for the duration of his contract of employment.
Annual Incentive
Each year, a variable cash incentive (Annual Incentive) can be earned, based on the achievement of specific and challenging targets. The Annual Incentive criteria are for 80% the financial indicators of the Company (net income, comparable sales growth and free cash flow) and for 20% team targets in the areas of responsibility monitored by the (individual) members of the Board of Management.
The Supervisory Board determines whether performance conditions are met, and has the ability to adjust the pay-out upward or downward if the predetermined performance criteria would produce an unfair result due to extraordinary circumstances. The related targets for the members of the Board of Management are determined annually at the beginning of the year.
The on-target Annual Incentive percentage is set at 60% of the base salary for members of the Board of Management and 80% of the base salary for the President/CEO, and the maximum Annual Incentive achievable is 120% of the annual base salary for members of the Board of Management and for the President/CEO it is 160% of the annual base salary.
The Annual Incentive pay-out in any year relates to the achievements of the preceding financial year in relation to agreed targets. As a result, Annual Incentives paid in 2009 relate to the salary levels and the performance in the year 2008.
Based upon the 2008 results as published in this Annual Report, the realized Annual Incentive amounts mentioned in the table below will be paid to members of the Board of Management in April 2009.
Pay-out in 20091)
in euros

	realized annual	as a % of base
	incentive	salary (2008)
G.J. Kleisterlee	220,000	20.0%
P-J. Sivignon	105,000	15.0%
G.H.A. Dutiné	93,750	15.0%
R.S. Provoost	95,250	15.0%
A. Ragnetti	95,250	15.0%
S.H Rusckowski	221,470	34.9%

1)	Reference date for board membership is December 31, 2008
Long-Term Incentive Plan (LTIP)
The LTIP consists of a mix of stock options and restricted share rights and serves to align the interests of the participating employees with the shareholders’ interest and to attract, motivate and retain participating employees.
The actual number of stock options and restricted share rights that will be granted to members of the Board of Management is performance-related and depends on Philips’ Total Shareholder Return (TSR) and the team targets of the Board of Management.
The 2007 General Meeting of Shareholders approved a new list of peer group companies and a new simplified TSR-based LTI multiplier based on the ranking table below:

Philips’ position compared to peer companies	LTI multiplier

Top 4	1.2
Middle 4	1.0
Bottom 4	0.8
The peer group contains the following companies: Electrolux, Emerson Electric, General Electric, Hitachi, Honeywell International, Johnson & Johnson, Matsushita (Panasonic), Philips, Schneider, Siemens, Toshiba, 3M.
For 2008, the Supervisory Board has applied a multiplier of 1.0, based on the Philips share performance over the period from December 2004 to December 2007.
The stock option plan has a three-year vesting term (vesting dependent on employment upon the vesting date), and a 10-year total option term.
Restricted share rights grants apply a vesting term of respectively 1, 2 and 3 years after grant, and vest based on employment upon vesting. Through the granting of additional (premium) shares after the grantees have held the restricted shares for three years after delivery, provided they are still in service, grantees will be more stimulated to focus on the longer term as shareholders of the Company.
To further align the interests of the members of the Board of Management and shareholders, restricted shares granted to the Board of Management members shall be retained for a period of at least five years or until at least the end of their employment, if this period is shorter. Similarly, for other Philips Senior Executives compulsory share ownership was introduced in 2004.
118     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
In 2008, 9,979,902 stock options and 2,321,634 restricted share rights were granted under the LTIP (excluding the 20% premium shares to be delivered after a three-year holding period).
For more details of the LTIP, see note 33.
Pensions
Eligible members of the Board of Management participate in the Executives Pension Plan in the Netherlands consisting of a combination of a defined-benefit (career average) and defined-contribution plan. The target retirement age under the plan is 62.5. The plan does not require employee contributions.
Additional arrangements
In addition to the main conditions of employment, a number of additional arrangements apply to members of the Board of Management. These additional arrangements, such as expense and relocation allowances, medical insurance, accident insurance and company car arrangements are broadly in line with those for Philips executives in the Netherlands. In the event of disablement, members of the Board of Management are entitled to benefits in line with those for other Philips executives in the Netherlands.
In line with regulatory requirements, the Company’s policy forbids personal loans to members of the Board of Management and Supervisory Board or to the other members of the Group Management Committee, and consequently no loans were granted to such members in 2008, nor were such loans outstanding as of December 31, 2008.
Unless the law provides otherwise, the members of the Board of Management and of the Supervisory Board shall be reimbursed by the Company for various costs and expenses, like reasonable costs of defending claims, as formalized in the articles of association. Under certain circumstances, described in the articles of association, such as an act or failure to act by a member of the Board of Management or a member of the Supervisory Board that can be characterized as intentional (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), there will be no entitlement to this reimbursement. The Company has also taken out liability insurance (D&O — Directors & Officers) for the persons concerned.
2009
In view of the current economic circumstances, salaries of the members of the Board of Management will not be increased in 2009 and Philips will be restrictive in the salary review for all employees.
After extensive consultation with important stakeholders, Philips will propose to the General Meeting of Shareholders in 2009 the introduction of a new TSR multiplier range for restricted share rights. If adopted, the new multiplier will be applied starting with the grant in April 2009. The new multiplier range has more down side and more upside than previously: minimum is “zero” (from 0.8), and maximum is 2 (from 1.2). As the multiplier is applied to determine grant numbers, this means that grants can be zero at minimum, or double the target number at maximum. In this way, the link between pay and performance is further enhanced.

Proposed TSR
TSR Ranking	1	2	3	4	5	6
Multiplier (current)	1.2	1.2	1.2	1.2	1	1
Multiplier (proposed)	2	1.8	1.6	1.4	1.2	1

Proposed TSR
TSR Ranking	7	8	9	10	11	12
Multiplier (current)	1	1	0.8	0.8	0.8	0.8
Multiplier (proposed)	1	0.8	0.6	0.4	0.2	0
The current multiplier range for stock options will be maintained (ranging from 0.8 — 1.2).
The so-called ultimum remedium clause and claw back clause of best practice provisions II.2.10 and II.2.11 of the new Dutch Corporate Governance Code, as presented by the Corporate Governance Code Monitoring Committee in its report of December 2008, is applicable to Annual Incentive payments and LTIP grants over the year 2009 onwards to all members of the Board of Management.
Philips Annual Report 2008     119

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Report of the Audit Committee
The Audit Committee, currently consisting of four members, assists the Supervisory Board in fulfilling its supervisory responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s findings and recommendations, independence and performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles (GBP).
The Audit Committee met 9 times in 2008 and reported its findings periodically to the plenary Supervisory Board. The President, the Chief Financial Officer, the Internal Auditor, the Group Controller and the External Auditor attended all regular meetings. Furthermore, the Audit Committee met each quarter separately with each of the President, the Chief Financial Officer, the Internal Auditor and the External Auditor. In accordance with its charter, which is part of the Rules of Procedure of the Supervisory Board, the Audit Committee in 2008 reviewed the Company’s annual and interim financial statements, including non-financial information, prior to publication thereof. It also assessed in its quarterly meetings the adequacy and appropriateness of internal control policies and internal audit programs and their findings.
In its 2008 meetings, the Audit Committee periodically reviewed matters relating to accounting policies and compliance with accounting standards. Compliance with statutory and legal requirements and regulations, particularly in the financial domain, was also reviewed. Important findings identified risks and follow-up actions were examined thoroughly in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee reviewed, and if required approved, the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, as well as the staffing, independence and organizational structure of the internal audit function. An assessment by an independent auditor of the effectiveness of the Internal Audit Function, including various recommendations, was discussed. With regard to the external audit, the Audit Committee reviewed the proposed audit scope, approach and fees, the independence of the external auditors, non-audit services provided by the external auditors in conformity with the Philips Policy on Auditor Independence, as well as any changes to this policy. Within the framework of the Philips policy on auditor independence, the evaluation of the performance of the external auditor takes place every three years. On the basis thereof, the Supervisory Board has recommended to reappoint KPMG as auditor of the Company (which was resolved by the 2008 General Meeting of Shareholders).
Fees KPMG
in millions of euros

	2006	2007	2008
Audit fees	20.6	17.6	17.3
- consolidated financial statements	7.0	7.2	7.6
- statutory financial statements	5.0	4.7	4.8
- internal controls over financial reporting	8.6	5.7	4.9
Audit-related fees	9.8	3.9	4.4
- acquisitions and divestments	4.4	2.3	2.3
- other	5.4	1.6	2.1
Tax fees	0.9	1.2	1.2
- tax compliance services	0.9	1.2	1.2
Other fees	2.4	2.3	2.5
- royalty investigation	1.9	1.9	1.8
- sustainability and other services	0.5	0.4	0.7
	33.7	25.0	25.4
In 2008, the Audit Committee periodically discussed the company’s policy on business controls, the GBP including the deployment thereof and amendments thereto, and the company’s major areas of risk, including the internal auditor’s reporting thereon. The Audit Committee was informed on, discussed and monitored closely the company’s internal control certification processess, in particular compliance with section 404 of the US Sarbanes-Oxley Act and its requirements regarding assessment, review and monitoring of internal controls. It also discussed tax issues, IT strategy, litigation (including asbestos) and related provisions, environmental exposures and financing and liquidity of the company, dividend, pensions (including the situation at Philips Pension Fund in the Netherlands and the governance of the other major pension funds), valuation of financial holdings (and related impairments), the investigations into possible anticompetitive activities in the CRT industry, as well as a financial evaluation of the investments made in 2005.
120     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Financial statements 2008
The financial statements of Koninklijke Philips Electronics N.V. for 2008, as presented by the Board of Management, have been audited by KPMG Accountants N.V., independent auditors. Their reports have been included in the chapter IFRS financial statements on page 243 and the chapter Company financial statements on page 249 of this Annual Report. We have approved these financial statements, and all individual members of the Supervisory Board (together with the members of the Board of Management) have signed these documents.
We recommend to shareholders that they adopt the 2008 financial statements. We likewise recommend to shareholders that they adopt the proposal of the Board of Management to make a distribution of EUR 0.70 per common share from the retained earnings.
Finally, we would like to express our thanks to the members of the Board of Management, the Group Management Committee and all other employees for their continued contribution during the year.
February 23, 2009
The Supervisory Board
Philips Annual Report 2008     121

6 Performance highlights	8 Message from the President	14 Who we are	18 We care about...	42 Our group performance
Performance statements

US GAAP financial statements
124	Management’s report
125	Auditors’ report
126	Consolidated statements of income
128	Consolidated balance sheets
130	Consolidated statements of cash flows
132	Consolidated statements of stockholders’ equity
133	Information by sector and main country
136	Significant accounting policies
142	Notes to the US GAAP financial statements

Sustainability performance
180	Approach to sustainability reporting
182	Economic indicators
182	Environmental indicators
186	Social indicators
188	Supplier indicators
189	Assurance report
190	GRI performance indicators

IFRS financial statements
193	IFRS management commentary
198	Consolidated statements of income
200	Consolidated balance sheets
202	Consolidated statements of cash flows
204	Consolidated statements of equity
206	Information by sector and main country
209	Significant IFRS accounting policies
216	Notes to the IFRS financial statements
243	Auditor’s report

Company financial statements
244	Balance sheets
245	Statements of income
245	Statements of equity
246	Notes to the Company financial statements
249	Auditor’s report
122     Philips Annual Report 2008

70 Our sector performance	94 Risk management	110 Our leadership	114 Supervisory Board report	122 Performance statements
Notes overview

		US GAAP financial statements
142	1	Discontinued operations
143	2	Acquisitions and divestments
148	3	Income from operations
149	4	Restructuring and impairment
151	5	Financial income and expenses
152	6	Income taxes
153	7	Investments in equity-accounted investees
155	8	Earnings per share
155	9	Receivables
155	10	Inventories
155	11	Other current assets
156	12	Other non-current financial assets
157	13	Non-current receivables
157	14	Other non-current assets
157	15	Property, plant and equipment
158	16	Intangible assets excluding goodwill
158	17	Goodwill
159	18	Accrued liabilities
159	19	Provisions
160	20	Pensions
163	21	Postretirement benefits other than pensions
166	22	Other current liabilities
166	23	Short-term debt
167	24	Long-term debt
168	25	Other non-current liabilities
168	26	Contractual obligations
168	27	Contingent liabilities
170	28	Stockholders’ equity
170	29	Cash from derivatives
170	30	Proceeds from other non-current financial assets
170	31	Assets received in lieu of cash from the sale of businesses
171	32	Related-party transactions
171	33	Share-based compensation
173	34	Information on remuneration
177	35	Fair value of financial assets and liabilities
178	36	Other financial instruments
178	37	Subsequent events

		IFRS financial statements
216	38	Discontinued operations
217	39	Acquisitions and divestments
222	40	Income from operations
223	41	Financial income and expenses
224	42	Income taxes
226	43	Investments in equity-accounted investees
228	44	Earnings per share
228	45	Receivables
228	46	Inventories
229	47	Other current assets
229	48	Other non-current financial assets
230	49	Non-current receivables
230	50	Other non-current assets
230	51	Property, plant and equipment
231	52	Intangible assets excluding goodwill
231	53	Goodwill
232	54	Accrued liabilities
232	55	Provisions
233	56	Pensions and postretirement benefits
237	57	Other current liabilities
237	58	Short-term debt
238	59	Long-term debt
238	60	Other non-current liabilities
238	61	Contractual obligations
239	62	Contingent liabilities
240	63	Stockholders’ equity
241	64	Cash from derivatives
241	65	Proceeds from other non-current financial assets
241	66	Assets in lieu of cash from sale businesses
241	67	Related-party transactions
242	68	Fair value of financial assets and liabilities
242	69	Other financial instruments
243	70	Subsequent events

		Company financial statements
246	A	Receivables
246	B	Investments in affiliated companies
247	C	Other non-current financial assets
247	D	Other current liabilities
247	E	Short-term debt
247	F	Provisions
248	G	Long-term debt
248	H	Stockholders’ equity
249	I	Net income
249	J	Employees
249	K	Obligations not appearing in balance sheet
249	L	Audit fees
249	M	Subsequent events
Philips Annual Report 2008     123

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
- Management’s report
- Auditor’s report
US GAAP financial statements
Management’s report on internal control over financial reporting pursuant to section 404 of the US Sarbanes-Oxley Act
The Board of Management of Koninklijke Philips Electronics N.V. (‘the Company’) is responsible for establishing and maintaining an adequate system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the US Securities Exchange Act). Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America (US GAAP).
Internal control over financial reporting includes maintaining records that, in reasonable detail, accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.
The Board of Management conducted an assessment of the Company’s internal control over financial reporting based on the Internal Control-Integrated Framework established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that assessment, the Board of Management concluded that, as of December 31, 2008, the Company’s internal control over US GAAP financial reporting is considered effective. The Board of Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, excluded the following companies acquired by the Company after January 1, 2008: VISICU Inc., Philips Healthcare Informatics Limited (formally known as TOMCAT Ltd.), Shenzhen Goldway Industrial Inc., Dixtal Biomédica Indústria e Comércio Ltda., Dixtal Tecnologia Indústria e Comércio Ltda., Alpha X-Ray Technologies, and Melhk Ltd. These acquisitions are wholly-owned subsidiaries of the Company of which total assets represented 1.0% of consolidated total assets and net sales represented less than 0.5% of consolidated net sales of the Company as of and for the year ended December 31, 2008. If adequately disclosed, companies are allowed to exclude acquisitions from their assessment of internal control over financial reporting during the year of acquisition while integrating the acquired company under guidelines established by the US Securities and Exchange Commission.
The effectiveness of the Company’s internal control over US GAAP financial reporting as of December 31, 2008, as included in this chapter US GAAP financial statements, has been audited by KPMG Accountants N.V., an independent registered public accounting firm, as stated in their report which follows hereafter.
Board of Management
February 23, 2009
124     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Report of independent registered public accounting firm
To the Supervisory Board and Shareholders of Koninklijke Philips Electronics N.V.:
We have audited the accompanying consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 appearing on page 126 to 178. We also have audited Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Koninklijke Philips Electronics N.V. and subsidiaries’ management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s report on internal control over financial reporting appearing on page 124. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Koninklijke Philips Electronics N.V. and subsidiaries acquired VISICU Inc., Philips Healthcare Informatics Limited (formally known as TOMCAT Ltd.), Shenzhen Goldway Industrial Inc., Dixtal Biomédica Indústria e Comércio Ltda., Dixtal Tecnologia Indústria e Comércio Ltda., Alpha X-Ray Technologies, and Melhk Ltd. (together “the Acquired Companies”) during 2008. Management excluded from its assessment of the effectiveness of Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2008, the Acquired Companies’ internal control over financial reporting of which total assets represented 1.0% of consolidated total assets and net sales represented less than 0.5% of consolidated net sales included in the consolidated financial statements of Koninklijke Philips Electronics N.V. and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Koninklijke Philips Electronics N.V. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Koninklijke Philips Electronics N.V. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
As discussed in note 20 to the consolidated financial statements, effective December 31, 2006, Koninklijke Philips Electronics N.V. and subsidiaries adopted the provisions of SFAS No. 158, ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’.
KPMG Accountants N.V.
Amsterdam, February 23, 2009
Philips Annual Report 2008     125

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Consolidated statements of income
Consolidated statements of income of the Philips Group for the years ended December 31
in millions of euros unless otherwise stated

		2006	2007	2008
	Sales	26,682	26,793	26,385
	Cost of sales	(18,435)	(17,570)	(17,890)

	Gross margin	8,247	9,223	8,495

	Selling expenses	(4,655)	(4,980)	(5,501)
	General and administrative expenses	(969)	(919)	(1,016)
	Research and development expenses	(1,659)	(1,629)	(1,622)
	Impairment of goodwill	—	—	(234)
	Other business income and expenses	234	146	195

3 4	Income from operations	1,198	1,841	317

5	Financial income and expenses	28	2,613	(225)

	Income before taxes	1,226	4,454	92

6	Income tax expense	(166)	(619)	(286)

	Income (loss) after taxes	1,060	3,835	(194)

7	Results relating to equity-accounted investees	(157)	763	19

	Minority interests	(4)	(5)	(3)

	Income (loss) from continuing operations	899	4,593	(178)

1	Discontinued operations	4,482	(433)	(8)

8	Net income (loss)	5,381	4,160	(186)
Prior-period amounts have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions). The accompanying notes are an integral part of these consolidated financial statements.
126     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Earnings per share

	2006	2007	2008
Weighted average number of common shares outstanding (after deduction of treasury stock) during the year (in thousands)	1,174,925	1,086,128	991,420
Adjusted weighted average number of shares (after deduction of treasury stock) during the year (in thousands)	1,182,784	1,097,435	997,720

Basic earnings per common share in euros

Income (loss) from continuing operations	0.77	4.23	(0.18)
Income (loss) from discontinued operations	3.81	(0.40)	(0.01)
Net income (loss)	4.58	3.83	(0.19)

Diluted earnings per common share in euros

Income (loss) from continuing operations	0.76	4.19	(0.18	)1)
Income (loss) from discontinued operations	3.79	(0.40)	(0.01	)1)
Net income (loss)	4.55	3.79	(0.19	)1)
Dividend paid per common share in euros	0.44	0.60	0.70

1)	In 2008, the incremental shares from assumed conversion are not taken into account as the effect would be antidilutive.
Philips Annual Report 2008     127

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Consolidated balance sheets
Consolidated balance sheets of the Philips Group as of December 31
in millions of euros unless otherwise stated
Assets

			2007		2008
	Current assets

	Cash and cash equivalents		8,769		3,620

9 32	Receivables:
	- Accounts receivable — net	4,209		3,813
	- Accounts receivable from related parties	26		24
	- Other receivables	435		452
			4,670		4,289

1	Current assets of discontinued operations		169		—

10	Inventories — net		3,146		3,371

11	Other current assets		1,020		1,586

	Total current assets		17,774		12,866

	Non-current assets

7	Investments in equity-accounted investees		1,886		284

12	Other non-current financial assets		3,183		1,331

13	Non-current receivables		84		50

1	Non-current assets of discontinued operations		164		—

14	Other non-current assets		3,726		3,350

15 26	Property, plant and equipment:
	- At cost	7,874		8,043
	- Less accumulated depreciation	(4,694)		(4,559)
			3,180		3,484

16	Intangible assets excluding goodwill:
	- At cost	3,244		5,486
	- Less accumulated amortization	(1,090)		(1,511)
			2,154		3,975

17	Goodwill		4,135		7,701

	Total non-current assets		18,512		20,175

			36,286		33,041
Prior-period amounts have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions). The accompanying notes are an integral part of these consolidated financial statements.
128     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Liabilities and stockholders’ equity

		2007		2008
Current liabilities

Accounts and notes payable:					32
- Trade creditors	3,083		2,880
- Accounts payable to related parties	289		112
		3,372		2,992
Current liabilities of discontinued operations		46		—	1
Accrued liabilities		2,984		3,636	18
Short-term provisions		377		1,060	27 21 20 19
Other current liabilities		509		523	22
Short-term debt		2,345		717	24 23

Total current liabilities		9,633		8,928

Non-current liabilities

Long-term debt		1,212		3,441	26 24
Long-term provisions		2,712		2,909	27 21 20 19
Non-current liabilities and minority interests of discontinued operations		111		—	1
Other non-current liabilities		934		1,474	25

Total non-current liabilities		4,969		7,824

Contractual obligations and contingent liabilities					27 26

Minority interests		42		46

Stockholders’ equity					28
Preference shares, par value EUR 0.20 per share
- Authorized: 2,000,000,000 shares (2007: 2,500,000,000 shares)
- Issued: none
Common shares, par value EUR 0.20 per share:
- Authorized: 2,000,000,000 shares (2007: 2,500,000,000 shares)
- Issued and fully paid: 972,411,769 shares (2007: 1,142,826,763 shares)	228		194
Capital in excess of par value	—		—
Retained earnings	25,517		20,577
Accumulated other comprehensive income (loss)	(1,887)		(3,240)
Treasury shares, at cost 49,429,913 shares (2007: 77,933,509 shares)	(2,216)		(1,288)
		21,642		16,243
		36,286		33,041
Philips Annual Report 2008     129

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Consolidated statements of cash flows
Consolidated statements of cash flows of the Philips Group for the years ended December 31
in millions of euros

		2006	2007	2008
	Cash flows from operating activities
	Net income (loss)	5,381	4,160	(186)
	(Income) loss from discontinued operations	(4,482)	433	8
	Adjustments to reconcile net income (loss) to net cash provided by operating activities:
	Depreciation and amortization	810	851	1,190
	Impairment of goodwill, equity-accounted investees and available-for-sale securities	8	39	1,590
	Net gain on sale of assets	(289)	(3,159)	(1,369)
	Loss (income) from equity-accounted investees	228	(249)	(91)
	Dividends received from equity-accounted investees	—	48	65
	Minority interests (net of dividends paid)	3	5	3
	(Increase) decrease in receivables and other current assets	(1,354)	(439)	276
	Decrease (increase) in inventories	5	(378)	41
	(Decrease) increase in accounts payable, accrued and other liabilities	(20)	186	(165)
	(Increase) in non-current receivables/other assets	(55)	(143)	(331)
	Increase (decrease) in provisions	82	(68)	406
	Proceeds from sales of trading securities	—	196	—
	Other items	13	37	58
	Net cash provided by operating activities	330	1,519	1,495

	Cash flows from investing activities
	Purchase of intangible assets	(101)	(118)	(121)
	Capital expenditures on property, plant and equipment	(694)	(661)	(771)
	Proceeds from disposals of property, plant and equipment	107	81	170
29	Cash from derivatives	62	385	337
	Purchase of other non-current financial assets	(31)	(17)	—
30	Proceeds from other non-current financial assets	4	4,105	2,576
	Purchase of businesses, net of cash acquired	(2,467)	(1,485)	(5,316)
	Proceeds from sale of interests in businesses	318	1,640	24
	Net cash (used for) provided by investing activities	(2,802)	3,930	(3,101)

	Cash flows from financing activities
	Increase (decrease) in short-term debt	97	(158)	18
	Principal payments on short-term portion of long-term debt	(543)	(152)	(1,726)
	Proceeds from issuance of long-term debt	9	29	2,088
	Treasury stock transactions	(2,755)	(1,448)	(3,257)
	Dividends paid	(523)	(639)	(698)
	Net cash used for financing activities	(3,715)	(2,368)	(3,575)

	Net cash (used for) provided by continuing operations	(6,187)	3,081	(5,181)

	Cash flows from discontinued operations
	Net cash provided by (used for) operating activities	524	(153)	(49)
	Net cash provided by investing activities	6,590	38	12
	Net cash provided by (used for) financing activities	—	—	—
	Net cash provided by (used for) discontinued operations	7,114	(115)	(37)

	Net cash provided by (used for) continuing and discontinued operations	927	2,966	(5,218)

	Effect of changes in exchange rates on cash and cash equivalents	(197)	(112)	(39)
	Cash and cash equivalents at the beginning of the year	5,293	6,023	8,877
	Cash and cash equivalents at the end of the year	6,023	8,877	3,620
	Less cash and cash equivalents at the end of the year — discontinued operations	137	108	—
	Cash and cash equivalents at the end of the year — continuing operations	5,886	8,769	3,620
Prior-period amounts have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions). The accompanying notes are an integral part of these consolidated financial statements. For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences in the respective balance sheet amounts.
130     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Supplemental disclosures to the consolidated statements of cash flows

	2006	2007	2008
Net cash paid during the year for
Pensions	1,144	449	379
Interest	211	49	123
Income taxes	632	493	352

Net gain on sale of assets
Cash proceeds from the sale of assets	429	5,826	2,770
Book value of these assets	(193)	(2,765)	(1,508)
Deferred results on sale-and-leaseback transactions	27	11	—
Non-cash gains	26	87	107
	289	3,159	1,369

Non-cash investing and financing information
Assets received in lieu of cash from the sale of businesses:				31
- Shares/share options/convertible bonds	188	—	148
- Receivables/loans	6	—	—

Conversion of convertible personnel debentures	26	38	9

Treasury stock transactions
Shares acquired	(2,899)	(1,609)	(3,298)
Exercise of stock options	144	161	41
The accompanying notes are an integral part of these consolidated financial statements. For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.
Philips Annual Report 2008     131

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements

- Stockholders’ equity - Sectors and main countries
Consolidated statements of changes in stockholders’ equity of the Philips Group
in millions of euros unless otherwise stated

						accumulated other comprehensive income (loss)
						unrealized
	out-					gain (loss)			change in
	standing					on	additional		fair value			total
	number of		capital in		currency	available-	minimum	pensions	of cash		treasury	stock-
	shares in	common	excess of	retained	translation	for-sale	pension	(SFAS	flow		shares at	holders’
	thousands	stock	par value	earnings	differences	securities	liability	No. 158)	hedges	total	cost	equity
Balance as of Dec. 31, 2005	1,201,358	263	82	21,710	(1,886)	(10)	(545)	—	(29)	(2,470)	(2,919)	16,666

Revision1)	—	—	—	(32)	—	—	—	—	—	—	—	(32)
Revised balance as of Dec. 31, 2005	1,201,358	263	82	21,678	(1,886)	(10)	(545)	—	(29)	(2,470)	(2,919)	16,634

Net income				5,381								5,381
Net current period change					(304)	4,389	298		72	4,455		4,455
Income tax on net current period change					(72)		(84)		(15)	(171)		(171)
Reclassifications into income					388	(98)			(20)	270		270
Total comprehensive income net of tax				5,381	12	4,291	214	—	37	4,554		9,935
Adoption of SFAS No. 158							331	(808)		(477)		(477)
Dividend paid				(523)								(523)
Cancellation of treasury shares		(35)		(4,332)							4,367	—
Purchase of treasury stock	(105,949)										(2,899)	(2,899)
Re-issuance of treasury stock	11,484		(204)	(153)							528	171
Share-based compensation plans			122									122
Balance as of Dec. 31, 2006	1,106,893	228	—	22,051	(1,874)	4,281	—	(808)	8	1,607	(923)	22,963

Net income				4,160								4,160
Net current period change					(830)	(618)		223	19	(1,206)		(1,206)
Income tax on net current period change					(10)			(56)	(3)	(69)		(69)
Reclassifications into income					341	(2,615)		51	4	(2,219)		(2,219)
Total comprehensive income net of tax				4,160	(499)	(3,233)		218	20	(3,494)		666
Dividend paid				(659)								(659)
Purchase of treasury stock	(53,141)										(1,633)	(1,633)
Re-issuance of treasury stock	11,141		(106)	(35)							340	199
Share-based compensation plans			104									104
Income tax share-based compensation plans			2									2
Balance as of Dec. 31, 2007	1,064,893	228	—	25,517	(2,373)	1,048	—	(590)	28	(1,887)	(2,216)	21,642

Net income (loss)				(186)								(186)
Net current period change					69	(493)		(520)	(24)	(968)		(968)
Income tax on net current period change					5			184	18	207		207
Reclassifications into income					9	(582)		31	(50)	(592)		(592)
Total comprehensive income net of tax				(186)	83	(1,075)		(305)	(56)	(1,353)		(1,539)
Cancellation of treasury stock		(34)		(4,062)							4,096	—
Dividend paid				(720)								(720)
Purchase of treasury stock	(146,453)										(3,298)	(3,298)
Re-issuance of treasury stock	4,542		(106)	28							130	52
Share-based compensation plans			106									106
Balance as of Dec. 31, 2008	922,982	194	—	20,577	(2,290)	(27)	—	(895)	(28)	(3,240)	(1,288)	16,243

1)	Prior-period amounts have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions). The accompanying notes are an integral part of these consolidated financial statements.
132     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Information by sector and main country
in millions of euros unless otherwise stated
Sectors

					results
					relating to	cash flow
		research and		income from	equity-	before
		development	income from	operations as a	accounted	financing
	sales	expenses	operations	% of sales	investees	activities
2008
Healthcare	7,649	(642)	638	8.3	6	(2,418)
Consumer Lifestyle	11,145	(407)	265	2.4	—	253
of which Television	4,980	(51)	(413)	(8.3)	—	(489)
Lighting	7,106	(305)	165	2.3	1	(1,139)
Innovation & Emerging Businesses	337	(268)	(226)	(67.1)	(2)	(126)
Group Management & Services	148	—	(525)	—	14	1,824
	26,385	(1,622)	317	1.2	19	(1,606)

2007
Healthcare	6,638	(592)	713	10.7	7	236
Consumer Lifestyle	13,330	(492)	832	6.2	2	772
of which Television	6,270	(119)	(68)	(1.1)	—	(41)
Lighting	6,093	(276)	675	11.1	—	(648)
Innovation & Emerging Businesses	535	(269)	(82)	(15.3)	(9)	(164)
Group Management & Services	197	—	(297)	—	763	5,253
	26,793	(1,629)	1,841	6.9	763	5,449

2006
Healthcare	6,562	(572)	713	10.9	9	(1,003)
Consumer Lifestyle	13,108	(553)	683	5.2	3	(39)
of which Television	6,559	(114)	155	2.4	—	207
Lighting	5,466	(269)	577	10.6	(4)	451
Innovation & Emerging Businesses	1,379	(265)	(76)	(5.5)	(12)	(49)
Group Management & Services	167	—	(699)	—	(153)	(1,832)
	26,682	(1,659)	1,198	4.5	(157)	(2,472)
As of January 2008, Philips’ activities are organized on a sector basis, with each operating sector, Healthcare, Lighting and Consumer Lifestyle – being responsible for the management of its business worldwide. The Healthcare sector brings together the former Medical Systems division and Home Healthcare Solutions (formerly Consumer Healthcare Solutions) – which has been transferred from Innovation & Emerging Businesses. The former Consumer Electronics and Domestic Appliances and Personal Care divisions have been integrated in the Consumer Lifestyle sector. As a consequence of the aforementioned, prior-year financials have been restated. Prior-period Group and Healthcare financials have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions).
The following sectors are included in the table above: Healthcare, Consumer Lifestyle, Lighting, Innovation & Emerging Businesses (I&EB) and Group Management & Services (GM&S). A short description of these sectors is as follows:
Healthcare: Consists of the following businesses — Imaging Systems, Clinical Care systems, Home Healthcare Solutions, Healthcare Informatics and Patient Monitoring, and Customer Services.
Consumer Lifestyle: Consists of the following businesses — Television, Shaving & Beauty, Audio & Video Multimedia, Domestic Appliances, Peripherals & Accessories, Health & Wellness, and Licenses.
Lighting: Consists of the following businesses – Lamps, Professional Luminaires, Consumer Luminaires, Lighting Electronics, Automotive, Special Lighting Applications, and Lumileds.
I&EB: Consists of various activities and businesses which mainly support, but are not allocated to, a specific sector. This includes Corporate Technologies (such as Research, Intellectual Property & Standards, Molecular Healthcare, the Healthcare, Lifestyle and Lighting & Cleantech Incubators as well as Applied Technologies), Corporate Investments, New Venture Integration, and Design.
GM&S: Consists of the corporate center, as well as the overhead expenses of regional and country organizations. Also included are the costs of Philips’ global brand campaign and pension and other postretirement benefit costs not directly allocated to the other sectors.
Philips Annual Report 2008     133

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Information by sectors and main countries
Sectors

						depreciation of
		net operating	total liabilities	long-lived	capital	property, plant
	total assets	capital	excl. debt	assets	expenditures	and equipment
2008
Healthcare	11,325	8,830	2,427	8,141	206	139
Consumer Lifestyle	3,521	728	2,791	1,113	174	170
of which Television	1,002	(245)	1,247	51	64	68
Lighting	7,156	5,648	1,490	5,113	303	328
Innovation & Emerging Businesses	504	153	221	217	6	31
Group Management & Services	10,535	(492)	5,665	576	82	57
	33,041	14,867	12,594	15,160	771	725

2007
Healthcare	6,779	4,802	1,909	4,025	166	91
Consumer Lifestyle	4,313	890	3,423	1,292	164	156
of which Television	1,303	(255)	1,558	68	58	53
Lighting	5,133	3,886	1,238	3,307	249	217
Innovation & Emerging Businesses	606	246	250	240	52	39
Group Management & Services	19,122	705	4,068	605	30	59
	35,953	10,529	10,888	9,469	661	562
Discontinued operations	333		157
	36,286		11,045

2006
Healthcare	6,695	4,699	1,935	4,126	83	77
Consumer Lifestyle	4,284	910	3,365	1,353	156	140
of which Television	1,306	(185)	1,491	68	40	43
Lighting	3,719	2,527	1,185	2,244	343	205
Innovation & Emerging Businesses	786	128	487	251	7	66
Group Management & Services	22,536	209	4,438	646	105	66
	38,020	8,473	11,410	8,620	694	554
Discontinued operations	431		169
	38,451		11,579
As of January 2008, Philips’ activities are organized on a sector basis, with each operating sector, Healthcare, Lighting and Consumer Lifestyle – being responsible for the management of its business worldwide. The Healthcare sector brings together the former Medical Systems division and Home Healthcare Solutions (formerly Consumer Healthcare Solutions) – which has been transferred from Innovation & Emerging Businesses. The former Consumer Electronics and Domestic Appliances and Personal Care divisions have been integrated in the Consumer Lifestyle sector. As a consequence of the aforementioned, prior-year financials have been restated. Prior-period Group and Healthcare financials have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions).
Goodwill assigned to sectors

	carrying value at			translation differences	carrying value at
	January 1	acquisitions	impairment	and other changes	December 31
2008
Healthcare	2,446	2,405	—	320	5,171
Consumer Lifestyle	444	5	—	(66)	383
Lighting	1,244	1,036	(234)	100	2,146
Innovation & Emerging Businesses	1	—	—	—	1
Group Management & Services	—	—	—	—	—
	4,135	3,446	(234)	354	7,701

2007
Healthcare	2,605	108	—	(267)	2,446
Consumer Lifestyle	481	7	—	(44)	444
Lighting	636	695	—	(87)	1,244
Innovation & Emerging Businesses	1	—	—	—	1
Group Management & Services	—	—	—	—	—
	3,723	810	—	(398)	4,135
134     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Main countries

						depreciation of
			net operating	long-lived	capital	property, plant
	sales	total assets	capital	assets	expenditures	and equipment
2008
Netherlands	1,012	9,564	3,699	1,271	157	152
United States	7,027	14,310	9,293	10,905	192	162
Germany	2,048	970	(328)	282	50	53
France	1,692	531	(81)	132	55	30
United Kingdom	1,016	731	415	526	13	9
China	1,754	1,319	(178)	236	60	47
Other countries	11,836	5,616	2,047	1,808	244	272
	26,385	33,041	14,867	15,160	771	725

2007
Netherlands	1,159	14,008	1,969	1,200	163	151
United States	6,725	8,068	6,709	5,172	118	103
Germany	2,014	1,364	(219)	305	50	46
France	1,784	694	(131)	103	23	26
United Kingdom	1,250	1,037	692	720	13	8
China	1,707	1,231	(516)	168	36	42
Other countries	12,154	9,551	2,025	1,801	258	186
	26,793	35,953	10,529	9,469	661	562
Discontinued operations		333
		36,286

2006
Netherlands	1,088	10,646	3,479	1,132	242	162
United States	7,153	7,820	4,394	5,162	211	98
Germany	1,985	1,170	(449)	296	57	51
France	1,626	608	301	107	18	32
United Kingdom	1,186	1,194	717	792	4	6
China	1,740	1,115	(112)	176	31	42
Other countries	11,904	15,467	143	955	131	163
	26,682	38,020	8,473	8,620	694	554
Discontinued operations		431
		38,451
Prior-period amounts have been revised to reflect immaterial adjustments of intercompany profit elimination on inventory (see Significant accounting policies, Reclassifications and revisions).
Philips Annual Report 2008     135

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Significant accounting policies
Significant accounting policies
The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (US GAAP). Historical cost is used as the measurement basis unless otherwise indicated.
Consolidation principles
The consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. (‘the Company’) and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements. Net income is reduced by the portion of the earnings of subsidiaries applicable to minority interests. The minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
Foreign currencies
The consolidated financial statements are presented in euros, which is the Company’s functional currency and presentation currency. The financial statements of entities that use a functional currency other than the euro, are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into euros using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within stockholders’ equity. Cumulative translation adjustments are recognized as income or expense upon partial or complete disposal or substantially complete liquidation of a foreign entity.
The functional currency of foreign entities is generally the local currency, unless the primary economic environment requires the use of another currency. When foreign entities conduct their business in economies considered to be highly inflationary, they record transactions in the Company’s reporting currency (the euro) instead of their local currency.
Gains and losses arising from the translation or settlement of foreign- currency-denominated monetary assets and liabilities into the functional currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income (loss) within stockholders’ equity.
Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements in order to conform to generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and judgments on an ongoing basis and base our estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results could differ materially from those estimates. Assumptions used are further explained in the related notes.
Estimates significantly impact goodwill and intangibles acquired, tax on activities disposed, impairments, financial instruments, liabilities from employee benefit plans, various provisions including tax and other contingencies such as asbestos product liability. The fair values of acquired identifiable intangibles are based on an assessment of future cash flows. Impairment analyses of goodwill and indefinite-lived intangible assets are performed annually and whenever a triggering event has occurred, in order to determine whether the carrying value exceeds the recoverable amount. These calculations are based on estimates of future cash flows.
The estimated fair value of financial instruments that are not traded in an active market is determined using observable inputs such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in the markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable. The estimated fair value of financial instruments that do not have observable inputs or are supported by little or no market activity is determined using valuation techniques. The Company uses its judgment to select a variety of methods including the discounted cash flow method and option valuation models and make assumptions that are mainly based on market conditions existing at each balance sheet date.
Actuarial assumptions are established to anticipate future events and are used in calculating pension and other postretirement benefit expense and liability. These factors include assumptions with respect to interest rates, expected investment returns on plan assets, rates of increase in health care costs, rates of future compensation increases, turnover rates, and life expectancy.
Accounting changes
The Company applies the retrospective method for reporting a change in accounting principle in the absence of explicit transition requirements for new accounting pronouncements.
Reclassifications and revisions
Certain items previously reported under specific financial statement captions have been reclassified to conform to the current year presentation.
Prior-period amounts have been revised to adjust for certain intercompany profit eliminations on inventories in Healthcare related to prior years. These adjustments are not material to the consolidated financial statements in any of the prior periods. The table below outlines the impact of these adjustments:

in millions of euros unless otherwise stated	2006	2007
Decrease in income before taxes	(3)	(11)
Decrease in income tax expense	1	3
Decrease in net income	(2)	(8)
Decrease in net income per common share in euros
- basic	(0.00)	(0.01)
- diluted	(0.00)	(0.01)
The effect on retained earnings as of December 31, 2005 is a decrease of EUR 32 million.
Discontinued operations and non-current assets held for sale
The Company has determined that the level of a reporting unit is the component for which operations and cash flows can be clearly distinguished from the rest of the Company and qualifies as a discontinued operation in the event of disposal of the component. A component of Philips qualified as a reporting unit is usually one level below the Sector level. Any gain or loss from disposal of a reporting unit, together with the results of these operations until the date of disposal, is reported separately as discontinued operations. The financial information of a discontinued reporting unit is excluded from the respective captions in the consolidated financial statements and related notes and is reported separately.
Cash flow statements
Cash flow statements have been prepared using the indirect method. Cash flows in foreign currencies have been translated into euros using the average rates of exchange for the periods involved.
Cash flows from derivative instruments that are accounted for as fair value hedges or cash flow hedges are classified in the same category as the cash flows from the hedged items. Cash flows from other derivative instruments are classified consistent with the nature of the instrument.
136 Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Segments
Operating segments are components of the Company’s business activities about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (the Board of Management of the Company). The Board of Management decides how to allocate resources and assesses performance. Reportable segments comprise: Healthcare, Consumer Lifestyle, Lighting, and Television. Segment accounting policies are the same as the accounting policies as described in this note.
Earnings per share
The Company presents basic and diluted earnings per share (EPS) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible personnel debentures, restricted shares and share options granted to employees.
Revenue recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or the service has been provided, the sales price is fixed or determinable, and collectibility is reasonably assured. For consumer-type products in the segments Lighting and Consumer Lifestyle, these criteria are generally met at the time the product is shipped and delivered to the customer and, depending on the delivery conditions, title and risk have passed to the customer and acceptance of the product, when contractually required, has been obtained, or, in cases where such acceptance is not contractually required, when management has established that all aforementioned conditions for revenue recognition have been met and no further post-shipment obligations exist other than obligations under warranty. Examples of the above-mentioned delivery conditions are ‘Free on Board point of delivery’ and ‘Costs, Insurance Paid point of delivery’, where the point of delivery may be the shipping warehouse or any other point of destination as agreed in the contract with the customer and where title and risk in the goods pass to the customer.
In accordance with EITF Issue No. 00-21, ‘Revenue Arrangements with Multiple Deliverables’, revenues of transactions that have separately identifiable components are recognized based on their relative fair values. These transactions mainly occur in the Healthcare Sector and include arrangements that require subsequent installation and training activities in order to become operable for the customer. However, since payment for the equipment is typically contingent upon the completion of the installation process, revenue recognition is deferred until the installation has been completed and the product is ready to be used by the customer in the way contractually agreed.
Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges.
For products for which a right of return exists during a defined period, revenue recognition is determined based on the historical pattern of actual returns, or in cases where such information is lacking, revenue recognition is postponed until the return period has lapsed. Return policies are typically based on customary return arrangements in local markets.
For products for which a residual value guarantee has been granted or a buy-back arrangement has been concluded, revenue recognition takes place in accordance with the requirements for lease accounting of SFAS No.13, ‘Accounting for Leases’.
Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are reported as selling expenses and disclosed separately. Service revenue related to repair and maintenance activities for sold goods is recognized ratably over the service period or as services are rendered.
A provision for product warranty is made at the time of revenue recognition and reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to the sold products. In cases where the warranty period is extended and the customer has the option to purchase such an extension, which is subsequently billed to the customer, revenue recognition occurs on a straight-line basis over the contract period.
Royalty income, which is generally earned based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to purchases of assets, are recognized as income as qualified expenditures are made.
Benefit accounting
The Company accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, ‘Employers’ Accounting for Pensions’, and SFAS No. 106, ‘Postretirement Benefits other than Pensions’, respectively.
Most of the Company’s defined-benefit pension plans are funded with plan assets that have been segregated and restricted in a trust or foundation to provide for the pension benefits to which the Company has committed itself.
The Company also sponsors certain defined-benefit pension plans, which are funded as benefit payments are made.
The net pension asset or liability recognized in the balance sheet in respect of defined pension plans is the fair value of plan assets less the present value of the projected defined-benefit obligation at the balance sheet date. The projected defined-benefit obligation is calculated annually by qualified actuaries using the projected unit of credit method.
For the Company’s major plans, a full discount rate curve of high quality corporate bonds (Bloomberg AA Composite) is used to determine the defined-benefit obligation whereas for other plans a single point discount rate is used based on the plan’s maturity. Plans in countries without a deep corporate bond market, use a discount rate based on the local sovereign curve and the plan’s maturity.
Pension costs in respect of defined-benefit pension plans primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.
Actuarial gains and losses arise mainly from changes in actuarial assumptions and differences between actuarial assumptions and what has actually occurred. They are recognized in the income statement, over the expected average remaining service periods of the employees, only to the extent that their net cumulative amount exceeds 10% of the greater of the present value of the obligation or of the fair value of plan assets at the end of the previous year (the corridor). Unrecognized gains and losses in the Netherlands, France and Thailand are amortized using the straight-line method over the expected average remaining service period without applying the corridor.
The funded status of the Company’s defined-benefit pension plans and postretirement benefits other than pensions is reflected on the balance sheet in accordance with SFAS No. 158, ‘Employers Accounting for Defined Benefit Pension and Other Postretirement Benefit plans’. The funded status is measured as the difference between plan assets at fair value and the benefit obligation. For a defined-benefit pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement benefit plan it is the accumulated postretirement benefit obligation. Actuarial gains and losses, prior-service costs or credits and the transition obligation remaining from the initial application of SFAS 106 that are not yet recognized as components of net periodic benefit cost are recognized, net of tax, as a component of accumulated other comprehensive income. Amounts recognized in accumulated other comprehensive income are adjusted as they are subsequently recognized as components of net periodic pension cost.
In certain countries, the Company also provides postretirement benefits other than pensions. The cost relating to such plans consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation. This transition obligation is being amortized through charges to earnings over a twenty-year period beginning in 1993 in the USA and in 1995 for all other plans.
Unrecognized prior-service costs related to pension plans and postretirement benefits other than pensions are being amortized by assigning a proportional amount to the statements of income of a number of years, reflecting the average remaining service period of the active employees.
Obligations for contributions to defined-contribution and multi-employer pension plans are recognized as an expense in the statements of income as incurred.
Philips Annual Report 2008     137

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Significant accounting policies
Share-based payment
The Company applies SFAS No. 123(R), ‘Share-Based Payment’, using the modified prospective method. Under the provisions of SFAS No. 123(R), the Company recognizes the estimated fair value of equity instruments granted to employees as compensation expense over the vesting period on a straight-line basis, taking into account estimated forfeitures.
The fair value of the amount payable to employees in respect of share-based payments which are settled in cash is recognized as an expense, with a corresponding increase in liabilities, over the vesting period. The liability is remeasured at each reporting date and at settlement date. Any changes in fair value of the liability are recognized as compensation expense in the income statement.
Research and development
Costs of research and development are expensed in the period in which they are incurred.
Advertising
Advertising costs are expensed as incurred.
Leases
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are recognized in the income statement on a straight-line basis over the term of the lease.
Leases in which the Company has substantially all the risk and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments.
Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the recorded capital lease obligations. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the assets and the lease term.
Income taxes
Income taxes are accounted for using the asset and liability method. Income tax is recognized in the income statement except to the extent that it relates to an item recognized directly within stockholders’ equity, including other comprehensive income (loss), in which case the related tax effect is also recognized within stockholders’ equity. Current-year deferred taxes related to prior-year equity items which arise from changes in tax rates or tax laws are included in income. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based on the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carry-forwards, are recognized, net of a valuation allowance, if it is more likely than not that the asset or a portion thereof will not be realized. Deferred tax assets and liabilities are not discounted.
Deferred tax liabilities for withholding taxes are recognized for subsidiaries in situations where the income is to be paid out as dividends in the foreseeable future, and for undistributed earnings of unconsolidated companies to the extent that these withholding taxes are not expected to be refundable and deductible.
Changes in tax rates are reflected in the period in which such change is enacted.
Uncertain tax positions
Income tax benefit from an uncertain tax position is recognized only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authorities, based on the technical merits of the position. The income tax benefit recognized in the financial statements from such position is measured based on the largest benefit that is more than 50% likely to be realized upon settlement with a taxing authority that has full knowledge of all relevant information. The liability for unrecognized tax benefits, including related interest and penalties, is recorded as other non-current liabilities. Interest is presented as part of financial expenses while penalty is classified as part of current tax expense in the statements of income.
Derivative financial instruments
The Company uses derivative financial instruments principally for the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. All derivative financial instruments are classified as assets or liabilities and are accounted for at trade date. The Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset, liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in the income statement. Gains or losses arising from changes in fair value of derivatives are recognized in the statements of income, except for derivatives that qualify for cash flow or net investment hedge accounting to the extent that the hedge is effective. The ineffective part is recognized in the statements of income.
Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income to the extent that the hedge is effective, until earnings are affected by the variability in cash flows of the designated hedged item.
Changes in the fair value of derivatives that are designated and qualify as foreign currency hedges are recorded in either earnings or accumulated other comprehensive income, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge and to the extent that the hedge is effective.
The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is established that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it has been established that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within a period of two months from the originally forecasted transaction date, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in the income statement. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in the income statement.
Foreign currency differences arising from the translation of a financial liability designated as a hedge of a net investment in a foreign operation are recognized directly as a separate component of equity, to the extent that the hedge is effective. To the extent that the hedge is ineffective, such differences are recognized in the income statement.
For interest rate swaps designated as a fair value hedge of an interest-bearing asset or liability that are unwound, the amount of the fair value adjustment to the asset or liability for the risk being hedged is released to the income statement over the remaining life of the asset or liability based on the recalculated effective yield.
138     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Non-derivative financial instruments
Non-derivative financial instruments are recognized initially at cost or fair value. Financial assets transferred to another party are derecognized to the extent that the Company surrenders control over those assets in exchange for a consideration other than beneficial exchange for interest in the transferred assets. Financial liabilities are derecognized if and only if they are extinguished. Non-derivative financial instruments are accounted for as a sale to the extent that a consideration other than beneficial interests in the transferred assets is received in exchange. The Company has surrendered control over transferred assets if and only if: (i) the transferred assets have been isolated from the Company beyond its reach and its creditor even in bankruptcy or other receivership, (ii) the transferree has the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the Company, and (iii) the Company does not maintain effective control over the transferred assets.
Regular way purchases and sales of financial instruments are accounted for at trade date, i.e., the date that the Company commits itself to purchase or sell the instrument. Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.
Cash and cash equivalents
Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into cash. They are stated at face value, which approximates their fair value.
Receivables
Trade accounts receivable are carried at face value, net of allowances for doubtful accounts. As soon as trade accounts receivable can no longer be collected in the normal way and are expected to result in a loss, they are designated as doubtful trade accounts receivable and valued at the expected collectible amounts. They are written off when they are deemed to be uncollectible due to bankruptcy or other forms of receivership of the debtors.
The allowance for the risk of non-collection of trade accounts receivable takes into account credit-risk concentration, collective debt risk based on average historical losses and specific circumstances such as serious adverse economic conditions in a specific country or region.
In the events of sale of receivables and factoring, the Company derecognizes the receivables and accounts for them as a sale only to the extent that the Company has surrended control over the receivables in exchange for a consideration other than beneficial interest in the transferred receivables.
Long-term receivables are initially recognized at their net present value using an appropriate interest rate. Any discount is amortized to income over the life of the receivable using the effective yield.
Debt and other liabilities
Debt and liabilities other than provisions are stated at amortized cost. However, loans that are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk that is being hedged.
Investments in equity-accounted investees
Investments in companies in which the Company does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exercise significant influence, are accounted for using the equity method. In the absence of demonstrable proof of significant influence, it is presumed to exist if at least 20% of the voting stock is owned. The Company’s share of the net income of these companies is included in results relating to equity-accounted investees in the Consolidated statements of income. When the Company’s share of losses exceeds the carrying amount of an investment accounted for by the equity method, the Company’s carrying amount of that investment is reduced to zero and recognition of further losses is discontinued unless the Company has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investee.
Investments in equity-accounted investees include goodwill and loans from the Company to these investees.
Accounting for capital transactions of a consolidated subsidiary or an equity-accounted investee
The Company recognizes dilution gains or losses arising from the sale or issuance of stock by a consolidated subsidiary or an equity- accounted investee in the income statement, unless the Company or the subsidiary either has reacquired or has plans to reacquire such shares. In such instances, the result of the transaction will be recorded directly in stockholders’ equity.
The dilution gains or losses are presented on a separate line in the consolidated statement of income if they relate to consolidated subsidiaries. Dilution gains and losses related to equity-accounted investees are presented under “Results relating to equity-accounted investees” in the consolidated statements of income.
Other non-current financial assets
Other non-current financial assets include available-for-sale securities, held-to-maturity securities, loans and cost-method investments.
The Company classifies its investments in equity securities that have readily determinable fair values as either available-for-sale or for trading purposes. Trading securities acquired and held principally for the purpose of selling them in the short term are presented as ‘Other current assets’. Trading securities are recorded at fair value; changes in the fair value are recognized as financial income and expense. All securities not included in trading or held-to-maturity are classified as available-for-sale. Available-for-sale equity securities are recorded at fair value; changes in the fair value are recognized in other comprehensive income in stockholders’ equity. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are reported as a separate component of other comprehensive income within stockholders’ equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a first-in, first-out basis. For available-for-sale securities hedged under a fair value hedge, the changes in the fair value that are attributable to the risk which is being hedged are recognized in earnings rather than in other comprehensive income.
Held-to-maturity securities are those debt securities which the Company has the ability and intent to hold until maturity. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the accretion of discounts or amortization of premiums using the effective interest method.
Loans receivable are stated at amortized cost, less the related allowance for impaired loans receivable.
Investments in privately-held companies are carried at cost, or estimated fair value, if an other-than-temporary decline in value has occurred.
Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.
Impairments of financial assets
A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. The Company assesses its long-term investments accounted for as available-for-sale on a quarterly basis to determine whether declines in market value below cost are other-than-temporary, the cost basis for the individual security is reduced and a loss is realized in the period in which it occurs. When the decline is determined to be temporary, the unrealized losses are included in other comprehensive income.
If objective evidence indicates that cost-method investments needs to be tested for impairment, calculation was based on unobservable inputs which include certain pricing models, discounted cash flows methodologies and similar techniques that use significant unobservable inputs.
Philips Annual Report 2008     139

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Significant accounting policies
Inventories
Inventories are stated at the lower of cost or market, less advance payments on work in progress. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion and the normal capacity of the production facilities. Costs of idle facility and waste are expensed. The cost of inventories is determined using the first-in, first-out (FIFO) method. Inventory is reduced for the estimated losses due to obsolescence, which establishes a new cost basis. This reduction is determined for groups of products based on purchases in the recent past and/or expected future demand.
Property, plant and equipment
Property, plant and equipment is stated at cost, less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the useful life of the asset. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to repair and maintenance activities are expensed in the period in which they are incurred unless they lead to an extension of the economic life or capacity of the asset. Plant and equipment under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.
The Company recognizes the fair value of an asset retirement obligation in the period in which it is incurred, while an equal amount is capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the useful life of the asset.
Intangible assets
Intangible assets are amortized using the straight-line method over their estimated useful lives. Remaining useful lives are evaluated every year to determine whether events and circumstances warrant a revision to the remaining period of amortization. Intangible assets that are expected to generate cash inflows during a period without a foreseeable limit, are regarded as intangibles with an indefinite useful life. These assets are not amortized, but tested for impairment annually and whenever an impairment trigger indicates that the asset may be impaired. In-process research and development with no alternative use is written off immediately upon acquisition. Patents, trademarks and other intangibles acquired from third parties are capitalized at cost and amortized over their remaining useful lives.
Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software.
Eligible costs relating to the production of software intended to be sold, leased or otherwise marketed are capitalized and subsequently amortized over the estimated useful life of the software.
Impairment or disposal of long-lived assets other than goodwill and indefinite-lived intangibles
The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’. This Statement requires that long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison between the carrying amount of an asset and the future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determines the fair value based on discounted projected cash flows. The review for impairment is carried out at the level where discrete cash flows occur that are largely independent of other cash flows. Assets held for sale are reported at the lower of the carrying amount or fair value, less cost to sell.
Goodwill and indefinite lived intangibles
The Company accounts for goodwill and indefinite lived intangibles in accordance with the provisions of SFAS No. 141 ‘Business Combinations’ and SFAS No. 142 ‘Goodwill and Other Intangible Assets’. Accordingly, goodwill and indefinite lived intangibles are not amortized but tested for impairment annually and whenever impairment indicators require so. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level, which has been determined by the Company to be the level of an entity that reports discrete financial information to the Board of Management, which is usually one level below the sector level.
The goodwill impairment test consists of two steps. First, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the goodwill and intangible assets, to those reporting units. Furthermore, the Company determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company performs the second step of the impairment test. In the second step, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation upon a business combination in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. The Company generally determines the fair value of the reporting units based on discounted projected cash flows.
Share capital
Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from stockholders’ equity.
Provisions
The Company recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet date and for which the amount is uncertain but can be reasonably estimated.
Provisions of a long-term nature are stated at present value when the amount and timing of related cash payments are fixed or reliably determinable. Short-term provisions are stated at face value.
The Company applies the provisions of SOP 96-1, ‘Environmental liabilities’ and SFAS No. 5, ‘Accounting for Contingencies’ and accrues for losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Additionally, in accordance with SOP 96-1, the Company accrues for certain costs such as compensation and benefits for employees directly involved in the remediation activities. Measurement of liabilities is based on current legal requirements and existing technology. Liabilities and probable insurance recoveries, if any, are recorded separately. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.
Restructuring
The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by the Board of Management. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.
SFAS No. 146, ‘Accounting for Costs Associated with Exit or Disposal Activities’ requires that a liability be recognized for those costs only when the liability is incurred, i.e. when it meets the definition of a liability. SFAS No. 146 also establishes fair value as the objective for initial measurement of the liability.
Liabilities related to one-time employee termination benefits are recognized ratably over the future service period if those employees are required to render services to the Company, if that period exceeds 60 days or a longer legal notification period.
Employee termination benefits covered by a contract or under an ongoing benefit arrangement continue to be accounted for under SFAS No. 112, ‘Employer’s Accounting for Postemployment Benefits’ and are recognized when it is probable that the employees will be entitled to the benefits and the amounts can be reasonably estimated.
140     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Guarantees
The Company complies with FASB Interpretation No. 45, ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others’. In accordance with this interpretation, the Company recognizes a liability at the fair value of the obligation incurred for guarantees within the scope of the recognition criteria of the Interpretation, including minimum revenue guarantees.
Accounting standards adopted in 2008
FASB issued the following pronouncements which are applicable to the Company in 2008:
SFAS No. 157 ‘Fair Value Measurements’
Effective January 1, 2008, the Company adopted SFAS No. 157, ‘Fair Value Measurements,’ for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. SFAS 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value.
SFAS 157 established market and observable inputs as the preferred source of values, followed by assumptions based on hypothetical transaction in the absence of market inputs.
The valuation techniques required by SFAS 157 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:
•	Level 1 — Quoted prices in active markets for identical asset or liabilities.

•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
In February 2008, the FASB issued FASB Staff Position No. FAS 157-1 (FSP FAS 157-1), which excludes SFAS No. 13, “Accounting for Leases” and certain other accounting pronouncements that address fair value measurements, from the scope of SFAS 157. In February 2008, the FASB issued FASB Staff Position No. 157-2 (FSP 157-2), which provides a one-year delayed application of SFAS 157 for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157, as amended by FSP FAS 157-1 and FSP FAS 157-2, is required to be adopted on January 1, 2009.
In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The guidance in FSP 157-3 became effective immediately and was applied by the Company upon its adoption of SFAS 157 on January 1, 2008.
Standards after 2008
Philips has decided to move to International Financial Reporting Standards as its sole accounting standard from January 1, 2009 onwards. The use of US GAAP will be discontinued as from the same date.
Philips Annual Report 2008     141

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Notes to the US GAAP financial statements
Notes to the US GAAP consolidated financial statements of the Philips Group
All amounts in millions of euros unless otherwise stated.

Discontinued operations
MedQuist
On August 6, 2008, the Company announced that it had completed the sale of its approximately 70% ownership interest in MedQuist to CBaySystems Holdings (CBAY) for a consideration of USD 287 million. The consideration was composed of a cash payment of USD 98 million, a promissory note of USD 26 million, a convertible bond of USD 91 million, and a pre-closing cash dividend of USD 72 million. The promissory note is included in Other receivables, the convertible bond in Other non-current financial assets.
The financial results attributable to the Company’s interest in MedQuist have been presented as discontinued operations. The decision to proceed with the sale, which was made in 2007, resulted in an impairment of EUR 325 million in 2007. This charge did not affect equity as it related to the cumulative translation differences of the USD-denominated investment in MedQuist, which accumulated within equity since the date of acquisition.
The following table summarizes the results of the MedQuist business included in the consolidated statements of income as discontinued operations for 2006, 2007 and 2008:

	2006	2007		2008
Sales	293	244		128
Costs and expenses	(304)	(271)		(132)
Gain on sale of discontinued operations	—	—		5
Impairment charge	—	(360	)1)	—
Income (loss) before taxes	(11)	(387)		1
Income tax	29	(8)		(3)
Result of equity- accounted investees	—	1		—
Minority interests	—	4		1
Results from discontinued operations	18	(390)		(1)

1)	Including EUR 35 million following the 2007 annual impairment test.
The following table presents the assets and liabilities of the MedQuist business, classified as discontinued operations, in the consolidated balance sheets as at December 31, 2007.

2007
Cash and cash equivalents	108
Accounts receivable	41
Equity-accounted investees	4
Property, plant and equipment	16
Intangible assets including goodwill	141
Other assets	23
Assets of discontinued operations	333
Accounts payable	9
Provisions	32
Other liabilities	37
Minority interest	79
Liabilities of discontinued operations	157
Semiconductors
On September 29, 2006, the Company sold a majority stake in its Semiconductors division to a private equity consortium led by Kohlberg Kravis Robert & Co. (KKR). The transaction consisted of the sale of the division for a total consideration of EUR 7,913 million and a simultaneous acquisition of a minority interest in the recapitalized organization NXP Semiconductors at a cost of EUR 854 million. A gain of EUR 4,283 million was recorded on the sale, net of taxes, and net of costs directly associated with this transaction of approximately EUR 367 million.
The operations of the Semiconductors division and the aforementioned gain have been presented as discontinued operations.
The Company’s ownership interest in NXP Semiconductors is 19.8%. The Company cannot exert significant influence over the operating or financial policies of NXP and the investment is accounted for as a cost-method investment under other non-current financial assets.
Philips and NXP have continuing relationships through shared research and development activities and through license agreements. Additionally, through the purchase of semiconductor products by the Consumer Lifestyle sector, Philips and NXP will have a continuing relationship for the foreseeable future. The Company assessed the expected future transactions and determined that the cash flows from these transactions are not significant direct cash flows.
The following table summarizes the results of the Semiconductors division included in the consolidated statements of income as discontinued operations for the period through its divestment on September 29, 2006. The 2007 results mainly related to the settlement of pensions and income taxes. The 2008 results mainly related to the settlement of income taxes, largely operational in nature.

	2006	2007	2008
Sales	3,681	—	—
Costs and expenses	(3,319)	—	—
Gain (loss) on sale of discontinued operations	4,953	(69)	(3)
Income (loss) before taxes	5,315	(69)	(3)
Income taxes	(768)	26	(4)
Result of equity- accounted investees	(63)	—	—
Minority interests	(49)	—	—
Results from discontinued operations	4,435	(43)	(7)
The following table shows the components of the gain from the sale of the Semiconductors division, net of tax on December 31, 2006:

2006
Consideration	7,913
Carrying value of net assets disposed	(2,593)
Cost of disposal	(367)
Gain on disposal before taxes	4,953
Income taxes	(670)
Gain on sale	4,283
Philips Mobile Display Systems
On November 10, 2005, Philips and Toppoly Optoelectronics Corporation of Taiwan announced that they had signed a binding letter of intent to merge Philips’ Mobile Display Systems (MDS) business with Toppoly. The company was named TPO, and the transaction was completed in the first half of 2006.
Philips separately reported the results of the MDS business as a discontinued operation.
The following table summarizes the results of the MDS business included in the consolidated statements of income as discontinued operations for 2006, which mainly relate to translation differences upon completion of the transaction.
142     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information

2006
Sales	194
Costs and expenses	(165)
Income (loss) before taxes	29
Income taxes	—
Results from discontinued operations	29

Acquisitions and divestments
2008
During 2008, Philips entered into a number of acquisitions and completed several divestments. All business combinations have been accounted for using the purchase method of accounting.
The major acquisitions in 2008 consisted of Genlyte Group Inc. (Genlyte), Respironics Inc. (Respironics) and VISICU Inc. (VISICU). The remaining acquisitions, both individually and in the aggregate, were deemed immaterial in respect of the SFAS No. 141 disclosure requirements.
Sales and income from operations related to activities divested in 2008, included in the Company’s consolidated statement of income for 2008, amounted to EUR 176 million and EUR 6 million loss, respectively.
The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.
Acquisitions

		net	other
	net cash	assets	intangible
	outflow	acquired1)	assets	goodwill
Genlyte	1,894	(2)	860	1,036
Respironics	3,196	(152)	1,186	2,162
VISICU	198	(10)	33	175

1)	Excluding cash acquired
Divestments

	inflow of
	cash and
	other		net assets	recognized
	assets1)		divested	gain
Set-Top Boxes and Connectivity Solutions	74	2)	(11)	63
Philips Speech Recognition Systems	65	3)	(20)	45

1)	Net of cash divested

2)	Assets received in lieu of cash (see note 31)

3)	Of which EUR 22 million cash
Genlyte
On January 22, 2008, Philips completed the purchase of all outstanding shares of Genlyte, a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Through this acquisition Philips established a solid platform for further growth in the area of energy-saving and green lighting technology. The acquisition created a leading position for Philips in the North American luminaires market. Philips paid a total net cash consideration of EUR 1,894 million. This amount includes the cost of 331,627 shares previously acquired in August 2007, the pay-off of certain debt, and the settlement of outstanding stock options. The net impact of the Genlyte acquisitions on Philips’ liquidity position in 2008, excluding the pay-off of debt, was EUR 1,805 million. As of the acquisition date, Genlyte has been consolidated as part of the Lighting sector.
The following table summarizes the fair value of Genlyte assets and liabilities:

January 22, 2008
Total purchase price (net of cash)	1,894

Allocated to:
Property, plant and equipment	191
Working capital	155
Current financial assets	3
Provisions	(52)
Deferred tax liabilities	(291)
Long-term debt	(8)
In-process R&D	11
Other intangible assets	849
Goodwill	1,036
1,894
The goodwill recognized is related to the complementary technological expertise and talent of the Genlyte workforce and the synergies expected to be achieved from integrating Genlyte into the Lighting sector.
The amount of in-process research and development acquired and written off in 2008 was EUR 11 million. This amount is included in the consolidated statement of income under Research and development expenses.
Other intangible assets, excluding in-process research and development comprise:

		amortization
	amount	period in years
Core technology and designs	81	1-8
Group brands	142	2-14
Product brands	5	2-5
Customer relationships and patents	614	9-17
Order backlog	6	0.25
Software	1	3
	849
Genlyte contributed income from operations of EUR 49 million to the Group for the period from January 22 to December 31, 2008.
Respironics
On March 10, 2008, Philips acquired 100% of the shares of Respironics, a leading provider of innovative solutions for the global sleep and respiratory markets. Respironics designs, develops, manufactures and markets medical devices used primarily for patients suffering from Obstructive Sleep Apnea (OSA) and respiratory disorders. The acquisition of Respironics added new product categories in OSA and home respiratory care to the existing Philips business. This acquisition formed a solid foundation for the Home Healthcare Solution business of the Company. Philips acquired Respironics shares at a net cash consideration of EUR 3,196 million. As of the acquisition date, Respironics has been consolidated as part of the Healthcare sector.
Philips Annual Report 2008     143

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Notes to the US GAAP financial statements
The following table summarizes the fair value of Respironics’ assets and liabilities:

March 10, 2008
Total purchase price (net of cash)	3,196

Allocated to:
Property, plant and equipment	137
Other non-current financial assets	10
Working capital	215
Deferred tax liabilities	(439)
Provisions	(27)
Long-term debt	(48)
In-process R&D	3
Other intangible assets	1,183
Goodwill	2,162
3,196
The goodwill recognized is related to the complementary technical skills and talent of the Respironics workforce and the synergies expected to be achieved from integrating Respironics into the Healthcare sector.
The amount of in-process research and development acquired and written off in 2008 was EUR 3 million. This amount is included in the consolidated statement of income under Research and development expenses.
Other intangible assets, excluding in-process research and development comprise:

		amortization
	amount	period in years
Core technology	355	9-13
Developed non-core technology	21	4-7
Trade name	72	6
Customer relationships	732	16-18
Other	3	1-3
	1,183
Respironics contributed income from operations of EUR 6 million to the Group for the period from March 10 to December 31, 2008.
VISICU
On February 20, 2008, Philips acquired 100% of the shares of VISICU, a leading IT company which develops remote patient monitoring systems. The acquisition of VISICU will facilitate the creation of products to provide increased clinical decision support to hospital staff, while allowing them to monitor a greater number of critically ill patients. Philips paid a net cash consideration of EUR 198 million. As of the acquisition date, VISICU has been consolidated as part of the Healthcare sector.
The following table summarizes the fair value of VISICU’s assets and liabilities:

February 20, 2008
Total purchase price (net of cash)	198

Allocated to:
Working capital	(4)
Deferred tax liabilities	(4)
Defered revenue	(2)
In-process R&D	4
Other intangible assets	29
Goodwill	175
198
The goodwill recognized is related to the complementary technological skills and talent of VISICU’s workforce and the synergies expected to be achieved from integrating VISICU into the Healthcare sector.
The amount of in-process research and development acquired and written off in 2008 was EUR 4 million. This amount is included in the consolidated statement of income under Research and development expenses.
Other intangible assets, excluding in-process research and development comprise:

		amortization
	amount	period in years
Core technology	20	7
Patents and trademarks	1	6
Customer relationships	5	2-15
Backlog	3	1-3
	29
VISICU contributed a loss from operations of EUR 16 million to the Group for the period from February 20 to December 31, 2008.
Pro forma disclosures on acquisitions
The following table presents the year-to-date unaudited pro-forma results of Philips, assuming Genlyte, Respironics and VISICU had been consolidated as of January 1, 2008:
Unaudited

		January-December 2008
			pro forma
	Philips	pro forma	Philips
	Group	adjustments1)	Group
Sales	26,385	230	26,615
Income (loss) from operations	317	(7)	310
Net income (loss)	(186)	(7)	(193)
Basic earnings per share - in euros	(0.19)		(0.19)

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies from January 1, 2008 to the date of acquisition. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred prior to the acquisition. The pro forma adjustments reflect the impact of the purchase-price accounting effects from January 1, 2008 to the date of acquisition and elimination of non-recurring integration costs. Purchase-price accounting effects primarily relate to the amortization of intangible assets (EUR 36 million, excluding the write-off of research and development assets). The non-recurring integration costs primarily relate to the accelerated vesting of stock options (EUR 255 million)
144     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
The following table presents the year-to-date unaudited pro-forma results of Philips, assuming Genlyte, Respironics and VISICU had been consolidated as of January 1, 2007:
Unaudited

				January-December 2007
				pro forma
	Philips	pro forma		Philips
	Group	adjustments	1)	Group
Sales	26,793	2,142		28,935
Income from operations	1,841	69		1,910
Net income	4,160	59		4,219
Basic earnings per share - in euros	3.83			3.88

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies for 2007. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred in 2007. The pro forma adjustments also reflect the impact of the purchase-price accounting effects of 2007. These effects primarily relate to the amortization of intangible assets (EUR 256 million, excluding the write-off of research and development assets) and inventory step-ups (EUR 78 million).
Set-Top Boxes and Connectivity Solutions
On April 21, 2008, Philips completed the sale of its Set-Top Boxes (STB) and Connectivity Solutions (CS) activities to UK-based technology provider Pace Micro Technology (Pace). Philips received 64.5 million Pace shares, representing a 21.6% shareholding, with a market value of EUR 74 million at that date. Philips recognized a gain on this transaction of EUR 63 million which was recognized in Other business income. Two days later, Philips reduced its interest to 17%. The Pace shares are treated as available-for-sale securities and presented under Other non-current financial assets. The shares are subject to a lock-up period which expires in April 2009.
Philips Speech Recognition Systems
On September 28, 2008, Philips sold its speech recognition activities to US-based Nuance Communications for EUR 65 million. Philips realized a gain of EUR 45 million on this transaction which was recognized in Other business income.
2007
During 2007, Philips entered into a number of acquisitions and completed several disposals of activities. All business combinations have been accounted for using the purchase method of accounting.
Major acquisitions in 2007 relate to the acquisitions of Partners in Lighting and Color Kinetics, currently Philips Solid-State Lighting Solutions. The remaining acquisitions, both individually and in the aggregate, were deemed immaterial in respect of the SFAS No. 141 disclosure requirements.
Sales and income from operations related to activities divested in 2007, included in the Company’s consolidated statement of income for 2007, amounted to EUR 262 million and a loss of EUR 39 million, respectively.
The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.
Acquisitions

		net		other
	net cash	assets		intangible
	outflow	acquired	2)	assets	goodwill
Partners in Lighting	561	47		217	297
Color Kinetics	515	(29)		187	357

1)	Excluding cash acquired
Divestments

	cash		net assets		recognized
	inflow	1)	divested	2)	gain (loss)
LG Display	1,548		1,040		508

1)	Net of cash divested

2)	Includes the release of cumulative translation differences
Partners in Lighting (PLI)
On February 5, 2007, Philips acquired 100% of the shares of PLI, a leading European manufacturer of home luminaires. Philips acquired PLI from CVC Capital Partners, a private equity investment company, at a net cash consideration of EUR 561 million paid upon completion of the transaction. As of the date of acquisition, PLI has been consolidated within the Lighting sector.
The following table summarizes the fair value of PLI’s assets and liabilities:

February 5, 2007
Total purchase price (net of cash)	561

Allocated to:
Property, plant and equipment	97
Other non-current financial assets	1
Working capital	114
Deferred tax liabilities	(67)
Long-term debt	(50)
Short-term debt	(34)
Provisions	(14)
Intangible assets	217
Goodwill	297
561
The goodwill recognized is related to the complementary technical skills and talent of PLI’s workforce and the synergies expected to be achieved from integrating PLI into the Lighting sector.
Intangible assets comprise:

		amortization
	amount	period in years
Customer relationships	156	20
Trademarks and trade names	61	20
	217
PLI contributed income from operations of EUR 24 million to the Group for the period from February 5 to December 31, 2007.
Color Kinetics
On August 24, 2007, Philips completed the acquisition of 100% of the shares of Color Kinetics, a leader in designing and marketing innovative lighting systems based on Light Emitting Diode (LED) technology for a net cash consideration of EUR 515 million. As of the date of acquisition, Color Kinetics has been consolidated within the Lighting sector.
Philips Annual Report 2008     145

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Notes to the US GAAP financial statements
The following table summarizes the fair value of Color Kinetics’ assets and liabilities:

August 24, 2007
Total purchase price (net of cash)	515

Allocated to:
Property, plant and equipment	7
Working capital	16
Deferred tax	(52)
Intangible assets	186
In-process R&D	1
Goodwill	357
515
The goodwill recognized is related mainly to the complementary technological expertise of Color Kinetics’ workforce and the synergies expected to be achieved from integrating Color Kinetics into the Lighting sector.

The amount of in-process research and development acquired and written off in 2007 was EUR 1 million. This amount is included in the consolidated statement of income under Research and development expenses.
Other intangible assets, excluding in-process research and development comprise:

		amortization
		period
	amount	in years
Trademarks and trade names	1	1
Developed and core technology	113	10-20
Customer relationships	68	7-18
Other	4	2-10
	186
Color Kinetics contributed a loss from operations of EUR 8 million to the Group for the period from August 24 to December 31, 2007.
Pro forma disclosures on acquisitions
The following table presents the year-to-date unaudited pro-forma results of Philips, assuming PLI and Color Kinetics had been consolidated as of January 1, 2007:
Unaudited

				January-December 2007
				pro forma
	Philips	pro forma		Philips
	Group	adjustments	1)	Group
Sales	26,793	75		26,868
Income from operations	1,841	—		1,841
Net income	4,160	(2)		4,158
Basic earnings per share - in euros	3.83			3.83

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies from January 1, 2007 to the date of acquisition. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred prior to the acquisition. The pro forma adjustments reflect the impact of the purchase-price accounting effects from January 1, 2007 to the date of acquisition and elimination of non-recurring integration costs. Purchase-price accounting effects primarily relate to the amortization of intangible assets (EUR 10 million, excluding the write-off of research and development assets).
The following table presents the year-to-date unaudited pro-forma results of Philips, assuming PLI and Color Kinetics had been consolidated as of January 1, 2006:
Unaudited

				January-December 2006
				pro forma
	Philips	pro forma		Philips
	Group	adjustments	1)	Group
Sales	26,682	454		27,136
Income from operations	1,198	14		1,212
Net income	5,381	26		5,407
Basic earnings per share - in euros	4.58			4.60

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies for 2006. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred in 2006. The pro forma adjustments also reflect the impact of the purchase-price accounting effects of 2006. These effects primarily relate to the amortization of intangible assets (EUR 26 million, excluding the write-off of research and development assets) and inventory step-ups (EUR 26 million).
LG Display
On October 10, 2007, Philips sold 46,400,000 shares of common stock in LG Display to financial institutions in a capital markets transaction. This transaction represented 13% of LG Display’s issued share capital and reduced Philips’ holding to 19.9%. The transaction resulted in a gain of EUR 508 million, reported under Results relating to equity-accounted investees.
2006
During 2006, Philips entered into a number of acquisitions and completed several divestments. All acquisitions have been accounted for using the purchase method of accounting.
Major acquisitions in 2006 relate to the acquisitions of Lifeline Systems (Lifeline), Witt Biomedical, Avent and Intermagnetics. The remaining acquisitions, both individually and in the aggregate, were deemed immaterial in respect of the SFAS No. 141 disclosure requirements.
Sales and income from operations related to activities divested in 2006, included in the Company’s consolidated statement of income for 2006, amounted to EUR 975 million and a loss of EUR 54 million, respectively.
The most significant acquisitions and divestments are summarized in the next two tables and described in the section below.
Acquisitions

		net		other
	net cash	assets		intangible
	outflow	acquired	1)	assets	goodwill
Lifeline	583	(77)		319	341
Witt Biomedical	110	(9)		29	90
Avent	689	(47)		392	344
Intermagnetics	993	(53)		313	733

1)	Excluding cash acquired
Divestments

	cash		net assets	recognized
	inflow	1)	divested2)	gain
CryptoTec	30		(1)	31
Philips Enabling Technologies (ETG)	45		42	3
Philips Sound Solutions (PSS)	53		10	43
FEI Company	154		78	76

1)	Net of cash divested

2)	Includes the release of cumulative translation differences
146     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Lifeline
On March 22, 2006, Philips completed its acquisition of Lifeline, a provider of personal emergency response services. Philips acquired a 100% interest in Lifeline by paying USD 47.75 per share in cash. Lifeline has been consolidated within the Healthcare sector.
The following table summarizes the fair value of Lifeline’s assets and liabilities:

March 22, 2006
Total purchase price (net of cash)	583
Allocated to:
Property, plant and equipment	20
Other non-current financial assets	19
Working capital	8
Deferred tax liabilities	(124)
Intangible assets	319
Goodwill	341
583
Intangible assets comprise:

		amortization
		period in
	amount	years
Trademarks and trade names	114	indefinite
Software	9	3-5
Customer relationships	196	5-20
	319
Witt Biomedical
On April 26, 2006, Philips completed its acquisition of Witt Biomedical, the largest independent supplier of hemodynamic monitoring and clinical reporting systems used in cardiology catheterization laboratories. As of the date of aquisition, Witt Biomedical has been consolidated within the Healthcare sector. Goodwill on this acquisition is tax-deductible.
The following table summarizes the fair value of Witt Biomedical’s assets and liabilities:

April 26, 2006
Total purchase price (net of cash)	110
Allocated to:
Property, plant and equipment	1
Working capital	10
Deferred tax	4
Provisions	(24)
Intangible assets	25
In-process R&D	4
Goodwill	90
110
Intangible assets comprise:

		amortization
		period in
	amount	years
Backlog	7	1
Developed and core technology	11	4
Customer relationships and patents	6	10
Other	1	3
	25
Avent
As of August 31, 2006, Philips completed its acquisition of Avent, a provider of baby and infant feeding products in the United Kingdom and the United States. Philips acquired Avent for EUR 689 million, which was paid in cash upon completion of the transaction. As of the date of acquisition Avent has been consolidated within the Consumer Lifestyle sector.
The following table summarizes the fair value of Avent’s assets and liabilities:

August 31, 2006
Total purchase price (net of cash)	689

Allocated to:
Property, plant and equipment	35
Working capital	40
Deferred tax liabilities	(122)
Intangible assets	392
Goodwill	344
689
Intangible assets comprise:

		amortization
		period in
	amount	years
Trademarks and trade names	242	indefinite
Customer relationships and patents	150	5-18
	392
Intermagnetics
On November 9, 2006, Philips acquired Intermagnetics for USD 27.50 per share, which was paid in cash upon completion. Additionally, in connection with the closing, Philips provided a loan to Intermagnetics of approximately USD 120 million to pay off debt and certain other obligations, including amounts related to the acceleration of stock-based compensation and expenses incurred as a result of the transaction. Since the date of acquisition, Intermagnetics has been consolidated within the Healthcare sector.
Philips Annual Report 2008     147

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Notes to the US GAAP financial statements
The following table summarizes the fair value of Intermagnetics’ assets and liabilities:

November 9, 2006
Total purchase price (net of cash)	993

Allocated to:
Property, plant and equipment	45
Working capital	66
Deferred tax liabilities	(96)
Provisions	(9)
Long-term debt	(1)
Short-term debt	(58)
In-process R&D	39
Other intangible assets	274
Goodwill	733
993
The amount of in-process research and development acquired and written off was EUR 39 million. This amount is included in the consolidated statement of income under Research and development expenses.
Other intangible assets, excluding in-process research and development comprise:

		amortization
		period in
	amount	years
Core and existing technology	181	6
Trademarks and trade names	8	10
Customer relationships	81	9
Miscellaneous	4	2
	274
Intermagnetics has developed, designed, manufactured and supplied superconducting magnet systems and certain other components used in magnetic resonance imaging systems to Philips for use in medical systems. This pre-existing relationship involved EUR 120 million of Intermagnetics’ revenues in 2006.
Pro forma disclosures on acquisitions
The following table presents the year-to-date unaudited pro-forma results of Philips, assuming Lifeline, Witt Biomedical, Avent and Intermagnetics had been consolidated as of January 1, 2006:
Unaudited

				January-December 2006
				pro forma
	Philips	pro forma		Philips
	Group	adjustments	1)	Group
Sales	26,682	236		26,918
Income from operations	1,198	(7)		1,191
Net income	5,381	(2)		5,379
Basic earnings per share - in euros	4.58			4.58

1)	Pro forma adjustments include sales, income from operations and net income from continuing operations of the acquired companies from January 1, 2006 to the date of acquisition. For that purpose, sales related to the pre-existing relationship between Philips and Intermagnetics have been excluded. As Philips finances its acquisitions with own funds, the pro forma adjustments exclude the cost of external funding incurred prior to acquisition. The pro forma adjustments reflect the impact of the purchase-price accounting effects from January 1, 2006 to the date of acquisition. Purchase-price accounting effects primarily relate to the amortization of intangible assets (EUR 72 million, excluding the write-off of research and development assets) and inventory step-ups (EUR 24 million).
CryptoTec
On March 31, 2006, Philips transferred its CryptoTec activities to Irdeto, a provider of content security, and a subsidiary of multimedia group Naspers. Irdeto purchased the CryptoTec net assets for an amount of EUR 30 million. A EUR 31 million gain on this transaction has been reported under Other business income.
Philips Enabling Technologies
On November 6, 2006, Philips sold Philips Enabling Technologies Group (ETG) to VDL for EUR 45 million. The gain on this transaction (EUR 3 million) has been reported under Other business income.
Philips Sound Solutions
On December 31, 2006, Philips transferred its Philips Sound Solutions (PSS) business to D&M Holdings for EUR 53 million. A EUR 43 million gain on the transaction has been reported under Other business income.
FEI Company
On December 20, 2006, Philips sold its 24.8 % interest in FEI Company, a NASDAQ-listed company, in a public offering. The sale provided Philips with net proceeds of EUR 154 million. A EUR 76 million gain on this transaction is included in Results relating to equity-accounted investees.

Income from operations
For information related to sales and income from operations on a geographical and sector basis, see Information by sector and main country that begins on page 133 of this Annual Report.
Sales composition

	2006	2007	2008
Goods	24,107	24,270	23,568
Services	2,073	1,973	2,325
Licenses	502	550	492
	26,682	26,793	26,385
Salaries and wages

	2006	2007	2008
Salaries and wages	4,613	4,607	5,098
Pension costs	155	111	106
Other social security and similar charges:
- Required by law	635	634	750
- Voluntary	104	101	80
	5,507	5,453	6,034
Salaries and wages include an amount of EUR 376 million (2007: EUR 35 million, 2006: EUR 78 million) relating to restructuring charges.
See note 20 for further information on pension costs.
Share-based compensation expense amounted to EUR 78 million (EUR 58 million, net of tax), EUR 111 million (EUR 84 million, net of tax) and EUR 107 million (EUR 78 million, net of tax) in 2008, 2007, and 2006, respectively. See note 33 for further information on Share-based compensation.
For the remuneration of the Board of Management and Supervisory Board, please refer to note 34.
148     Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
Employees
The average number of employees by category is summarized as follows (in FTEs):

	2006	2007	2008
Production	59,955	61,447	66,675
Research & development	13,227	12,804	11,926
Other	27,694	28,469	34,365
Permanent employees	100,876	102,720	112,966
Temporary employees	16,225	16,660	13,493
Continuing operations	117,101	119,380	126,459
Discontinued operations1)	44,040	6,276	—

1)	Average number of discontinued operations relates to MDS, Semiconductors and MedQuist. MDS was reported until June 2006, Semiconductors until September 2006 and MedQuist until August 2008.
In many countries, employees render services under collective labor agreements, of which a significant portion expires within a year.
Depreciation and amortization
Depreciation of property, plant and equipment and amortization of intangibles are as follows:

	2006	2007	2008
Depreciation of property, plant and equipment	554	562	725
Amortization of internal-use software	71	76	85
Amortization of other intangible assets	152	200	365
Write-off of in-process R&D	33	13	15
	810	851	1,190
Depreciation of property, plant and equipment includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 40 million (2007: EUR 28 million, 2006: EUR 20 million).
Included in depreciation of property, plant and equipment is an amount of EUR 56 million (2007: EUR 22 million, 2006: EUR 17 million) relating to impairment charges.
Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales.
Rent
Rent expenses amounted to EUR 322 million (2007: EUR 334 million, 2006: EUR 392 million).
Selling expenses
Advertising and sales promotion costs totaled EUR 949 million (2007: EUR 994 million, 2006: EUR 865 million) and are included in selling expenses. Shipping and handling costs of EUR 595 million are also included (2007: EUR 533 million, 2006: EUR 558 million).
General and administrative expenses
General and administrative expenses include the costs related to management and staff departments in the corporate center, sectors and country/regional organizations, amounting to EUR 983 million (2007: EUR 885 million, 2006: EUR 882 million). Additionally, the pension costs and costs of other postretirement benefit plans relating to employees, not allocated to current sector activities, amounted to a net cost of EUR 33 million (2007: EUR 34 million, 2006: EUR 87 million).
Research and development expenses
Expenditures for research and development activities amounted to EUR 1,622 million, representing 6.1% of Group sales (2007: EUR 1,629 million, 6.1% of Group sales 2006: EUR 1,659 million, 6.2% of Group sales).
For information related to research and development expenses on a sector basis, see the section Information by sector and main country that begins on page 133 of this Annual Report.
Impairment of goodwill
In 2008, a EUR 234 million goodwill impairment charge was recorded of which EUR 232 million was related to Lumileds (2007: EUR nil, 2006: EUR nil).
Other business income
Other business income consists of the following:

	2006	2007	2008
Results on disposal of businesses	103	1	106
Results on disposal of fixed assets	107	92	58
Remaining business income	24	53	31
	234	146	195
Results on the disposal of businesses consisted of:

	2006	2007	2008
Philips Sound Solutions	43	—	—
CryptoTec	31	—	—
Connected Displays (Monitors)	23	—	—
Set-Top Boxes and Connectivity Solutions	—	—	63
Philips Speech Recognition Systems	—	—	45
Other	6	1	(2)
	103	1	106
The results on the sale of businesses in 2008 are mainly related to the sale of the Set-Top Boxes (STB) and Connectivity Solutions (CS) activities to Pace Micro Technology which resulted in a gain of EUR 63 million, and the sale of Speech Recognition activities to Nuance Communications which resulted in a gain of 45 million. The result on the disposal of fixed assets is mainly related to the sale of fixed assets in Taiwan with a gain of EUR 39 million.
In 2007, the results on the sale of fixed assets mainly related to the sale of certain buildings in Austria and the Netherlands as well as land in the US. Remaining business income is mainly attributable to certain settlements and the finalization of several divestitures.
The result on the disposal of businesses in 2006 is mainly related to the sale of the CryptoTec activities which resulted in a gain of EUR 31 million, the sale of Philips Sound Solutions PSS to D&M Holding at a gain of EUR 43 million and the sale of the monitor business in Television at a gain of EUR 23 million. The result on the disposal of fixed assets is mainly related to the sale of certain real estate assets in Austria with a gain of EUR 31 million. The remaining business income consists of the settlement of certain legal claims.

Restructuring and impairment
In 2008, a EUR 520 million charge was recorded as a result of restructuring projects, including related asset impairments and inventory write-downs. Inventory write-downs were recorded in cost of sales and amounted to EUR 19 million in 2008. In 2006 and 2007 there were no inventory write-downs as a result of restructuring projects. The components of restructuring program charges recognized in 2006, 2007 and 2008 are as follows:

	2006	2007	2008
Personnel lay-off costs	78	35	376
Write-down of assets	5	4	116
Other restructuring costs	4	3	30
Release of excess provisions	(5)	(5)	(2)
	82	37	520
Philips Annual Report 2008      149

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements
The charges are included in the following line items in the income statement:

	2006	2007	2008
Cost of sales	63	24	275
Selling expenses	8	4	154
G&A expenses	6	4	51
R&D expenses	5	5	40
	82	37	520
The most significant new projects in 2008
•	In Lighting, over 60 restructuring projects were active during 2008 and a total charge of EUR 221 million was recognized. A significant portion of the charge related to actions taken to address the ongoing shift from incandescent bulbs to energy efficient lighting solutions. Other main projects within the Lighting sector included the closure of lamp phosphor production in Maarheeze (the Netherlands), the consolidation of production activities from Fairmont to Salina (USA), the reorganization of the wire & lean coiling activities in Turnhout (Belgium) and Maarheeze (the Netherlands), the reorganization of R&D activities within traditional lighting, mainly in Turnhout (Belgium) and Roosendaal (the Netherlands), and the reorganization and staff reductions of the headquarters in Eindhoven (the Netherlands). Other smaller projects in Lighting, in various locations, were aimed at further increasing organizational effectiveness and reducing the fixed cost base
•	Consumer Lifestyle’s main projects primarily relate to the integration of the former DAP and CE businesses, the exit of TV in North America, the restructuring and subsequent sale of the Television factory in Juarez (Mexico) and the optimization of the European supply footprint within almost all businesses
•	Healthcare’s restructuring projects were undertaken to reduce operating costs and simplify the organization. The projects affected many locations, most notably sites in Hamburg (Germany), Helsinki (Finland) and Andover (USA)
•	Within Innovation and Emerging Businesses, the restructuring of Assembleon will adapt the company to ongoing weakness in the semiconductor market
•	Within Group Management & Services, most of the costs relate to the move of the US country organization headquarters from New York to Andover, initiated in 2007
While all these projects have been communicated, the completion of many of these projects will be during 2009 and early 2010, and will affect approximately 7,000 employees.
The movements in the provisions and liabilities for restructuring costs in 2008 are presented by sector as follows:

	Dec.						Dec.
	31,	acqui-	addi-			other	31,
	2007	sitions	tions	utilized	released	changes1)	2008
Healthcare	—	—	68	(2)	—	(2)	64
Consumer Lifestyle	10	—	171	(48)	—	1	134
Lighting	14	20	132	(32)	(2)	1	133
I&EB	1	—	18	(6)	—	—	13
GM&S	19	—	17	(6)	—	(1)	29
	44	20	406	(94)	(2)	(1)	373

1)	Other changes primarily relate to translation differences
The total restructuring program charges in 2008 of EUR 520 million are presented by sector as follows:

		write-
	personnel	down of	other
	costs	assets	costs	released	total
Healthcare	68	1	—	—	69
Consumer Lifestyle	156	24	15	—	195
Lighting	126	91	6	(2)	221
I&EB	17	—	1	—	18
GM&S	9	—	8	—	17
	376	116	30	(2)	520
The most significant new projects in 2007
•	Within Lighting: restructuring of the Oss plant in the Netherlands, from mass manufacturing to a competence center, and the closure of fluorescent lamp-based LCD backlighting activities.
•	Within Group Management & Services: the US country organization headquarters were moved from New York to Andover.
The movements in the provisions and liabilities for restructuring costs in 2007 are presented by sector as follows:

	Dec. 31,	addi-			other	Dec. 31,
	2006	tions	utilized	released	changes1)	2007
Healthcare	13	1	(14)	—	—	—
Consumer Lifestyle	18	8	(15)	(1)	—	10
Lighting	45	24	(51)	(4)		14
I&EB	—	1	—	—	—	1
GM&S	16	4	—	—	(1)	19
	92	38	(80)	(5)	(1)	44

1)	Other changes primarily relate to translation differences
The total restructuring program charges in 2007 of EUR 37 million are presented by sector as follows:

		write-
	personnel	down of	other
	costs	assets	costs	released	total
Healthcare	1	—	—	—	1
Consumer Lifestyle	7	—	1	(1)	7
Lighting	22	4	2	(4)	24
I&EB	1	—	—	—	1
GM&S	4	—	—	—	4
	35	4	3	(5)	37
The most significant new projects in 2006
•	Within Lighting: the relocation of parts of the loss-making activities in Weert, Netherlands, to low-cost areas, the relocation in Mexico of all Juarez plant activities to the Monterrey plant and the relocation of the standard Lead in Wire business in the Netherlands (Deurne) to Poland
•	Within Healthcare: the transfer of the production of SPECT cameras from Milpitas to Cleveland
•	Within Consumer Lifestyle: the restructuring of the Klagenfurt site in Austria, reduction of the fixed cost base and providing a more diverse and flexible supply base.
150      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
The movements in the provisions and liabilities for restructuring costs in 2006 are presented by sector as follows:

	Dec. 31,	addi-			other	Dec. 31,
	2005	tions	utilized	released	changes1)	2006
Healthcare	—	14	(1)	—	—	13
Consumer Lifestyle	26	25	(29)	(3)	(1)	18
Lighting	6	43	(2)	(2)	—	45
I&EB/ GM&S	30	—	(11)	—	(3)	16
	62	82	(43)	(5)	(4)	92

1)	Other changes primarily relate to translation differences
The total restructuring program charges in 2006 of EUR 82 million are presented by sector as follows:

		write-
	personnel	down of	other
	costs	assets	costs	released	total
Healthcare	13	—	1	—	14
Consumer Lifestyle	24	—	1	(3)	22
Lighting	41	5	2	(2)	46
I&EB / GM&S	—	—	—	—	—
	78	5	4	(5)	82

Financial income and expenses

	2006	2007	2008
Interest income	150	236	140
Interest expense	(339)	(279)	(246)
Net interest expense	(189)	(43)	(106)

Sale of securities	—	2,549	1,197
Impairment of securities	(77)	(36)	(1,296)
Foreign exchange results	2	(1)	(13)

Other financial income (expense), net	292	144	(7)
	217	2,656	(119)
	28	2,613	(225)
Interest income decreased by EUR 96 million during 2008, mainly as a result of lower average cash balances during 2008, compared to 2007. Interest expense decreased by EUR 33 million during 2008, mainly as a result of lower interest costs on derivatives related to hedging of Philips foreign currency funding positions.
In 2008, income from the sale of securities totaled EUR 1,197 million. This included a EUR 1,082 million gain from the sale of shares in TSMC, a EUR 83 million gain on the sale of shares in LG Display, and a EUR 16 million gain on the sale of shares in D&M. These gains were offset by impairment charges amounting to EUR 1,296 million. This included EUR 599 million for NXP, EUR 596 million for LG Display, EUR 71 million for TPO and EUR 30 million for Pace Micro Technology. Other financial expense primarily consisted of a EUR 37 million loss related to the revaluation of the convertible bond received from TPV Technology, partially offset by a EUR 23 million dividend from TSMC.
In 2007, income from the sale of securities totaled EUR 2,549 million. This included a EUR 2,528 million gain from the sale of shares in TSMC and a EUR 31 million gain on the sale of shares in Nuance Communications, partially offset by a EUR 10 million loss on the sale of shares in JDS Uniphase. Impairment of securities consisted of a charge of EUR 36 million for JDS Uniphase. Other financial income included a EUR 12 million gain related to the revaluation of the convertible bond received from TPV Technology and a EUR 128 million cash dividend from TSMC.
In 2006, a EUR 77 million impairment of TPO was recorded. Other financial income totaled EUR 292 million, which included a cash dividend of EUR 223 million from TSMC, a gain of EUR 97 million upon designation of the TSMC shares received through a stock dividend as trading securities and a EUR 29 million gain as a result of increases in the fair value of the trading securities held in TSMC. Additionally, it included a partially offsetting EUR 61 million loss as a result of the fair value change in the conversion option embedded in the convertible bond received from TPV Technology.
Philips Annual Report 2008      151

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements

Income taxes
The tax expense on income before tax amounted to EUR 286 million (2007: EUR 619 million, 2006: EUR 166 million).
The components of income before taxes and income tax expense are as follows:

	2006	2007	2008
Netherlands	444	2,770	142
Foreign	782	1,684	(50)
Income before taxes	1,226	4,454	92

Netherlands:
Current taxes	81	(41)	20
Deferred taxes	(58)	(144)	(153)
	23	(185)	(133)

Foreign:
Current taxes	(273)	(360)	(289)
Deferred taxes	84	(74)	136
	(189)	(434)	(153)

Income tax expense	(166)	(619)	(286)
Philips’ operations are subject to income taxes in various foreign jurisdictions. The statutory income tax rates vary from 10.0% to 40.7%, which causes a difference between the weighted average statutory income tax rate and the Netherlands’ statutory income tax rate of 25.5% (2007: 25.5%; 2006: 29.6%).
A reconciliation of the weighted average statutory income tax rate to the effective income tax rate is as follows:

in %	2006	2007	2008
Weighted average statutory income tax rate	30.1	26.9	(22.3)

Tax rate effect of:
Changes in the valuation allowance:
- utilization of previously reserved loss carryforwards	(1.6)	(0.2)	(22.5)
- new loss carryforwards not expected to be realized	2.2	0.9	107.5
- additions (releases)	3.4	(3.5)	2.3
Non-tax-deductible impairment charges	—	0.2	449.6
Non-taxable income	(16.0)	(17.3)	(428.0)
Non-tax-deductible expenses	8.9	1.2	142.5
Withholding and other taxes	1.3	(0.2)	(7.8)
Tax rate changes	(6.5)	2.6	1.6
Uncertain tax positions	—	1.8	57.7
Tax incentives and other	(8.3)	1.5	30.2

Effective income tax rate	13.5	13.9	310.8
The weighted average statutory income tax rate decreased in 2008 compared to 2007 due to a significant change in the country mix of income tax rates, due to losses in countries with higher income tax rates and profits in countries with relatively lower income tax rates, combined with a lower income before tax.
The effective income tax rate is higher than the weighted average statutory income tax rate in 2008, mainly due to new losses carried forward not expected to be realized, non-tax deductible impairment charges, and income tax expenses due to tax provisions for uncertain tax positions, which were partly offset by non-taxable gains on the sale of securities and other non-taxable income.
Deferred tax assets and liabilities
Deferred tax assets and liabilities relate to the following balance sheet captions:

		2007		2008
	assets	liabilities	assets	liabilities
Intangible assets	110	(298)	174	(1,328)
Property, plant and equipment	126	(55)	62	(206)
Inventories	164	(32)	163	(13)
Prepaid pension costs	18	(784)	58	(763)
Other receivables	52	(9)	50	(9)
Other assets	58	(34)	82	(20)
Provisions:
- pensions	444	(9)	435	—
- guarantees	13	—	10	—
- termination benefits	19	—	61	—
- other postretirement benefits	147	—	129	—
- other provisions	368	(277)	825	(65)
Other liabilities	192	(35)	235	(75)
Total deferred tax assets/liabilities	1,711	(1,533)	2,284	(2,479)

Tax loss carryforwards (including tax credit carryforwards)	1,014		988
Net deferred tax position	1,192		793
Valuation allowances	(494)		(568)

Net deferred tax assets	698		225
Other provisions include provisions for restructuring and a EUR 251 million deferred tax asset position of legal claims for asbestos.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets arising from net operating losses, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes, as at December 31, 2008, it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance.
The valuation allowance for deferred tax assets was EUR 568 million and EUR 494 million as of December 31, 2008 and 2007, respectively. The net changes in the total valuation allowance, due to re-assessment by management, were an increase of EUR 74 million, a decrease of EUR 227 million and a decrease of EUR 214 million for the years ended December 31, 2008, 2007 and 2006, respectively.
152      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
At December 31, 2008, operating loss carryforwards expire as follows:

						2014/
Total	2009	2010	2011	2012	2013	2018	later	unlimited
4,198	14	16	58	12	8	27	852	3,211
The Company also has tax credit carryforwards of EUR 107 million, which are available to offset future tax, if any, and which expire as follows:

						2014/
Total	2009	2010	2011	2012	2013	2018	later	unlimited
107	2	2	5	7	3	12	49	27
Classification of the deferred tax assets and liabilities is as follows:

	2007	2008
Deferred tax assets — under other current assets	399	837
Deferred tax assets — under other non-current assets	971	553
Deferred tax liabilities — under provisions	(672)	(1,165)
	698	225
Classification of the income tax payable and receivable is as follows:

	2007	2008
Income tax receivable — under current receivables	52	133
Income tax receivable — under non-current receivables	14	1
Income tax payable — under accrued liabilities	(154)	(132)
Income tax payable — under other non-current liabilities	(1)	(1)
Uncertain tax positions
The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2007	2008
Balance as of January 1:	719	627
Additions based on tax positions related to the current year	116	67
Acquisitions	—	24
Additions for tax positions of prior years	23	15
Reductions for tax positions of prior years for:
- change in judgment	(28)	(4)
- settlement during the period	(159)	(28)
- lapses of applicable statute of limitation	(1)	(3)
- currency differences	(43)	12
- provisional payment	—	(151)
Balance as of December 31:	627	559
The amount presented as ‘provisional payment’ represents a reduction of the balance of unrecognized tax benefits due to a provisional tax payment, subject to the resolution of a disputed matter.
The estimated timing of cash payments associated with unrecognized tax positions amounting to EUR 559 million (2007: EUR 627 million) cannot be reliably estimated.
The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is EUR 509 million (2007: EUR 577 million).
Unrecognized tax benefits including interest and penalties are accounted for as follows:

	2007	2008
Netted against deferred tax assets	143	155
Netted against income tax receivable	100	—
Non-current portion of other liabilities	429	452
Estimated interest and penalties relating to unrecognized tax benefits are classified as a component of finance charges and income tax expense, respectively. During the years ended December 31, 2008, 2007, and 2006, the Company recognized EUR 7 million, EUR 14 million, and EUR 6 million respectively in interest and penalties. The accrued liability for interest and penalties was EUR 48 million and EUR 45 million at December 31, 2008 and 2007, respectively.
In many cases, unrecognized tax benefits are related to tax years that remain subject to examination by the relevant tax authorities. The following table summarizes these open years by major jurisdiction:
Major jurisdiction

Open tax years
United States	2003-2008
United Kingdom	2001-2008
Germany	1997-2008
France	2000-2008
Netherlands	2007-2008
Hong Kong	2002-2008
It is reasonably possible that the amount of unrecognized tax benefits may change in the next twelve months due to expiring statutes, audit activity, tax payments, competent authority proceedings related to transfer pricing, or final decisions in matters that are the subject of litigation in various taxing jurisdictions in which we operate.

Investments in equity-accounted investees
Results relating to equity-accounted investees

	2006	2007	2008
Company’s participation in income (loss)	(180)	271	81
Results on sales of shares	79	514	(2)
Gains arising from dilution effects	14	—	12
Investment impairment/other charges	(70)	(22)	(72)
	(157)	763	19
In 2006 and 2008, Philips recorded dilution gains of EUR 14 million and EUR 12 million respectively on its share in TPV Technology (TPV), a Hong Kong based manufacturer of flat panels.
Detailed information on the other aforementioned individual line items is set out below.
Company’s participation in income (loss)

	2006	2007	2008
LG Display	(196)	260	66
Others	16	11	15
	(180)	271	81
Philips Annual Report 2008      153

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements
At the end of February 2008, Philips’ influence on LG Display’s operating and financial policies including representation on the LG Display board was reduced. Consequently, the 19.9% investment in LG Display was transferred from Investments in equity-accounted investees to Other non-current financial assets effective March 1, 2008, as Philips was no longer able to exercise significant influence. Philips ceased to apply equity accounting for its LG Display shares as of that date.
Results on sales of shares

	2006	2007	2008
FEI Company	76	—	—
LG Display	—	508	—
Others	3	6	(2)
	79	514	(2)
2007
In 2007, Philips sold 46,400,000 shares of LG Display common stock, resulting in a gain of EUR 508 million. As a result of the sale, Philips’ shareholding in LG Display was reduced from 32.9% to 19.9%.
2006
In 2006, Philips sold its interest of 24.8% in FEI Company (see note 2).
Investment impairment/other charges

	2006	2007	2008
LG.Philips Displays	(61)	(22)	(9)
Others	(9)	—	(63)
	(70)	(22)	(72)
2008
The category ‘Others’ includes an impairment charge related to our 12.4% interest in TPV. Philips performed impairment reviews on the book value of the investment in TPV in 2008. We concluded that an impairment charge of EUR 59 million was required. The impairment reviews in 2008 were triggered by the deteriorating economic environment of the flat panel industry, the weakening financial performance of TPV and the stock price performance of TPV. The valuation of TPV is based on level 1 of the fair value hierarchy. The valuation as per December 31, 2008 was based on the stock price of TPV as of that date on the Hong Kong Stock Exchange.
2007
The voluntary support of social plans for employees impacted by the bankruptcy of certain LG.Philips Displays activities amounted to EUR 22 million.
2006
The voluntary support of social plans for employees impacted by the bankruptcy of certain LG.Philips Displays activities amounted to EUR 61 million.
Investments in equity-accounted investees

Investment in equity-accounted investees as of January 1, 2008	1,886
Changes:
Acquisitions/additions	56
Sales/repayments	(3)
Transfer to other non-current financial assets	(1,601)
Share in income/value adjustments	30
Dividends received	(65)
Translation and exchange rate differences	(19)
Investments in equity-accounted investees as of December 31, 2008	284
The EUR 1,601 million reported on Transfer to other non-current financial assets relates to the investment in LG Display.
Included in investments is EUR 25 million (2007: EUR 404 million), representing the excess of the Company’s investment over its underlying equity in the net assets of equity-accounted investees.
The total carrying value of investments in, and loans to, equity-accounted investees is summarized as follows:

		2007		2008
	share-		share-
	holding %	amount	holding %	amount
LG Display	19.9	1,607	—	—
Other equity-accounted investees		279		284
		1,886		284
The category Other equity-accounted investees includes the investment in TPV (12.4%, carrying value EUR 60 million) and InterTrust Technologies Corporation (49.5%, carrying value EUR 64 million).
The Company owns TPV bonds that have convertible rights, that potentially could result in significant influence.
The investment in equity-accounted investees are mainly included in the sector Group Management & Services.
Summarized information of equity-accounted investees
Summarized financial information on the Company’s investments in equity-accounted investees, on a combined basis, is presented below:

	2006	2007	2008
Net sales	13,599	15,799	6,951
Income (loss) before taxes	(626)	1,304	538
Income taxes	187	(169)	(109)
Other income (loss)	(36)	(1)	—
Net income (loss)	(475)	1,134	429

Total share in net income (loss) of equity-accounted investees recognized in the consolidated statements of income	(180)	271	81

	December 31
	2007	2008
Current assets	6,380	2,781
Non-current assets	6,406	685
	12,786	3,466

Current liabilities	(3,340)	(2,134)
Non-current liabilities	(2,429)	(184)
Net asset value	7,017	1,148

Investments in equity-accounted investees included in the consolidated balance sheet	1,886	284
154      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information

Earnings per share
The earnings per share (EPS) data have been calculated as follows:

		2006		2007		2008
Net income (loss)
Income (loss) from continuing operations		899		4,593		(178)
Income (loss) from discontinued operations		4,482		(433)		(8)
Net income (loss) attributable to holders of common shares		5,381		4,160		(186)

Weighted average number of shares		1,174,924,579		1,086,128,418		991,420,017
Plus incremental shares from assumed conversions of:
Options and restricted share rights	6,817,690		10,203,409		6,099,113
Convertible debentures	1,042,061		1,103,117		200,904
Dilutive potential common shares		7,859,751		11,306,526		6,300,017
Adjusted weighted average number of shares		1,182,784,330		1,097,434,944		997,720,034

Basic earnings per share in euros
Income (loss) from continuing operations		0.77		4.23		(0.18)
Income (loss) from discontinued operations		3.81		(0.40)		(0.01)
Net income (loss)		4.58		3.83		(0.19)

Diluted earnings per share in euros
Income (loss) from continuing operations		0.76		4.19		(0.18	)1)
Income (loss) from discontinued operations		3.79		(0.40)		(0.01	)1)
Net income (loss)		4.55		3.79		(0.19	)1)
In 2008, 2007 and 2006, respectively 48 million, 27 million and 19 million securities that could potentially dilute basic EPS were not included in the computation of dilutive EPS because the effect would have been antidilutive for the periods presented.

1)	In 2008, the incremental shares from assumed conversion are not taken into account as the effect would be antidilutive.

Receivables
Income taxes receivable (current portion) totaling EUR 133 million (2007: EUR 52 million) are included under other receivables.
The changes in the allowance for doubtful accounts receivable are as follows:

	2006	2007	2008
Balance as of January 1	369	336	300
Additions charged to income	52	62	33
Deductions from allowance1)	(72)	(85)	(63)
Other movements2)	(13)	(13)	10
Balance as of December 31	336	300	280

1)	Write-offs for which an allowance was previously provided

2)	Including the effect of translation differences and consolidation changes

Inventories
Inventories are summarized as follows:

	2007	2008
Raw materials and supplies	908	976
Work in process	391	530
Finished goods	1,968	2,066
Advance payments on work in process	(121)	(201)
	3,146	3,371
The amounts recorded above are net of allowances for obsolescence.
As of December 31, 2008, the carrying amount of inventories carried at fair value less cost-to-sell is EUR 257 million (2007: EUR 190 million).
As discussed under Significant accounting policies, Reclassification and revisions, the previously reported inventories balance as of December 31, 2007 was revised downwards by EUR 57 million to reflect immaterial adjustments of intercompany profit eliminations on inventories.

Other current assets
Other current assets consist of a current deferred tax asset of EUR 837 million (2007: EUR 399 million), derivative instruments of EUR 253 million (2007: EUR 275 million), prepaid expenses of EUR 375 million (2007: EUR 346 million) and other current financial assets of EUR 121 million (2007: EUR nil).
Philips Annual Report 2008      155

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements

Other non-current financial assets
The changes during 2008 are as follows:

			cost-
	available-	restricted	method
	for-sale	liquid	invest-
	securities	assets	ments	other	total
Balance as of January 1, 2008	1,776	101	1,027	279	3,183
Changes:
Reclassifications	1,601	(27)	(3)	24	1,595
Acquisitions/ additions	75	2	2	82	161
Sales/ redemptions/ reductions	(2,530)	—	(2)	(22)	(2,554)
Value adjustments/ impairments	(323)	—	(673)	(69)	(1,065)
Translation and exchange differences	—	(1)	—	12	11
Balance as of December 31, 2008	599	75	351	306	1,331
Investments in available-for-sale securities
The Company’s investments in available-for-sale securities consist of investments in shares of companies in various industries.
Major holdings in available-for-sale securities at December 31:

		2007		2008
	number of		number of
	shares	fair value	shares	fair value
D&M Holdings	11,126,640	32	—	—
TSMC	1,311,490,224	1,699	—	—
LG Display	—	—	47,225,000	558
Pace Micro Technology	—	—	50,701,049	29
		1,731		587
During 2008, the Company reduced its shareholding portfolio of available-for-sale securities by selling its interests in TSMC and D&M Holdings (D&M).
In 2007, Philips and TSMC jointly announced that the companies agreed to a multi-phased plan to facilitate an orderly exit by Philips from its shareholding in TSMC. The plan comprised a private sale transaction to long-term financial investors in Taiwan, the offering of shares through a public offering in the United States (in the form of American Depositary Shares) and the participation in stock repurchase programs initiated by TSMC. Under this agreement, the remaining 1,311 million TSMC shares were sold during 2008 in various transactions. Philips realized a gain of EUR 1,082 million on these transactions. In September 2008, Philips sold its remaining stake of approximately 13% in D&M, a Japanese company which manufactures audio-visual products. The company realized a gain on this transaction of EUR 16 million. The results on the TSMC and D&M transactions were recognized in Financial income and expenses.
During 2008, the Company increased its shareholding portfolio of available-for-sale securities primarily as a result of the reclassification of LG Display from equity-accounted investees. Additionally, shares of Pace Micro Technology were received in conjunction with the divesture of our Set-Top Boxes and Connectivity Solutions activities.
Until March 2008, LG Display was presented as an equity-accounted investee. At the end of February 2008, Philips’ influence on LG Display’s operating and financial policies, including representation on the LG Display board, was reduced. Consequently, the 19.9% investment in LG Display was transferred from investments in equity-accounted investees to available-for-sale securities effective March 1, 2008, as Philips was no longer able to exercise significant influence. The investment in LG Display was reduced on March 12, 2008, when 24 million shares were sold in a capital market transaction to third parties. The EUR 83 million gain on this transaction was presented in Financial income and expense. At December 31, 2008, Philips owned 13.2% of LG Display’s share capital. At year-end the fair value based on the stock price of LG Display was EUR 596 million below the carrying value (fair value plus losses recognized in accumulated other comprehensive income). As this loss was considered other than temporary, an impairment charge of EUR 596 million was recorded by releasing the accumulated amounts under Other comprehensive income to Financial income and expense.
In April 2008, the Company obtained 64.5 million shares in Pace in exchange for the transfer of the Company’s Set-Top Boxes and Connectivity Solutions activities. Subsequently, 13.8 million shares were sold to third parties. The EUR 1 million loss on this transaction was presented under Financial income and expenses. As of December 31, 2008, Philips owns 17% of Pace’s share capital. At year-end the fair value based on the stock price of Pace was EUR 30 million below the carrying value (fair value plus losses recognized in accumulated other comprehensive income). As this loss was considered other than temporary, an impairment charge of EUR 30 million was recorded by releasing the accumulated amounts under Other comprehensive income to Financial income and expense.
Cost-method investments
The major cost-method investment as of December 31, 2008 is NXP, for an amount of EUR 255 million, of which the Company holds 19.8% of the common shares. The interest in NXP resulted from the sale of a majority stake in the Semiconductors division in September 2006. The Company’s stake in NXP is considered a non-core activity that is available for sale. Although the ultimate method of disposal and the precise market for non-listed shares are not clear, the disposal could be effected, for example, by way of a private transaction to strategic buyers or other financial parties, or via a public offering. The Company does not have any definitive plans to dispose of this interest.
NXP is a privately held company that is not quoted in an active market. NXP is carried at cost because the fair value is not readily determinable. The variability in the range of reasonable fair value estimates is significant and the probabilities of the various estimates within the range of reasonable inputs are not sufficiently reliable to determine a fair value. This is mainly due to the nature of the majority shareholders (private equity firms) and their potentially volatile investment and exit strategy, as well as to the nature and limited availability of the financial projections of NXP. Triggered by the deteriorating economic environment of the semiconductors industry in general and the weakening financial performance of NXP specifically, Philips performed impairment reviews on the carrying value of the investment in NXP in 2007 and 2008. During 2008, impairment charges were recognized in the amount of EUR 599 million, which are presented in Financial income and expenses. Our impairment calculations in 2008 indicated a broad range of valuations. The primary valuation techniques considered in determining the estimated fair value ranges comprise multiplier calculations (“EBITDA multiples”), calculations based on the share price performance of a peer group of listed (semiconductor) companies and discounted cash flow methods based on unobservable inputs. The latter methodology involved estimates of revenues, expenses, capital spending and other costs, as well as a discount rate calculated based on the risk profile of the semiconductor industry. As a result, the investment is classified within level 3 of the fair-value hierarchy, which is measured at fair value on a non-recurring basis. Taking into account certain market considerations and the range of estimated fair values, management determined that the best estimate of fair value for the NXP investment was EUR 255 million at December 31, 2008. However, as noted above, the fair value used for impairment purposes represents an estimate; the actual fair value of this interest could materially differ from that estimate.
Another significant cost-method investment is an investment in TPO Displays Corp. (TPO). The Company obtained a 17.4% stake in TPO, after the merger of MDS with TPO in 2006. The value of the investment at amortized cost is EUR 32 million, net of impairments. The Company performed impairment reviews of the TPO investment, which resulted in an impairment charge of EUR 71 million in 2008 and
156      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
EUR 77 million in 2006, recognized in Financial income and expense. The impairment review in 2008 was triggered by the deteriorating economic environment of the connected displays industry and the weakening financial performance of TPO. The valuation was based on the “over-the-counter” stock price of TPO, quoted on the Gre Tai Securities Market in Taiwan, a market with insufficient trading volumes and infrequent transactions. The investment in TPO is classified as level 2 in the fair value hierarchy.
Other
Included in the category “other” are two convertible bonds, one issued by TPV Technology (TPV) and one issued by CBAY.
The convertible bond issued by TPV has a total fair value of EUR 142 million as at December 31, 2008. The bond has a maturity date of September 5, 2010, with an option to convert the bond into shares of TPV during the period September 5, 2008 until maturity.
The CBAY convertible bond, which may not be transferred to a third party before August 6, 2009, has a total fair value EUR 51 million as of December 31, 2008. The bond has a maturity date of August 6, 2015.
Philips has an option to convert the bond into shares of CBAY before the maturity date or to sell the convertible bond to C-Bay as of August 2012 onwards. CBAY also has the option to redeem the convertible bonds in 2011, 2012 and 2013 at a certain percentage of the bond’s face value.

Non-current receivables
Non-current receivables include receivables with a remaining term of more than one year, and the non-current portion of income taxes receivable amounting to EUR 1 million (2007: EUR 14 million).

Other non-current assets
Other non-current assets in 2008 are comprised of prepaid pension costs of EUR 2,751 million (2007: EUR 2,703 million), deferred tax assets of EUR 553 million (2007: EUR 971 million) and prepaid expenses of EUR 46 million (2007: EUR 52 million).

Property, plant and equipment

					prepayments
					and	no longer
	land and	machinery and		other	construction in	productively
	buildings	installations	lease assets	equipment	progress	employed	total
Balance as of January 1, 2008:
Cost	2,303	3,395	88	1,732	343	13	7,874
Accumulated depreciation	(935)	(2,321)	(48)	(1,381)	—	(9)	(4,694)
Book value	1,368	1,074	40	351	343	4	3,180

Changes in book value:
Capital expenditures	101	339	37	277	9	8	771
Retirements and sales	(51)	(33)	—	(37)	(7)	—	(128)
Depreciation	(90)	(331)	(13)	(195)	—	—	(629)
Write-downs and impairments	(1)	(38)	—	(17)	—	—	(56)
Translation differences	9	12	9	3	2	—	35
Changes in consolidation	133	95	25	58	—	—	311
Total changes	101	44	58	89	4	8	304

Balance as of December 31, 2008:
Cost	2,353	3,434	128	1,733	347	48	8,043
Accumulated depreciation	(884)	(2,316)	(30)	(1,293)	—	(36)	(4,559)
Book value	1,469	1,118	98	440	347	12	3,484
Land with a book value of EUR 185 million, at December 31, 2008 (2007: EUR 148 million) is not depreciated.
The expected useful lives of property, plant and equipment are as follows:

Buildings	from 5 to 50 years
Machinery and installations	from 3 to 10 years
Lease assets	from 1 to 15 years
Other equipment	from 1 to 10 years
Capital expenditures include capitalized interest related to construction in progress amounting to EUR 3 million in 2008 (2007: EUR 5 million).
Philips Annual Report 2008      157

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements

Intangible assets excluding goodwill
The changes during 2008 were as follows:

		other
		intangible
	software	assets	total
Balance as of January 1, 2008:
Cost	615	2,629	3,244
Accumulated amortization	(404)	(686)	(1,090)
Book value	211	1,943	2,154

Changes in book value:
Acquisitions/additions	118	2,106	2,224
Amortization/deductions	(85)	(380)	(465)
Translation differences	5	55	60
Other	(6)	8	2
Total changes	32	1,789	1,821

Balance as of December 31, 2008:
Cost	702	4,784	5,486
Accumulated amortization	(459)	(1,052)	(1,511)
Book value	243	3,732	3,975
Other intangible assets in 2008 consist of:

		January 1		December 31
		accumulated		accumulated
	gross	amortization	gross	amortization
Marketing-related	168	(30)	69	(24)
Customer-related	1,042	(182)	2,527	(354)
Contract-based	33	(10)	36	(17)
Technology-based	735	(374)	1,356	(518)
Patents and trademarks	651	(90)	796	(139)
	2,629	(686)	4,784	(1,052)
The estimated amortization expense for these other intangible assets for each of the five succeeding years is:

2009	391
2010	372
2011	334
2012	308
2013	279
The expected weighted average remaining life of other intangibles is 11.5 years as of December 31, 2008.
The additions acquired through business combinations in 2008 consist of the acquired intangible assets of Respironics of EUR 1,186 million, Genlyte of EUR 860 million, and VISICU of EUR 33 million.
The acquired intangible assets mainly consist of customer relationships and patents for Respironics of EUR 732 million and Genlyte of EUR 614 million, and core and existing technology for Respironics of EUR 355 million and VISICU of EUR 20 million.
The unamortized costs of computer software to be sold, leased or otherwise marketed amounted to EUR 102 million (2007: EUR 63 million). The amounts charged to the income statement for amortization or impairment of these capitalized computer software costs amounted to EUR 26 million (2007: EUR 20 million).

Goodwill
The changes in 2007 and 2008 were as follows:

	2007	2008
Balance as of January 1:
Cost	3,853	4,249
Amortization / Impairments	(130)	(114)
Book value	3,723	4,135

Acquisitions	810	3,446
Impairments	—	(234)
Translation differences	(398)	354

Balance as of December 31:
Cost	4,249	8,033
Amortization / Impairments	(114)	(332)
Book value	4,135	7,701
Acquisitions in 2008 include the goodwill paid on the acquisition of Respironics for EUR 2,162 million, Genlyte for EUR 1,036 million, and VISICU for EUR 175 million, and several smaller acquisitions.
Acquisitions in 2007 include the goodwill paid on the acquisition of Partners in Lighting for EUR 297 million, Color Kinetics for EUR 357 million and several smaller acquisitions. In addition, goodwill changed due to the finalization of purchase price accounting related to acquisitions in prior years.
A significant part of goodwill is allocated to the following reporting units:

	2007	2008
Home Healthcare Solutions	388	2,800
Professional Luminaires	353	1,445
Imaging Systems	1,210	1,274
Home Healthcare Solutions and Professional Luminaires increased by the acquisitions of Respironics and Genlyte, respectively (see note 2) and are the most sensitive to fluctuations in the key assumptions used in the impairment tests as set out below.
The key assumptions used in the annual (performed in Q2) and trigger-based impairment tests were growth of sales and gross margin, together with the rates used for discounting the forecast cash flows. Sales and gross margin growth are based on management’s internal forecasts that cover an initial period of no more than five years and then are extrapolated with stable or declining growth rates, after which a terminal value is calculated for which growth rates are capped. The pre-tax discount rates are determined for each reporting unit (one level below sector level) and, in the annual test, ranged from 9.4% to 15.6%.
Due to deteriorating economic circumstances and the decline of the market capitalization of the Company, trigger-based impairment tests were performed in the latter half of the year using updated assumptions. The trigger-based tests resulted in goodwill impairment charges of EUR 234 million, mainly related to Lumileds as a
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250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
consequence of weaker demand for LED solutions in the automotive, display and cell phone markets. The pre-tax discount rate used for the Lumileds impairment test was 14.6%.
Please refer to Information by sector and main country that begins on page 133 of this Annual Report for a specification of goodwill by sector.

Accrued liabilities
Accrued liabilities are summarized as follows:

	2007	2008
Personnel-related costs:
- Salaries and wages	433	438
- Accrued holiday entitlements	178	192
- Other personnel-related costs	169	161
Fixed-asset-related costs:
- Gas, water, electricity, rent and other	62	69
Taxes:
- Income tax payable	154	132
- Other taxes payable	12	16
Communication & IT costs	31	23
Distribution costs	109	92
Sales-related costs:
- Commissions payable	43	53
- Advertising and marketing-related costs	66	87
- Other sales-related costs	206	249
Material-related accruals	134	170
Interest-related accruals	110	79
Deferred income	564	671
Derivative instruments — liabilities (see note 35)	144	505
Restructuring-related liabilities	20	163
Other accrued liabilities	549	536
	2,984	3,636
Please refer to note 6 for a specification of income tax payable.

Provisions
Provisions are summarized as follows:

		2007		2008
	long-	short-	long-	short-
	term	term	term	term
Provision for defined-benefit plans (see note 20)	745	68	697	64
Other postretirement benefits (see note 21)	390	23	330	23
Postemployment benefits and obligatory severance payments	92	11	73	16
Deferred tax liabilities (see note 6)	671	1	1,145	20
Product warranty	133	190	107	203
Loss contingencies (environmental remediation and product liability)	432	49	153	651
Restructuring-related provisions	22	2	161	49
Other provisions	227	33	243	34
	2,712	377	2,909	1,060
Product warranty
The provision for product warranty reflects the estimated costs of replacement and free-of-charge services that are expected to be incurred by the Group with respect to products sold. The changes in the provision for product warranty are as follows:

	2006	2007	2008
Balance as of January 1	378	365	323
Changes:
Additions	438	354	333
Utilizations	(443)	(369)	(357)
Translation differences	(13)	(16)	(3)
Changes in consolidation	5	(11)	14
Balance as of December 31	365	323	310
Loss contingencies (environmental remediation and product liability)

This provision includes accrued losses recorded with respect to environmental remediation and product liability (including asbestos) obligations which are probable and reasonably estimable. The asbestos liabilities have been classified as current at December 31, 2008. Please refer to note 27.
The changes in this provision are as follows:

	2006	2007	2008

Balance as of January 1	287	576	481
Changes:
Additions	365	15	317
Utilizations	(39)	(66)	(12)
Translation differences	(37)	(44)	18
Balance as of December 31	576	481	804
Postemployment benefits and obligatory severance payments

The provision for postemployment benefits covers benefits provided to former or inactive employees after employment but before retirement, including salary continuation, supplemental unemployment benefits and disability-related benefits.
The provision for obligatory severance payments covers the Company’s commitment to pay employees a lump sum upon the employee’s dismissal or resignation. In the event that a former employee has passed away, the Company may have a commitment to pay a lump sum to the deceased employee’s relatives.
Other provisions
Other provisions include provisions for employee jubilee funds totaling EUR 76 million (2007: EUR 79 million) and expected losses on existing projects/orders totaling EUR 13 million (2007: EUR 14 million).
Philips Annual Report 2008      159

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements
20
Pensions
Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit pension plans. The benefits provided by these plans are based on employees’ years of service and compensation levels. The measurement date for all defined-benefit pension plans is December 31.
The Company’s contributions to the funding of defined-benefit plans are determined based upon various factors, including funded status, legal and tax considerations as well as local customs.

	2006	2007	2008
Summary of pre-tax costs for pension plans and retiree healthcare plans
Defined-benefit plans	75	27	10
Defined-contribution plans incl. multi-employer plans	80	84	96
Retiree medical plans (see note 21)	39	36	47
	194	147	153
The Company funds certain defined-benefit pension plans as claims are incurred. The projected and accumulated benefit obligations for both unfunded defined-benefit pension plans and funded defined-benefit plans with accumulated benefit obligations in excess of the fair values of their plan assets, are presented in the table below. It also provides the respective aggregates of these fair values:

	2007	2008
Projected benefit obligation	4,476	5,741
Accumulated benefit obligation	4,356	5,623
Fair value of plan assets	3,445	4,057
The table below provides a summary of the changes in the projected benefit obligations for defined-benefit pension plans and the fair value of their assets for 2008 and 2007. It also provides a reconciliation of the funded status of these plans to the amounts recognized in the consolidated balance sheets.

			2007				2008
	Netherlands	other	total		Netherlands	other	total
Projected benefit obligation
Projected benefit obligation at beginning of year	12,396	8,014	20,410		11,260	7,419	18,679
Service cost	147	118	265		135	84	219
Interest cost	521	399	920		524	398	922
Employee contributions	—	4	4		—	4	4
Actuarial (gains) losses	(670)	(86)	(756)		(789)	(393)	(1,182)
Plan amendments	—	4	4		—	1	1
Settlements	(435)	(67)	(502	)1)	—	(22)	(22)
Curtailments	—	2	2		—	(1)	(1)
Changes in consolidation	—	49	49		—	106	106
Benefits paid	(700)	(452)	(1,152)		(733)	(457)	(1,190)
Exchange rate differences	—	(564)	(564)		—	(688)	(688)
Miscellaneous	1	(2)	(1)		(3)	1	(2)
Projected benefit obligation at end of year	11,260	7,419	18,679		10,394	6,452	16,846

Present value of funded obligations at end of year	11,245	6,621	17,866		10,384	5,701	16,085
Present value of unfunded obligations at end of year	15	798	813		10	751	761

Plan assets
Fair value of plan assets at beginning of year	14,521	6,831	21,352		13,771	6,429	20,200
Actual return on plan assets	320	325	645		(174)	(618)	(792)
Employee contributions	—	4	4		—	4	4
Employer contributions	145	187	332		136	48	184
Settlements	(516)	(61)	(577	)1)	—	(22)	(22)
Changes in consolidations	—	53	53		—	88	88
Benefits paid	(700)	(383)	(1,083)		(730)	(383)	(1,113)
Exchange rate differences	—	(525)	(525)		—	(651)	(651)
Miscellaneous	1	(2)	(1)		—	1	1
Fair value of plan assets at end of year	13,771	6,429	20,200		13,003	4,896	17,899

Funded status	2,511	(990)	1,521		2,609	(1,556)	1,053

1)	Of which EUR (473) million (PBO) and EUR (560) million (Assets) is discontinued operations
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250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information

			2007			2008
	Netherlands	other	total	Netherlands	other	total
Amounts recognized in the consolidated balance sheet
Prepaid pension costs under other non-current assets	2,526	177	2,703	2,619	132	2,751
Accrued pension costs under other non-current liabilities	—	(369)	(369)	—	(937)	(937)
Provisions for pensions under provisions including discontinued operations	(15)	(798)	(813)	(10)	(751)	(761)
Net pension asset (liability) at year-end	2,511	(990)	1,521	2,609	(1,556)	1,053

Amounts recognized in accumulated other comprehensive income (before tax)
Net actuarial loss	105	1,083	1,188	273	1,447	1,720
Prior-service cost (credit)	(421)	36	(385)	(378)	26	(352)
Accumulated other comprehensive income	(316)	1,119	803	(105)	1,473	1,368
The weighted averages of the assumptions used to calculate the projected benefit obligations as of December 31 were as follows:

			2007			2008
	Netherlands		other	Netherlands		other
Discount rate	4.8%		5.6%	5.3%		6.0%
Rate of compensation increase		*	3.9%		*	3.4%
The weighted averages of the assumptions used to calculate the net periodic pension cost for the years ended December 31 were as follows:

		2007		2008
	Netherlands	other	Netherlands	other
Discount rate	4.3%	5.2%	4.8%	5.6%
Expected returns on plan assets	5.7%	6.1%	5.7%	6.4%
Rate of compensation increase	*	3.5%	*	3.9%

*	The rate of compensation increase for the Netherlands consists of a general compensation increase and an individual salary increase based on seniority and promotion. The average individual salary increase for all active participants for the remaining working lifetime is estimated at 0.75% annually. The assumed rate of general compensation increase for the Netherlands for calculating the projected benefit obligation amounts to 2.0% (2007: 2.3%).The indexation assumption used to calculate the projected benefit obligation for the Netherlands is 1.0% (2007: 1.15%).
Philips Annual Report 2008      161

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements
The components of net periodic pension costs and amounts recognized in Other comprehensive income were as follows:

	Netherlands	other	total
2008
Service cost	135	84	219
Interest cost on the projected benefit obligation	524	398	922
Expected return on plan assets	(769)	(380)	(1,149)
Net actuarial (gain) loss recognized	(15)	68	53
Amortization of prior-service cost	(43)	9	(34)
Settlement loss	—	1	1
Other	(3)	1	(2)
Net periodic cost (income)	(171)	181	10
Items recognized in other comprehensive income
Current year
- Net actuarial loss (gain)	153	434	587
- Prior-service cost (credit)	—	(1)	(1)
Reclassified/included in pension costs
- Amortization of net actuarial gains and losses	15	(70)	(55)
- Amortization prior-service costs (credits)	43	(9)	34
	211	354	565
Recognized in net periodic benefit cost and other comprehensive income	40	535	575
2007
Service cost	147	118	265
Interest cost on the projected benefit obligation	521	399	920
Expected return on plan assets	(813)	(384)	(1,197)
Net acturial (gain) loss recognized	(6)	79	73
Amortization of prior-service cost	(43)	14	(29)
Settlement loss	—	(7)	(7)
Curtailment gain	—	2	2
Net periodic cost (income)	(194)	221	27
Items recognized in other comprehensive income
Current year
- Net actuarial loss (gain)	(174)	(139)	(313)
- Prior-service cost (credit)	—	(2)	(2)
Reclassified/included in pension costs
- Amortization of net actuarial gains and losses	6	(79)	(73)
- Amortization prior-service costs (credits)	43	(14)	29
	(125)	(234)	(359)
Recognized in net periodic benefit cost and other comprehensive income	(319)	(13)	(332)
2006
Service cost	198	129	327
Interest cost on the projected benefit obligation	531	411	942
Expected return on plan assets	(808)	(390)	(1,198)
Net amortization of unrecognized net transition assets/liabilities	—	1	1
Net actuarial (gain) loss recognized	(49)	84	35
Amortization of prior-service cost	(56)	25	(31)
Settlement loss	8	2	10
Curtailment gain	(21)	(1)	(22)
Other	5	23	28
Net periodic cost (income)1)	(192)	284	92

1)	Of which EUR 17 million (Netherlands EUR (12) million, other EUR 29 million) is related to discontinued operations
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The Company also sponsors defined-contribution and similar types of plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 96 million (2007: EUR 84 million, 2006: EUR 80 million). In 2008, the defined-contribution cost includes contributions to multi-employer plans of EUR 4 million (2007: EUR 4 million, 2006: EUR 4 million).
Cash flows
The Company expects considerable cash outflows in relation to employee benefits which are estimated to amount to EUR 414 million in 2009 (2008 actual: EUR 379 million), consisting of EUR 248 million employer contributions to defined-benefit pension plans, EUR 100 million employer contributions to defined-contribution pension plans, and EUR 66 million expected cash outflows in relation to unfunded pension plans. The employer contributions to defined-benefit pension plans are expected to amount to EUR 180 million for the Netherlands and EUR 68 million for other countries.
Estimated future pension benefit payments
The following benefit payments are expected:

2009	1,136
2010	1,138
2011	1,149
2012	1,162
2013	1,173
Years 2014-2018	5,943

	Netherlands	other	total
The accumulated benefit obligation for all defined-benefit pension plans was
2008	10,170	6,304	16,474
2007	10,944	7,123	18,067
Plan assets: investment policies/strategies
Investment policies are reviewed at least once per year. The resulting investment plans determine the strategic asset allocations, the constraints on any tactical deviation from such strategic allocations, and the constraints on amongst others geographical allocations and credit risk, and will be reflected in the investment guidelines to the respective investment managers. In order to keep the investment strategies in balance with pension obligations, asset-liability reviews are carried out at least once every three years. Generally, plan assets are invested in global equity and debt markets (with the exception of debt or equity instruments that have been issued by the Company or any of its subsidiaries) and property. Derivatives of equity and debt instruments may be used to realize swift changes in investment portfolios, to hedge against unfavorable market developments or to fine tune any matching of assets and liabilities.
Plan assets in the Netherlands
The Company’s pension plan asset allocation in the Netherlands at December 31, 2007 and 2008 was as follows:

		2007		2008
Matching portfolio	59		75
- Debt securities		59		75
Return portfolio	41		25
- Equity securities		28		13
- Real Estate		8		4
- Other		5		8
		100		100
The objective of the Matching portfolio is to match the interest rate sensitivity of the plan’s real pension liabilities. The Matching portfolio is mainly invested in euro-denominated government bonds and investment grade debt securities and derivatives. Leverage or gearing is not permitted. The size of the Matching portfolio is supposed to be at least 70% of the fair value of the plan’s real pension obligations (on the assumption of 2% inflation). The objective of the Return portfolio is to maximize returns within well-specified risk constraints. The long-term rate of return on total plan assets is expected to be 5.95% per annum, based on expected long-term returns on equity securities, debt securities, real estate and other investments of 8.3%, 4.0%, 6.5% and 5.0%, respectively.
Philips Pension Fund in the Netherlands
On November 13, 2007, various officials, on behalf of the Public Prosecutor’s office in The Netherlands, visited a number of offices of the Philips Pension Fund and the Company in relation to a widespread investigation into potential fraud in the real estate sector. The Company was notified that one former employee and one employee of an affiliate of the Company had been detained. This affiliate, Philips Real Estate Investment Management BV, managed the real estate portfolio of the Philips Pension Fund between 2002 and 2007. The investigation by the public prosecutor is concerned with the potential involvement of (former) employees of a number of Dutch companies with respect to fraud in the context of certain real estate transactions. Neither Philips Pension Fund nor any Philips entity is a suspect in this investigation. The Philips Pension Fund and Philips are cooperating with the authorities and have also started their own investigation. The investigators expect to finalize their report in early 2009. Formal notifications of suspected fraud have been filed with the public prosecutor against the (former) employees concerned and with our insurers. If any losses have been suffered, action will be taken to recover such losses from the responsible individuals or legal entities. At this time it is not possible to assess the outcome of this matter nor the potential consequences. At present it is management’s assessment that this matter will not cause a decline in plan assets or an increase in pension costs in any material respect.
Plan assets in other countries
The pension plan asset allocations in other countries at December 31, 2007 and December 31, 2008 are shown in the table below. This table also shows the target allocation for 2009.

			target
			allocation
Asset category	2007	2008	2009
	%	%	%
Equity securities	24	18	20
Debt securities	73	73	74
Real estate	2	3	2
Other	1	6	4
	100	100	100
SFAS No. 158
In September 2006, SFAS No. 158 was issued. This statement requires an employer to recognize the funded status of a benefit plan - measured as the difference between plan assets at fair value and the benefit obligation - in the balance sheet. The offset of recognizing the funded status is recorded in accumulated other comprehensive income (within stockholders’ equity). Additionally, the additional minimum pension liability and related intangible assets are derecognized upon adoption of this standard. The incremental effect of applying FASB Statement No. 158 on Accumulated other comprehensive income as of December 31, 2006, amounted to a decrease of EUR 477 million.

Postretirement benefits other than pensions
In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree healthcare benefits, in certain countries. The Company funds those other postretirement benefit plans as claims are incurred.
The table below provides a summary of the changes in the accumulated postretirement benefit obligations for 2007 and 2008. It also provides a reconciliation of the obligations to the amounts recognized in the consolidated balance sheets.
All the postretirement benefit plans are unfunded and therefore no plan asset disclosures are presented.
Philips Annual Report 2008      163

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements

	Netherlands	other	total
2008
Accumulated postretirement benefit obligation
Accumulated benefit obligation at beginning of year	7	406	413
Service cost	—	3	3
Interest cost	—	34	34
Actuarial gains	—	(49)	(49)
Benefits paid	(4)	(20)	(24)
Exchange rate differences	—	(36)	(36)
Miscellaneous	—	12	12
Accumulated benefit obligation at end of year	3	350	353
Funded status	(3)	(350)	(353)

Amounts recognized in the consolidated balance sheet
Current provisions	(1)	(22)	(23)
Non-current provisions	(2)	(328)	(330)
Net pension liability at year-end	(3)	(350)	(353)

Amounts recognized in accumulated other comprehensive income
Net actuarial loss	—	26	26
Prior-service cost	—	(3)	(3)
Transition obligation	—	18	18
Accumulated other comprehensive income	—	41	41

2007
Accumulated postretirement benefit obligation
Accumulated benefit obligation at beginning of year	10	363	373
Service cost	—	3	3
Interest cost	—	26	26
Actuarial gains	—	47	47
Settlements	—	(6)	(6)
Benefits paid	(3)	(29)	(32)
Exchange rate differences	—	(19)	(19)
Miscellaneous	—	21	21
Accumulated benefit obligation at end of year	7	406	413
Funded status	(7)	(406)	(413)

Amounts recognized in the consolidated balance sheet
Current provisions	(3)	(20)	(23)
Non-current provisions	(4)	(386)	(390)
Net pension liability at year-end	(7)	(406)	(413)

Amounts recognized in accumulated other comprehensive income
Net actuarial loss	—	96	96
Prior-service cost	—	(4)	(4)
Transition obligation	—	25	25
Accumulated other comprehensive income	—	117	117
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250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
The components of the net periodic cost of postretirement benefits other than pensions are:

total
2008
Service cost	3
Interest cost on accumulated postretirement benefit obligation	34
Amortization of unrecognized transition obligation	4
Net actuarial loss recognized	6
Net periodic cost	47

Items recognized in other comprehensive income
Current year
Net actuarial loss (gain)	(64)
Prior-service cost (credit)	1
Transition obligation	(3)
Reclassified/included in pension costs
Amortization of net actuarial gains and losses	(6)
Amortization of transition amounts	(4)
(76)

Recognized in net periodic benefit cost and other comprehensive income	(29)

2007
Service cost	3
Interest cost on accumulated postretirement benefit obligation	26
Amortization of unrecognized transition obligation	5
Net actuarial loss recognized	2
Net periodic cost	36

Items recognized in other comprehensive income
Current year
Net actuarial loss (gain)	58
Prior-service cost (credit)	(6)
Transition obligation	(2)
Reclassified/included in pension costs
Amortization of net actuarial gains and losses	(2)
Amortization of transition amounts	(5)
43

Recognized in net periodic benefit cost and other comprehensive income	79

2006
Service cost	4
Interest cost on accumulated postretirement benefit obligation	26
Amortization of unrecognized transition obligation	5
Net actuarial loss recognized	4
Net periodic cost	39
Philips Annual Report 2008      165

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements
The weighted averages of the assumptions used to calculate the postretirement benefit obligations as of December 31 were as follows:

	2007	2008
Discount rate	8.5%	9.7%
Compensation increase (where applicable)	—
The weighted averages of the assumptions used to calculate the net periodic cost for years ended December 31 were as follows:

	2007	2008
Discount rate	7.2%	8.5%
Compensation increase (where applicable)	—	—
Assumed healthcare cost trend rates at December 31:

	2007	2008
Healthcare cost trend rate assumed for next years	9.0%	10.0%
Rate that the cost trend rate will gradually reach	7.0%	7.5%
Year of reaching the rate at which it is assumed to remain	2015	2016
Assumed healthcare cost trend rates have a significant effect on the amounts reported for the retiree medical plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	one-	one-
	percentage-	percentage-
	point	point
	increase	decrease
Effect on total of service and interest cost	5	(4)
Effect on postretirement benefit obligation	36	(32)
Estimated future postretirement benefit payments
The following postretirement benefit payments are expected:

2009	24
2010	25
2011	26
2012	27
2013	28
Years 2014 - 2018	172

Other current liabilities
Other current liabilities are summarized as follows:

	2007	2008
Advances received from customers on orders not covered by work in process	133	148
Other taxes including social security premiums	253	251
Other short-term liabilities	123	124
	509	523

Short-term debt

	2007	2008
Short-term bank borrowings	464	562
Other short-term loans	32	24
Current portion of long-term debt	1,849	131
	2,345	717
During 2008, the weighted average interest rate on the bank borrowings was 8.6% (2007: 7.9%).
In the Netherlands, the Company issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Convertible personnel debentures may not be converted within a period of 3 years after the date of issue. These convertible personnel debentures are available to most employees in the Netherlands and are purchased by them with their own funds and are redeemable on demand. The convertible personnel debentures become non-convertible debentures at the end of the conversion period.
Although convertible debentures have the character of long-term financing, the total outstanding amounts are classified as current portion of long-term debt. At December 31, 2008, an amount of EUR 72 million (2007: EUR 103 million) of convertible personnel debentures was outstanding, with an average conversion price of EUR 22.95. The conversion price varies between EUR 14.19 and EUR 31.59 with various conversion periods ending between January 1, 2008 and December 31, 2012. As of January 1, 2009, Philips no longer issues those debentures.
The Company has access to a USD 2.5 billion commercial paper program which was established at the beginning of 2001. The Company also has available a seven-year revolving credit facility for USD 2.5 billion, established in December 2004, that could act as a back-up for the commercial paper program and can also be used for general corporate purposes. The Company did not use the commercial paper program or the revolving credit facility during 2008.
In addition to the USD 2.5 billion revolving credit facility, Philips has a EUR 500 million standby roll-over loan agreement in place. The availability of EUR 450 million out of this EUR 500 million is committed until April 29, 2010. As of December 31, 2008, Philips did not have any loans outstanding under these facilities.
As of December 31, 2008 Philips had an undrawn committed bilateral loan of EUR 250 million in place which was fully drawn in January 2009.
166      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information

Long-term debt

							average
			amount				remaining	amount
	range of	average rate	outstanding		due after 1	due after 5	term (in	outstanding
	interest rates	of interest	2008	due in 1 year	year	years	years)	2007
Eurobonds	6.1-6.1%	6.1%	750	—	750	—	2.4	2,442
USD bonds	3.3-7.8%	5.9%	2,522	—	2,522	1,822	14.0	357
Convertible debentures	1.7-1.7%	1.7%	81	72	9	—	2.6	103
Private financing	1.0-12.4%	4.5%	8	1	7	—	1.8	9
Bank borrowings	1.0-16.3%	5.1%	11	—	11	4	3.6	4
Finance Leases	1.0-11.3%	3.0%	135	4	131	46	3.9	88
Other long-term debt	2.0-16.4%	5.2%	65	54	11	1	1.4	58
		5.7%	3,572	131	3,441	1,873	—	3,061

Corresponding data of previous year		5.9%	3,061	1,849	1,212	416		3,213
The following amounts of long-term debt, as at December 31, 2008, are due in the next five years:

2009	131
2010	75
2011	1,020
2012	14
2013	459
Total	1,699
Corresponding amount of previous year	2,645
In March 2008, Philips placed a total of USD 3,100 million of debt which consisted of a floating rate note for USD 350 million, and 3 fixed rate bonds totaling USD 2,750 million. The weighted average interest rate of the new bonds was 5.66% at December 31, 2008. Philips used the proceeds of this offering to refinance the EUR 1,691 million worth of notes that matured in the first half of 2008. As of December 31, 2008, Philips had outstanding public bonds of EUR 3,272 million previously issued mostly in USD or EUR.
The following table provides additional details regarding the outstanding bonds.

	effective rate	2007	2008
Unsecured Eurobonds
Due 2/06/08; 7 1/8%	7.302%	130	—
Due 5/14/08; 7%	7.094%	61	—
Due 5/16/08; 5 3/4%	5.817%	1,500	—
Due 5/16/11; 6 1/8%	6.122%	750	750
Adjustments1)		1	—
		2,442	750

Unsecured USD Bonds
Due 5/15/25; 7 3/4%	8.010%	67	70
Due 6/01/26; 7 1/5%	7.426%	113	118
Due 8/15/13; 7 1/4%	7.554%	97	101
Due 5/15/25; 7 1/8%	7.361%	70	73
Due 11/03/11; 3 3/8%	3.128%	—	248
Due 11/03/13; 4 5/8%	4.949%	—	355
Due 11/03/18; 5 3/4%	6.066%	—	887
Due 11/03/38; 6 7/8%	7.210%	—	710
Adjustments1)		10	(40)
		357	2,522

1)	Adjustments relate to issued bond discounts, transaction costs and fair value adjustments for interest rate derivatives.
The provisions applicable to all corporate bonds that have been issued by the Company in March 2008, contain a ‘Change of Control Triggering Event’. This means that if the Company would experience such an event, it may be required to offer to purchase the bonds of that series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any.
Secured liabilities
In 2008, EUR 3.5 million of long-term and short-term debt was secured by collateral of EUR 3.4 million manufacturing assets (2007: EUR nil).
Philips Annual Report 2008      167

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements

Other non-current liabilities
Other non-current liabilities are summarized as follows:

	2007	2008
Accrued pension costs	369	937
Sale-and-leaseback deferred income	31	31
Income tax payable	1	1
Asset retirement obligations	21	20
Uncertain tax positions	429	452
Other liabilities	83	33
	934	1,474
Please refer to note 6 for a specification of the income tax payable and the uncertain tax positions.

Contractual obligations

			payments due by period
				more
	less than			than 5
	1 year	1-3 years	3-5 years	years	total
Long-term debt	127	1,027	456	1,827	3,437
Finance leases	4	68	17	46	135
Operating leases	171	229	137	178	715
	302	1,324	610	2,051	4,287
For details about uncertain tax positions amounting to EUR 559 million, see note note 6 of the notes to US GAAP financial statements.
For an explanation of long-term debt, see note 24. For other long-term liabilities, see note 25. Property, plant and equipment includes EUR 135 million (2007: EUR 88 million) for finance leases and other beneficial rights of use, such as buildings rights and hire purchase agreements.
Long-term operating lease commitments totaled EUR 715 million at December 31, 2008 (2007: EUR 730 million). These leases expire at various dates during the next 20 years.
The long-term operating leases are mainly related to the rental of buildings. A number of these leases originate from sale-and-leaseback arrangements. In 2008, a small sale-and-operational-leaseback arrangement was concluded. Operating lease payments for 2008 totaled EUR 16 million (2007: EUR 14 million, 2006: EUR 20 million).
The remaining minimum payments are as follows:

2009	16
2010	12
2011	8
2012	8
2013	8
Thereafter	41

Contingent liabilities
Guarantees
Philips’ policy is to provide only guarantees and other letters of support, in writing. Philips does not stand by other forms of support. At the end of 2008, the total fair value of guarantees was EUR 10 million (2007: EUR 3 million). The following table outlines the total outstanding off-balance sheet credit-related guarantees and business-related guarantees provided by Philips for the benefit of unconsolidated companies and third parties as at December 31, 2008.
Expiration per period

	business-	credit-
	related	related
	guarantees	guarantees	total
2008
Total amounts committed	443	42	485
Less than 1 year	205	18	223
1-5 years	78	7	85
After 5 years	160	17	177

2007
Total amounts committed	432	45	477
Less than 1 year	142	5	147
1-5 years	95	16	111
After 5 years	195	24	219
Environmental remediation
The Company and its subsidiaries are subject to environmental laws and regulations. Under these laws, the Company and/or its subsidiaries may be required to remediate the effects of the release or disposal of certain chemicals on the environment.
In the United States, subsidiaries of the Company have been named as potentially responsible parties in state and federal proceedings for the clean-up of various sites, including Superfund sites. The Company applies the provisions of SOP 96-1, ‘Environmental Liabilities’, and SFAS No. 5, ‘Accounting for Contingencies’, and accrues for losses associated with environmental obligations when such losses are probable and reasonably estimable.
Generally, the costs of future expenditures for environmental remediation obligations are not discounted to their present value since the amounts and the timing of related cash payments are not reliably determinable. Potential insurance recoveries are recognized when recoveries are deemed probable.
Legal proceedings
The Company and certain of its group companies and former group companies are involved as a party in legal proceedings, including regulatory and other governmental proceedings, including discussions on potential remedial actions, relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. In respect of antitrust laws, the Company and certain of its group companies and former group companies are involved in investigations by competition law authorities in several jurisdictions and are engaged in litigation in this respect. Since the ultimate disposition of asserted claims and proceedings and investigations cannot be predicted with certainty, an adverse outcome could have a material adverse effect on the Company’s consolidated financial position and consolidated results of operations for a particular period.
Provided below are disclosures of the more significant cases:
Asbestos
Judicial proceedings have been brought in the United States, relating primarily to the activities of the Company’s US subsidiary TH Agriculture & Nutrition L.L.C. (THAN) prior to 1981, involving allegations of personal injury from alleged asbestos exposure. The claims generally relate to asbestos used in the manufacture of unrelated companies’ products in the United States and frequently involved claims for substantial compensatory and punitive damages. THAN’s businesses which allegedly gave rise to these alleged liabilities were completely sold in 1984 and its ongoing operations are not material to its parent, Philips Electronics North America Corporation (PENAC), or the Company.
During the past several years, certain of the asserted claims were settled. Additionally, various alternatives for resolving pending and future claims were explored, including the possibility of THAN filing for bankruptcy. In the fourth quarter of 2008, THAN solicited votes for the acceptance of a plan of reorganization from the holders of asbestos claims. Approximately ninety percent of the claimants (both in number and value of claims) voted in favor of the plan, exceeding the thresholds of seventy-five percent in number and two-thirds in value which are required for a prepackaged bankruptcy under section 524(g) of the Bankruptcy Code. On November 24, 2008, THAN filed
168      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
a petition, along with a prepackaged plan of reorganization, in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. Under the proposed Plan of Reorganization, which must be approved by the Bankruptcy Court and the U.S. District Court for the Southern District of New York, an Asbestos Personal Injury Trust (the Trust) would be established in accordance with section 524(g) of the Bankruptcy Code to assume, liquidate and satisfy all liabilities of THAN determined to arise from, or relate to pending and future claims alleging personal injury or death based on or related to alleged exposure to asbestos fiber distributed by THAN, a product containing asbestos fiber distributed by THAN, or an asbestos-containing product distributed by THAN. The Trust would be funded by a contribution of USD 900 million (EUR 639 million) by PENAC and THAN. Additionally, under the Plan, PENAC will forgive certain debt of THAN and assume certain liabilities from THAN. If approved by the Courts, the Plan of Reorganization will result in a permanent injunction directing all claims alleging personal injury or death from exposure to asbestos distributed by THAN to the Trust and will bar all related litigation against THAN, its affiliates (including PENAC and the Company) and certain third parties. As a result of THAN’s bankruptcy filing, an automatic stay has been implemented, staying, restraining and enjoining the commencement or continuation of any and all actions or other proceedings against THAN. Additionally, on December 3, 2008, the U.S. Bankruptcy Court issued a preliminary injunction staying, restraining and enjoining the commencement or continuation of any and all actions or other proceedings against PENAC, its affiliates, and certain third parties, based on or related to alleged exposure to asbestos fiber distributed by THAN, a product containing asbestos fiber distributed by THAN, or an asbestos-containing product distributed by THAN.
In connection with these matters, a pre-tax charge to earnings of EUR 326 million was recorded in 2008. In 2006, a pre-tax charge to earnings of EUR 334 million was recognized, representing the cost of disposing of pending and estimated future claims filed through 2016. There was no expense recognized in 2007. At December 31, 2008, the recorded provision for loss contingencies with respect to asbestos product liability amounted to EUR 640 million (EUR 316 million at December 31, 2007). During 2008, costs of EUR 24 million were incurred with respect to litigation, claims administration, insurance recoveries, and bankruptcy related matters (EUR 27 million was incurred in 2007 and EUR 15 million was incurred in 2006).
In prior years, legal proceedings were commenced against certain third-party insurance carriers which had provided various types of product liability coverage to PENAC and THAN. During 2008 and the last several years, agreements were reached with certain insurance carriers resolving disputes with respect to the interpretation and available limits of the policies, amounts payable to PENAC and THAN, and terms under which future settlements and related defense costs are reimbursable. In conjunction with these settlements, insurance recoveries of EUR 87 million were recognized in 2008 (EUR 17 million was recognized in 2007 and EUR 79 million was recognized in 2006). Insurers paid EUR 113 million in 2008 (EUR 27 million was paid in 2007 and EUR 34 million was paid in 2006) for asbestos-related defense and indemnity costs. At December 31, 2008, EUR 121 million was jointly held by PENAC and THAN in an insurance settlement proceeds trust for future contribution to the Trust if the Plan of Reorganization is approved by the Courts. Additionally, at December 31, 2008, the recorded receivable from insurance carriers, for which settlement agreements have been reached amounted to EUR 36 million (EUR 62.7 million at December 31, 2007) for the reimbursement of incurred defense and indemnity costs as well as for probable recoveries of accrued projected settlement costs with respect to pending and future claims, which is reflected in the Company’s consolidated balance sheet. Insurance receivables have not been recorded from non-settling insurance carriers. Litigation against non-settling insurance carriers continues to be pursued. Additionally, settlement discussions are also being held with certain carriers.
MedQuist
On January 22, 2008, Philips and four employees of Philips’ affiliates that once served on the board of directors of MedQuist, Inc. were named as defendants in a lawsuit filed in New Jersey state court challenging MedQuist’s exploration of strategic alternatives, as well as Philips ultimate sale of its MedQuist stake to an unaffiliated third party in August 2008. On July 10, 2008, the defendants moved to dismiss the complaint and, on November 24, 2008, the court dismissed the action in its entirety and with prejudice. In December 2008 the plaintiff filed a notice of appeal.
LG Display
On December 11, 2006, LG Display Co. Ltd (formerly LG.Philips LCD Co. Ltd.), a company in which the Company holds 13% of the common stock, announced that officials from the Korean Fair Trade Commission visited the offices of LG Display and that it had received a subpoena from the United States Department of Justice and similar notice from the Japanese Fair Trade Commission in connection with inquiries by those regulators into possible anticompetitive conduct in the LCD industry.
Subsequent to the public announcement of these inquiries, certain Philips group companies were named as defendants in a number of class action antitrust complaints filed in the United States courts, seeking damages on behalf of purchasers of products incorporating thin-film transistor liquid crystal display panels (TFT-LCD panels), based on alleged anticompetitive conduct by manufacturers of such panels. Those lawsuits were consolidated in two master actions in the United States District Court for the Northern District of California: one, asserting a claim under federal antitrust law, on behalf of direct purchasers of TFT-LCD panels and products containing such panels, and another, asserting claims under federal antitrust law, as well as various state antitrust and unfair competition laws, on behalf of indirect purchasers of such panels and products. On December 5, 2008, following the partial grant of motions to dismiss consolidated class action complaints in those master actions, the plaintiffs filed amended consolidated class action complaints, asserting essentially the same legal claims as those alleged in the prior complaints. The Company and certain other companies within the Philips group companies that were named as defendants in various of the original complaints have entered into agreements with the plaintiffs that generally toll the statutes of limitations applicable to plaintiffs’ claims, following which the plaintiffs agreed to dismiss without prejudice the claims against the Philips defendants. None of the companies within the Philips group of companies currently is named as a defendant in the pending amended complaints, but the litigation is continuing. In addition, in February 2007, certain plaintiffs filed purported class actions in a United States court against LG Display and certain current and former employees and directors of LG Display for damages based on alleged violations of U.S. federal securities laws. No Philips group company is named as a defendant in these actions.
Beginning in November 2008, several manufacturers of TFT-LCD panels, including LG Display, and certain executives of two of those companies entered into plea agreements with the United States Department of Justice (DOJ), pursuant to which those companies and individuals agreed to plead guilty to participating in a conspiracy to fix the prices of TFT-LCD panels. On December 15, 2008, LG Display and its wholly owned subsidiary, LG Display America Inc., pleaded guilty to participating in a conspiracy from September 2001 to June 2006 to fix the price of TFT-LCD panels sold worldwide. Pursuant to that plea, LG Display was sentenced to pay in five annual installments a total of USD 400 million in criminal fines. The DOJ has announced that its investigation is continuing. On the basis of current knowledge, the Company cannot determine whether a loss is probable with respect to these actions.
CRT Investigations
On November 21, 2007, the Company announced that competition law authorities in several jurisdictions have commenced investigations into possible anticompetitive activities in the Cathode-Ray Tubes, or CRT industry. As one of the companies that formerly was active in the CRT business, Philips is subject to a number of these ongoing investigations. The Company has assisted the regulatory authorities in these investigations. In the U.S., Philips has been informed that the Department of Justice has deferred Philips’ obligation to respond to the grand jury subpoena Philips received in November of 2007.
Subsequent to the public announcement of these investigations, certain Philips group companies were named as defendants in over 50 class action antitrust complaints filed in various federal district courts in the United States. These actions allege anticompetitive conduct by manufacturers of CRTs and seek treble damages on behalf of direct and indirect purchasers of CRTs and products incorporating CRTs. These complaints assert claims under federal antitrust law, as well as various state antitrust and unfair competition laws and may involve joint and several liability among the named defendants. These actions have been consolidated by the Judicial Panel for Multidistrict Litigation for pre-trial proceedings in the United States District Court for the Northern District of California. Pursuant to a Stipulation and Order issued by the District Court on September 12, 2008, a broad stay of merits discovery has been imposed and the Court has set a deadline of March 9, 2009 for the filing of separate consolidated amended complaints by the direct and indirect purchasers. Philips intends to move to dismiss such consolidated amended complaints once they are filed and otherwise will vigorously defend these lawsuits.
Philips Annual Report 2008     169

124	US GAAP financial statements Notes to the US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements
Certain Philips group companies have also been named as defendants, in a proposed class proceeding in Ontario, Canada along with numerous other participants in the industry. Philips intends to vigorously oppose the claim, and the proceedings remain at a preliminary stage. At this time, no class proceeding has been certified and no statement of defence has been filed.
These matters are in their initial stages and due to the considerable uncertainty associated with these matters, on the basis of current knowledge, the Company has concluded that potential losses cannot be reliably estimated with respect to these matters. An adverse final resolution of these investigations and litigation could have a materially adverse effect on the Company’s consolidated financial position, results of operations and cashflows.

Stockholders’ equity
Common shares
In 2008, the Company’s issued share capital was reduced by 170,414,994 shares, which were acquired pursuant to the EUR 5 billion share repurchase program. As of December 31, 2008, the issued share capital consists of 972,411,769 common shares, each share having a par value of EUR 0.20, which shares have been paid-in in full.
Preference shares
The ‘Stichting Preferente Aandelen Philips’ has been granted the right to acquire preference shares in the Company. Such right has not been exercised. As a means to protect the Company and its stakeholders against an unsolicited attempt to acquire (de facto) control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to acquire) preference shares to a third party. As of December 31, 2008, no preference shares have been issued.
Option rights/restricted shares
The Company has granted stock options on its common shares and rights to receive common shares in future (see note 33).
Treasury shares
In connection with the Company’s share repurchase programs, shares which have been repurchased and are held in treasury for (i) delivery upon exercise of options and convertible personnel debentures and under restricted share programs and employee share purchase programs and (ii) capital reduction purposes, are accounted for as a reduction of stockholders’ equity. Treasury shares are recorded at cost, representing the market price on the acquisition date. When issued, shares are removed from treasury stock on a FIFO basis.
Any difference between the cost and the cash received at the time treasury shares are issued, is recorded in capital in excess of par value, except in the situation in which the cash received is lower than cost, and capital in excess of par has been depleted.
In order to reduce potential dilution effects, the following transactions took place:

	2007	2008
Shares acquired	27,326,969	273
Average market price	EUR 29.65	EUR 24.61
Amount paid	EUR 810 million	—
Shares delivered	11,140,884	4,541,969
Average market price	EUR 30.46	EUR 23.44
Amount received	EUR 199 million	EUR 52 million
Total shares in treasury at end of year	52,119,611	47,577,915
Total cost	EUR 1,393 million	EUR 1,263 million
In order to reduce capital stock, the following transactions took place in 2007 and 2008:

	2007	2008
Shares acquired	25,813,898	146,453,094
Average market price	EUR 31.87	EUR 22.52
Amount paid	EUR 823 million	EUR 3,298 million
Reduction of capital stock	—	170,414,994
Total shares in treasury at year-end	25,813,898	1,851,998
Total cost	EUR 823 million	EUR 25 million
Net income (loss) and proposed distribution to shareholders
The net loss of 2008 will be accounted for in retained earnings. A distribution from retained earnings of EUR 0.70 per common share will be proposed to the 2009 Annual General Meeting of Shareholders.
Limitations on the distribution of stockholders’ equity
Pursuant to Dutch law certain limitations exist relating to the distribution of stockholders’ equity amounting to EUR 1,296 million (2007: EUR 2,915 million).

Cash from derivatives
The Company has no trading derivatives. A total of EUR 337 million cash was received with respect to foreign exchange derivative contracts related to financing of subsidiaries (2007: EUR 385 million; 2006: EUR 62 million). Cash flow from interest-related derivatives is part of cash flow from operating activities. During 2008, there was a cash inflow in relation to these derivatives of EUR 28 million (2007: EUR 2 million cash outflow; 2006: EUR 1 million cash outflow).

Proceeds from other non-current financial assets
In 2008, the sale of TSMC shares, LG Display shares, D&M and Pace shares generated cash totaling EUR 2,553 million.
In 2007, the sale of TSMC shares, Nuance Communications shares and JDS Uniphase shares generated cash totaling EUR 4,002 million.
In 2006, there were no material proceeds from the sale of other non-current financial assets.

Assets received in lieu of cash from the sale of businesses
In April 2008, the Company acquired 64.5 million shares in Pace Micro Technology in exchange for the transfer of the Company’s Set-Top Boxes and Connectivity Solutions activities which represented a value of EUR 74 million at the date of the closing of that transaction.
In August 2008, Philips transferred its 69.5% ownership in Medquist to CBAY. A part of the consideration was settled through the issuance of a convertible bond by CBAY which represented a fair value of EUR 53 million at the date of the closing of the transaction.
In September 2008, Philips acquired a 33.5% interest in Prime Technology Ventures III in exchange for the transfer of seven incubator activities which represented a value of EUR 21 million at the date of the closing of that transaction.
In 2007, the Company only received cash as consideration in connection with the sale of businesses.
During 2006, several ownership interests were received in connection with certain sale and transfer transactions.
At the beginning of July 2006, Philips transferred its Optical Pick Up activities to Arima Devices in exchange for a 12% interest in Arima Devices valued at EUR 8 million.
170     Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
In June 2006, the merger of Philips Mobile Display Systems with Toppoly Optoelectronics Corporation of Taiwan to form a new company named Toppoly Display Corporation was completed. Philips obtained a 17.5% stake in this entity as consideration for the transaction valued at EUR 180 million.

Related-party transactions
In the normal course of business, Philips purchases and sells goods and services to various related parties in which Philips typically holds a 50% or less equity interest and has significant influence. These transactions are generally conducted on terms comparable to transactions with third parties.

	2006	2007	2008
Purchases of goods and services	2,041	1,837	692
Sales of goods and services	152	168	174
Receivables from related parties	37	26	24
Payables to related parties	271	289	112
For acquisitions and divestments see note 2.
For remuneration details of the members of the Board of Management and the Supervisory Board see note 34.

Share-based compensation
The Company has granted stock options on its common shares and rights to receive common shares in the future (restricted share rights) to members of the Board of Management and other members of the Group Management Committee, Philips executives and certain selected employees. The purpose of the share-based compensation plans is to align the interests of management with those of shareholders by providing incentives to improve the Company’s performance on a long-term basis, thereby increasing shareholder value. Under the Company’s plans, options are granted at fair market value on the date of grant.
The Company issues restricted share rights that vest in equal annual installments over a three-year period, starting one year after the date of grant. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided the grantee is still with the Company on the respective delivery dates.
The Company grants stock options that expire after 10 years. Generally, the options vest after 3 years; however, a limited number of options granted to certain employees of acquired businesses may contain accelerated vesting. Of the total stock options that are outstanding as of December 31, 2008, approximately 3 million options contain performance conditions.
In contrast to the year 2001 and certain prior years, when variable (performance) stock options were issued, the share-based compensation grants as from 2002 consider the performance of the Company versus a peer group of multinationals.
USD-denominated stock options and restricted share rights are granted to employees in the United States only.
Under the terms of employee stock purchase plans established by the Company in various countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips stock at discounted prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is in the range of 10% to 20%. A total of 1,051,206 shares were sold in 2008 under the plan at an average price of EUR 21.82 (2007: 707,717 shares at EUR 29.99, 2006: 1,016,421 shares at EUR 24.70).
In the Netherlands, Philips issues personnel debentures with a 2-year right of conversion into common shares of Royal Philips Electronics starting three years after the date of issuance, with a conversion price equal to the share price on that date. The fair value of the conversion option of EUR 2.13 in 2008 (EUR 4.01 in 2007 and EUR 6.41 in 2006) is recorded as compensation expense over the period of vesting. In 2008, 485,331 shares were issued in conjunction with conversions at an average price of EUR 19.13 (2007: 2,019,788 shares at an average price of 18.94, 2006: 1,570,785 shares at an average price of EUR 16.94).
Share-based compensation expense was EUR 78 million, EUR 111 million and EUR 107 million, in 2008, 2007, and 2006, respectively.
The fair value of the Company’s 2008, 2007 and 2006 option grants was estimated using a Black-Scholes option valuation model and the following weighted average assumptions:
EUR-denominated

	2006	2007	2008
Risk-free interest rate	3.63%	4.18%	3.75%
Expected dividend yield	1.8%	1.8%	2.4%
Expected option life	6 yrs	6 yrs	6 yrs
Expected stock price volatility	39%	27%	26%
USD-denominated

	2006	2007	2008
Risk-free interest rate	4.73%	3.96%	3.17%
Expected dividend yield	1.8%	1.7%	2.8%
Expected option life	6 yrs	6 yrs	6 yrs
Expected stock price volatility	38%	28%	27%
The assumptions were used for these calculations only and do not necessarily represent an indication of Management’s expectations of future developments.
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions, including the expected price volatility.
The Company has based its volatility assumptions on historical experience for a period that approximates the expected life of the options. The expected life of the options is also based upon historical experience.
The Company’s employee stock options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimate.
Philips Annual Report 2008     171

124	US GAAP financial statements Notes to the US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements
The following tables summarize information about Philips stock options as of December 31, 2008 and changes during the year:
Option plans, EUR-denominated

			weighted average
		weighted average	remaining contractual	aggregate intrinsic
	shares	exercise price	term (in years)	value (in millions)
Outstanding at January 1, 2008	34,089,540	30.14
Granted	5,747,981	23.42
Exercised	285,628	19.23
Forfeited	2,896,715	33.08
Expired	—	—

Outstanding at December 31, 2008	36,655,178	28.94	5.2	—

Exercisable at December 31, 2008	23,511,926	30.35	3.4	—
The exercise prices range from EUR 15.28 to 53.75
The weighted average grant-date fair value of options granted during 2008, 2007, and 2006 was EUR 5.69, EUR 8.72 and EUR 9.76, respectively. The total intrinsic value of options exercised during 2008, 2007, and 2006 was EUR 1 million, EUR 16 million and EUR 8 million, respectively.
Option plans, USD-denominated

			weighted average
		weighted average	remaining contractual	aggregate intrinsic
	shares	exercise price	term (in years)	value (in millions)
Outstanding at January 1, 2008	18,774,719	31.82
Granted	4,231,921	35.47
Exercised	1,075,063	25.15
Forfeited	884,967	35.97
Expired	42,600	18.14

Outstanding at December 31, 2008	21,004,010	32.75	5.7	2

Exercisable at December 31, 2008	11,634,946	29.71	3.4	2
The exercise prices range from USD 16.41 to 49.71
The weighted average grant-date fair value of options granted during 2008, 2007 and 2006 was USD 7.97, USD 11.99 and USD 12.31, respectively. The total intrinsic value of options exercised during 2008, 2007 and 2006 was USD 13 million, USD 64 million and USD 46 million, respectively.
The aggregate intrinsic value in the tables above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders if the options had been exercised on December 31, 2008. At December 31, 2008, a total of EUR 68 million of unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of 1.8 years. Cash received from option exercises under the Company’s option plans amounted to EUR 24 million, EUR 140 million and EUR 120 million in 2008, 2007, and 2006, respectively. The actual tax deductions realized as a result of stock option exercises totaled EUR 3 million, EUR 36 million and EUR 16 million, in 2008, 2007, and 2006, respectively.
172      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
A summary of the status of the Company’s restricted share plans as of December 31, 2008 and changes during the year is presented below:
Restricted share rights, EUR-denominated 1)

		weighted average grant-date fair
	shares	value
Outstanding at January 1, 2008	2,357,377	26.97
Granted	1,209,327	21.64
Vested/Issued	1,089,446	25.46
Forfeited	78,658	27.34

Outstanding at December 31, 2008	2,398,600	24.96

1)	Excludes 20% additional (premium) shares that may be received if shares awarded under the restricted share rights plan are not sold for a three-year period.
Restricted share rights, USD-denominated 1)

		weighted average grant-date fair
	shares	value
Outstanding at January 1, 2008	1,717,369	35.47
Granted	1,112,307	33.38
Vested/Issued	775,093	33.44
Forfeited	71,079	35.75

Outstanding at December 31, 2008	1,983,504	35.09

1)	Excludes 20% additional (premium) shares that may be received if shares awarded under the restricted share rights plan are not sold for a three-year period.
At December 31, 2008, a total of EUR 63 million of unrecognized compensation cost related to non-vested restricted share rights. This cost is expected to be recognized over a weighted-average period of 2.3 years.
In December 2006, the Company offered to exchange outstanding Lumileds Depository Receipts and options for cash and shared-based instruments settled in cash. The amount to be paid to settle the obligation, with respect to share-based instruments, will fluctuate based upon changes in the fair value of Lumileds. Substantially all of the holders of the options and the depository receipts accepted the Company offer. The amount of the share-based payment liability, which is denominated in US dollars, recorded at December 31, 2007 was EUR 49 million. During 2008, the Company paid EUR 11 million as a part of the settlement of the liability. Additionally, a release of EUR 27.6 million was recognized to reflect an adjustment to the value of the liability. The balance at December 31, 2008 amounted to EUR 10.4 million which will be settled between 2009 and 2012.

Information on remuneration
Remuneration of the Board of Management
Remuneration and pension charges relating to the members of the Board of Management amounted to EUR 6,992,350 (2007: EUR 8,732,378, 2006: EUR 9,090,403). In 2008, an additional amount of EUR 619,252 (2007: EUR 739,861, 2006: EUR 645,123) was awarded in the form of other compensation. When pension rights are granted to members of the Board of Management, necessary payments (if insured) and all necessary provisions are made in accordance with the applicable accounting principles. In 2008, no (additional) pension benefits were granted to former members of the Board of Management.
In 2008, the present members of the Board of Management were granted 259,218 stock options (2007: 318,132 stock options, 2006: 198,027 stock options) and 86,406 restricted share rights (2007: 106,044 restricted share rights; 2006: 66,009 restricted share rights).
At year-end 2008, the members of the Board of Management held 1,805,672 stock options (year-end 2007: 1,771,097; year-end 2006: 1,355,765) at a weighted average exercise price of EUR 27.31 (year-end 2007: EUR 28.05; year-end 2006: EUR 27.70).
Please refer to the report of the Remuneration Committee that begins on page 116 of this Annual Report for further information.
Philips Annual Report 2008     173

124	US GAAP financial statements Notes to the US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements
Remuneration of individual members of the Board of Management in euros

	salary	annual incentive1)	special payment2)	total cash	other compensation3)
2008
G.J. Kleisterlee	1,100,000	490,512	—	1,590,512	324,346
P-J. Sivignon	687,500	217,386	—	904,886	8,738
G.H.A. Dutiné	618,750	200,664	—	819,414	135,673
T.W.H.P. van Deursen4)	150,000	267,984	—	417,984	20,068
R.S. Provoost	620,000	247,607	—	867,607	26,406
A. Ragnetti	613,750	329,571	—	943,321	37,665
S.H. Rusckowski5)	620,000	103,164	—	723,164	66,356
	4,410,000	1,856,888	—	6,266,888	619,252

2007
G.J. Kleisterlee	1,087,500	1,186,618	—	2,274,118	304,047
P-J. Sivignon	637,500	508,550	—	1,146,050	25,218
G.H.A. Dutiné	587,500	513,691	—	1,101,191	140,116
A. Huijser6)	—	140,098	—	140,098	—
T.W.H.P. van Deursen	587,500	380,190	—	967,690	73,701
J.A. Karvinen7)	—	382,579	—	382,579	—
R.S. Provoost	562,500	335,551	—	898,051	22,007
A. Ragnetti	531,250	354,893	—	886,143	37,031
S.H. Rusckowski8)	431,250	—	—	431,250	137,741
	4,425,000	3,802,170	—	8,227,170	739,861

2006
G.J. Kleisterlee	1,042,500	1,150,560	350,000	2,543,060	300,064
J.H.M. Hommen9)	—	323,018	—	323,018	—
P-J. Sivignon10)	568,750	219,191	300,000	1,087,941	60,671
G.H.A. Dutiné	540,750	433,998	—	974,748	99,373
A. Huijser11)	150,000	507,600	—	657,600	6,835
T.W.H.P. van Deursen12)	412,500	—	—	412,500	28,265
F.A. van Houten13)	262,500	—	400,000	1,174,375	21,602
J.A. Karvinen14)	400,000	—	—	400,000	79,710
R.S. Provoost15)	393,750	—	—	393,750	34,632
A. Ragnetti15)	356,250	—	—	356,250	13,971
	4,127,000	2,634,367	1,050,000	8,323,242	645,123

1)	The annual incentives paid are related to the level of performance achieved in the previous year.

2)	Relating to the divestment of the Semiconductors division.

3)	The stated amounts concern (share of) allowances to members of the Board of Management that can be considered as remuneration. In a situation where such a share of an allowance can be considered as (indirect) remuneration (for example, private use of the company car), then the share is both valued and accounted for here. The method employed by the fiscal authorities in the Netherlands is the starting point for the value stated.

4)	Salary amount and amount under under ‘other compensation’ relates to period January 1 — March 31, 2008.

5)	Annual incentive figure relates to period of board membership April 1 — December 31, 2007.

6)	Annual incentive figure relates to period January 1 — March 31, 2006.

7)	Annual incentive figure relates to period April 1 — November 30, 2006.

8)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2007. The annual incentive paid out relates to the period before board membership and is not stated.

9)	Annual incentive amount relates to period January 1 — June 15, 2005.

10)	Annual incentive amount relates to period June 15 — December 31, 2005.

11)	The salary amount relates to the period January 1 — March 31, 2006.

12)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2006. The annual incentive paid out relates to the period before board membership and therefore is not stated.

13)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — September 29, 2006. The total cash amount includes the salary over the period April 1 - September 29, 2006, the special Semiconductors payment, the annual incentive of EUR 354,375 over the period April 1 — September 29, 2006 and pursuant to the Semiconductors transaction retention scheme an amount of EUR 157,500.

14)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — November 30, 2006. The annual incentive paid out relates to the period before board membership and therefore is not stated.

15)	The salary amount as well as the amount under ‘other compensation’ relates to the period April 1 — December 31, 2006. The annual incentive paid out relates to the period before board membership and therefore is not stated.
174     Philips Annual Report 2008

250	Reconciliation of	254	Corporate governance	262	Ten-year overview	266	Investor information
non-US GAAP information
The tables below give an overview of the interests of the members of the Board of Management under the restricted share rights plans and the stock option plans of the Company:
Number of restricted share rights

		awarded during	released during	as of Dec. 31,	potential
	as of Jan. 1, 2008	2008	2008	20082)	premium shares
G.J. Kleisterlee	40,644	22,401	18,882	44,163	19,121
P-J. Sivignon	25,191	12,801	11,990	26,002	9,762
G.H.A. Dutiné	23,424	12,801	11,290	24,935	11,546
R.S. Provoost	22,5351)	12,801	10,401	24,935	10,653
A. Ragnetti	21,8671)	12,801	10,067	24,601	9,814
S.H. Rusckowski	26,1011)	12,801	12,567	26,335	11,678
	159,762	86,406	75,197	170,971	72,574

1)	Partly awarded before date of appointment as a member of the Board of Management.

2)	Excluding premium shares
Stock options

						share (closing)
	as of Jan. 1,	granted during	exercised	as of Dec. 31,	exercise price	price on
	2008	2008	during 2008	2008	(in euros)	exercise date	expiry date
G.J. Kleisterlee	52,5001)	—	—	52,5001)	42.243)	—	17.02.2010
	105,000	—	—	105,000	37.60	—	08.02.2011
	115,200	—	—	115,200	30.17	—	07.02.2012
	52,803	—	—	52,803	16.77	—	15.04.2013
	48,006	—	—	48,006	24.13	—	13.04.2014
	48,006	—	—	48,006	19.41	—	18.04.2015
	48,006	—	—	48,006	26.28	—	18.04.2016
	73,926	—	—	73,926	30.96	—	16.04.2017
	—	67,203	—	67,203	23.11	—	14.04.2018
P-J. Sivignon	32,004	—	—	32,004	22.07	—	18.07.2015
	33,003	—	—	33,003	26.28	—	18.04.2016
	42,903	—	—	42,903	30.96	—	16.04.2017
	—	38,403	—	38,403	23.11	—	14.04.2018
G.H.A. Dutiné	124,8001)2)	—	—	124,8001)2)	30.17	—	07.02.2012
	35,208	—	—	35,208	16.77	—	15.04.2013
	32,004	—	—	32,004	24.13	—	13.04.2014
	32,004	—	—	32,004	19.41	—	18.04.2015
	30,006	—	—	30,006	26.28	—	18.04.2016
	39,600	—	—	39,600	30.96	—	16.04.2017
	—	38,403	—	38,403	23.11	—	14.04.2018
R.S. Provoost	56,8751)2)	—	—	56,8751)2)	42.90	—	17.10.2010
	29,7501)	—	—	29,7501)	37.60	—	08.02.2011
	49,2001)2)	—	—	49,2001)2)	30.17	—	07.02.2012
	16,2501)2)	—	—	16,2501)2)	34,78	—	16.04.2012
	26,4061)	—	—	26,4061)	16.77	—	15.04.2013
	8,6671)	—	—	8,6671)	22.12	—	14.10.2013
	24,0031)	—	—	24,0031)	24.13	—	13.04.2014
	24,0031)	—	—	24,0031)	19.41	—	18.04.2015
	30,006	—	—	30,006	26.28	—	18.04.2016
	39,600	—	—	39,600	30.96	—	16.04.2017
	—	38,403	—	38,403	23.11	—	14.04.2018
Philips Annual Report 2008     175

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements
Notes to the US GAAP financial statements
Stock options

								share
							exercise price	(closing)
	as of Jan. 1,		granted	exercised	as of Dec. 31,		(in euros or	price on
	2008		during 2008	during 2008	2008		USD)	exercise date	expiry date
A. Ragnetti	30,000	1)2)	—	—	30,000		15.29	—	11.02.2013
	17,604	1)	—	—	17,604		16.77	—	15.04.2013
	18,405	1)	—	—	18,405		24.13	—	13.04.2014
	24,003	1)	—	—	24,003		19.41	—	18.04.2015
	27,000		—	—	27,000		26.28	—	18.04.2016
	39,600		—	—	39,600		30.96	—	16.04.2017
	—		38,403	—	38,403		23.11	—	14.04.2018

S.H. Rusckowski	27,000	1)4)	—	—	27,000	1)4)	$28.78	—	13.04.2014
	2,700	1)4)	—	—	2,700	1)4)	$25.43	—	27.01.2015
	31,500	1)4)	—	—	31,500	1)4)	$25.28	—	18.04.2015
	31,500	1)4)	—	—	31,500	1)4)	$32.25	—	18.04.2016
	4,500	1)4)	—	—	4,500	1)4)	$34.56	—	16.10.2016
	42,903		—	—	42,903		30.96	—	16.04.2017
	—		38,403	—	38,403		23.11	—	14.04.2018

	1,546,454		259,218		1,805,672

1)	Awarded before date of appointment as a member of the Board of Management

2)	(Partly) sign-on grant

3)	The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options to, but not yet exercised by, members of the Board of Management as of July 31, 2000 by EUR 0.21 per common share in connection with the 3% share reduction program effected mid-2000

4)	Awarded under US stock option plan
See note 33 for further information on stock options and restricted share rights.
The total pension charges of the members of the Board of Management in 2008 amount to EUR 725,462 (pension charge in 2007: EUR 505,208; 2006: EUR 767,161).
The accumulated annual pension entitlements and the pension costs of individual members of the Board of Management are as follows (in euros):

		accumulated
		annual
	age at	pension as of
	December	December	pension
	31,2008	31, 20081)	costs2)
G.J. Kleisterlee3)	62	719,769	(314,893)
P-J. Sivignon	52	28,477	250,951
G.H.A. Dutiné	56	87,864	192,153
R.S. Provoost	49	66,233	192,003
A. Ragnetti	48	38,598	202,281
S.H. Rusckowski	51	13,030	235,852
			758,347	4)

1)	Under final pay or average pay plan

2)	Including costs related to employer contribution in defined-contribution pension plan

3)	As Mr Kleisterlee was born before January 1, 1950 be continued to be a member of the final pay plan with a pensionable age of 60. No further acctual takes place

4)	Mr Van Deursen for the period January — April 2008 not included: EUR (32,885)
176     Philips Annual Report 2008

250	Reconciliation of	254	Corporate governance	262	Ten-year overview	266	Investor information
non-US GAAP information
Remuneration of the Supervisory Board
The remuneration of the members of the Supervisory Board amounted to EUR 851,250 (2007: EUR 540,000, 2006: EUR 494,500); former members received no remuneration.
At year-end 2008, the present members of the Supervisory Board held no stock options.
The individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

			fee for
			inter-
	member-	commit-	continental
	ship	tees	travel	1)	total
2008
W. de Kleuver (Jan.-March)	55,000	5,125	—		60,125
L. Schweitzer (Jan.-March)	32,500	1,500	—		34,000
J-M. Hessels	98,750	19,125	3,000		120,875
J.M. Thompson	65,000	14,000	9,000		88,000
R. Greenbury	65,000	8,000	3,000		76,000
K.A.L.M. van Miert	65,000	10,000	3,000		78,000
C.J.A. van Lede	65,000	12,500	3,000		80,500
E. Kist	65,000	13,750	3,000		81,750
N.L. Wong	65,000	—	9,000		74,000
J.J. Schiro	65,000	14,500	3,000		82,500
H. von Prondzynski	65,000	7,500	3,000		75,500
	706,250	106,000	39,000		851,250
2007
W. de Kleuver	75,000	10,500	—		85,500
L. Schweitzer	41,000	4,500	—		45,500
J-M. Hessels	41,000	7,000	—		48,000
J.M. Thompson	41,000	9,000	—		50,000
R. Greenbury	41,000	4,500	—		45,500
K.A.L.M. van Miert	41,000	4,500	—		45,500
C.J.A. van Lede	41,000	6,000	—		47,000
E. Kist	41,000	4,500	—		45,500
N.L. Wong	41,000	—	—		41,000
J.J. Schiro	41,000	4,500	—		45,500
H. von Prondzynski (Apr.-Dec.)	41,000	—	—		41,000
	485,000	55,000	—		540,000
2006
W. de Kleuver	75,000	10,500	—		85,500
L. Schweitzer	41,000	4,500	—		45,500
J-M. Hessels	41,000	7,000	—		48,000
J.M. Thompson	41,000	4,500	—		45,500
R. Greenbury	41,000	4,500	—		45,500
K.A.L.M. van Miert	41,000	4,500	—		45,500
C.J.A. van Lede	41,000	6,000	—		47,000
E. Kist	41,000	4,500	—		45,500
N.L. Wong	41,000	—	—		41,000
J.J. Schiro	41,000	4,500	—		45,500
	444,000	50,500	—		494,500

1)	The fee for intercontinental travel was approved by the General Meeting of Shareholders in 2008
Supervisory Board members’ and Board of Management members’ interests in Philips shares
Members of the Supervisory Board and of the Board of Management are not allowed to hold any interests in derivative Philips securities.
Number of shares 1)

	as of December	as of December
	31, 2007	31, 2008
H. von Prondzynski	430	2,930
J.M. Thompson	1,000	1,000
G.J. Kleisterlee	151,916	173,039
P-J. Sivignon	10,779	22,769
G.H.A. Dutiné	33,633	46,418
R.S. Provoost	30,198	41,495
A. Ragnetti	20,729	31,597
S.H. Rusckowski	26,584	40,125

1)	Reference date for board membership is December 31, 2008

Fair value of financial assets and liabilities
The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that will ultimately be realized by the Company upon maturity or disposal.
The table below presents our assets and liabilities measured at December 31, 2008, at estimated fair value on a recurring basis as required by SFAS No. 157. Comparative numbers are presented in line with SFAS No. 107, ‘Disclosure about Fair Value Instruments’. SFAS No. 107 requires disclosure of estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Because of the variety of valuation techniques permitted under SFAS No. 107 comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	December 31, 2007		December 31, 2008
	carrying	estimated	carrying	estimated
	amount	fair value	amount	fair value
Level 1

Assets
Other non-current
financial assets excl.
cost-method investments	1,965	1,965	786	786

Level 2

Assets
Derivative instruments	275	275	253	253
Other non-current financial assets	191	191	194	194

Liabilities
Derivative instruments	(144)	(144)	(505)	(505)
	322	322	(58)	(58)
Certain assets are measured at fair value on a non-recurring basis, and therefore not included in the preceding tables. The fair value identified as Level 2 of the fair value hierarchy is EUR 32 million relating to TPO Display as discussed in note 12. The fair value identified as Level 3 of the fair value hierarchy is EUR 255 million relating to NXP as discussed in note 12.
Philips Annual Report 2008     177

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements

Notes to the US GAAP financial statements
Additional information required by SFAS No. 107 is presented in the following table:

	December 31, 2007		December 31, 2008
	carrying	estimated	carrying	estimated
	amount	fair value	amount	fair value
Assets
Cash and cash equivalents	8,769	8,769	3,620	3,620
Accounts receivable - current	4,670	4,670	4,289	4,289
Accounts receivable - non-current	84	84	50	50
Current financial assets	—	—	121	121

Liabilities
Accounts payable	(3,372)	(3,372)	(2,992)	(2,992)
Debt	(3,557)	(3,640)	(4,158)	(4,141)
The carrying amounts of cash and cash equivalents, accounts receivable (current and non-current), current financial assets and accounts payable approximate fair value because of the short maturity of these instruments. The fair value of the debt is estimated on the basis of the quoted market prices, or on the basis of discounted cash flow analyses based upon market rates plus Philips’ spread for the particular tenors of borrowing agreements. Accrued interest is included under accounts payable and not within the carrying amount or estimated fair value of debt. At December 31, 2008 total accrued interest expense was EUR 79 million (2007: EUR 110 million). The accrued interest on bonds, which is the main part of the accrual, was EUR 70 million. (2007: EUR 99 million).

Other financial instruments, derivatives and currency risk
The Company does not purchase or hold financial derivative instruments for trading purposes. Assets and liabilities related to derivative instruments are disclosed in Other current assets, note 11, note 12 and note 18 respectively. Currency fluctuations may impact Philips’ financial results.
The Company is exposed to currency risk in the following areas:
•	Transaction exposures, such as forecasted sales and purchases, and on-balance-sheet receivables or payables resulting from such transactions;

•	Translation exposure of net income in foreign entities;

•	Translation exposure of foreign-currency intercompany and external debt and deposits;

•	Translation exposure of equity invested in consolidated foreign entities; and

•	Exposure to equity interests in non-functional-currency equity-accounted-investees and available-for-sale investments.
It is Philips’ policy that significant transaction exposures are hedged. The Philips policy generally requires committed foreign-currency exposures to be hedged fully using forwards. Anticipated transactions are hedged using forwards or options or a combination thereof. The policy for the hedging of anticipated exposures specifying the use of forwards/options and the hedge tenor varies per business and is a function of the ability to forecast cash flows and the way in which the businesses can adapt to changed levels of foreign exchange rates. As a result, hedging activities may not eliminate all currency risks for these transaction exposures. Generally, the maximum tenor of these hedges equals 18 months. The Company does not hedge the exposure arising from translation exposure of net income in foreign entities. Translation exposure of equity invested in consolidated foreign entities financed by equity is partially hedged. If a hedge is entered into, it is accounted for as a net investment hedge.
The currency of the external funding and deposits of the Company is matched with the required financing of subsidiaries either directly by external foreign currency loans and deposits, or by using foreign exchange swaps. In certain cases where group companies have foreign currency debt or liquid assets, these exposures are also hedged through the use of foreign exchange derivatives.
Philips does not currently hedge the foreign exchange exposure arising from equity-accounted investees and available-for-sale investments.
The Company uses foreign exchange derivatives to manage its currency risk. The US dollar and pound sterling account for a high percentage of the Company’s foreign exchange derivatives.
The Company hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that Philips enters into are normally concluded as cash flow hedges to offset forecasted purchases.
Changes in the value of foreign currency accounts receivable/payable as well as the changes in the fair value of the hedges of accounts receivable/payable are reported in the income statement under cost of sales. The hedges related to forecasted transactions are recorded as cash flow hedges. The results from such hedges are deferred within other comprehensive income in stockholders’ equity. Currently, a loss of EUR 28 million is deferred in stockholders’ equity as a result of these hedges. During 2008, a loss of EUR 3 million was recorded in the income statement as a result of ineffectiveness of transaction hedges.
Changes in the fair value of hedges related to external and intercompany debt and deposits are recognized within Financial income and expenses in the income statement. The changes in the fair value of these hedges related to foreign exchange movements are largely offset in the income statement by changes in the fair value of the hedged items. The Company recorded a gain of EUR 11 million in other comprehensive income under currency translation differences as a result of net investment hedges of investments in foreign subsidiaries during 2008.
Philips has 2 embedded derivatives within convertible bonds. One was issued to Philips in September 2005 by TPV Technology Ltd., the face value of the bond being EUR 149 million and the value of the option at year-end EUR 10 million. Changes in the value of the embedded derivative are reported in Financial income and expenses during 2008 (EUR 37 million). A further convertible bond was issued to Philips in August 2008 by CBAY, the face value of the bond being EUR 65 million and the value of the option at year-end less than EUR 1 million. Changes in the value of the embedded derivative are reported in Financial income and expenses during 2008 (EUR 6 million).

Subsequent events
Share repurchase program
On January 26, 2009, the Company announced that it had stopped the EUR 5 billion share repurchase program, which was announced on December 19, 2007, until further notice.
178     Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
Philips Annual Report 2008     179

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements
Reconciliation of non-US GAAP information
Explanation of Non-US GAAP measures
Koninklijke Philips Electronics N.V. (the ‘Company’) believes that an understanding of sales performance is enhanced when the effects of currency movements and acquisitions and divestments (changes in consolidation) are excluded. Accordingly, in addition to presenting ‘nominal growth’, ‘comparable growth’ is provided.
Comparable sales exclude the effects of currency movements and changes in consolidation. As indicated in the Accounting Policies, sales and income are translated from foreign currencies into the Company’s reporting currency, the euro, at the exchange rate on transaction dates during the respective years. As a result of significant currency movements during the years presented, the effects of translating foreign currency sales amounts into euros had a material impact that has been excluded in arriving at the comparable sales in euros. Currency effects have been calculated by translating previous years’ foreign currency sales amounts into euros at the following year’s exchange rates in comparison with the sales in euros as historically reported. Years under review were characterized by a number of acquisitions and divestments, as a result of which activities were consolidated or deconsolidated. The effect of consolidation changes has also been excluded in arriving at the comparable sales. For the purpose of calculating comparable sales growth, when a previously consolidated entity is sold or contributed to a venture that is not consolidated by the Company, relevant sales are excluded from impacted prior-year periods. Similarly, when an entity is acquired, relevant sales are excluded from impacted periods.
The Company uses the term EBITA to evaluate the performance of the Philips Group and its operating divisions. Referencing EBITA will make the underlying performance of our businesses more transparent by factoring out the amortization of intangible assets, which arises when acquisitions are consolidated. EBITA represents income from continuing operations excluding results attributable to minority interest holders, results relating to equity-accounted investees, income taxes, financial income and expenses, amortization and impairment on intangible assets (excluding software), and write-off of in-process R&D.
The Company believes that an understanding of the Philips Group’s financial condition is enhanced by the disclosure of net operating capital (NOC), as this figure is used by Philips’ management to evaluate the capital efficiency of the Philips Group and its operating sectors. NOC is defined as: total assets excluding assets from discontinued operations less: (a) cash and cash equivalents, (b) deferred tax assets, (c) other (non)-current financial assets, (d) investments in equity-accounted investees, and after deduction of: (e) provisions excluding deferred tax liabilities, (f) accounts and notes payable, (g) accrued liabilities, (h) current/non-current liabilities, and (i) trading securities.
Net debt is defined as the sum of long- and short-term debt minus cash and cash equivalents. The net debt position as a percentage of the sum of total group equity (stockholders’ equity and minority interests) and net debt is presented to express the financial strength of the Company. This measure is widely used by investment analysts and is therefore included in the disclosure.
Cash flows before financing activities, being the sum total of net cash from operating activities and net cash from investing activities, and free cash flow, being net cash from operating activities minus net capital expenditures, are presented separately to facilitate the reader’s understanding of the Company’s funding requirements.
250      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
Sales growth composition per sector
in %

	comparable growth	currency effects	consolidation changes	nominal growth
2008 versus 2007
Healthcare	5.6	(4.5)	14.1	15.2
Consumer Lifestyle	(8.5)	(2.7)	(5.2)	(16.4)
Lighting	2.6	(3.8)	17.8	16.6
Innovation & Emerging Businesses	(26.6)	(0.9)	(9.6)	(37.1)
Group Management & Services	(24.2)	(0.5)	—	(24.7)
Philips Group	(2.7)	(3.3)	4.5	(1.5)
2007 versus 2006
Healthcare	3.7	(5.2)	2.7	1.2
Consumer Lifestyle	3.8	(2.4)	0.3	1.7
Lighting	6.0	(3.1)	8.6	11.5
Innovation & Emerging Businesses	38.4	(3.1)	(96.5)	(61.2)
Group Management & Services	30.8	(2.3)	(10.5)	18.0
Philips Group	4.9	(3.3)	(1.2)	0.4
2006 versus 2005
Healthcare	8.2	(1.1)	2.0	9.1
Consumer Lifestyle	6.5	0.1	(2.7)	3.9
Lighting	8.3	(0.3)	6.5	14.5
Innovation & Emerging Businesses	(8.6)	(0.4)	(18.5)	(27.5)
Group Management & Services	14.1	(0.5)	8.9	22.5
Philips Group	6.4	(0.3)	(1.2)	4.9
Sales growth composition per market cluster
in %

	comparable growth	currency effects	consolidation changes	nominal growth
2008 versus 2007
Western Europe	(7.1)	(1.5)	0.8	(7.8)
North America	(2.3)	(6.9)	15.4	6.2
Other mature	(8.7)	(3.2)	7.7	(4.2)
Total mature	(5.5)	(3.6)	6.9	(2.2)
Key emerging	7.2	(3.7)	0.7	4.2
Other emerging	(0.3)	(1.9)	(2.8)	(5.0)
Total emerging	3.8	(2.8)	(0.9)	0.1
Philips Group	(2.7)	(3.3)	4.5	(1.5)
2007 versus 2006
Western Europe	5.2	(0.2)	(1.0)	4.0
North America	(0.4)	(7.5)	2.0	(5.9)
Other mature	2.2	(4.8)	0.1	(2.5)
Total mature	2.8	(3.6)	0.4	(0.4)
Key emerging	7.6	(3.6)	(7.7)	(3.7)
Other emerging	13.7	(0.8)	(1.8)	11.1
Total emerging	10.2	(2.5)	(5.3)	2.4
Philips Group	4.9	(3.3)	(1.2)	0.4
2006 versus 2005
Western Europe	6.0	0.2	(3.1)	3.1
North America	5.9	(1.1)	1.1	5.9
Other mature	10.4	(4.5)	(2.0)	3.9
Total mature	6.3	(0.8)	(1.3)	4.2
Key emerging	2.7	0.7	(2.1)	1.3
Other emerging	12.6	0.1	1.7	14.4
Total emerging	6.5	0.5	(0.6)	6.4
Philips Group	6.4	(0.3)	(1.2)	4.9
Philips Annual Report 2008      251

124	US GAAP financial statements	180	Sustainability performance	192	IFRS financial statements	244	Company financial statements
Composition of net debt to group equity

	2006	2007	2008
Long-term debt	3,006	1,212	3,441
Short-term debt	863	2,345	717
Total debt	3,869	3,557	4,158
Cash and cash equivalents	(5,886)	(8,769)	(3,620)
Net debt (cash) (total debt less cash and cash equivalents)	(2,017)	(5,212)	538

Minority interests	40	42	46
Stockholders’ equity	22,963	21,642	16,243
Group equity	23,003	21,684	16,289

Net debt and group equity	20,986	16,472	16,827
Net debt divided by net debt and group equity (in %)	(10)	(32)	3
Group equity divided by net debt and group equity (in %)	110	132	97
Composition of cash flows

	2006	2007	2008
Cash flows from operating activities	330	1,519	1,495
Cash flows from investing activities	(2,802)	3,930	(3,101)
Cash flows before financing activities	(2,472)	5,449	(1,606)
Cash flows from operating activities	330	1,519	1,495
Net capital expenditures	(688)	(698)	(722)
Free cash flows	(358)	821	773
EBITA to Income from operations or EBIT

	Philips		Consumer
	Group	Healthcare	Lifestyle	Lighting	I&EB	GM&S
2008
EBITA	931	863	281	538	(226)	(525)
Amortization of intangibles (excl. software)	(365)	(220)	(16)	(129)	—	—
Write off of acquired in-process R&D	(15)	(5)	—	(10)	—	—
Impairment of goodwill	(234)	—	—	(234)	—	—
Income from operations (or EBIT)	317	638	265	165	(226)	(525)

2007
EBITA	2,054	862	848	722	(81)	(297)
Amortization of intangibles (excl. software)	(200)	(137)	(16)	(46)	(1)	—
Write off of acquired in-process R&D	(13)	(12)	—	(1)	—	—
Income from operations (or EBIT)	1,841	713	832	675	(82)	(297)

2006
EBITA	1,383	857	692	608	(75)	(699)
Amortization of intangibles (excl. software)	(152)	(111)	(9)	(31)	(1)	—
Write off of acquired in-process R&D	(33)	(33)	—	—	—	—
Income from operations (or EBIT)	1,198	713	683	577	(76)	(699)
252      Philips Annual Report 2008

250	Reconciliation of non-US GAAP information	254	Corporate governance	262	Ten-year overview	266	Investor information
Net operating capital to total assets

	Philips		Consumer
	Group	Healthcare	Lifestyle	Lighting	I&EB	GM&S
2008
Net operating capital (NOC)	14,867	8,830	728	5,648	153	(492)
Eliminate liabilities comprised in NOC:
- payables/liabilities	8,624	2,086	2,428	1,230	229	2,651
- intercompany accounts		30	77	37	(33)	(111)
- provisions1)	2,804	311	286	224	26	1,957
Include assets not comprised in NOC:
- investments in equity-accounted investees	284	68	2	17	129	68
- other current financial assets	121	—	—	—	—	121
- other non-current financial assets	1,331	—	—	—	—	1,331
- deferred tax assets	1,390	—	—	—	—	1,390
- liquid assets	3,620	—	—	—	—	3,620
Total assets	33,041	11,325	3,521	7,156	504	10,535

2007
Net operating capital (NOC)	10,529	4,802	890	3,886	246	705
Eliminate liabilities comprised in NOC:
- payables/liabilities	7,799	1,679	3,061	1,053	237	1,769
- intercompany accounts		29	79	48	(18)	(138)
- provisions2)	2,417	217	283	137	30	1,750
Include assets not comprised in NOC:
- investments in equity-accounted investees	1,886	52	—	9	111	1,714
- other non-current financial assets	3,183	—	—	—	—	3,183
- deferred tax assets	1,370	—	—	—	—	1,370
- liquid assets	8,769	—	—	—	—	8,769
	35,953	6,779	4,313	5,133	606	19,122
Discontinued operations	333
Total assets	36,286

2006
Net operating capital (NOC)	8,473	4,699	910	2,527	128	209
Eliminate liabilities comprised in NOC:
- payables/ liabilities	8,129	1,688	2,939	989	437	2,076
- intercompany accounts	—	32	86	50	(28)	(140)
- provisions3)	2,684	229	340	146	79	1,890
Include assets not comprised in NOC:
- investments in equity-accounted investees	2,974	47	9	7	170	2,741
- other non-current financial assets	8,055	—	—	—	—	8,055
- trading securities	192	—	—	—	—	192
- deferred tax assets	1,627	—	—	—	—	1,627
- liquid assets	5,886	—	—	—	—	5,886
	38,020	6,695	4,284	3,719	786	22,536
Discontinued operations	431
Total assets	38,451

1)	Provisions on balance sheet EUR 3,969 million, excluding deferred tax liabilities EUR 1,165 million

2)	Provisions on balance sheet EUR 3,089 million, excluding deferred tax liabilities EUR 672 million

3)	Provisions on balance sheet EUR 3,281 million, excluding deferred tax liabilities EUR 597 million
Philips Annual Report 2008      253

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Corporate governance
Corporate governance of the Philips Group
Introduction
Koninklijke Philips Electronics N.V., a company organized under Dutch law (the ‘Company’), is the parent company of the Philips Group (‘Philips’ or the ‘Group’). The Company, which started as a limited partnership with the name Philips & Co in 1891, was converted into the company with limited liability N.V. Philips’ Gloeilampenfabrieken on September 11, 1912. On May 6, 1994, the name was changed to Philips Electronics N.V., and on April 1, 1998, the name was changed to Koninklijke Philips Electronics N.V. Its shares have been listed on the Amsterdam Stock Exchange, Euronext Amsterdam, since 1913. The shares have been traded in the United States since 1962 and have been listed on the New York Stock Exchange since 1987.
Over the last decades the Company has pursued a consistent policy to enhance and improve its corporate governance in line with US, Dutch and international (codes of) best practices. The Company has incorporated a fair disclosure practice in its investor relations policy, has strengthened the accountability of its executive management and its independent supervisory directors, and has increased the rights and powers of shareholders and the communication with investors. The Company is required to comply with, inter alia, Dutch Corporate Governance rules, the US Sarbanes-Oxley Act, New York Stock Exchange rules and related regulations, insofar as applicable to the Company. A summary of significant differences between the Company’s corporate governance structure and the New York Stock Exchange corporate governance standards is published on the Company’s website (www.philips.com/investor).
Philips pursues a consistent policy to enhance and improve its corporate governance in line with US, Dutch and international (codes of) best practice
In this report, the Company addresses its overall corporate governance structure and states to what extent it applies the provisions of the Dutch Corporate Governance Code of December 9, 2003 (the ‘Dutch Corporate Governance Code’). This report also includes the information which the Company is required to disclose pursuant to the Royal Decree Article 10 Takeover Directive. The Supervisory Board and the Board of Management, which are responsible for the corporate governance structure of the Company, are of the opinion that the vast majority of the principles and best practice provisions of the Dutch Corporate Governance Code that are addressed to the Board of Management and the Supervisory Board, interpreted and implemented in line with the best practices followed by the Company, are being applied. Some recommendations are not (fully) applied, and the reasons for these deviations are set out hereinafter. Deviations from aspects of the corporate governance structure of the Company that are described in this report, when deemed necessary in the interests of the Company, will be disclosed in the Annual Report. Substantial changes in the Company’s corporate governance structure — including substantial amendments to the Rules of Procedure of the Supervisory Board and the Board of Management respectively — and in the Company’s compliance with the Dutch Corporate Governance Code are submitted to the General Meeting of Shareholders for discussion under a separate agenda item.
Also in connection with the implementation of the Dutch Corporate Governance Code and new Dutch legislation, the 2005 General Meeting of Shareholders resolved to amend the articles of association of the Company. Pursuant to the amendment of the articles of association, the Company’s priority shares have been withdrawn and the thresholds for overruling the binding recommendation for appointments of members of the Board of Management and the Supervisory Board have been changed. Furthermore the articles of association now also contain detailed provisions on dealing with conflicts of interests of members of the Board of Management and stipulate that resolutions that are so far-reaching that they would significantly change the identity or nature of the Company or the enterprise shall be subject to the approval of the General Meeting of Shareholders. The articles of association were amended in 2008 to address legislative changes such as the implementation of the Dutch Act on Electronic Means of Communications and the Transparancy Directive and new legislation in the area of share repurchases.
Board of Management
Introduction
The executive management of Philips is entrusted to its Board of Management under the chairmanship of the President/Chief Executive Officer and consists of at least three members (currently six). The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of the Company, the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical purposes, adopted a division of responsibilities indicating the functional and business areas monitored and reviewed by the individual members. According to the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Board of Management follows its own Rules of Procedure, which set forth procedures for meetings, resolutions, minutes and (vice) chairmanship. These Rules of Procedure are published on the Company’s website.
(Term of) Appointment, individual data and conflicts of interests
Members of the Board of Management and the President/CEO are elected by the General Meeting of Shareholders upon a binding recommendation drawn up by the Supervisory Board after consultation with the President/CEO. This binding recommendation may be overruled by a resolution of the General Meeting of Shareholders adopted by a simple majority of the votes cast and representing at least one-third of the issued share capital. If a simple majority of the votes cast is in favor of the resolution to overrule the binding recommendation, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by a simple majority of the votes cast, regardless of the portion of the issued share capital represented by such majority.
Board members and the President are appointed by the Shareholders Meeting
Members of the Board of Management and the President/CEO are appointed for a maximum term of four years, it being understood that this maximum term expires at the end of the General Meeting of Shareholders to be held in the fourth year after the year of their appointment. Reappointment is possible for consecutive maximum terms of four years or, if applicable, until a later retirement date or other contractual termination date in the fourth year, unless the General Meeting of Shareholders resolves otherwise. Members may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter.
Individual data on the members of the Board of Management are published in the chapter Our leadership that begins on page 110 of this Annual Report. The acceptance by a member of the Board of Management of membership of the supervisory board of another company requires the approval of the Supervisory Board. The Supervisory Board is required to be notified of other important positions (to be) held by a member of the Board of Management. No member of the Board of Management holds more than two supervisory board memberships of listed companies, or is a chairman of such supervisory board, other than of a Group company or participating interest of the Company.
254      Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
The Company has formalized its rules to avoid conflicts of interests between the Company and members of the Board of Management. The articles of association state that in the event of a legal act or a lawsuit between the Company and a member of the Board of Management, certain of such member’s relatives, or certain (legal) entities in which a member of the Board of Management has an interest, and insofar as the legal act is of material significance to the Company and/or to the respective member of the Board of Management, the respective member of the Board of Management shall not take part in the decision-making in respect of the lawsuit or the legal act. Resolutions concerning such legal acts or lawsuits require the approval of the Supervisory Board.
Strict rules to avoid conflicts of interest between Philips and its board members are in place
Legal acts as referred to above shall be mentioned in the Annual Report for the financial year in question. The Rules of Procedure of the Board of Management establish further rules on the reporting of (potential) conflicts of interests. No legal acts as referred to above have occurred during the financial year 2008.
Relationship between Board of Management and Supervisory Board
The Board of Management is supervised by the Supervisory Board and provides the latter with all information the Supervisory Board needs to fulfill its own responsibilities. Major decisions of the Board of Management require the approval of the Supervisory Board; these include decisions concerning (a) the operational and financial objectives of the Company, (b) the strategy designed to achieve the objectives, and, if necessary, (c) the parameters to be applied in relation to the strategy.
Risk management approach
Within Philips, risk management forms an integral part of business management. The Board of Management is responsible for managing the significant risks that the Company is facing and has implemented a risk management and internal control system that is designed to provide reasonable assurance that strategic objectives are met by creating focus, by integrating management control over the Company’s operations, by ensuring compliance with applicable laws and regulations and by safeguarding the reliability of the financial reporting and its disclosures. The Board of Management reports on and accounts for internal risk management and control systems to the Supervisory Board and its Audit Committee. The Company has designed its internal control system in accordance with the recommendations of the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
The Company’s risk management approach is embedded in the periodic business planning and review cycle and forms an integral part of business management. On the basis of risk assessments, management determines the risks and appropriate risk responses related to the achievement of business objectives and critical business processes. Risk factors and the risk management approach as well as the sensitivity of the Company’s results to external factors and variables are described in more detail in the chapter Risk management of this Annual Report. Significant changes and improvements in the Company’s risk management and internal control system have been discussed with the Supervisory Board’s Audit Committee and the external auditor and are disclosed in that chapter as well.
With respect to financial reporting a structured self-assessment and monitoring process is used company-wide to assess, document, review and monitor compliance with internal control over financial reporting. Internal representations received from management, regular management reviews, reviews of the design and effectiveness of internal controls and reviews in corporate and divisional audit committees are integral parts of the Company’s risk management approach. On the basis thereof, the Board of Management confirms that internal controls over financial reporting provide a reasonable level of assurance that the financial reporting does not contain any material inaccuracies, and confirms that these controls have properly functioned in 2008 and that there are no indications that they will not continue to do so. The financial statements fairly represent the financial condition and result of operations of the Company and provide the required disclosures.
It should be noted that the above does not imply that these systems and procedures provide certainty as to the realization of operational and financial business objectives, nor can they prevent all misstatements, inaccuracies, errors, fraud and noncompliances with rules and regulations.
In view of the above the Board of Management believes that it is in compliance with the requirements of recommendation II.1.4. of the Dutch Corporate Governance Code, taking into account the recommendation of the Corporate Governance Code Monitoring Committee in its 2005-report on the application thereof. This statement should not be construed as a statement in response to the requirements of section 404 of the US Sarbanes-Oxley Act. The statement as to compliance with Section 404 is set forth in the section Management’s report on internal control over financial reporting of this Annual Report.
Philips has a financial code of ethics which applies to certain senior officers, including the CEO and CFO, and to employees performing an accounting or financial function (the financial code of ethics has been published on the Company’s website). The Company, through the Supervisory Board’s Audit Committee, also has appropriate procedures in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Internal ‘whistleblowers’ have the opportunity, without jeopardizing their position, to report on irregularities of a general, operational or financial nature and to report complaints about members of the Board of Management to the Chairman of the Supervisory Board.
In view of the requirements under the US Securities Exchange Act, procedures are in place to enable the CEO and the CFO to provide certifications with respect to the Annual Report on Form 20-F.
A Disclosure Committee is in place, which advises the various officers and departments involved, including the CEO and the CFO, on the timely review, publication and filing of periodic and current (financial) reports. Apart from the certification by the CEO and CFO under US law, each individual member of the Supervisory Board and the Board of Management must under Dutch law, sign the IFRS and Company financial statements being disclosed and submitted to the General Meeting of Shareholders for adoption. If one or more of their signatures is missing, this shall be stated, and the reasons given for this. The Board of Management issues the statement on page 192 pursuant to requirements of Dutch civil and securities laws.
Amount and composition of the remuneration of the Board of Management
The remuneration of the individual members of the Board of Management is determined by the Supervisory Board on the proposal of the Remuneration Committee of the Supervisory Board, and is consistent with the policies thereon as adopted by the General Meeting of Shareholders. The remuneration policy applicable to the Board of Management was adopted by the 2004 General Meeting of Shareholders, and lastly amended by the 2008 General Meeting of Shareholders and is published on the Company’s website. A full and detailed description of the composition of the remuneration of the individual members of the Board of Management is included in the chapter Supervisory Board report that begins on page 114 of this Annual Report.
The remuneration structure promotes the interests of Philips in the medium and long-term
The remuneration structure, including severance pay, is such that it promotes the interests of the Company in the medium and long-term, does not encourage members of the Board of Management to act in their own interests and neglect the interests of the Company, and does not reward failing members of the Board of Management upon termination of their employment. The level and structure of remuneration shall be determined in the light of factors such as the results, the share price performance and other developments relevant to the Company. Deviations on elements of the remuneration policy in extraordinary circumstances, when deemed necessary in the interest of the Company, will be disclosed in the Annual Report or, in case of an appointment, in good time prior to the appointment of the person concerned.
The main elements of the contract of employment of a new member of the Board of Management — including the amount of the (fixed) base salary, the structure and amount of the variable remuneration component, any severance plan, pension arrangements and the general performance criteria — shall be made public no later than at the time of issuance of the notice convening the General Meeting of Shareholders in which a proposal for appointment of that member
Philips Annual Report 2008     255

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
of the Board of Management has been placed on the agenda. From August 1, 2003 onwards, for new members of the Board of Management the term of their contract of employment is set at a maximum period of four years, and in case of termination, severance payment is limited to a maximum of one year’s base salary subject to mandatory Dutch law, to the extent applicable; if the maximum of one-year’s salary would be manifestly unreasonable for a member of the Board of Management who is dismissed during his first term of office, the member of the Board of Management shall be eligible for a severance payment not exceeding twice the annual salary. The Company does not grant personal loans, guarantees or the like to members of the Board of Management, and no such (remissions of) loans and guarantees were granted to such members in 2008, nor are outstanding as per December 31, 2008.
In 2003, Philips adopted a Long-Term Incentive Plan (‘LTIP’ or the ‘Plan’) consisting of a mix of restricted shares rights and stock options for members of the Board of Management, the Group Management Committee, Philips executives and other key employees. This Plan was approved by the 2003 General Meeting of Shareholders. Future substantial changes to the Plan applicable to members of the Board of Management will be submitted to the General Meeting of Shareholders for approval. As from 2002, the Company grants fixed stock options that expire after ten years to members of the Board of Management (and other grantees). The options vest after three years and may not be exercised in the first three years after they have been granted. Options are granted at fair market value, based on the closing price of Euronext Amsterdam on the date of grant, and neither the exercise price nor the other conditions regarding the granted options can be modified during the term of the options, except in certain exceptional circumstances in accordance with established market practice. The value of the options granted to members of the Board of Management and other personnel and the method followed in calculating this value are stated in the notes to the annual accounts. Philips is one of the first companies to have introduced restricted shares as part of the LTIP. A grantee will receive the restricted shares in three equal installments in three successive years, provided he/she is still with Philips on the respective delivery dates. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided he/she is still with Philips. The Plan is designed to stimulate long-term investment in Philips shares. To further align the interests of members of the Board of Management and shareholders, restricted shares granted to these members of the Board of Management shall be retained for a period of at least five years, or until at least the end of employment, if this period is shorter.
The actual number of long-term incentives (both stock options and restricted shares rights) that are to be granted to the members of the Board of Management will be determined by the Supervisory Board and depends on the achievement of the set team targets in the areas of responsibility monitored by the individual members of the Board of Management and on the share performance of Philips. The share performance of Philips is measured on the basis of the Philips Total Shareholder Return (TSR) compared to the TSR of a peer group of 12 leading multinational electronics/electrical equipment companies over a three-year period; the composition of this group is described in the chapter Report of the Supervisory Board of this Annual Report. The TSR performance of Philips and the companies in the peer group is divided into three groups: top 4, middle 4 and bottom 4. Based on this relative TSR position, the Supervisory Board establishes a multiplier which varies from 1.2 to 0.8 and depends on the group in which the Philips TSR result falls. Every individual grant, the size of which depends on the positions and performance of the individuals, will be multiplied by the TSR-multiplier.
The so-called ultimum remedium clause and claw back clause of best practice provisions II.2.10 and II.2.11 of the new Dutch Corporate Governance Code as presented by the Corporate Governance Code Monitoring Committee in its report of December 2008, is applicable to Annual Incentive payments and LTIP grants over the year 2009 onwards to all members of the Board of Management. In respect of the LTIP grants, the ultimum remedium clause can be applied to the performance related actual number of stock options and restricted share rights that is (unconditionally) granted.
Members of the Board of Management hold shares in the Company for the purpose of long-term investment and are required to refrain from short-term transactions in Philips securities. According to the Philips’ Rules of Conduct on Inside Information, members of the Board of Management are only allowed to trade in Philips securities (including the exercise of stock options) during ‘windows’ of ten business days following the publication of annual and quarterly results (provided the person involved has no ‘inside information’ regarding Philips at that time) unless an exemption is available. Furthermore, the Rules of Procedure of the Board of Management contain provisions concerning ownership of and transactions in non-Philips securities by members of the Board of Management and the annual notification to the Philips Compliance Officer of any changes in a member’s holdings of securities related to Dutch listed companies. In order to avoid the impression that the Company should or could take corrective action in respect of a certain transaction in securities in another company by a member of the Board of Management and the unnecessary administrative burden, the Supervisory Board and the Board of Management consider this annual notification to be in line with best practices and sufficient to reach an adequate level of transparency; however, it does not fully comply with the Dutch Corporate Governance Code recommendation II.2.6 which requires notification on a quarterly basis. Members of the Board of Management are prohibited from trading, directly or indirectly, in securities in any of the companies belonging to the above-mentioned peer group of 12 leading multinational electronics/electrical equipment companies.
Indemnification of members of the Board of Management and Supervisory Board
Unless the law provides otherwise, the members of the Board of Management and of the Supervisory Board shall be reimbursed by the Company for various costs and expenses, such as the reasonable costs of defending claims, as formalized in the articles of association. Under certain circumstances, described in the articles of association, such as an act or failure to act by a member of the Board of Management or a member of the Supervisory Board that can be characterized as intentional (‘opzettelijk’), intentionally reckless (‘bewust roekeloos’) or seriously culpable (‘ernstig verwijtbaar’), there will be no entitlement to this reimbursement. The Company has also taken out liability insurance (D&O - Directors & Officers) for the persons concerned.
Supervisory Board
Introduction
The Supervisory Board supervises the policies of the Board of Management and the general course of affairs of Philips and advises the executive management thereon. The Supervisory Board, in the two-tier corporate structure under Dutch law, is a separate body that is independent of the Board of Management. Its independent character is also reflected in the requirement that members of the Supervisory Board can be neither a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent under the applicable US Securities and Exchange Commission standards and pursuant to the Dutch Corporate Governance Code.
The Supervisory Board is a separate body independent of the Board of Management
The Supervisory Board, acting in the interests of the Company and the Group and taking into account the relevant interest of the Company’s stakeholders, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group’s business, including (a) achievement of the Company’s objectives, (b) corporate strategy and the risks inherent in the business activities, (c) the structure and operation of the internal risk management and control systems, (d) the financial reporting process, and (e) compliance with legislation and regulations. Major management decisions and the Group’s strategy are discussed with and approved by the Supervisory Board. In its report, the Supervisory Board describes its activities in the financial year, the number of committee meetings and the main items discussed.
Rules of Procedure of the Supervisory Board
The Supervisory Board’s Rules of Procedure set forth its own governance rules (including meetings, items to be discussed, resolutions, appointment and re-election, committees, conflicts of interests, trading in securities, profile of the Supervisory Board). Its composition follows the profile, which aims for an appropriate combination of knowledge and experience among its members encompassing marketing, technological, manufacturing, financial, economic, social and legal aspects of international business and government and public administration in relation to the global and multi-product character of the Group’s businesses. The Supervisory Board further aims to have available appropriate experience within Philips by having one former Philips executive as a member. In line with US and Dutch best practices, the Chairman of the Supervisory Board should be independent under the applicable US standards and pursuant to the
256      Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Dutch Corporate Governance Code; because this provision does not exclude a former Philips executive from being Chairman of the Supervisory Board, but only if he or she meets these standards, it is not fully in line with recommendation III.4.2 of the Dutch Corporate Governance Code. Under certain circumstances and in view of the position and responsibilities of the Chairman of the Supervisory Board the Company believes that it could be in the best interests of the Company that a member of the Board of Management, who resigned such position more than five years ago, be Chairman of the Supervisory Board.
The Rules of Procedure of the Supervisory Board are published on the Company’s website. They include the charters of its committees, to which the plenary Supervisory Board, while retaining overall responsibility, has assigned certain tasks: the Corporate Governance and Nomination & Selection Committee, the Audit Committee and the Remuneration Committee. A maximum of one member of each committee need not be independent as defined by the Dutch Corporate Governance Code. Each committee reports, and submits its minutes for information, to the Supervisory Board.
The Supervisory Board is assisted by the General Secretary of the Company. The General Secretary sees to it that correct procedures are followed and that the Supervisory Board acts in accordance with its statutory obligations and its obligations under the articles of association. Furthermore the General Secretary assists the Chairman of the Supervisory Board in the actual organization of the affairs of the Supervisory Board (information, agenda, evaluation, introductory program) and is the contact person for interested parties who want to make concerns known to the Supervisory Board. The General Secretary shall, either on the recommendation of the Supervisory Board or otherwise, be appointed by the Board of Management and may be dismissed by the Board of Management, after the approval of the Supervisory Board has been obtained.
(Term of) Appointment, individual data and conflicts of interests
The Supervisory Board consists of at least three members (currently nine), including a Chairman, Vice-Chairman and Secretary. The so-called Dutch ‘structure regime’ does not apply to the Company itself. Members are currently elected by the General Meeting of Shareholders for fixed terms of four years, upon a binding recommendation from the Supervisory Board. According to the Company’s articles of association, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders adopted by a simple majority of the votes cast and representing at least one-third of the issued share capital. If a simple majority of the votes cast is in favor of the resolution to overrule the binding recommendation, but such majority does not represent at least one-third of the issued share capital, a new meeting may be convened at which the resolution may be passed by a simple majority of the votes cast, regardless of the portion of the issued share capital represented by such majority.
Members of the Supervisory Board are appointed by the Shareholders Meeting
Members may be suspended and dismissed by the General Meeting of Shareholders. In the event of inadequate performance, structural incompatibility of interests, and in other instances in which resignation is deemed necessary in the opinion of the Supervisory Board, the Supervisory Board shall submit to the General Meeting of Shareholders a proposal to dismiss the respective member of the Supervisory Board. There is no age limit applicable, and members may be re-elected twice. The date of expiration of the terms of Supervisory Board members is put on the Company’s website. Individual data on the members of the Supervisory Board are published in the Annual Report, and updated on the Company’s website.
After their appointment, all members of the Supervisory Board shall follow an introductory program, which covers general financial and legal affairs, financial reporting by the Company, any specific aspects that are unique to the Company and its business activities, and the responsibilities of a Supervisory Board member. Any need for further training or education of members will be reviewed annually, also on the basis of an annual evaluation survey.
In accordance with policies adopted by the Supervisory Board, no member of the Supervisory Board shall hold more than five supervisory board memberships of Dutch listed companies, the chairmanship of a supervisory board counting as two regular memberships.
In compliance with the Dutch Corporate Governance Code, the Company has formalized strict rules to avoid conflicts of interests between the Company and members of the Supervisory Board; all information about a conflict of interests situation is to be provided to the Chairman of the Supervisory Board. No decisions to enter into material transactions in which there are conflicts of interest with members of the Supervisory Board have occurred during the financial year 2008.
Meetings of the Supervisory Board
The Supervisory Board meets at least six times per year, including a meeting on strategy. The Supervisory Board, on the advice of its Audit Committee, also discusses, in any event at least once a year, the risks of the business, and the result of the assessment by the Board of Management of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto. The members of the Board of Management attend meetings of the Supervisory Board except in matters such as the desired profile, composition and competence of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of individual members of the Board of Management and the Group Management Committee and the conclusions that must be drawn on the basis thereof. In addition to these items, the Supervisory Board, being responsible for the quality of its own performance, discusses, at least once a year on its own, without the members of the Board of Management being present, both its own functioning and that of the individual members, and the conclusions that must be drawn on the basis thereof. The President/ CEO and other members of the Board of Management have regular contacts with the Chairman and other members of the Supervisory Board. The Board of Management is required to keep the Supervisory Board informed of all facts and developments concerning Philips that the Supervisory Board may need in order to function as required and to properly carry out its duties, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Supervisory Board and its individual members each have their own responsibility to request from the Board of Management and the external auditor all information that the Supervisory Board needs in order to be able to carry out its duties properly as a supervisory body. If the Supervisory Board considers it necessary, it may obtain information from officers and external advisers of the Company. The Company provides the necessary means for this purpose. The Supervisory Board may also require that certain officers and external advisers attend its meetings.
The Chairman of the Supervisory Board
The Supervisory Board’s Chairman will see to it that: (a) the members of the Supervisory Board follow their introductory program, (b) the members of the Supervisory Board receive in good time all information which is necessary for the proper performance of their duties, (c) there is sufficient time for consultation and decision-making by the Supervisory Board, (d) the committees of the Supervisory Board function properly, (e) the performance of the Board of Management members and Supervisory Board members is assessed at least once a year, and (f) the Supervisory Board elects a Vice-Chairman.
Remuneration of the Supervisory Board and share ownership
The remuneration of the individual members of the Supervisory Board, as well as the additional remuneration for its Chairman and the members of its committees is determined by the General Meeting of Shareholders. The remuneration of a Supervisory Board member is not dependent on the results of the Company. Further details are published in the chapter Report of the Supervisory Board of this Annual Report. The Company shall not grant its Supervisory Board members any personal loans, guarantees or similar arrangements. No such (remissions of) loans and guarantees were granted to such members in 2008, nor were any outstanding as per December 31, 2008.
Shares or rights to shares shall not be granted to a Supervisory Board member. In accordance with the Rules of Procedure of the Supervisory Board, any shares in the Company held by a Supervisory Board member are long-term investments. The Supervisory Board has adopted a policy on ownership (and notification) of transactions in non-Philips securities by members of the Supervisory Board. This policy is included in the Rules of Procedure of the Supervisory Board. In order to avoid the impression that the Company should or could take corrective action in respect of a certain transaction in securities in another company by a member of the Supervisory Board and the unnecessary administrative burden, the Supervisory Board considers an annual notification of changes in a member’s holdings of securities related to Dutch listed companies to the Philips Compliance Officer to be in line with best practices and sufficient to reach an adequate level of transparency; however, it is not fully in compliance with the Dutch Corporate Governance Code, recommendation III.7.3, which requires notification on a quarterly basis.
Philips Annual Report 2008     257

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
The Corporate Governance and Nomination & Selection Committee
The Corporate Governance and Nomination & Selection Committee consists of at least the Chairman and Vice-Chairman of the Supervisory Board. The Committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate. It also (a) draws up selection criteria and appointment procedures for members of the Supervisory Board, the Board of Management and the Group Management Committee; (b) periodically assesses the size and composition of the Supervisory Board, the Board of Management and the Group Management Committee, and makes the proposals for a composition profile of the Supervisory Board, if appropriate; (c) periodically assesses the functioning of individual members of the Supervisory Board, the Board of Management and the Group Management Committee, and reports on this to the Supervisory Board. The Committee also consults with the President/ CEO and the Board of Management on candidates to fill vacancies on the Supervisory Board, the Board of Management and the Group Management Committee, and advises the Supervisory Board on the candidates for appointment. It further supervises the policy of the Board of Management on the selection criteria and appointment procedures for Philips Executives.
The Remuneration Committee
The Remuneration Committee meets at least twice a year and is responsible for preparing decisions of the Supervisory Board on the remuneration of individual members of the Board of Management and the Group Management Committee.
The Remuneration Committee prepares an annual remuneration report. The remuneration report contains an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the implementation of the remuneration policy planned by the Supervisory Board for the next year(s). The Supervisory Board aims to have appropriate experience available within the Remuneration Committee. Although currently these functions are not combined, the Supervisory Board is of the opinion that, considering the functions and tasks of the Chairman of the Remuneration Committee and the position and responsibilities of the Chairman of the Supervisory Board, it could be desirable that these functions may be combined in view of the role of the Chairman of the Remuneration Committee towards the President/CEO and other members of the Board of Management in the procedures for determining the remuneration policy and the remuneration of the individual members of the Board of Management. No more than one member of the Remuneration Committee shall be an executive board member of another Dutch listed company.
In performing its duties and responsibilities the Remuneration Committee is assisted by a remuneration expert acting on the basis of a protocol ensuring that the expert acts on the instructions of the Remuneration Committee and on an independent basis in which conflicts of interests are avoided.
The Audit Committee
The Audit Committee meets at least four times a year, before the publication of the annual and quarterly results. All of the members of the Audit Committee are considered to be independent under the applicable US Securities and Exchange Commission rules and at least one of the members of the Audit Committee, which currently consists of four members of the Supervisory Board, is a financial expert as set out in the Dutch Corporate Governance Code and each member is financially literate. In accordance with this code, a financial expert has relevant knowledge and experience of financial administration and accounting at the company in question. The Supervisory Board considers the fact of being compliant with the Dutch Corporate Governance Code, in combination with the knowledge and experience available in the Audit Committee as well as the possibility to take advice from internal and external experts and advisors, to be sufficient for the fulfillment of the tasks and responsibilities of the Audit Committee. The Supervisory Board has determined that none of the members of the Audit Committee is designated as an Audit Committee financial expert as defined under the regulations of the US Securities and Exchange Commission. The Audit Committee may not be chaired by the Chairman of the Supervisory Board or by a (former) member of the Board of Management.
All members of the Audit Committee are independent
The tasks and functions of the Audit Committee, as described in its charter, which is published on the Company’s website as part of the Rules of Procedure of the Supervisory Board, include the duties recommended in the Dutch Corporate Governance Code. More specifically, the Audit Committee assists the Supervisory Board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s qualifications, its independence and its performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles (GBP). It reviews the Company’s annual and interim financial statements, including non-financial information, prior to publication and advises the Supervisory Board on the adequacy and appropriateness of internal control policies and internal audit programs and their findings.
In reviewing the Company’s annual and interim statements, including non-financial information, and advising the Supervisory Board on internal control policies and internal audit programs, the Audit Committee reviews matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations, particularly in the financial domain. Important findings and identified risks are examined thoroughly by the Audit Committee in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee, in cooperation with the external auditor, reviews the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, staffing, independence and organizational structure of the internal audit function.
With regard to the external audit, the Audit Committee reviews the proposed audit scope, approach and fees, the independence of the external auditor, its performance and its (re-)appointment, audit and permitted non-audit services provided by the external auditor in conformity with the Philips Policy on Auditor Independence, as well as any changes to this policy. The Audit Committee also considers the report of the external auditor and its report with respect to the annual financial statements. According to the procedures, the Audit Committee acts as the principal contact for the external auditor if the auditor discovers irregularities in the content of the financial reports. It also advises on the Supervisory Board’s statement to shareholders in the annual accounts. The Audit Committee periodically discusses the Company’s policy on business controls, the GBP including the deployment thereof, overviews on tax, IT, litigation, environmental exposures, financial exposures in the area of treasury, real estate, pensions, and the Group’s major areas of risk. The Company’s external auditor, in general, attends all Committee meetings and the Audit Committee meets separately at least on a quarterly basis with each of the President/CEO, the CFO, the internal auditor and the external auditor.
Group Management Committee
The Group Management Committee consists of the members of the Board of Management and certain key officers.
Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across Philips and to implement common policies.
General Meeting of Shareholders
Introduction
A General Meeting of Shareholders is held at least once a year to discuss the Annual Report, including the report of the Board of Management, the annual financial statements with explanatory notes thereto and additional information required by law, and the Report of the Supervisory Board, any proposal concerning dividends or other distributions, the appointment of members of the Board of Management and Supervisory Board (if any), important management decisions as required by Dutch law, and any other matters proposed by the Supervisory Board, the Board of Management or shareholders in accordance with the provisions of the Company’s articles of association. The Annual Report, the financial statements and other regulated information such as defined in the Dutch Act on Financial Supervision, will solely be published in English. As a separate agenda item and in application of Dutch law, the General Meeting of Shareholders discusses the discharge of the members of the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties in the preceding financial year. However, this discharge only covers matters that are known to the Company and the General Meeting of Shareholders when the resolution is adopted. The General Meeting of Shareholders is held in Eindhoven, Amsterdam, Rotterdam, The Hague, Utrecht or Haarlemmermeer (Schiphol Airport) no later than six months after the end of the financial year.
258     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Meetings are convened by public notice, via the Company’s website or other electronic means of communication and by letter or by the use of electronic means of communication, to registered shareholders. Extraordinary General Meetings of Shareholders may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if shareholders jointly representing at least 10% of the outstanding share capital make a written request to that effect to the Supervisory Board and the Board of Management, specifying in detail the business to be dealt with. The agenda of the General Meeting of Shareholders shall contain such business as may be placed thereon by the Board of Management or the Supervisory Board, and agenda items will be explained where necessary in writing. In accordance with the articles of association and Dutch law, requests from shareholders for items to be included on the agenda will generally be honored, subject to the Company’s rights to refuse to include the requested agenda item under Dutch law, provided that such requests are made in writing at least 60 days before a General Meeting of Shareholders to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company’s outstanding capital or, according to the official price list of Euronext Amsterdam, representing a value of at least 50 million euros. Written requests may be submitted electronically and shall comply with conditions stipulated by the Board of Management, which conditions are posted on the Company’s website.
Main powers of the General Meeting of Shareholders
All outstanding shares carry voting rights. The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and of the Supervisory Board, to adopt the annual accounts, declare dividends and to discharge the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties for the previous financial year, to appoint the external auditor as required by Dutch law, to adopt amendments to the articles of association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or exclude pre-emptive rights of shareholders and to repurchase or cancel outstanding shares. Following common corporate practice in the Netherlands, the Company each year requests limited authorization to issue (rights to) shares, to restrict or exclude pre-emptive rights and to repurchase shares. In compliance with Dutch law, decisions of the Board of Management that are so far-reaching that they would greatly change the identity or nature of the Company or the business require the approval of the General Meeting of Shareholders. This includes resolutions to (a) transfer the business of the Company, or almost the entire business of the Company, to a third party (b) enter into or discontinue long-term cooperation by the Company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or ordinary partnership, if this cooperation or its discontinuation is of material significance to the Company or (c) acquire or dispose of a participating interest in the capital of a company to the value of at least one third of the amount of the assets according to the balance sheet and notes thereto or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet and notes thereto as published in the last adopted annual accounts of the Company, by the Company or one of its subsidiaries. Thus the Company applies principle IV.1 of the Dutch Corporate Governance Code within the framework of the articles of association and Dutch law and in the manner as described in this corporate governance report.
The Board of Management and Supervisory Board are also accountable, at the Annual General Meeting of Shareholders, for the policy on the additions to reserves and dividends (the level and purpose of the additions to reserves, the amount of the dividend and the type of dividend). This subject is dealt with and explained as a separate agenda item at the General Meeting of Shareholders. Philips aims for a sustainable and stable dividend distribution to shareholders in the long term. A resolution to pay a dividend is dealt with as a separate agenda item at the General Meeting of Shareholders.
The Board of Management and the Supervisory Board are required to provide the General Meeting of Shareholders with all requested information, unless this would be prejudicial to an overriding interest of the Company. If the Board of Management and the Supervisory Board invoke an overriding interest in refusing to provide information, reasons must be given. If a serious private bid is made for a business unit or a participating interest and the value of the bid exceeds a certain threshold (currently one third of the amount of the assets according to the balance sheet and notes thereto or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet and notes thereto as published in the last adopted annual accounts of the Company), and such bid is made public, the Board of Management shall, at its earliest convenience, make public its position on the bid and the reasons for this position.
Repurchase and issue of (rights to) own shares
The 2008 General Meeting of Shareholders has resolved to authorize the Board of Management, subject to the approval of the Supervisory Board, to acquire shares in the Company within the limits of the articles of association and within a certain price range until September 27, 2009. In view of the Company’s plans to repurchase and cancel up to approximately EUR 5 billion worth of its own shares, the 2008 General Meeting of Shareholders resolved to renew this authorization, each time the cancellation of a tranche of shares has become effective. The renewed authorization allows the Board of Management to purchase additional shares in the Company up to 10% of the number of shares issued by the Company at the time the relevant tranche of shares has been cancelled. All repurchases of shares under any renewed authorization are subject to the same terms of the original authorization referred to above and any renewed authorization shall expire on September 27, 2009.
In addition, the 2008 General Meeting of Shareholders resolved to authorize the Board of Management, subject to the approval of the Supervisory Board, to issue shares or grant rights to acquire shares in the Company as well as to restrict or exclude the pre-emption right accruing to shareholders until September 27, 2009. The latter authorization is limited to a maximum of 10% of the number of shares issued plus 10% of the issued capital in connection with or on the occasion of mergers and acquisitions.
Logistics of the General Meeting of Shareholders and provision of information
Introduction
The Company may set a registration date for the exercise of the voting rights and the rights relating to General Meetings of Shareholders. Shareholders registered at such date are entitled to attend the meeting and to exercise the other shareholder rights (in the meeting in question) notwithstanding subsequent sale of their shares thereafter. This date will be published in advance of every General Meeting of Shareholders. Shareholders who are entitled to attend a General Meeting of Shareholders may be represented by proxies.
Information which is required to be published or deposited pursuant to the provisions of company law and securities law applicable to the Company, is placed and updated on the Company’s website, or hyperlinks are established. The Board of Management and Supervisory Board shall ensure that the General Meeting of Shareholders is informed by means of a ‘shareholders circular’ published on the Company’s website of facts and circumstances relevant to the proposed resolutions.
Resolutions adopted at a General Meeting of Shareholders shall be recorded by a civil law notary and co-signed by the chairman of the meeting; such resolutions shall also be published on the Company’s website within one day after the meeting. A summary of the discussions during the General Meeting of Shareholders, in the language of the meeting, is made available to shareholders, on request, no later than three months after the meeting. Shareholders shall have the opportunity to respond to this summary for three months, after which a final summary is adopted by the chairman of the meeting in question. Such summary shall be made available on the Company’s website.
Philips was one of the key companies in the establishment of the Shareholders Communication Channel
Proxy voting and the Shareholders Communication Channel
Philips was one of the key companies in the establishment of the Shareholders Communication Channel, a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and shareholders that hold their shares through a Dutch securities account with a participating bank. The Company uses the Shareholders Communication Channel to distribute a voting instruction form for the Annual General Meeting of Shareholders. By returning this form, shareholders grant power to an independent proxy holder who will vote according to the instructions expressly given on the voting instruction form. The Shareholders Communication Channel can also be used, under certain conditions, by participating Philips shareholders to distribute — either by mail or by placing it on the Company’s or Shareholders Communication Channel’s website — information directly related to the agenda of the General Meeting of Shareholders to other participating Philips shareholders.
Philips Annual Report 2008     259

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Preference shares and the Stichting Preferente Aandelen Philips
As a means to protect the Company and its stakeholders against an unsolicited attempt to obtain (de facto) control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to) preference shares to a third party. As a result, the Stichting Preferente Aandelen Philips (the ‘Foundation’) was created, which was granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely in the judgment of the Foundation to gain a controlling interest in the Company, will result in the preference shares being effectively issued. The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time. No preference shares have been issued as of December 31, 2008. In addition, the Foundation has the right to file a petition with the Enterprise Chamber of the Amsterdam Court of Appeal to commence in inquiry procedure within the meaning of section 2:344 Dutch Civil Code, which right was granted in 2008.
The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Group, in such a way that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises, and also to do anything related to the above ends or conducive to them. In the event of (an attempt at) a hostile takeover this arrangement will allow the Company and its Board of Management and Supervisory Board to determine its position in relation to the bidder and its plans, seek alternatives and defend Philips’ interests and those of its stakeholders from a position of strength. The members of the self-electing Board of the Foundation are Messrs S.D. de Bree, F.J.G.M. Cremers and M.W. den Boogert. In 2008 Messrs G.J. Kleisterlee and J-M. Hessels resigned as board members. Consequently, no Philips board members or officers are represented in the board of the Foundation.
The Company does not have any other anti-takeover measures in the sense of other measures which exclusively or almost exclusively have the purpose of frustrating future public bids for the shares in the capital of the Company in case no agreement is reached with the Board of Management on such public bid. Furthermore the Company does not have measures which specifically have the purpose of preventing a bidder who has acquired 75% of the shares in the capital of the Company from appointing or dismissing members of the Board of Management and subsequently amending the articles of association of the Company. It should be noted that also in the event of (an attempt at) a hostile takeover, the Board of Management and the Supervisory Board are authorized to exercise in the interests of Philips all powers attributed to them.
Audit of the financial reporting and the position of the external auditor
The annual financial statements are prepared by the Board of Management and reviewed by the Supervisory Board upon the advice of its Audit Committee and the external auditor. Upon approval by the Supervisory Board, the accounts are signed by all members of both the Board of Management and the Supervisory Board and are published together with the final opinion of the external auditor. The Board of Management is responsible, under the supervision of the Supervisory Board, for the quality and completeness of such publicly disclosed financial reports. The annual financial statements are presented for discussion and adoption to the Annual General Meeting of Shareholders, to be convened subsequently. Philips, under US securities regulations, separately files its Annual Report on Form 20-F, incorporating major parts of the Annual Report as prepared under the requirements of Dutch law.
Internal controls and disclosure policies
Comprehensive internal procedures, compliance with which is supervised by the Supervisory Board, are in place for the preparation and publication of the Annual Report, the annual accounts, the quarterly figures and ad hoc financial information. As from 2003, the internal assurance process for business risk assessment has been strengthened and the review frequency has been upgraded to a quarterly review cycle, in line with emerging best practices in this area.
As part of these procedures, a Disclosure Committee has been appointed by the Board of Management to oversee the Company’s disclosure activities and to assist the Board of Management in fulfilling its responsibilities in this respect. The Committee’s purpose is to ensure that the Company implements and maintains internal procedures for the timely collection, evaluation and disclosure, as appropriate, of information potentially subject to public disclosure under the legal, regulatory and stock exchange requirements to which the Company is subject. Such procedures are designed to capture information that is relevant to an assessment of the need to disclose developments and risks that pertain to the Company’s various businesses, and their effectiveness for this purpose will be reviewed periodically.
Auditor information
In accordance with the procedures laid down in the Philips Policy on Auditor Independence and as mandatorily required by Dutch law, the external auditor of the Company is appointed by the General Meeting of Shareholders on the proposal of the Supervisory Board, after the latter has been advised by the Audit Committee and the Board of Management. Under this Auditor Policy, once every three years the Supervisory Board and the Audit Committee conduct a thorough assessment of the functioning of the external auditor. The main conclusions of this assessment shall be communicated to the General Meeting of Shareholders for the purposes of assessing the nomination for the appointment of the external auditor. The current auditor of the Company, KPMG Accountants N.V., was appointed by the 1995 General Meeting of Shareholders. In 2002, when the Auditor Policy was adopted, the appointment of KPMG Accountants N.V. was confirmed by the Supervisory Board for an additional three years. The 2008 General Meeting of Shareholders resolved to re-appoint KPMG Accountants N.V. as auditor. Mr M.A. Soeting is the current partner of KPMG Accountants N.V. in charge of the audit duties for Philips. In accordance with the rotation schedule determined in accordance with the Auditor Policy, he will be replaced by another partner of the auditing firm ultimately in 2012. The external auditor shall attend the Annual General Meeting of Shareholders. Questions may be put to him at the meeting about his report. The Board of Management and the Audit Committee of the Supervisory Board shall report on their dealings with the external auditor to the Supervisory Board on an annual basis, particularly with regard to the auditor’s independence. The Supervisory Board shall take this into account when deciding upon its nomination for the appointment of an external auditor.
The external auditor is appointed by the Shareholders Meeting
The external auditor attends, in principle, all meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor attends the meeting of the Supervisory Board at which the report of the external auditor with respect to the audit of the annual accounts is discussed, and at which the annual accounts are approved. In its audit report on the annual accounts to the Board of Management and the Supervisory Board, the external auditor refers to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in the Netherlands and the US.
Auditor policy
The Company maintains a policy of auditor independence, and this policy restricts the use of its auditing firm for non-audit services, in line with US Securities and Exchange Commission rules under which the appointed external auditor must be independent of the Company both in fact and appearance. The policy is laid down in the comprehensive policy on auditor independence published on the Company’s website.
260     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Investor Relations
Introduction
The Company is continually striving to improve relations with its shareholders. In addition to communication with its shareholders at the Annual General Meeting of Shareholders, Philips elaborates its financial results during (public) conference calls, which are broadly accessible. It publishes informative annual and quarterly reports and press releases, and informs investors via its extensive website. The Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders.
Each year the Company organizes major Philips analysts days and participates in several broker conferences, announced in advance on the Company’s website and by means of press releases. Shareholders can follow in real time, by means of webcasting or telephone lines, the meetings and presentations organized by the Company. It is Philips’ policy to post presentations to analysts and shareholders on the Company’s website. These meetings and presentations will not take place shortly before the publication of annual and quarterly financial information. While strictly complying with the rules and regulations on fair and non-selective disclosure and equal treatment of shareholders, in view of the number of meetings with analysts and presentations to analysts or investors, not all of these meetings and presentations are announced in advance by means of a press release and on the Company’s website or can be followed in real time. For this reason the Company cannot fully apply the literal text of recommendation IV.3.I. of the Dutch Corporate Governance Code.
Philips is continually striving to improve relations with its shareholders
Furthermore, the Company engages in bilateral communications with investors. These communications either take place at the initiative of the Company or at the initiative of individual investors. During these communications the Company is generally represented by its Investor Relations department, however, on a limited number of occasions the Investor Relations department is accompanied by one or more members of the board of management. The subject matter of the bilateral communications ranges from singular queries from investors to more elaborate discussions on the back of disclosures that the Company has made such as its annual and quarterly reports. Also here, the Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders.
The Company shall not, in advance, assess, comment upon or correct, other than factually, any analyst’s reports and valuations. No fee(s) will be paid by the Company to parties for the carrying-out of research for analysts’ reports or for the production or publication of analysts’ reports, with the exception of credit-rating agencies.
Major shareholders and other information for shareholders
As per December 31, 2008, no person is known to the Company to be the owner of more than 5% of its common shares. The common shares are held by shareholders worldwide in bearer and registered form. Outside the United States, common shares are held primarily in bearer form. As per December 31, 2008, approximately 90% of the common shares were held in bearer form. In the United States shares are held primarily in the form of registered shares of New York Registry (Shares of New York Registry) for which Citibank, N.A., 388 Greenwich Street, New York, New York 10013 is the transfer agent and registrar. As per December 31, 2008, approximately 10% of the total number of outstanding common shares were represented by shares of New York Registry issued in the name of approximately 1,472 holders of record, including Cede & Co, acting as nominee for the Depository Trust Company holding the shares (indirectly) for individual investors as beneficiaries.
Only bearer shares are traded on the stock market of Euronext Amsterdam. Only shares of New York Registry are traded on the New York Stock Exchange. Bearer shares and registered shares may be exchanged for each other. Since certain shares are held by brokers and other nominees, these numbers may not be representative of the actual number of United States beneficial holders or the number of Shares of New York Registry beneficially held by US residents.
Philips shares have been listed on the Amsterdam stock exchange since 1913
The provisions applicable to all corporate bonds that have been issued by the Company in March 2008, contain a ‘Change of Control Triggering Event’. This means that if the Company would experience such an event with respect to a series of corporate bonds the Company may be required to offer to purchase the bonds of that series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any.
Corporate seat and head office
The statutory seat of the Company is Eindhoven, the Netherlands, and the statutory list of all subsidiaries and affiliated companies, prepared in accordance with the relevant legal requirements (Dutch Civil Code, Book 2, Sections 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, the Netherlands (file no. 17001910).
The executive offices of the Company are located at the Breitner Center, Amstelplein 2, 1096 BC Amsterdam, the Netherlands, telephone 31 (0)20 59 77 777.
Compliance with the Dutch Corporate Governance Code
In accordance with the Dutch Order of Council of December 23, 2004, the Company fully complies with the Dutch Corporate Governance Code by applying its principles and best practice provisions that are addressed to the Board of Management and the Supervisory Board or by explaining why it deviates therefrom. The Company fully applies such principles and best practice provisions, with the exception of the following four recommendations that are not fully applied for the reasons set out above:
•	recommendation II.2.6 and III.7.3: with effect from January 1, 2005, the Company requires a notification to the Philips Compliance Officer of transactions in securities in Dutch listed companies by members of the Supervisory Board and the Board of Management on a yearly basis (instead of on a quarterly basis as the Dutch Corporate Governance Code recommends);
•	recommendation III.4.2: the Company requires the Chairman of the Supervisory Board to be independent under the applicable US standards and pursuant to the Dutch Corporate Governance Code, but does not exclude that a former member of the Board of Management who left the Company more than five years ago may be Chairman of the Supervisory Board (as the Dutch Corporate Governance Code does);
•	recommendation III.5.11: the Company does not exclude that the function of Chairman of the Supervisory Board may be combined with the function of Chairman of the Remuneration Committee although this is currently not the case; and
•	recommendation IV.3.1: while strictly complying with the rules and regulations on fair and non-selective disclosure and equal treatment of shareholders, in view of the number of meetings with analysts and presentations to analysts or investors, not all of these meetings and presentations are announced in advance by means of a press release and on the Company’s website or can be followed in real time.
February 23, 2009
Philips Annual Report 2008     261

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
The Philips Group in the last ten years
All amounts based on US GAAP and in millions of euros unless otherwise stated.
Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.
General data

	1999	2000	20011)		20021) 2)		20031) 2) 3)		20041) 2) 3) 4)		20051) 2) 3) 4)		20061) 2) 3) 4)		20073) 4)		2008
Sales	31,459	37,862	31,725		26,788		23,614		24,488		25,445		26,682		26,793		26,385

Percentage increase over previous year	3	20	(16)		(2)		(10)		4		4		5		—		(2)

Income (loss) from continuing operations	1,595	9,577	(2,331)		(2,863)		219		3,163		2,872		899		4,593		(178)
Discontinued operations1) 2) 3)	—	—	(144)		(343)		490		(328)		(11)		4,482		(433)		(8)
Cumulative effect of a change in accounting principle	—	85	—		—		(14)		—		—		—		—		—
Net income (loss)	1,590	9,662	(2,475)		(3,206)		695		2,835		2,861		5,381		4,160		(186)

Free cash flow	337	(136)	(801)		1,093		848		779		648		(358)		821		773

Turnover rate of net operating capital	3.2	3.12	2.15		3.07		4.48		5.31		4.95		3.11		2.64		1.72
Total employees at year-end (in thousands)	227	219	189	5)	170	5)	164	5)	162	5)	159	5)	122	5)	124	5)	121

1)	Discontinued operations from 2001 onwards reflects the effect of the sale of MDS in 2006, for which previous years have been restated

2)	Discontinued operations from 2002 onwards reflects the effect of the sale of Semiconductors in 2006, for which previous years have been restated

3)	Discontinued operations from 2003 onwards reflects the effect of classifying the MedQuist business as a discontinued operation, for which previous years have been restated

4)	The years 2004 through 2007 have been revised to reflect adjusted intercompany profit elimination in inventory (see Significant accounting policies, Reclassifications and revisions)

5)	Including discontinued operations

6)	In manufacturing
262     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Income

	1999	2000	20011)	20021) 2)	20031) 2) 3) 4)	20041) 2) 3) 4)	20051) 2) 3) 4)	20061) 2) 3) 4)	20073) 4)	2008
EBIT	1,553	4,258	(1,251)	943	924	1,731	1,549	1,198	1,841	317
as a % of sales	4.9	11.2	(3.9)	3.5	3.9	7.1	6.1	4.5	6.9	1.2

EBITA	1,768	4,600	(810)	1,464	1,018	1,836	1,643	1,383	2,054	931
as a % of sales	5.6	12.1	(2.6)	5.5	4.3	7.5	6.5	5.2	7.7	3.5

Income taxes	(208)	(563)	428	(133)	(38)	(226)	(524)	(166)	(619)	(286)
as a % of income before taxes	(14)	(9)	20	(10)	(5.6)	(11.6)	(31.7)	(13.5)	(13.9)	(310.9)

Income (loss) from continuing operations	1,595	9,577	(2,331)	(2,863)	219	3,163	2,872	899	4,593	(178)
as a % of stockholders’ equity (ROE)	10.9	48.5	(11.2)	(15.3)	1.7	22.7	18.4	4.3	21.0	(1.0)

Net income (loss)	1,590	9,662	(2,475)	(3,206)	695	2,835	2,861	5,381	4,160	(186)

Capital employed

	1999	2000	20011)	20021) 2)	20031) 2) 3)	20041) 2) 3) 4)	20051) 2) 3) 4)	20061) 2) 3) 4)	20073) 4)	2008
Cash and cash equivalents	2,331	1,089	890	1,858	2,946	4,205	5,143	5,886	8,769	3,620
Receivables and other current assets	6,453	6,806	6,540	4,906	4,437	5,028	5,436	5,990	5,690	5,875
Assets of discontinued operations	—	—	426	7,381	6,838	4,661	4,484	431	333	—
Inventories	4,268	5,279	4,240	2,817	2,468	2,466	2,753	2,834	3,146	3,371
Non-current financial assets/ equity-accounted investees	7,400	11,306	11,033	4,995	4,096	6,235	6,067	11,029	5,069	1,615
Non-current receivables/assets	2,326	2,713	3,080	2,823	2,782	3,035	3,438	3,661	3,810	3,400
Property, plant and equipment	7,332	9,041	7,474	3,001	2,843	2,768	2,999	3,084	3,180	3,484
Intangible assets	1,563	3,290	5,519	4,424	2,579	2,307	3,541	5,536	6,289	11,676
Total assets	31,673	39,524	39,202	32,205	28,989	30,705	33,861	38,451	36,286	33,041

Property, plant and equipment:
Capital expenditures for the year	1,662	3,170	2,069	720	663	661	637	694	661	771
Depreciation for the year	1,548	1,789	1,908	795	641	635	542	554	562	725
Capital expenditures : depreciation	1.1	1.8	1.1	0.9	1.0	1.0	1.2	1.3	1.2	1.1

Inventories as a % of sales	13.6	13.9	13.4	10.7	10.5	10.1	10.8	10.6	11.7	12.8
Outstanding trade receivables, in days sales	39	42	42	36	43	41	44	45	44	42
Philips Annual Report 2008      263

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Financial structure

	1999	2000	20011)	20021) 2)	20031) 2) 3)	20041) 2) 3) 4)	20051) 2) 3) 4)	20061) 2) 3) 4)	20073) 4)	2008
Other liabilities	8,262	8,764	8,047	6,854	6,292	7,142	8,433	8,129	7,799	8,625
Liabilities of discontinued operations	—	—	196	1,166	1,345	1,529	1,627	169	157	d
Debt	3,314	4,027	7,866	7,109	5,876	4,513	4,487	3,869	3,557	4,158
Provisions	3,056	3,557	3,731	2,978	2,646	2,627	2,622	3,281	3,089	3,969
Total provisions and liabilities	14,632	16,348	19,840	18,107	16,159	15,811	17,169	15,448	14,602	16,752

Minority interests	333	469	202	179	67	59	58	40	42	46
Stockholders’ equity	16,708	22,707	19,160	13,919	12,763	14,835	16,634	22,963	21,642	16,243

Total equity and liabilities	31,673	39,524	39,202	32,205	28,989	30,705	33,861	38,451	36,286	33,041

Net debt : group equity ratio	5:95	11:89	26:74	27:73	19:81	2:98	(4):104	(10):110	(32):132	3:97

Market capitalization at year-end	44,942	50,098	42,532	21,309	29,648	25,003	31,536	31,624	31,436	12,765
Sustainability

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
Green Product sales, as a % of total sales	—	—	—	—	—	—	—	15.0	19.8	22.6
Green Innovation spending, in millions of euros	—	—	—	—	—	—	—	—	—	282
Operational carbon footprint, in kilotons CO2-e	—	—	—	—	—	—	—	—	2,127	2,147
Energy consumption, in TJ6)	—	—	—	—	—	—	16,537	15,213	15,169	14,584
CO2 emissions in manufacturing, in kilotons CO2-e6)	—	—	—	—	—	—	1,059	868	855	825
Water intake, in thousands m3 6)	—	—	—	—	—	—	5,398	4,171	4,209	3,966
Total waste, in kilotons6)	—	—	—	—	—	—	133.0	125.4	127.7	113.4
ISO 14001 certification %6)	—	—	—	—	—	—	93	93	90	95
Engagement Index, % positive score	—	—	—	—	—	—	59	61	64	69
Female executives, in % of total	—	—	—	—	—	—	5	6	8	10
Lost Workday Injuries, per 100 FTEs	—	—	—	—	—	—	0.78	0.78	0.81	0.68
264     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Key figures per share

	1999	2000	20011)	20021) 2)	20031) 2) 3)	20041) 2) 3) 4)	20051) 2) 3) 4)	20061) 2) 3) 4)	20073) 4)	2008
Sales per common share	22.83	28.84	24.82	21.01	18.49	19.13	20.36	22.71	24.67	26.62
EBITA per common share — diluted	1.27	3.47	(0.63)	1.14	0.79	1.43	1.31	1.17	1.87	0.93
Income (loss) from continuing operations per share	1.16	7.29	(1.82)	(2.25)	0.17	2.47	2.30	0.77	4.23	(0.18)
Dividend paid per common share	0.25	0.30	0.36	0.36	0.36	0.36	0.40	0.44	0.60	0.70
Total shareholder return per common share	19.70	5.57	(5.28)	(16.32)	6.81	(3.28)	7.14	2.76	1.55	(14.99)
Stockholders’ equity per common share	12.55	17.69	15.04	10.91	9.97	11.57	13.85	20.75	20.32	17.60
Price/earnings ratio	29.16	5.35	(18.30)	(7.74)	134.99	7.90	11.41	37.10	6.98	(76.83)
Share price at year-end	33.75	39.02	33.38	16.70	23.15	19.51	26.25	28.57	29.52	13.83
Highest share price during the year	33.90	57.25	44.20	35.40	24.86	26.20	26.70	29.31	32.99	28.94
Lowest share price during the year	14.66	31.21	18.03	13.25	12.65	17.89	18.53	21.89	26.71	12.09
Average share price	22.77	46.37	31.66	25.58	18.79	21.45	21.59	26.57	29.73	21.42
Common shares outstanding at year-end 1)	1,332	1,284	1,274	1,276	1,281	1,282	1,201	1,107	1,065	923
Weighted average shares outstanding
- basic 1)	1,378	1,313	1,278	1,275	1,277	1,280	1,250	1,175	1,086	991
- diluted 1)	1,389	1,327	1,287	1,279	1,281	1,284	1,253	1,183	1,097	998

1)	in millions of shares
Philips Annual Report 2008      265

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
The Philips investment proposition-
Our strategy-
We believe that demand for healthcare (especially outside the hospital), a healthy lifestyle and energy-efficient high- quality lighting will grow by 6% per annum and generate double-digit EBITA margins. We have therefore realigned and focused our portfolio on leading businesses in these markets. We have divested our portfolio of semiconductor and electronic components businesses (including participations) and used half the proceeds to acquire leadership-strengthening companies, with Genlyte and Respironics as the key examples in 2008; the other half was used for reducing debt and for return to shareholders.
Based on our “sense and simplicity” brand promise, combining advanced end-user insights with our rich technological heritage, we build competitive advantageby bringing meaningful innovations to our customers and end-users. In doing this, we will make Philips, already one of the oldest and strongest global brands, the preferred brand in health and well-being.
Key financial targets-
Our main strategic financial target to double EBITA per common share compared to the level of 2007 is supported by a number of specific financial objectives as follows:
•	Realize average annual comparable sales growth of 6%
•	Increase Group EBITA margin to 10-11% of sales of which - Healthcare 15-17% - Consumer Lifestyle 8-10% - Lighting 12-14%
•	Generate a return on invested capital of 12-13%
Sustainability-
We seek to make constant progress in the sustainability of our business. A clear example of how we are driving business growth through sustainability is evident in our current EcoVision4 program:
EcoVision4 targets-

over the period 2007 — 2012
•	Double revenues from Green Products to 30% of total sales
•	Double investment in Green Innovations to a cumulative EUR 1 billion
•	Improve our operational energy efficiency by 25% and reduce CO2 emissions by 25%
266      Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Investor information
The year 2008
A challenging year in 2008
In common with many of our peers, the progressively challenging economic environment has had an adverse impact on our share price, on our 2008 financial results and consequently on progress towards our targets. Nevertheless, we have continued to execute on all key strategic objectives – including the creation of our Consumer Lifestyle sector, actions to improve margins in our Television business, the successful integration of Genlyte and Respironics, the significant increase in sales of energy-efficient lighting, including LED solutions, and the repurchase of EUR 3.3 billion of our own shares. During the second half of the year we have taken proactive measures to address the deteriorating market conditions. We increased our focus on cash and risk management and accelerated our restructuring and change programs, which meant that we entered 2009 with a solid balance sheet.
Net income and EPS
Net income of the Philips Group showed a loss of EUR 186 million, or EUR 0.19 per common share, compared to a profit of EUR 4,160 million, or EUR 3.79 per common share, in 2007.

Philips Annual Report 2008      267

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements

	ex-dividend date	record date	payment date
Amsterdam shares	March 30, 2009	April 1, 2009	April 7, 2009
New York shares	March 30, 2009	April 1, 2009	April 7, 2009
Dividend policy
Our aim is to sustainably grow our dividend over time. Philips’ present dividend policy is based on an annual pay-out ratio of 40 to 50% of continuing net income.
Continuing net income, or net income excluding material non-recurring items and discontinued operations, is the base figure used to calculate the dividend payout for the year. For 2008, the key exclusions used to arrive at continuing net income include the gains on the sale of shares in LG Display and TSMC, non-cash value decreases in our remaining financial stakes, restructuring and the impact of settlement charges.
Proposed distribution
Consistent with its policy to sustainably grow its dividend, Philips will submit a proposal to the 2009 General Meeting of Shareholders to declare a distribution in cash of EUR 0.70 per common share. Philips’ shares will be traded ex-dividend as of March 30, 2009.
In compliance with the listing requirements of the New York Stock Exchange and the stock market of Euronext Amsterdam, the record date will be April 1, 2009. The distribution as proposed to the 2009 General Meeting of Shareholders will be payable as of April 7, 2009, to all shareholders. The distribution to holders of New York registry shares will be made in USD at the USD/EUR rate fixed by the European Central Bank on April 2, 2009. The dividend paid over the last ten years is shown in the graph dividend.
Share information
Market capitalization
Philips’ market capitalization was EUR 12.8 billion at year-end 2008. The highest closing price for Philips’ shares in 2008 was EUR 28.94 on January 2, 2008 and the lowest was EUR 12.09 on December 5, 2008, both in Amsterdam.
Share capital structure
In 2008, Philips’ issued share capital decreased by 170 million to a level of 972 million common shares. The basic shares outstanding were reduced from 1,065 million at the end of December 2007 to 923 million shares at the end of 2008. As of December 31, 2008, the shares held in treasury amounted to 49.4 million shares, of which 47.6 million are held by Philips to cover long-term incentive and employee stock purchase plans. No person or group, other than the Company, is known to Philips to be the owner of more than 5% of the common shares.
268      Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Share repurchase programs for capital reduction purposes
In each of the last four years Philips has started share repurchase programs, which, in aggregate, reduced the shares outstanding by 28% from 1,282 million to 923 million at December 31, 2008. All shares have been purchased for capital reduction purposes. In the first half of 2005, Philips repurchased EUR 500 million worth of its own shares and then an additional EUR 1.5 billion by February 2006.
On July 17, 2006, Philips announced a further EUR 1.5 billion share repurchase program which was expanded to EUR 4.0 billion on August 3, 2006. Philips completed EUR 2.4 billion in 2006 of this program.
Philips planned to execute the remaining EUR 1.6 billion via a program using a second trading line on Euronext Amsterdam, which started on January 22, 2007. Through this second trading line EUR 0.8 billion worth of shares were purchased in 2007.
In December 2007, the Dutch parliament adopted an amendment to Dutch tax legislation, effective January 1, 2008, that increased the amount that companies may spend on repurchasing shares free of withholding tax. Subsequently, Philips announced that it planned to repurchase EUR 5 billion worth of common Philips shares. As a consequence of this new share repurchase program, which includes the portion of the second trading line program that had yet to be completed, Philips terminated its second trading line.
At the end of 2008 share repurchases totaling EUR 3.3 billion, or two-thirds of the planned EUR 5.0 billion, had been completed. Given the economic conditions in 2008, we announced on January 26, 2009 that, in line with our prudent financial management, we would suspend the share repurchase program until further notice.
Further details on the current and previous share repurchase programs can be found on the Investor Relations website. For more information see the section Corporate governance of the Philips Group that begins on page 254 of this Annual Report.
In 2008 the Company started the procedure for the cancellation of Philips shares acquired pursuant to the EUR 5.0 billion share repurchase program. The cancellation has been effected in several tranches. The number of shares cancelled in 2008 was 170,414,994.
Based on a survey at the end of 2008 and information provided by several large custodians, the shareholder portfolio information is included in the graphs Shareholder by region and Shareholders by style.
Impact of share repurchases on share count
in millions of shares

	2004	2005	2006	2007	2008
Shares issued	1,316	1,316	1,143	1,143	972
Shares in treasury	35	115	36	78	49
Shares outstanding	1,282	1,201	1,107	1,065	923

Shares repurchased	–	72	102	26	146
Shares cancelled	–	–	173	–	170

Philips Annual Report 2008      269

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Philips’ acquisitions

Closing of major acquisitions announced in 2007
January 22, 2008	Genlyte	Professional Luminaires	Create #1 lighting company in North America and channel for adoption of green technologies
February 20, 2008	VISICU	Healthcare IT	Combine clinical IT with patient monitors to provide more effective clinical decision support to hospital staff
March 10, 2008	Respironics	Home Healthcare	Become a leader in Home Healthcare and provide strategic platform for further growth

Announcement of acquisitions in 2008
March 26, 2008	TOMCAT Systems	Healthcare IT	Expand use of IT in cardiology business to improve patient outcome and hospital efficiency
April 11, 2008	Goldway	Patient Monitoring	Grow presence in China and platform to other emerging markets
May 13, 2008	Dixtal	Patient Monitoring	Further bolster presence in emerging markets and broaden presence in economy to mid-range products
September 8, 2008	Alpha X-ray	Cardiovascular X-ray	Strengthen footprint in emerging market and add offering in economy segment to portfolio

November 21, 2008	Meditronics	General X-ray	Expansion of industrial and commercial footprint in India

December 15, 2008	Aerosol therapy business of Medel	Home Healthcare	Build industrial and commercial presence, strengthen emerging market footprint
Risk management
Taking risks is an inherent part of entrepreneurial behavior. A structured risk management process encourages management to take risks in a controlled manner. Philips has a structured risk management process in place that recognizes different risk categories at Strategic, Market, Operational, Financial and Compliance level. A more extensive explanation is published in the Risk management chapter that begins on page 94 of this Annual Report.
Philips’ rating
Philips’ existing long-term debt is rated A3 (with stable outlook) by Moody’s and A- (with stable outlook) by Standard & Poor’s. It is our objective to manage our financial ratios to be in line with A3 / A-. There is no assurance that we will be able to achieve this goal and ratings are subject to change at any time.
Credit rating summary

	Long-term	Short-term	Outlook
Standard and Poor’s	A-	A-2	Stable
Moody’s	A3	P-2	Stable
270     Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Listings and performance in relation to market indices

Share listings	Amsterdam, New-York
Ticker code	PHIA, PHG
No. of shares issued at Dec 31, 2008	972 million
No. of shares outstanding at Dec 31, 2008	923 million
Market capitalization at year-end 2008	12.8 billion
Industry classification
MSCI: Capital Goods	20105010
ICB1): Consumer Electronics	3743
Members of indices AEX, NYSE, DJSI, STOXX50, and others

1)	ICB classification based on 2007 sales split

Share price development in Amsterdam, 2008

in euros
PHIA	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
High	28.94	26.97	26.24	25.24	25.31	25.00	22.36	23.33	22.94	19.68	16.02	14.19
Low	24.18	25.73	23.63	23.11	23.93	21.61	19.42	20.95	18.48	12.71	12.47	12.09
Average	26.49	26.33	24.94	24.88	24.59	23.38	21.18	22.39	20.92	15.35	13.79	13.48
Average daily volume, in millions of shares	12.1	7.0	7.7	7.9	5.2	5.9	7.7	4.6	7.9	12.8	7.9	6.1
Share price development in New York, 2008

in USD
PHG	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
High	42.34	40.35	40.09	39.50	39.13	38.51	35.34	34.68	32.92	26.75	20.87	20.15
Low	35.64	37.30	37.43	36.31	37.60	33.80	31.13	32.20	25.60	15.89	14.79	14.88
Average	39.06	38.83	38.71	38.21	38.26	36.24	33.36	33.45	29.99	20.36	17.50	18.28
Average daily volume, in millions of shares	1.5	0.9	1.3	1.0	0.6	0.6	0.9	0.5	1.0	1.4	1.0	1.0
Philips Annual Report 2008      271

124 US GAAP financial statements	180 Sustainability performance	192 IFRS financial statements	244 Company financial statements
Shareholder services
Holders of shares listed on Euronext
Non-US shareholders and other non-US interested parties can obtain copies of the Annual Report 2008 free of charge from:
Royal Philips Electronics
Annual Report Office
Breitner Center, HBT 11-15
P.O. Box 77900, 1070 MX Amsterdam, Netherlands
Telephone: +31-20-59 77500
Website: www.philips.com/annualreport/orderform
E-mail: annual.report@philips.com
Communications concerning share transfers, lost certificates, dividends and change of address should be directed to:
ABN AMRO, Issuing Institutions Department

Kemelstede 2, 4817 ST Breda, Netherlands
Telephone: +31-76-57 99482,
Fax: +31-76-57 99359
Holders of American Depository Receipts (ADRs)
Holders of shares of New York Registry and other interested parties in the US can obtain, free of charge, copies of the Annual Report 2008 from the Transfer and Register Agent:
Citibank Shareholder Service
P.O. Box 43077 Providence, Rhode Island 02940-3077
Telephone: 1-877-CITI-ADR (toll-free)
Telephone: 1-781-575-4555 (outside of US)
Fax: 1-201-324-3284
Website: www.citibank.com/adr
E-mail: citibank@shareholders-online.com
Communications concerning share transfers, lost certificates, dividends and change of address should be directed to Citibank. The Annual Report on Form 20-F (which incorporates major parts of this Annual Report) is filed electronically with the US Securities and Exchange Commission.
International direct investment program
There is a dividend reinvestment and direct stock purchase plan designed for the US market. This program provides existing shareholders and interested investors with an economic and convenient way to purchase and sell Philips New York registry shares and to reinvest cash dividends. Philips does not administer or sponsor the program and assumes no obligation or liability for the operation of the plan. For further information on this program and for enrolment forms:
Citibank Shareholder Service
Telephone: 1-877-248-4237 (1-877-CITI-ADR)
Monday through Friday 8:30 AM EST through 6:00 PM EST
Website: www.citibank.com/adr
or by writing to:
Citibank Shareholder Service
International Direct Investment Program
P.O. Box 2502, Jersey City, NJ 07303-2502
Shareholders Communication Channel
Philips is continually striving to improve relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders Communication Channel — a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.
Philips will use the Shareholders Communication Channel to distribute the Agenda for this year’s Annual General Meeting of Shareholders as well as an instruction form to enable proxy voting at that meeting.
For the Annual General Meeting of Shareholders on March 27, 2009, a record date of March 5, 2009, will apply. Those persons who on March 5, 2009, hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the Annual General Meeting of Shareholders will be entitled to participate and vote at the meeting.
272      Philips Annual Report 2008

250 Reconciliation of non-US GAAP information	254 Corporate governance	262 Ten-year overview	266 Investor information
Investor relations activities
From time to time the Company engages in communications with investors via road shows, one-on-one meetings, group meetings, broker conferences and analysts days. The purpose of these meetings is to inform the market on the results, strategy and decisions made, as well as to receive feedback from our shareholders. Also, the Company engages in bilateral communications with investors. These communications either take place at the initiative of the Company or at the initiative of individual investors. During these communications the Company is generally represented by its Investor Relations department. However, on a limited number of occasions the Investor Relations department is accompanied by one or more members of the Board of Management. The subject matter of the bilateral communications ranges from individual queries from investors to more elaborate discussions on the back of disclosures that the Company has made such as its annual and quarterly reports. The Company is strict in its compliance with applicable rules and regulations on fair and non-selective disclosure and equal treatment of shareholders.
More information on the activities of Investor Relations can be found in the chapter Corporate governance that begins on page 254 of this Annual Report.
Analysts’ coverage
Philips is covered by approximately 35 analysts who frequently issue reports on the company.
Financial calendar

Annual General Meeting of Shareholders
Record date Annual General Meeting of Shareholders	March 5, 2009
Annual General Meeting of Shareholders	March 27, 2009

Quarterly reports 2009
First quarterly report 2009	April 14, 2009
Second quarterly report 2009	July 13, 2009
Third quarterly report 2009	October 12, 2009
Fourth quarterly report 2009	January 25, 20101)

Sector analysts’ days 2009
Analyst day 1	May 7, 20091)
Analyst day 2	September 24, 20091)
Analyst day 3	December 16, 20091)

2010
Publication of 2009 results	January 25, 20101)
Publication of the Annual Report 2009	February 22, 20101)
Annual General Meeting of
Shareholders	March 25, 20101)

1)	Subject to final confirmation
How to reach us
Investor Relations contact
Royal Philips Electronics
Breitner Center, HBT 11-8
P.O. Box 77900, 1070 MX Amsterdam, Netherlands
Telephone: +31-20-59 77221
Website: www.philips.com/investor E-mail:
investor.relations@philips.com
Stewart McCrone
Senior Vice President – Investor Relations
Telephone: +31-20-59 77222
Raymond Schras
Manager – Investor Relations
Telephone: +31-20-59 77447
Sustainability contact
Philips Corporate Sustainability
Office Building VS-4C.226
P.O. Box 218 5600 MD Eindhoven, The Netherlands
Tel: +31 (0)40 27 83651
Fax: +31 (0)40 27 86161
Website: www.philips.com/sustainability
E-mail: philips.sustainability@philips.com
Philips Annual Report 2008      273

Definitions
Cash flow before financing activities: the sum of net cash flow from operating activities and net cash flow from investing activities
Comparable sales: excludes the effect of currency movements and acquisitions and divestments (changes in consolidation). Philips believes that comparable sales information enhances understanding of sales performance.
Continuing net income: recurring net income from continuing operations, or net income excluding discontinued operations and excluding material non-recurring items
Dividend yield: the annual dividend payment divided by Philips’ market capitalization. All references to dividend yield are as of December 31 of the previous year (the yield on the dividend paid in 2008 uses the market capitalization as of December 31, 2007).
EBITA — IFRS: earnings before interest, tax and amortization (EBITA) represents income from continuing operations excluding results attributable to minority interest holders, results relating to equity-accounted investees, income taxes, financial income and expenses, amortization and impairment on intangible assets (excluding software and capitalized development expenses). Philips believes that EBITA information makes the underlying performance of its businesses more transparent by factoring out the amortization of intangible assets, which arises when acquisitions are consolidated.
EBITA – US GAAP: earnings before interest, tax and amortization (EBITA) represents income from continuing operations excluding results attributable to minority interest holders, results relating to equity-accounted investees, income taxes, financial income and expenses, amortization and impairment on intangible assets (excluding software) and write-off of in-process R&D. Philips believes that EBITA information makes the underlying performance of its businesses more transparent by factoring out the amortization of intangible assets, which arises when acquisitions are consolidated.
EBITA per common share: EBITA divided by the weighted average number of shares outstanding (basic). The same principle is used for the definition of net income or stockholders’ equity per common share, replacing EBITA.
Employee Engagement Index (EEI): measures the level of employee loyalty and satisfaction; expressed as the % of employees giving a favorable score
Free cash flow: net cash flow from operating activities minus net capital expenditures
FTE employee: abbreviation for full-time equivalent employee
Income as a % of stockholders’ equity (ROE): measures income from continuing operations as a percentage of average stockholders’ equity. ROE rates Philips’ overall profitability by evaluating how much profit the company generates with the money shareholders have invested.
Income from continuing operations: net income from continuing operations, or net income excluding discontinued operations
This report is printed on Magno Satin manufactured at Sappi Fine Paper Mills which are ISO 9001:2000 and ISO 14001 certified and EMAS registered. The pulp used for Magno is bleached chlorine free. The pulp is made from timber that is sourced from sustainably managed forests. Sappi Fine Paper Europe (SFPE) has a Group Chain of Custody Certification for its entire European operations under both the Forest Stewardship Council (FSC) and the Programme for the Endorsement of Forest Certification Systems (PEFC) schemes.
274      Philips Annual Report 2008

Reflecting our commitment to simplicity in our external reporting, as of 2009 we will apply IFRS (International Financial Reporting Standards) only, eliminating a whole layer of complexity from our financial reporting. And we will continue to shift our publishing focus from print towards the internet, further improving our website based upon end-user insights and feedback. This will enable us to offer visitors a more engaging, dynamic and informative interaction, as well as being kinder to the environment.
Please send an e-mail to annual.report@philips.com if you would like to be notified when next year’s Annual Report 2009 website, covering both our financial and our social and environmental performance, goes live. You can also let us know if you would still like to receive a printed copy of our Annual Report 2009.

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